As filed with the Securities and Exchange Commission on March 5, 2013

File No. 333-184066

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 3 TO
FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

InspireMD, Inc.

(Exact name of registrant as specified in its charter)

Delaware	3841	26-2123838
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

4 Menorat Hamaor St.
Tel Aviv, Israel 67448
972-3-691-7691

(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Alan Milinazzo
President and Chief Executive Officer
InspireMD, Inc.
4 Menorat Hamaor St.
Tel Aviv, Israel 67448
972-3-691-7691

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Rick A. Werner, Esq. Haynes and Boone, LLP 30 Rockefeller Plaza, 26th Floor New York, New York 10112 Tel. (212) 659-7300 Fax (212) 884-8234	Yvan-Claude J. Pierre, Esq. Jodi L. Lashin, Esq. Reed Smith LLP 599 Lexington Avenue, 22nd Floor New York, New York 10022 Tel. (212) 521-5400 Fax (212) 521-5450

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS (Subject to Completion)	Dated March 5, 2013

11,111,111 Shares

Common Stock

We are offering 11,111,111 shares of our common stock. Our common stock is quoted on the OTC Bulletin Board under the symbol “NSPR.” On February 28, 2013, the last reported sale price of our common stock was $2.70 per share.

We have applied to list our shares of common stock on the NYSE MKT under the symbol “NSPR.”

Our business and an investment in our common stock involve significant risks. These risks are described under the caption “Risk Factors” beginning on page 12 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discount(1)	$	$
Proceeds, before expenses, to InspireMD, Inc.	$	$

(1)	The underwriters will receive compensation in addition to the discount. See “Underwriting” for a description of compensation payable to the underwriters.

The underwriters may also purchase up to an additional 1,666,666 shares from us at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover overallotments.

The underwriters expect to deliver the shares against payment in New York, New York on            , 2013.

Cowen and Company

JMP Securities

           , 2013

You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

Information contained on our website is not part of this prospectus.

Unless otherwise indicated, all information in this prospectus reflects a one-for-four reverse stock split of our common stock that occurred on December 21, 2012.

i

PROSPECTUS SUMMARY

This summary provides an overview of selected information contained elsewhere in this prospectus and does not contain all of the information you should consider before investing in our common stock. You should carefully read the prospectus and the registration statement of which this prospectus is a part in their entirety before investing in our common stock, including the information discussed under “Risk Factors” beginning on page 12 and our financial statements and notes thereto that appear elsewhere in this prospectus. As used in this prospectus, unless the context otherwise indicates, the terms “we,” “our,” “us,” or “the Company” for periods prior to the closing of our share exchange transactions on March 31, 2011 refer to InspireMD Ltd., a private company incorporated under the laws of the State of Israel that is now our wholly-owned subsidiary, and its subsidiary, taken as a whole, and the terms “we,” “our,” “us,” or “the Company” for periods subsequent to the closing of the share exchange transactions refer to InspireMD, Inc., a Delaware corporation, and its subsidiaries, including InspireMD Ltd., taken as a whole.

Unless otherwise indicated, all information in this prospectus reflects a one-for-four reverse stock split of our common stock that occurred on December 21, 2012.

The Company

Overview

We are a medical device company focusing on the development and commercialization of our proprietary stent platform technology, MGuardTM. MGuard provides embolic protection in stenting procedures by placing a micron mesh sleeve over a stent. Since our formation, we have experienced net losses. We had a net loss of approximately $9.4 million during the six months ended December 31, 2012, a net loss of approximately $7.1 million during the six month transition period ended June 30, 2012, and a net loss of approximately $14.7 million during the fiscal year ended December 31, 2011. Because we have had recurring losses and negative cash flows from operating activities and have significant future commitments, substantial doubt exists regarding our ability to remain in operation at the same level we are currently performing. Further, the report of Kesselman & Kesselman C.P.A.s (Isr.), our independent registered public accounting firm, with respect to our financial statements at June 30, 2012, December 31, 2011 and 2010, for the six month period ended June 30, 2012, and years ended December 31, 2011, 2010 and 2009 contains an explanatory paragraph as to our potential inability to continue as a going concern.

Our initial products are marketed for use mainly in patients with acute coronary syndromes, notably acute myocardial infarction (heart attack) and saphenous vein graft coronary interventions (bypass surgery). According to the TYPHOON STEMI trial (New England Journal of Medicine, 2006) and the SOS SVG Trial (Journal of the American College of Cardiology, 2009), of patients with acute myocardial infarction and saphenous vein graft coronary interventions, 7.5% to 44% experience major adverse cardiac events, including cardiac death, heart attack and restenting of the artery. When performing stenting procedures in patients with acute coronary symptoms, interventional cardiologists face a difficult dilemma in choosing between bare-metal stents, which have a high rate of restenosis (formation of new blockages), and drug-eluting (drug-coated) stents, which have a high rate of late thrombosis (formation of clots months or years after implantation), require administration of anti-platelet drugs for at least one year post procedure, are more costly than bare-metal stents and have additional side effects. We believe that MGuard is a simple and seamless solution for these patients.

We also intend to apply our technology to develop additional products used for other vascular procedures, specifically carotid (the arteries that supply blood to the brain) and peripheral (other arteries) procedures.

In October 2007, our first generation product, the MGuard Coronary, received CE Mark approval for treatment of coronary arterial disease in the European Union. CE Mark is a mandatory conformance mark on many products marketed in the European Economic Area and certifies that a product has met European Union consumer safety, health or environmental requirements. We began shipping our product to customers in Europe in January 2008 and have since expanded our global distribution network to Southeast Asia, India, Latin America and Israel. During the summer of 2012, we submitted an investigational device exemption application to the U.S. Food and Drug Administration to conduct a pivotal trial that we intend to form the basis of an application to sell and market MGuard Coronary in the United States. On August 29, 2012, this application was denied due to numerous deficiencies. On December 17, 2012, we submitted a revised application to the U.S. Food and Drug Administration that addressed the issues cited in the disapproval letter. In addition, we substantially changed the design of the planned trial at that time. On January 18, 2013, the U.S. Food and Drug Administration issued us a second letter disapproving our investigational device exemption application. The U.S. Food and Drug Administration noted that although our December 17, 2012 letter addressed some of the issues cited in the August 29, 2012 disapproval letter, there remained additional deficiencies to be addressed to support the initiation of a human clinical study. We are currently in discussions with the U.S. Food and Drug Administration as to the resolution of these deficiencies. The enrollment initiation for the study is expected to occur in the second calendar quarter of 2013. Moreover, the enrollment phase for the study is expected to last 15 months and we expect that subjects in the study will be followed for 13 months with assessments at 30 days, six months and 12 months, with angiographic subgroup analysis occurring after the thirteenth month. These figures and dates, however, may change based on the final design of the study that is approved by the U.S. Food and Drug Administration. Presently, none of our products may be sold or marketed in the United States. See “Business — Future Clinical Trial for MGuard Coronary — U.S. Food and Drug Administration Trial.”

Our initial MGuard Coronary products incorporated a stainless steel stent. We subsequently replaced this stainless steel platform with a more advanced cobalt-chromium based platform, which we refer to as the MGuard PrimeTM version of our MGuard Coronary. We believe the new platform will prove to be superior because cobalt-chromium stents are generally known in the industry to provide better deliverability and possibly even a reduction in major adverse cardiac events.

The MGuard Prime version of the MGuard Coronary received CE Mark approval in the European Union in October 2010 for improving luminal diameter and providing embolic protection. We believe we can use and leverage the clinical trial results of our original stainless steel based MGuard Coronary to market our new cobalt-chromium based MGuard Prime version of the MGuard Coronary.

Unless otherwise indicated, in this prospectus, references to MGuard Coronary are to both our initial stainless steel based MGuard Coronary and our more current cobalt-chromium based MGuard Prime version of the MGuard Coronary, as applicable.

For the six months ended December 31, 2012, our total revenue was approximately $1.9 million and our net loss was approximately $9.4 million. For the six months ended June 30, 2012, our total revenue was approximately $2.1 million and our net loss was approximately $7.1 million. For the year ended December 31, 2011, our total revenue was approximately $6.0 million and our net loss was approximately $14.7 million.

Recent Events

On June 1, 2012, our board of directors approved a change in our fiscal year-end from December 31 to June 30, effective June 30, 2012. This prospectus includes our financial results and other information for the six month period from January 1, 2012 through June 30, 2012, which we refer to as the “transition period.” Following the transition period, we will file annual reports for each twelve month period ended June 30 of each year beginning with the twelve month period ended June 30, 2013.

On October 24, 2012, we published the results of our MGuard for Acute ST Elevation Reperfusion Trial (MASTER Trial), a prospective, randomized study in Europe, South America and Israel to compare the MGuard Coronary stent with commercially-approved bare metal and drug-eluting stents in achieving superior myocardial reperfusion (the restoration of blood flow) in primary angioplasty for the treatment of acute STEMI, the most severe form of heart attack. The MASTER Trial enrolled 433 subjects, 50% of whom were treated with an MGuard Coronary stent and 50% of whom were treated with a commercially-approved bare metal or drug-eluting stent. The MASTER Trial demonstrated that among patients with acute STEMI undergoing emergency percutaneous coronary intervention, or angioplasty, MGuard Coronary resulted in superior rates of epicardial coronary flow, or blood flow within the vessels that run along the outer surface of the heart, and complete ST-segment resolution, or restoration of blood flow to the heart muscle after a heart attack, compared to commercially-approved bare metal or drug-eluting stents. However, each of MGuard Coronary and commercially-approved bare metal or drug-eluting stents showed similar rates of major adverse cardiac events 30 days following the procedure.

We effectuated a one-for-four reverse stock split on December 21, 2012 in order to bring our stock price into compliance with the listing requirements of the NYSE MKT, on which we have applied for listing.

On January 3, 2013, Ofir Paz resigned as our chief executive officer, and Alan Milinazzo was appointed as our new president, chief executive officer and member of the board of directors. Mr. Paz remains as a member of our board of directors.

Our Industry

According to Fact Sheet No. 310/updated June 2011 of the World Health Organization, approximately 7.3 million people worldwide died of coronary heart disease in 2008. Physicians and patients may select from among a variety of treatments to address coronary artery disease, including pharmaceutical therapy, balloon angioplasty, stenting with bare metal or drug-eluting stents, and coronary artery bypass graft procedures, with the selection often depending upon the stage of the disease. A stent is an expandable “scaffold-like” device, usually constructed of a stainless steel material, that is inserted into an artery to expand the inside passage and improve blood flow.

According to the 2012 MEDTECH OUTLOOK produced in January 2012 by the Bank of Montreal Investment Banking Group, known as BMO Capital Markets, revenues from the global coronary stent market are predicted to slightly decline, although in volume of stents the market is predicted to continue to grow. The growth in volume is due to the appeal for less invasive percutaneous coronary intervention procedures and advances in technology coupled with the increase in the elderly population, obesity rates and advances in technology.

Coronary artery disease is one of the leading causes of death worldwide. The treatment of coronary artery disease includes alternative treatment methodologies, that is, coronary artery bypass grafting or angioplasty (percutaneous coronary intervention) with or without stenting. According to the 2012 MEDTECH OUTLOOK produced by the BMO Capital Markets in January 2012, the percutaneous coronary intervention procedures involving stents are increasingly being used to treat coronary artery diseases with a 71% penetration rate in 2010.

Our Products and Applications

Below is a summary of our current products and products under development, and their intended applications.

MGuard — Coronary Applications

Our MGuard Coronary with a bio-stable mesh and our planned MGuard Coronary with a drug-eluting mesh are aimed at the treatment of coronary arterial disease.

MGuard Coronary with a bio-stable mesh.  Our first MGuard product, the MGuard Coronary with a bio-stable mesh, is comprised of our mesh sleeve wrapped around a stainless steel bare-metal stent. The current MGuard Prime version of our MGuard Coronary with a bio-stable mesh is comprised of our mesh sleeve wrapped around a cobalt-chromium bare-metal stent. In comparison to a conventional bare-metal stent, we believe the MGuard Coronary with a bio-stable mesh provides protection from embolic showers. Results of clinical trials on the MGuard Coronary stent, including the MAGICAL, PISCIONE MGuard international registry (iMOS) clinical trials described below (see “Business — Comparison of Clinical Trial Results to Date with Results Achieved Using Bare Metal or Drug-Eluting Stents in the STEMI population” below), as well as the MASTER trial, indicate positive outcomes and safety measures. The results of these clinical trials for the MGuard Coronary stent suggest higher levels of reperfusion (blood flow through the microcirculatory system, those blood vessels which are the only visible with a microscope) and high levels of complete ST resolution (an indication that heart muscle activity has returned to normal), as compared to the levels and rates of other bare-metal and drug-eluting stents.

MGuard Coronary with a drug eluting bio-absorbable mesh.  Based upon the clinical profile of MGuard Coronary, we anticipate that the MGuard Coronary with a drug-eluting bio-absorbable mesh will offer both the comparable levels of reperfusion and complete ST resolution as the MGuard Coronary with a bio-stable mesh, as described above, and a comparative restenosis rate, which is the rate at which patients experience formation of new blockages in their arteries, when compared to existing drug-eluting stents. This product is currently planned, but not yet under development. The bio-absorbability of MGuard Coronary with a drug eluting bio-absorbable mesh is intended to improve upon the bio-absorbability of other drug-eluting stents, in light of the large surface area of the mesh and the small diameter of the fiber. We intend to study whether the protective sleeve on the MGuard Coronary with a drug-eluting bio-absorbable mesh can improve uniform distribution of the applied drug to the vessel wall for improved drug therapy management compared to other drug-eluting stents, where the drug is distributed on the struts only. If this intended result is achieved with respect to the improved and uniform distribution of the applied drug to the vessel wall, the total dosage of the medication potentially could be reduced while increasing its efficacy. MGuard Coronary with a drug-eluting bio-absorbable mesh is expected to promote smooth and stable endothelial cell growth and subsequent attachment to the lumen of the vessel wall, which is essential for rapid healing and recovery. In addition, we believe bio-absorbable drug-eluting mesh may enable the use of more effective drug therapies that presently cannot be effectively coated on a metal-based stent due to their poor diffusion capabilities. Because the drug-eluting bio-absorbable mesh will be bio-absorbable, we anticipate that the mesh will completely dissolve after four months, which we expect will result in fewer of the chronic long term side effects that are associated with the presence of the drug.

MGuard — Carotid Applications

We intend to market our mesh sleeve coupled with a self-expandable stent (a stent that expands without balloon dilation pressure or need of an inflation balloon) for use in carotid-applications. This product is currently under development, although we have temporarily delayed its development until additional funding is secured. We believe that our MGuard design will provide substantial advantages over existing therapies in treating carotid artery stenosis (blockage or narrowing of the carotid arteries), like conventional carotid stenting and endarterectomy (surgery to remove blockage), given the superior embolic protection characteristics witnessed in coronary arterial disease applications. We intend that the embolic protection will result from the mesh sleeve, as it traps emboli at their source. In addition, we believe that MGuard Carotid will provide post-procedure protection against embolic dislodgement, which can occur immediately after a carotid stenting procedure and is often a source of post-procedural strokes in the brain. Schofer, et al. (“Late cerebral embolization after emboli-protected carotid artery stenting assessed by sequential diffusion-weighted magnetic resonance imaging,” Journal of American College of Cardiology Cardiovascular Interventions, Volume 1, 2008) have also shown that the majority of the incidents of embolic showers associated with carotid stenting occur immediately post-procedure.

MGuard — Peripheral Applications

We intend to market our mesh sleeve coupled with a self-expandable stent (a stent that expands without balloon dilation pressure or need of an inflation balloon) for use in peripheral applications. This product is currently under development, although we have temporarily delayed its development until additional funding is secured. Peripheral Artery Disease, also known as peripheral vascular disease, is usually characterized by the accumulation of plaque in arteries in the legs, need for amputation of affected joints or even death, when untreated. Peripheral Artery Disease is treated either by trying to clear the artery of the blockage, or by implanting a stent in the affected area to push the blockage out of the way of normal blood flow.

As in carotid procedures, peripheral procedures are characterized by the necessity of controlling embolic showers both during and post-procedure. Controlling embolic showers is so important in these indications that physicians often use covered stents, at the risk of blocking branching vessels, to ensure that emboli does not fall into the bloodstream. We believe that our MGuard design will provide substantial advantages over existing therapies in treating peripheral artery stenosis (blockage or narrowing of the peripheral arteries).

Product Development and Critical Milestones

Below is a list of the products described above and our projected critical milestones with respect to each. As used below, “CQ” stands for calendar quarter (e.g., “CQ1-2013” means January 1, 2013 through March 31, 2013). While we currently anticipate seeking approval from the U.S. Food and Drug Administration for all of our products in the future, we have only outlined an estimated timetable to seek U.S. Food and Drug Administration approval for our MGuard Coronary with bio-stable mesh product in our current business plan. The use of the term “to be determined” in the table below with regard to certain milestones indicates that the achievements of such milestones is unable to be accurately predicted as such milestones are too far in the future.

Product	Indication	Start Development	CE Mark	European Union Sales	FDA Approval	U.S. Sales
MGuard Coronary Plus Bio-Stable Mesh	Bypass/ Coronary	2005	Oct. 2007	CQ1-2008	CQ2-2016	2016
MGuard Peripheral Plus Bio-Stable Mesh	Peripheral Arteries	CQ1-2011	To be determined	To be determined	To be determined	To be determined
MGuard Carotid Plus Bio-Stable Mesh	Carotid Arteries	CQ1-2011	To be determined (submitted for approval January 2013)	To be determined	To be determined	To be determined
MGuard Coronary Plus Bio-Absorbable Drug-Eluting Mesh	Bypass/ Coronary	To be determined	To be determined	To be determined	To be determined	To be determined

With respect to MGuard Carotid with bio-stable mesh and MGuard Peripheral with bio-stable mesh, we have determined that the expected commencement of sales in the European Union cannot be accurately predicted since we have delayed the development of these products until additional funding for their development is secured.

We anticipate that our MGuard Coronary with bio-stable mesh will be classified as a Class III medical device by the U.S. Food and Drug Administration.

Growth Strategy

Our primary business objective is to utilize our proprietary technology to become the industry standard for treatment of acute coronary syndromes and to provide a superior solution to the common acute problems caused by current stenting procedures, such as restenosis, embolic showers and late thrombosis. We are pursuing the following business strategies in order to achieve this objective.

•	Successfully commercialize MGuard Coronary with bio-stable mesh. We have begun commercialization of MGuard Coronary with a bio-stable mesh in Europe, Russia, Asia and Latin America through our distributor network and we are aggressively pursuing additional registrations and contracts in other countries such as Canada, South Korea and certain smaller countries in Latin America. By the time we begin marketing this product in the United States, we expect to have introduced the MGuard Coronary technology to clinics and interventional cardiologists around the world, and to have fostered brand name recognition and widespread adoption of MGuard Coronary. We plan to accomplish this by participating in national and international conferences, conducting and sponsoring clinical trials, publishing articles in scientific journals, holding local training sessions and conducting electronic media campaigns.
•	Successfully develop the next generation of MGuard stents. While we market our MGuard Coronary with bio-stable mesh, we intend to develop the MGuard Coronary with a drug-eluting mesh. We are also working on our MGuard stents for carotid, for which we submitted an application for CE Mark approval in January 2013. In addition, we released our cobalt-chromium version of MGuard Coronary, MGuard Prime, in 2010, which we anticipate will replace the original stainless steel-based version of MGuard Coronary over the next few years.
•	Continue to leverage MGuard technology to develop additional applications for interventional cardiologists and vascular surgeons. In addition to the applications described above, we believe that we will eventually be able to utilize our proprietary technology to address imminent market needs for new product innovations to significantly improve patients’ care. We are securing intellectual property rights using our mesh technology in the areas of brain aneurism, treating bifurcated blood vessels and a new concept of distal protective devices. We believe these areas have large growth potential given, in our view, that present solutions are far from satisfactory, and there is a significant demand for better patient care. We believe that our patents, and patent applications once allowed, can be put into practice and that they will drive our growth at a later stage.
•	Work with world-renowned physicians to build awareness and brand recognition of MGuard portfolio of products. We intend to work closely with leading cardiologists to evaluate and ensure the efficacy and safety of our products. We intend that some of these prominent physicians will serve on our Scientific Advisory Board, which is our advisory committee that advises our board of directors, and run clinical trials with the MGuard Coronary stent. We believe these individuals, once convinced of the MGuard Coronary stent’s appeal, will be invaluable assets in facilitating the widespread adoption of the stent. In addition, we plan to look to these cardiologists to generate and publish scientific data on the use of our products, and to present their findings at various conferences they attend.
•	Continue to protect and expand our portfolio of patents. Our patents and their protection are critical to our success. We have filed nine separate patent applications for our MGuard technology in the United States (including one that is still in the Patent Cooperation Treaty international phase) and corresponding patent applications in Canada, China, Europe, Israel, India, and South Africa. We believe these patents and patent applications collectively cover all of our existing products, and may be useful for protecting our future technology developments. We intend to continue patenting new technology as it is developed, and to actively pursue any infringement covered by any of our patents. To date, we have secured patent protection in China for four patents and in each of the United States and South Africa for one patent. See “Business — Intellectual Property — Patents.”

Risks Associated with Our Business

Our ability to operate our business and achieve our goals and strategies is subject to numerous risks as discussed more fully in the section titled “Risk Factors,” including, without limitation:

•	our history of recurring losses and negative cash flows from operating activities, significant future commitments and the uncertainty regarding the adequacy of our liquidity to pursue our complete business objectives;
•	our ability to complete clinical trials as anticipated and obtain and maintain regulatory approvals for our products;
•	our ability to adequately protect our intellectual property;
•	the risk that one or more third parties might allege violation of their intellectual property rights in a way that hinders or prevents commercialization of our products;
•	our dependence on a single manufacturing facility and our ability to comply with stringent manufacturing quality standards and to increase production as necessary;
•	the risk that the data collected from our current and planned clinical trials may not be sufficient to demonstrate that the MGuard technology is an attractive alternative to other procedures and products;

•	intense competition in our industry, with competitors having substantially greater financial, technological, research and development, regulatory and clinical, manufacturing, marketing and sales, distribution and personnel resources than we do;
•	entry of new competitors and products and potential technological obsolescence of our products;
•	loss of a key customer or supplier;
•	technical problems with our research and products and potential product liability claims;
•	adverse economic conditions;
•	adverse federal, state and local government regulation, in the United States, Europe or Israel;
•	price increases for supplies and components;
•	inability to carry out research, development and commercialization plans; and
•	loss or retirement of key executives and research scientists.

Corporate and Other Information

We were organized in the State of Delaware on February 29, 2008 as Saguaro Resources, Inc. to engage in the acquisition, exploration and development of natural resource properties. On March 28, 2011, we changed our name from “Saguaro Resources, Inc.” to “InspireMD, Inc.”

Our principal executive offices are located at 4 Menorat Hamaor St., Tel Aviv, Israel 67448. Our telephone number is 972-3-691-7691. Our website address is www.inspire-md.com. Information accessed through our website is not incorporated into this prospectus and is not a part of this prospectus.

The Offering(1)

Common stock offered by the Company:	11,111,111 shares (or 12,777,777 shares if the underwriters exercise in full their overallotment option to purchase additional shares)(2)
Common stock to be outstanding after this offering:	29,712,279 shares (or 31,378,945 shares if the underwriters exercise in full their overallotment option to purchase additional shares)(2)
Use of proceeds:	We intend to use the net proceeds of this offering to support the worldwide commercialization of MGuard in acute myocardial infarction and pursue U.S. Food and Drug Administration approval in the United States, to redeem our convertible debentures and for general corporate purposes. See “Use of Proceeds” beginning on page 32 of this prospectus.
Risk factors:	You should carefully consider the information set forth in this prospectus and, in particular, the specific factors set forth in the “Risk Factors” section beginning on page 12 of this prospectus before deciding whether or not to invest in shares of our common stock.
OTC Bulletin Board symbol:	NSPR
Proposed symbol and listing:	We have applied to list our shares of common stock on the NYSE MKT under the symbol “NSPR.”

(1)	All share amounts are adjusted for the one-for-four reverse stock split that occurred on December 21, 2012.
(2)	Based on an assumed offering price of $2.70 per share (which is the last reported sales price of our common stock on February 28, 2013).

The number of shares of common stock outstanding after this offering is based on 18,601,168 shares outstanding on February 28, 2013 and excludes:

•	1,953,712 shares of common stock issuable upon the exercise of currently outstanding warrants with an exercise price of $7.20 per share;
•	637,500 shares of common stock issuable upon the exercise of currently outstanding warrants with an exercise price of $6.00 per share;
•	57,974 shares of common stock issuable upon the exercise of currently outstanding warrants with an exercise price of $4.93 per share;
•	1,792,281 shares of common stock issuable upon the conversion of our senior secured convertible debentures due April 5, 2015;
•	3,612,737 shares of common stock issuable upon the exercise of currently outstanding options with exercise prices ranging from $0.001 to $10.40 and having a weighted average exercise price of $4.72 per share; and
•	1,618,650 shares of common stock available for future issuance under our 2011 UMBRELLA Option Plan.
•	any additional shares of common stock that we would be required to issue to the investors in our March 31, 2011 financing in the event that the actual offering price of our common stock in this offering is below $6.00 per share. Based on an assumed offering price of $2.70 per share (which is the last reported sales price of our common stock on February 28, 2013), we would be required to issue 460,943 additional shares of common stock to our March 31, 2011 investors. See “Risk Factors — Risks Related to Our Organization, Our Common Stock and This Offering — Should we issue shares in this offering below $6.00 per share, it will result in the issuance of additional shares, without any new consideration, to the investors in our March 31, 2011 financing.”

Unless otherwise stated, all information contained in this prospectus assumes no exercise of the overallotment option granted to the underwriters.

Summary Consolidated Financial Data

The following summary consolidated financial data should be read in conjunction with the consolidated financial statements and the related notes thereto and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus. The balance sheet data at June 30, 2012 and the statement of operations data for the six months ended June 30, 2012 and each of the years ended December 31, 2011, 2010 and 2009 have been derived from the audited consolidated financial statements for such years, included in this prospectus. The balance sheet data at December 31, 2012 and the statement of operations data for the six months ended December 31, 2012 and 2011 have been derived from the unaudited consolidated financial statements for such periods, included in this prospectus. Our historical results are not necessarily indicative of the results to be expected for the full fiscal year.

The historical share and per share amounts set forth below reflect the one-for-four reverse stock split of our common stock that occurred on December 21, 2012.

Statement of Operations Data

	Six Months Ended June 30, 2012	Year Ended December 31,			Six Months Ended December 31,
		2011	2010	2009	2012 (unaudited)	2011 (unaudited)
	(amounts in thousands, except per share and percentage data)
Revenues	$2,071	$6,004	$4,949	$3,411	$1,859	$3,278
Cost of revenues	$1,377	$3,011	$2,696	$2,291	$777	$1,472
Gross profit (loss)	$694	$2,993	$2,253	$1,120	$1,082	$1,806
Gross margin	34%	50%	46%	33%	58%	55%
Total operating expenses	$7,852	$16,722	$5,472	$3,837	$8,729	$12,193
Net loss	$(7,081)	$(14,665)	$(3,420)	$(2,724)	$(9,426)	$(10,516)
Net loss per share – basic and diluted	$(0.42)	$(0.95)	$(0.28)	$(0.23)	$(0.54)	$(0.64)
Weighted average number of ordinary shares used in computing net loss per share – basic and diluted	17,044,220	15,359,925	12,308,632	11,914,713	17,401,025	16,374,636
As adjusted(1) net loss per share – basic and diluted (Unaudited)	$(0.76)	$(0.95)	$(0.28)	$(0.23)	$(0.33)	$(0.64)
As adjusted(1) weighted average number of ordinary shares used computing net loss per share – basic and diluted (Unaudited)	19,311,299	15,359,925	12,308,632	11,914,713	22,255,241	16,374,636

(1)	The unaudited as adjusted amounts give effect to our receipt of the net proceeds from the sale by us in this offering, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us and the application of the net proceeds we will receive from this offering, to redeem the convertible debentures, as described in “Use of Proceeds.” The “As adjusted weighted average number of ordinary shares used computing net loss per share — basic and diluted” only includes the number of shares issued in order to redeem the loan and not the total shares issues in the offering.

The increase in the “As adjusted net loss per share — basic and diluted” for the six months ended June 30, 2012 was due to high financial expenses resulting from the amortization of the convertible debentures to the redemption value. The decrease in the “As adjusted net loss per share — basic and diluted” for the six months ended December 31, 2012 was due to the cancelation of the financial expenses related to the convertible debentures following its redemption.

Balance Sheet Data

	December 31, 2012 (unaudited)
	Actual	As adjusted(1)
Cash and cash equivalents	$5,433	$19,977
Restricted cash	$93	$93
Working capital(2)	$(430)	$20,575
Total assets	$11,597	$25,365
Long-term liabilities	$1,861	$1,861
Equity	$204	$20,433

(1)	The unaudited as adjusted amounts give effect to our receipt of the net proceeds from the sale by us in this offering, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us and the application of the net proceeds we will receive from this offering to redeem the convertible debentures, as described in “Use of Proceeds.”
(2)	Working capital is equal to the difference between total current assets and total current liabilities.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks described below and all of the other information set forth in this prospectus before deciding to invest in shares of our common stock. If any of the events or developments described below occur, our business, financial condition or results of operations could be negatively affected. In that case, the trading price of our common stock could decline, and you could lose all or part of your investment in our common stock.

Risks Related to Our Business

The report of our independent auditors contains an explanatory paragraph as to our ability to continue as a going concern, which could prevent us from obtaining new financing on reasonable terms or at all.

Because we have had recurring losses and negative cash flows from operating activities and have significant future commitments, substantial doubt exists regarding our ability to remain in operation at the same level we are currently performing. Further, the report of Kesselman & Kesselman C.P.A.s (Isr.), our independent registered public accounting firm, with respect to our financial statements at June 30, 2012, December 31, 2011 and 2010, and for the six month transition period ended June 30, 2012, and the years ended December 31, 2011, 2010 and 2009 contains an explanatory paragraph as to our potential inability to continue as a going concern. Additionally, the doubts regarding our potential inability to continue as a going concern may adversely affect our ability to obtain new financing on reasonable terms or at all.

We have a history of net losses and may experience future losses.

To date, we have experienced net losses. A substantial portion of the expenses associated with our manufacturing facilities are fixed in nature (i.e., depreciation) and will reduce our operating margin until such time, if ever, as we are able to increase utilization of our capacity through increased sales of our products. The clinical trials necessary to support our anticipated growth will be expensive and lengthy. In addition, our strategic plan will require a significant investment in clinical trials, product development and sales and marketing programs, which may not result in the accelerated revenue growth that we anticipate. Furthermore, we have significant future commitments with respect to our convertible debentures. Since we expect to continue incurring negative cash flows from operations and in light of the potential cash expenditures that may be required to satisfy our convertible debentures, there can be no assurance that we will ever generate sufficient revenues to become profitable.

We expect to derive our revenue from sales of our MGuard stent products and other products we may develop. If we fail to generate revenue from this source, our results of operations and the value of our business would be materially and adversely affected.

We expect our revenue to be generated from sales of our MGuard stent products and other products we may develop. Future sales of these products, if any, will be subject to the receipt of regulatory approvals and commercial and market uncertainties that may be outside our control. If we fail to generate such revenues, our results of operations and the value of our business and securities would be materially and adversely affected.

If we are unable to obtain and maintain intellectual property protection covering our products, others may be able to make, use or sell our products, which would adversely affect our revenue.

Our ability to protect our products from unauthorized or infringing use by third parties depends substantially on our ability to obtain and maintain valid and enforceable patents. Similarly, the ability to protect our trademark rights might be important to prevent third party counterfeiters from selling poor quality goods using our designated trademarks/trade names. Due to evolving legal standards relating to the patentability, validity and enforceability of patents covering medical devices and pharmaceutical inventions and the scope of claims made under these patents, our ability to enforce patents is uncertain and involves complex legal and factual questions. Accordingly, rights under any of our pending patent applications and patents may not provide us with commercially meaningful protection for our products or may not afford a commercial advantage against our competitors or their competitive products or processes. In addition, patents may not be issued from any pending or future patent applications owned by or licensed to us, and moreover, patents that may be issued to us now or in the future may not be valid or enforceable. Further, even if valid and enforceable, our patents may not be sufficiently broad to prevent others from marketing products like ours, despite our patent rights.

The validity of our patent claims depends, in part, on whether prior art references exist that describe or render obvious our inventions as of the filing date of our patent applications. We may not have identified all prior art, such as U.S. and foreign patents or published applications or published scientific literature, that could adversely affect the patentability of our pending patent applications. For example, some material references may be in a foreign language and may not be uncovered during examination of our patent applications. Additionally, patent applications in the United States are maintained in confidence for up to 18 months after their filing. In some cases, however, patent applications remain confidential in the U.S. Patent and Trademark Office for the entire time prior to issuance as a U.S. patent. Patent applications filed in countries outside the United States are not typically published until at least 18 months from their first filing date. Similarly, publication of discoveries in the scientific or patent literature often lags behind actual discoveries. Therefore, we cannot be certain that we were the first to invent, or the first to file patent applications relating to, our stent technologies. In the event that a third party has also filed a U.S. patent application covering our stents or a similar invention, we may have to participate in an adversarial proceeding, known as an interference, declared by the U.S. Patent and Trademark Office to determine priority of invention in the United States. It is possible that we may be unsuccessful in the interference, resulting in a loss of some portion or all of our position in the United States. The laws of some foreign jurisdictions do not protect intellectual property rights to the same degree as in the United States, and many companies have encountered significant difficulties in protecting, enforcing, and defending such rights in certain foreign jurisdictions. If we encounter such difficulties or are otherwise precluded from effectively protecting our intellectual property rights in any foreign jurisdictions, our business prospects could be substantially harmed.

We may initiate litigation to enforce our patent rights on any patents issued on pending patent applications, which may prompt adversaries in such litigation to challenge the validity, scope, ownership, or enforceability of our patents. Third parties can sometimes bring challenges against a patent holder to resolve these issues, as well. If a court decides that any such patents are not valid, not enforceable, not wholly owned by us, or are of a limited scope, we may not have the right to stop others from using our inventions. Also, even if our patent rights are determined by a court to be valid and enforceable, they may not be sufficiently broad to prevent others from marketing products similar to ours or designing around our patents, despite our patent rights, nor do they provide us with freedom to operate unimpeded by the patent and other intellectual property rights of others that may cover our products.

We also rely on trade secret protection to protect our interests in proprietary know-how and for processes for which patents are difficult to obtain or enforce. We may not be able to protect our trade secrets adequately. In addition, we rely on non-disclosure and confidentiality agreements with employees, consultants and other parties to protect, in part, trade secrets and other proprietary technology. These agreements may be breached and we may not have adequate remedies for any breach. Moreover, others may independently develop equivalent proprietary information, and third parties may otherwise gain access to our trade secrets and proprietary knowledge. Any disclosure of confidential data into the public domain or to third parties could allow competitors to learn our trade secrets and use the information in competition against us.

We have limited manufacturing capabilities and manufacturing personnel, and if our manufacturing facilities are unable to provide an adequate supply of products, our growth could be limited and our business could be harmed.

We currently manufacture our MGuard stent at our facilities in Tel Aviv, Israel, and we have contracted with QualiMed Innovative Medizinprodukte GmbH, a German manufacturer, to assist in production. If there were a disruption to our existing manufacturing facility, we would have no other means of manufacturing our MGuard stent until we were able to restore the manufacturing capability at our facility or develop alternative manufacturing facilities. If we were unable to produce sufficient quantities of our MGuard stent for use in our current and planned clinical trials, or if our manufacturing process yields substandard stents, our development and commercialization efforts would be delayed.

We currently have limited resources, facilities and experience to commercially manufacture our product candidates. In order to produce our MGuard stent in the quantities that we anticipate will be required to meet anticipated market demand, we will need to increase, or “scale up,” the production process by a significant factor over the current level of production. There are technical challenges to scaling-up manufacturing capacity, and developing commercial-scale manufacturing facilities will require the investment of substantial funds and hiring and retaining additional management and technical personnel who have the necessary manufacturing experience. We may not successfully complete any required scale-up in a timely manner or at all. If unable to do so, we may not be able to meet potential future demand. If we are unable to manufacture a sufficient supply of our MGuard stent, our revenues, business and financial prospects would be adversely affected and we may suffer reputational harm, which could further adversely affect our revenues, business and financial prospects. In addition, if the scaled-up production process is not efficient or produces stents that do not meet quality and other standards, our future gross margins may decline. Also, our current and planned personnel, systems, procedures and controls may not be adequate to support our anticipated growth. If we are unable to manage our growth effectively, our business could be harmed.

Additionally, any damage to or destruction of our Tel Aviv facilities or its equipment, prolonged power outage or contamination at our facility would significantly impair our ability to produce MGuard stents.

Finally, the production of our MGuard stent must occur in a highly controlled, clean environment to minimize particles and other yield and quality-limiting contaminants. In spite of stringent quality controls, weaknesses in process control or minute impurities in materials may cause a substantial percentage of defective products in a lot. If we are unable to maintain stringent quality controls, or if contamination problems arise, our clinical development and commercialization efforts could be delayed, which would harm our business and results of operations.

The U.S. Food and Drug Administration may not approve our investigational device exemption application for a pivotal trial of our MGuard Coronary with bio-stable mesh, which would prevent us from conducting our clinical trials in the United States, and even if the U.S. Food and Drug Administration does grant such approval, our clinical trials may be more costly and burdensome than we currently anticipate, which would limit or delay our ability to complete clinical trials and ultimately market our MGuard Coronary with bio-stable mesh in the United States.

In connection with our efforts to seek approval of our MGuard Coronary with bio-stable mesh by the U.S. Food and Drug Administration, we filed an investigational device exemption application with the U.S. Food and Drug Administration during the summer of 2012 to conduct a pivotal trial. On August 29, 2012, the U.S. Food and Drug Administration issued us a letter disapproving our investigational device exemption application due to insufficient data to support the initiation of a human clinical study. More specifically, the U.S. Food and Drug Administration cited numerous deficiencies in our application which may require, amongst other things, new and/or repeated testing in order to resolve. On December 17, 2012, we sent a letter in response to the U.S. Food and Drug Administration that addressed the issues cited in the disapproval letter. In addition, we substantially changed the design of the planned trial at that time. On January 18, 2013, the U.S. Food and Drug Administration issued us a second letter disapproving our investigational device exemption application. The U.S. Food and Drug Administration noted that although our December 17, 2012 letter addressed some of the issues cited in the August 29, 2012 disapproval letter, there remained additional deficiencies to be addressed to support the initiation of a human clinical study. We are currently re-evaluating the entirety of our investigational device exemption application that we sent to the U.S. Food and Drug Administration and are in discussions with the U.S. Food and Drug Administration regarding our investigational device exemption application and planned human clinical study, including clinical protocol. We may determine that it is necessary to modify some or all components of our investigational device exemption application and planned human clinical study. Subject to the outcome of our discussions with the U.S. Food and Drug Administration, the enrollment initiation for the study is expected to occur in the second calendar quarter of 2013. Moreover, the enrollment phase for the study is expected to last 15 months and we expect that subjects in the study will be followed for 13 months with assessments at 30 days, six months and 12 months, with angiographic subgroup analysis occurring after the thirteenth month. These figures and dates, however, may change based on the final design of the study that is approved by the U.S. Food and Drug Administration. There can be no assurance that we will be able to resolve these deficiencies and secure approval of our investigational device exemption application from the U.S. Food and Drug Administration.

If the U.S. Food and Drug Administration does not approve our investigational device exemption application, we would be unable to conduct a pivotal trial of our MGuard Coronary with bio-stable mesh, thereby preventing us from marketing MGuard Coronary with bio-stable mesh in the United States. Not being able to market MGuard Coronary with bio-stable mesh in the United States would have an adverse effect on our business. Moreover, even if the U.S. Food and Drug Administration approves an investigational device exemption application to conduct a pivotal trial, the clinical study we conduct may have unanticipated complications and delays, may be more costly than we currently anticipate, and/or may fail to achieve the primary or secondary endpoints. The U.S. Food and Drug Administration may approve our investigational device exemption application with conditions relating to the scope or design of our clinical trials for which we have not planned. These conditions may require us to collect additional data, enroll more patients, spend more time and expend more resources than we currently anticipate, and these conditions may make a clinical trial in the United States more costly and time consuming than we currently plan. Any unanticipated costs and length of U.S. clinical trials, along with our failure to achieve primary or secondary endpoints would delay, if not prevent, our ability to market our MGuard Coronary with bio-stable mesh in the United States, which would harm our business.

Clinical trials necessary to support a pre-market approval application to the U.S. Food and Drug Administration for our MGuard stent will be lengthy and expensive and will require the enrollment of a large number of patients, and suitable patients may be difficult to identify and recruit. Any such delay or failure of clinical trials could prevent us from commercializing our stent products, which would materially and adversely affect our results of operations and the value of our business.

Clinical trials necessary to support a pre-market approval application to the U.S. Food and Drug Administration for our MGuard stent will be expensive and will require the enrollment of a large number of patients, and suitable patients may be difficult to identify and recruit, which may cause a delay in the development and commercialization of our product candidates. Clinical trials supporting a pre-market approval applications for the Cypher stent developed by Johnson & Johnson and the Taxus Express2 stent developed by Boston Scientific Corporation, which were approved by the U.S. Food and Drug Administration and are currently marketed, involved patient populations of approximately 1,000 and 1,300, respectively, and a 12-month follow up period. In some trials, a greater number of patients and a longer follow up period may be required. The U.S. Food and Drug Administration may require us to submit data on a greater number of patients or for a longer follow-up period than those for pre-market approval applications for the Cypher stent and the Taxus Express2 stent. Patient enrollment in clinical trials and the ability to successfully complete patient follow-up depends on many factors, including the size of the patient population, the nature of the trial protocol, the proximity of patients to clinical sites, the eligibility criteria for the clinical trial and patient compliance. For example, patients may be discouraged from enrolling in our clinical trials if the trial protocol requires them to undergo extensive post-treatment procedures or follow-up to assess the safety and efficacy of our products, or they may be persuaded to participate in contemporaneous clinical trials of competitive products. In addition, patients participating in our clinical trials may die before completion of the trial or suffer adverse medical events unrelated to or related to our products. Delays in patient enrollment or failure of patients to continue to participate in a clinical trial may cause an increase in costs and delays or result in the failure of the clinical trial.

In addition, the length of time required to complete clinical trials for pharmaceutical and medical device products varies substantially according to the degree of regulation and the type, complexity, novelty and intended use of a product, and can continue for several years and cost millions of dollars. The commencement and completion of clinical trials for our products under development may be delayed by many factors, including governmental or regulatory delays and changes in regulatory requirements, policy and guidelines or our inability or the inability of any potential licensee to manufacture or obtain from third parties materials sufficient for use in preclinical studies and clinical trials.

Physicians may not widely adopt the MGuard stent unless they determine, based on experience, long-term clinical data and published peer reviewed journal articles, that the use of the MGuard stent provides a safe and effective alternative to other existing treatments for coronary artery disease.

We believe that physicians will not widely adopt the MGuard stent unless they determine, based on experience, long-term clinical data and published peer reviewed journal articles, that the use of our MGuard stent provides a safe and effective alternative to other existing treatments for coronary artery disease, including coronary artery bypass grafting balloon angioplasty, bare-metal stents and other drug-eluting stents, provided by Johnson & Johnson, Boston Scientific Corporation, Medtronic Inc., Abbott Laboratories and others.

We cannot provide any assurance that the data collected from our current and planned clinical trials will be sufficient to demonstrate that the MGuard stents are an attractive alternative to other procedures. If we fail to demonstrate safety and efficacy that is at least comparable to other drug-eluting stents or bare-metal stents that have received regulatory approval and that are available on the market, our ability to successfully market the MGuard stent will be significantly limited. Even if the data collected from clinical studies or clinical experience indicate positive results, each physician’s actual experience with our MGuard stent will vary. Clinical trials conducted with the MGuard Coronary stent have involved procedures performed by physicians who are technically proficient and are high-volume stent users. Consequently, both short-term and long-term results reported in these clinical trials may be significantly more favorable than typical results of practicing physicians, which could negatively affect rates of adoptions of our products. We also believe that published peer-reviewed journal articles and recommendations and support by influential physicians regarding our MGuard Coronary stent will be important for market acceptance and adoption, and we cannot assure you that we will receive these recommendations and support, or that supportive articles will be published.

In addition, currently, physicians consider drug-eluting stents to be the industry standard for treatment of coronary artery disease. While we believe that the MGuard Coronary stent is a safe and effective alternative, it is not a drug-eluting stent, which may further hinder its support and adoption by physicians.

Our products are based on a new technology, and we have only limited experience in regulatory affairs, which may affect our ability or the time required to navigate complex regulatory requirements and obtain necessary regulatory approvals, if such approvals are received at all. Regulatory delays or denials may increase our costs, cause us to lose revenue and materially and adversely affect our results of operations and the value of our business.

Because our products are new and long-term success measures have not been completely validated, regulatory agencies, including the U.S. Food and Drug Administration, may take a significant amount of time in evaluating product approval applications. For example, there are currently several methods of measuring restenosis and we do not know which of these metrics, or combination of these metrics, will be considered appropriate by the U.S. Food and Drug Administration for evaluating the clinical efficacy of stents. Treatments may exhibit a favorable measure using one of these metrics and an unfavorable measure using another metric. Any change in the accepted metrics may result in reconfiguration of, and delays in, our clinical trials. Additionally, we have only limited experience in filing and prosecuting the applications necessary to gain regulatory approvals, and our clinical, regulatory and quality assurance personnel are currently composed of only eight employees. As a result, we may experience delays in connection with obtaining regulatory approvals for our products.

In addition, the products we and any potential licensees license, develop, manufacture and market are subject to complex regulatory requirements, particularly in the United States, Europe and Asia, which can be costly and time-consuming. There can be no assurance that such approvals will be granted on a timely basis, if at all. Furthermore, there can be no assurance of continued compliance with all regulatory requirements necessary for the manufacture, marketing and sale of the products we will offer in each market where such products are expected to be sold, or that products we have commercialized will continue to comply with applicable regulatory requirements. If a government regulatory agency were to conclude that we were not in compliance with applicable laws or regulations, the agency could institute proceedings to detain or seize our products, issue a recall, impose operating restrictions, enjoin future violations and assess civil and criminal penalties against us, our officers or employees and could recommend criminal prosecution. Furthermore, regulators may proceed to ban, or request the recall, repair, replacement or refund of the cost of, any device manufactured or sold by us. Furthermore, there can be no assurance that all necessary regulatory approvals will be obtained for the manufacture, marketing and sale in any market of any new product developed or that any potential licensee will develop using our licensed technology.

Even if our products are approved by regulatory authorities, if we or our suppliers fail to comply with ongoing regulatory requirements, or if we experience unanticipated problems with our products, these products could be subject to restrictions or withdrawal from the market.

Any product for which we obtain marketing approval in the United States, along with the manufacturing processes, post-approval clinical data and promotional activities for such product, will be subject to continual review and periodic inspections by the U.S. Food and Drug Administration and other regulatory bodies. In particular, we and our suppliers will be required to comply with the U.S. Food and Drug Administration’s Quality System Regulation for the manufacture of our MGuard stent, which covers the methods and documentation of the design, testing, production, control, quality assurance, labeling, packaging, storage and shipping of any product for which we obtain marketing approval in the United States. The U.S. Food and Drug Administration enforces the Quality System Regulation through unannounced inspections. We and our third-party manufacturers and suppliers have not yet been inspected by the U.S. Food and Drug Administration and will have to successfully complete such inspections before we receive U.S. regulatory approval for our products. Failure by us or one of our suppliers to comply with statutes and regulations administered by the U.S. Food and Drug Administration and other regulatory bodies, or failure to take adequate response to any observations, could result in, among other things, any of the following enforcement actions:

•	warning letters or untitled letters;
•	fines and civil penalties;
•	unanticipated expenditures;
•	delays in approving, or refusal to approve, our products;
•	withdrawal or suspension of approval by the U.S. Food and Drug Administration or other regulatory bodies;
•	product recall or seizure;
•	orders for physician notification or device repair, replacement or refund;
•	interruption of production;
•	operating restrictions;
•	injunctions; and
•	criminal prosecution.

If any of these actions were to occur, it could harm our reputation and could cause our product sales and profitability to suffer. Furthermore, key component suppliers may not currently be or may not continue to be in compliance with applicable regulatory requirements.

Even if regulatory approval of a product is granted in the United States, the approval may be subject to limitations on the indicated uses for which the product may be marketed. If the U.S. Food and Drug Administration determines that our promotional materials, training or other activities constitute promotion of an unapproved use, it could request that we cease or modify our training or promotional materials or subject us to regulatory enforcement actions. It is also possible that other federal, state or foreign enforcement authorities might take action if they consider our training or other promotional materials to constitute promotion of an unapproved use, which could result in significant fines or penalties under other statutory authorities, such as laws prohibiting false claims for reimbursement.

Moreover, any modification to a device that has received U.S. Food and Drug Administration approval that could significantly affect its safety or effectiveness, or that would constitute a major change in its intended use, design or manufacture, requires a new approval from the U.S. Food and Drug Administration. If the U.S. Food and Drug Administration disagrees with any determination by us that new approval is not required, we may be required to cease marketing or to recall the modified product until approval is obtained. In addition, we could also be subject to significant regulatory fines or penalties.

Additionally, we may be required to conduct costly post-market testing and surveillance to monitor the safety or efficacy of our products, and we will be required to report adverse events and malfunctions related to our products. Later discovery of previously unknown problems with our products, including unanticipated adverse events or adverse events of unanticipated severity or frequency, manufacturing problems, or failure to comply with regulatory requirements, such as Quality System Regulation, may result in restrictions on such products or manufacturing processes, withdrawal of the products from the market, voluntary or mandatory recalls, fines, suspension of regulatory approvals, product seizures, injunctions or the imposition of civil or criminal penalties.

Further, healthcare laws and regulations may change significantly in the future. Any new healthcare laws or regulations may adversely affect our business. A review of our business by courts or regulatory authorities may result in a determination that could adversely affect our operations. In addition, the healthcare regulatory environment may change in a way that restricts our operations.

Failure to obtain regulatory approval in foreign jurisdictions will prevent us from marketing our products in such jurisdictions.

We intend to market our products in international markets. In order to market our products in other foreign jurisdictions, we must obtain separate regulatory approvals from those obtained in the United States and Europe. The approval procedure varies among countries and can involve additional testing, and the time required to obtain approval may differ from that required to obtain CE Mark or U.S. Food and Drug Administration approval. Foreign regulatory approval processes may include all of the risks associated with obtaining CE Mark or U.S. Food and Drug Administration approval in addition to other risks. We may not obtain foreign regulatory approvals on a timely basis, if at all. CE Mark does not ensure approval by regulatory authorities in other countries. We may not be able to file for regulatory approvals and may not receive necessary approvals to commercialize our products in certain markets.

We operate in an intensely competitive and rapidly changing business environment, and there is a substantial risk our products could become obsolete or uncompetitive.

The medical device market is highly competitive. We compete with many medical device companies in the United States and internationally in connection with our current product and products under development. We face competition from numerous pharmaceutical and biotechnology companies in the therapeutics area, as well as competition from academic institutions, government agencies and research institutions. When we commercialize our products, we expect to face intense competition from Cordis Corporation, a subsidiary of Johnson & Johnson, Boston Scientific Corporation, Guidant, Medtronic, Inc., Abbott Vascular Devices, Terumo and others. Most of our current and potential competitors, including but not limited to those listed above, have, and will continue to have, substantially greater financial, technological, research and development, regulatory and clinical, manufacturing, marketing and sales, distribution and personnel resources than we do. There can be no assurance that we will have sufficient resources to successfully commercialize our products, if and when they are approved for sale. The worldwide market for stent products is characterized by intensive development efforts and rapidly advancing technology. Our future success will depend largely upon our ability to anticipate and keep pace with those developments and advances. Current or future competitors could develop alternative technologies, products or materials that are more effective, easier to use or more economical than what we or any potential licensee develop. If our technologies or products become obsolete or uncompetitive, our related product sales and licensing revenue would decrease. This would have a material adverse effect on our business, financial condition and results of operations.

We may become subject to claims by much larger and better capitalized competitors seeking to invalidate our intellectual property or our rights thereto.

Based on the prolific litigation that has occurred in the stent industry and the fact that we may pose a competitive threat to some large and well-capitalized companies that own or control patents relating to stents and their use, manufacture and delivery, we believe that it is possible that one or more third parties will assert a patent infringement claim against the manufacture, use or sale of our MGuard stent based on one or more of these patents. It is also possible that a lawsuit asserting patent infringement, misappropriation of intellectual property, or related claims may have already been filed against us of which we are not aware. A number of stent-related patents are owned by very large and well-capitalized companies that are active participants in the stent market. As the number of competitors in the stent market grows, the possibility of patent infringement by us, and/or a patent infringement or misappropriation claim against us, increases.

These companies have maintained their position in the market by, among other things, establishing intellectual property rights relating to their products and enforcing these rights aggressively against their competitors and new entrants into the market. All of the major companies in the stent and related markets, including Boston Scientific Corporation, Johnson & Johnson and Medtronic, Inc., have been repeatedly involved in patent litigation relating to stents since at least 1997. The stent and related markets have experienced rapid technological change and obsolescence in the past, and our competitors have strong incentives to stop or delay the introduction of new products and technologies. We may pose a competitive threat to many of the companies in the stent and related markets. Accordingly, many of these companies will have a strong incentive to take steps, through patent litigation or otherwise, to prevent us from commercializing our products.

If we fail to maintain or establish satisfactory agreements with suppliers, we may not be able to obtain materials that are necessary to develop our products.

We depend on outside suppliers for certain raw materials. These raw materials or components may not always be available at our standards or on acceptable terms, if at all, and we may be unable to locate alternative suppliers or produce necessary materials or components on our own.

Some of the components of our products are currently provided by only one vendor, or a single-source supplier. We depend on QualiMed Innovative Medizinprodukte GmbH, which manufactures the body of the stent, MeKo Laserstrahl-Materialbearbeitung for the laser cutting of the stent, Natec Medical Ltd. for the supply of catheters and Biogeneral Inc. for the fiber. We may have difficulty obtaining similar components from other suppliers that are acceptable to the U.S. Food and Drug Administration or foreign regulatory authorities if it becomes necessary.

If we have to switch to a replacement supplier, we will face additional regulatory delays and the interruption of the manufacture and delivery of our MGuard stent for an extended period of time, which would delay completion of our clinical trials or commercialization of our products. In addition, we will be required to obtain prior regulatory approval from the U.S. Food and Drug Administration or foreign regulatory authorities to use different suppliers or components that may not be as safe or as effective. As a result, regulatory approval of our products may not be received on a timely basis or at all.

We may be exposed to product liability claims and insurance may not be sufficient to cover these claims.

We may be exposed to product liability claims based on the use of any of our products, or products incorporating our licensed technology, in clinical trials. We may also be exposed to product liability claims based on the sale of any such products following the receipt of regulatory approval. Product liability claims could be asserted directly by consumers, health-care providers or others. We have obtained product liability insurance coverage; however such insurance may not provide full coverage for our future clinical trials, products to be sold, and other aspects of our business. We also have liability insurance for an ongoing clinical trial in Europe. Insurance coverage is becoming increasingly expensive and we may not be able to maintain current coverages, or expand our insurance coverage to include future clinical trials or the sale of products incorporating our licensed technology if marketing approval is obtained for such products, at a reasonable cost or in sufficient amounts to protect against losses due to product liability or at all. A successful product liability claim or series of claims brought against us could result in judgments, fines, damages and liabilities that could have a material adverse effect on our business, financial condition and results of operations. We may incur significant expense investigating and defending these claims, even if they do not result in liability. Moreover, even if no judgments, fines, damages or liabilities are imposed on us, our reputation could suffer, which could have a material adverse effect on our business, financial condition and results of operations.

We may implement a product recall or voluntary market withdrawal due to product defects or product enhancements and modifications, which would significantly increase our costs.

The manufacturing and marketing of our MGuard stent products involves an inherent risk that our products may prove to be defective. In that event, we may voluntarily implement a recall or market withdrawal or may be required to do so by a regulatory authority. A recall of one of our products, or a similar product manufactured by another manufacturer, could impair sales of the products we market as a result of confusion concerning the scope of the recall or as a result of the damage to our reputation for quality and safety.

The successful management of operations depends on our ability to attract and retain talented personnel.

We depend on the expertise of our senior management and research personnel, which would be difficult to replace. The loss of the services of any of our senior management could compromise our ability to achieve our objectives. Furthermore, recruiting and retaining qualified personnel will be crucial to future success. There can be no assurance that we will be able to attract and retain necessary personnel on acceptable terms given the competition among medical device, biotechnology, pharmaceutical and healthcare companies, universities and non-profit research institutions for experienced management, scientists, researchers, sales and marketing and manufacturing personnel. If we are unable to attract, retain and motivate our key personnel, our operations may be jeopardized and our results of operations may be materially and adversely affected.

We are an international business, and we are exposed to various global and local risks that could have a material adverse effect on our financial condition and results of operations.

We operate globally and develop and manufacture products in our research and manufacturing facilities in multiple countries. Consequently, we face complex legal and regulatory requirements in multiple jurisdictions, which may expose us to certain financial and other risks. International sales and operations are subject to a variety of risks, including:

•	foreign currency exchange rate fluctuations;
•	greater difficulty in staffing and managing foreign operations;
•	greater risk of uncollectible accounts;
•	longer collection cycles;
•	logistical and communications challenges;
•	potential adverse changes in laws and regulatory practices, including export license requirements, trade barriers, tariffs and tax laws;
•	changes in labor conditions;
•	burdens and costs of compliance with a variety of foreign laws;
•	political and economic instability;
•	increases in duties and taxation;
•	foreign tax laws and potential increased costs associated with overlapping tax structures;
•	greater difficulty in protecting intellectual property;
•	the risk of third party disputes over ownership of intellectual property and infringement of third party intellectual property by our products; and
•	general economic and political conditions in these foreign markets.

International markets are also affected by economic pressure to contain reimbursement levels and healthcare costs. Profitability from international operations may be limited by risks and uncertainties related to regional economic conditions, regulatory and reimbursement approvals, competing products, infrastructure development, intellectual property rights protection and our ability to implement our overall business strategy. We expect these risks will increase as we pursue our strategy to expand operations into new geographic markets. We may not succeed in developing and implementing effective policies and strategies in each location where we conduct business. Any failure to do so may harm our business, results of operations and financial condition.

If we fail to obtain an adequate level of reimbursement for our products by third party payors, there may be no commercially viable markets for our product candidates or the markets may be much smaller than expected.

The availability and levels of reimbursement by governmental and other third party payors affect the market for our product candidates. The efficacy, safety, performance and cost-effectiveness of our product candidates and of any competing products will determine the availability and level of reimbursement. Reimbursement and healthcare payment systems in international markets vary significantly by country, and include both government sponsored healthcare and private insurance. To obtain reimbursement or pricing approval in some countries, we may be required to produce clinical data, which may involve one or more clinical trials, that compares the cost-effectiveness of our products to other available therapies. We may not obtain international reimbursement or pricing approvals in a timely manner, if at all. Our failure to receive international reimbursement or pricing approvals would negatively impact market acceptance of our products in the international markets in which those approvals are sought.

We believe that future reimbursement may be subject to increased restrictions both in the United States and in international markets. There is increasing pressure by governments worldwide to contain health care costs by limiting both the coverage and the level of reimbursement for therapeutic products and by refusing, in some cases, to provide any coverage for products that have not been approved by the relevant regulatory agency. Future legislation, regulation or reimbursement policies of third party payors may adversely affect the demand for our products currently under development and limit our ability to sell our product candidates on a profitable basis. In addition, third party payors continually attempt to contain or reduce the costs of healthcare by challenging the prices charged for healthcare products and services. If reimbursement for our products is unavailable or limited in scope or amount or if pricing is set at unsatisfactory levels, market acceptance of our products would be impaired and future revenues, if any, would be adversely affected.

In the United States and in the European Union, our business could be significantly and adversely affected by recent healthcare reform legislation and other administration and legislative proposals.

The Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act in the United States were enacted into law in March 2010. Certain provisions of these acts will not be effective for a number of years and there are many programs and requirements for which the details have not yet been fully established or consequences not fully understood, and it is unclear what the full impacts will be from the legislation. The legislation levies a 2.3% excise tax, that began on January 1, 2013, on all sales of any U.S. medical device listed with the U.S. Food and Drug Administration under Section 510(j) of the Federal Food, Drug, and Cosmetic Act and 21 C.F.R. Part 807, unless the device falls within an exemption from the tax, such as the exemption governing direct retail sale of devices to consumers or for foreign sales of these devices. If we commence sales of our MGuard Coronary stent in the United States, this new tax may materially and adversely affect our business and results of operations. The legislation also focuses on a number of Medicare provisions aimed at improving quality and decreasing costs. It is uncertain at this point what negative unintended consequences these provisions will have on patient access to new technologies. The Medicare provisions include value-based payment programs, increased funding of comparative effectiveness research, reduced hospital payments for avoidable readmissions and hospital acquired conditions, and pilot programs to evaluate alternative payment methodologies that promote care coordination (such as bundled physician and hospital payments). Additionally, the provisions include a reduction in the annual rate of inflation for hospitals which started in 2011 and the establishment of an independent payment advisory board to recommend ways of reducing the rate of growth in Medicare spending. We cannot predict what healthcare programs and regulations will be ultimately implemented at the federal or state level in the United States, or the effect of any future legislation or regulation. However, any changes that lower reimbursements for our products or reduce medical procedure volumes could adversely affect our business plan to introduce our products in the United States.

In the European Union, on September 26, 2012, the European Commission proposed a revision of the legislation currently governing medical devices. If adopted by the European Parliament and the Council in their present form, these proposed revisions, which would be adopted in 2014 and would then gradually come into effect from 2015 to 2019, will impose stricter requirements on medical device manufacturers. Moreover, the supervising competences of the competent authorities of the European Union Member States and the notified bodies will be strengthened. The regulation of advanced therapy medicinal products is also in continued development in the European Union, with the European Medicines Agency publishing new clinical or safety guidelines concerning advanced therapy medicinal products on a regular basis. Any of these regulatory changes and events could limit our ability to form collaborations and our ability to continue to commercialize our products, and if we fail to comply with any such new or modified regulations and requirements it could adversely affect our business, operating results and prospects.

Our strategic business plan may not produce the intended growth in revenue and operating income.

Our strategies include making significant investments in sales and marketing programs to achieve revenue growth and margin improvement targets. If we do not achieve the expected benefits from these investments or otherwise fail to execute on our strategic initiatives, we may not achieve the growth improvement we are targeting and our results of operations may be adversely affected.

In addition, as part of our strategy for growth, we may make acquisitions and enter into strategic alliances such as joint ventures and joint development agreements. However, we may not be able to identify suitable acquisition candidates, complete acquisitions or integrate acquisitions successfully, and our strategic alliances may not prove to be successful. In this regard, acquisitions involve numerous risks, including difficulties in the integration of the operations, technologies, services and products of the acquired companies and the diversion of management’s attention from other business concerns. Although we will endeavor to evaluate the risks inherent in any particular transaction, there can be no assurance that we will properly ascertain all such risks. In addition, acquisitions could result in the incurrence of substantial additional indebtedness and other expenses or in potentially dilutive issuances of equity securities. There can be no assurance that difficulties encountered with acquisitions will not have a material adverse effect on our business, financial condition and results of operations.

We may have violated Israeli securities law.

We may have violated section 15 of the Israeli Securities Law of 1968. Section 15 of the Israeli Securities Law of 1968 requires the filing of a prospectus with the Israel Securities Authority and the delivery thereof to purchasers in connection with an offer or sale of securities to more than 35 parties during any 12-month period. We allegedly issued securities to more than 35 investors during certain 12-month periods, ending in October 2008. Our wholly-owned subsidiary, InspireMD Ltd., a private company incorporated under the laws of the State of Israel, applied for a no-action determination from the Israel Security Authority on February 14, 2011 in connection with the foregoing. To date, the Israel Securities Authority has not responded to InspireMD Ltd.’s application for no-action determination and we are unable to predict when a response will be received. The maximum penalties for violating section 15 of the Israeli Securities Law of 1968 are as follows: imprisonment of five years; a fine of up to approximately $317,000 to be paid by management of the violating company; and a fine of up to approximately $1,590,000 to be paid by the violating company, any of which penalties could result in a material adverse effect on our operations. We believe that it is unlikely that either we or any individual will be subject to fines or other penalties as a result of these alleged violations.

Following the completion of this offering, we will need to raise additional capital to meet our business requirements in the future and such capital raising may be costly or difficult to obtain and could dilute our stockholders’ ownership interests.

In order to fully realize all of our business objectives, we will need to raise additional capital following the completion of this offering, which may not be available on reasonable terms or at all. For instance, we will need to raise additional funds to accomplish the following:

•	developing MGuard Carotid, MGuard Peripheral and MGuard Coronary with a drug eluting bio-absorbable mesh and any additional products;
•	pursuing growth opportunities, including more rapid expansion;
•	acquiring complementary businesses;
•	making capital improvements to improve our infrastructure;
•	hiring qualified management and key employees;
•	developing new services, programming or products;
•	responding to competitive pressures;
•	complying with regulatory requirements such as licensing and registration; and
•	maintaining compliance with applicable laws.

Any additional capital raised through the sale of equity or equity backed securities may dilute our stockholders’ ownership percentages and could also result in a decrease in the market value of our equity securities.

The terms of any securities issued by us in future capital transactions may be more favorable to new investors, and may include preferences, superior voting rights and the issuance of warrants or other derivative securities, which may have a further dilutive effect on the holders of any of our securities then outstanding.

Furthermore, any additional debt or equity financing that we may need may not be available on terms favorable to us, or at all. If we are unable to obtain such additional financing on a timely basis, we may have to curtail our development activities and growth plans and/or be forced to sell assets, perhaps on unfavorable terms, which would have a material adverse effect on our business, financial condition and results of operations, and ultimately could be forced to discontinue our operations and liquidate, in which event it is unlikely that stockholders would receive any distribution on their shares. Further, we may not be able to continue operating if we do not generate sufficient revenues from operations needed to stay in business.

In addition, we may incur substantial costs in pursuing future capital financing, including investment banking fees, legal fees, accounting fees, securities law compliance fees, printing and distribution expenses and other costs. We may also be required to recognize non-cash expenses in connection with certain securities we issue, such as convertible notes and warrants, which may adversely impact our financial condition.

Risks Related to Operating in Israel

We anticipate being subject to fluctuations in currency exchange rates because we expect a substantial portion of our revenues will be generated in Euros and U.S. dollars, while a significant portion of our expenses will be incurred in New Israeli Shekels.

We expect a substantial portion of our revenues will be generated in U.S. dollars and Euros, while a significant portion of our expenses, principally salaries and related personnel expenses, is paid in New Israeli Shekels, or NIS. As a result, we are exposed to the risk that the rate of inflation in Israel will exceed the rate of devaluation of the NIS in relation to the Euro or the U.S. dollar, or that the timing of this devaluation will lag behind inflation in Israel. Because inflation has the effect of increasing the dollar and Euro costs of our operations, it would therefore have an adverse effect on our dollar-measured results of operations. The value of the NIS, against the Euro, the U.S. dollar, and other currencies may fluctuate and is affected by, among other things, changes in Israel’s political and economic conditions. Any significant revaluation of the NIS may materially and adversely affect our cash flows, revenues and financial condition. Fluctuations in the NIS exchange rate, or even the appearance of instability in such exchange rate, could adversely affect our ability to operate our business.

If there are significant shifts in the political, economic and military conditions in Israel and its neighbors, it could have a material adverse effect on our business relationships and profitability.

Our principal executive offices and our key personnel are located in Israel. Our business is directly affected by the political, economic and military conditions in Israel and its neighbors. Since the establishment of the State of Israel in 1948, a number of armed conflicts have occurred between Israel and its Arab neighbors. A state of hostility, varying in degree and intensity, has caused security and economic problems in Israel. Although Israel has entered into peace treaties with Egypt and Jordan, and various agreements with the Palestinian Authority, there has been a marked increase in violence, civil unrest and hostility, including armed clashes, between the State of Israel and the Palestinians since September 2000. The establishment in 2006 of a government in the Gaza Strip by representatives of the Hamas militant group has created heightened unrest and uncertainty in the region. In mid-2006, Israel engaged in an armed conflict with Hezbollah, a Shiite Islamist militia group based in Lebanon, and in June 2007, there was an escalation in violence in the Gaza Strip. From December 2008 through January 2009 and again in November and December 2012, Israel engaged in an armed conflict with Hamas, which involved missile strikes against civilian targets in various parts of Israel and negatively affected business conditions in Israel. Recent political uprisings and social unrest in Syria are affecting its political stability, which has led to the deterioration of the political relationship between Syria and Israel and have raised new concerns regarding security in the region and the potential for armed conflict. Similar civil unrest and political turbulence is currently ongoing in many countries in the region. The continued political instability and hostilities between Israel and its neighbors and any future armed conflict, terrorist activity or political instability in the region could adversely affect our operations in Israel and adversely affect the market price of our shares of common stock. In addition, several countries restrict doing business with Israel and Israeli companies have been and are today subjected to economic boycotts. The interruption or curtailment of trade between Israel and its present trading partners could adversely affect our business, financial condition and results of operations.

Our operations could be disrupted as a result of the obligation of certain of our personnel residing in Israel to perform military service.

Many of our executive officers and key employees reside in Israel and may be required to perform annual military reserve duty. Currently, all male adult citizens and permanent residents of Israel under the age of 40 (or older, depending on their position with the Israeli Defense Forces reserves), unless exempt, are obligated to perform military reserve duty annually and are subject to being called to active duty at any time under emergency circumstances. Our operations could be disrupted by the absence for a significant period of one or more of our officers or key employees due to military service. Any such disruption could have a material adverse effect on our business, results of operations and financial condition.

We may not be able to enforce covenants not-to-compete under current Israeli law.

We have non-competition agreements with many of our employees, most of which are governed by Israeli law. These agreements generally prohibit our employees from competing with us or working for our competitors for a specified period following termination of their employment. However, Israeli courts are reluctant to enforce non-compete undertakings of former employees and tend, if at all, to enforce those provisions for relatively brief periods of time in restricted geographical areas and only when the employee has unique value specific to that employer’s business and not just regarding the professional development of the employee. Any such inability to enforce non-compete covenants may cause us to lose any competitive advantage resulting from advantages provided to us by such confidential information.

It may be difficult for investors in the United States to enforce any judgments obtained against us or any of our directors or officers.

All of our assets are located outside the United States and we do not currently maintain a permanent place of business within the United States. In addition, three of our directors and most of our officers are nationals and/or residents of countries other than the United States, and all or a substantial portion of such persons’ assets are located outside the United States. As a result, it may be difficult for investors to enforce within the United States any judgments obtained against us or any of our non-U.S. directors or officers, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof. Additionally, it may be difficult to assert U.S. securities law claims in actions originally instituted outside of the United States. Israeli courts may refuse to hear a U.S. securities law claim because Israeli courts may not be the most appropriate forums in which to bring such a claim. Even if an Israeli court agrees to hear a claim, it may determine that the Israeli law, and not U.S. law, is applicable to the claim. Further, if U.S. law is found to be applicable, certain content of applicable U.S. law must be proved as a fact, which can be a time-consuming and costly process, and certain matters of procedure would still be governed by the Israeli law. Consequently, you may be effectively prevented from pursuing remedies under U.S. federal and state securities laws against us or any of our non-U.S. directors or officers.

The tax benefits that are available to us require us to continue meeting various conditions and may be terminated or reduced in the future, which could increase our costs and taxes.

The tax benefits that are available to us require us to continue meeting various conditions and may be terminated or reduced in the future, which could increase our costs and taxes. InspireMD Ltd. has been granted a “Beneficiary Enterprise” status by the Investment Center in the Israeli Ministry of Industry Trade and Labor which made us eligible for tax benefits under the Israeli Law for the Encouragement of Capital Investments, 1959. In order to remain eligible for the tax benefits of a “Beneficiary Enterprise”, we must continue to meet certain conditions stipulated in the Israeli Law for the Encouragement of Capital Investments, 1959 and its regulations, as amended, which may include, among other things, making specified investments in fixed assets and equipment, financing a percentage of those investments with our capital contributions, filing certain reports with the Investment Center, complying with provisions regarding intellectual property and the criteria set forth in the specific certificate of approval issued by the Investment Center or the Israel Tax Authority. If we do not meet these requirements, the tax benefits could be cancelled and we could be required to refund any tax benefits that we received in the past. Further, in the future, these tax benefits may be reduced or discontinued. If these tax benefits are cancelled, our Israeli taxable income would be subject to regular Israeli corporate tax rates. The standard corporate tax rate for Israeli companies in 2011 was 24% of their taxable income, was increased to 25% in 2012 and remains at such a rate in 2013. In the future, we may not be eligible to receive additional tax benefits under the Israeli Law for the Encouragement of Capital Investments, 1959. The termination or reduction of these tax benefits would increase our tax liability, which would reduce our profits.

Risks Related to Our Organization, Our Common Stock and This Offering

Should we issue shares in this offering at a price below $6.00 per share it will result in the issuance of additional shares, without any new consideration, to the investors in our March 31, 2011 financing.

Pursuant to the terms of the securities purchase agreement that we entered into on March 31, 2011, in the event that we issue any shares of common stock on or before March 31, 2014 at a price per share less than $6.00 (as adjusted for the one-for-four reverse stock split of our common stock that occurred on December 21, 2012), we are required, subject to certain limitations, to issue the investors in that financing additional shares of common stock, for no additional consideration, in an amount sufficient that the amount paid by each investor in the March 31, 2011 financing, when divided by the total number of shares issued to each such investor (in the original March 31, 2011 financing and as a result of this dilution adjustment) will result in an adjusted price per share price paid by these investors equal to the original price per share paid multiplied by a fraction, (A) the numerator of which shall be (1) the number of shares of common stock outstanding immediately prior to such issuance plus (2) the number of shares of common stock that the aggregate consideration received by us in this offering would purchase at the original purchase price; and (B) the denominator of which shall be (1) the number of shares of common stock outstanding immediately prior to such issuance plus (2) the number of such additional shares of common stock so issued. This formula is intended to be a weighted average dilution adjustment. As a result, in the event that we sell shares of common stock in this offering at a price below $6.00 per share, it will result in the issuance of additional shares of common stock to our March 31, 2011 investors, which will be dilutive to all of our other stockholders, including new investors in this offering. Moreover, as the number of shares that we would be required to issue to our March 31, 2011 investors is based on a weighted average formula, the further the purchase price in this offering is below $6.00, the greater the number of shares we will be required to issue to our March 31, 2011 investors. Based on an assumed offering price of $2.70 per share (which is the last reported sales price of the Company’s common stock on February 28, 2013), we would be required to issue 460,943 additional shares to these investors.

Purchasers in this offering will experience immediate and substantial dilution in the book value of their investment.

The public offering price of our common stock will be substantially higher than the net tangible book value per share of our common stock immediately after this offering. Therefore, if you purchase our common stock in this offering, you will incur an immediate dilution of $2.03 (or 75%) in net tangible book value per share from the price you paid, based on an assumed public offering price of $2.70 per share (the last reported sales price of our common stock on February 28, 2013). These amounts do not include any additional shares of common stock that we would be required to issue to the investors in our March 31, 2011 financing in the event that the actual offering price of our common stock in this offering is below $6.00 per share. Based on an assumed offering price of $2.70 per share (which is the last reported sales price of our common stock on February 28, 2013), we would be required to issue 460,943 additional shares of common stock to our March 31, 2011 investors. See “Risk Factors — Risks Related to Our Organization, Our Common Stock and This Offering — Should we issue shares in this offering below $6.00 per share, it will result in the issuance of additional shares, without any new consideration, to the investors in our March 31, 2011 financing.” The exercise of outstanding warrants and options may result in further dilution of your investment, but only if the public offering price is greater than the per share exercise price of such warrants and options. In addition, if we raise funds by issuing additional shares or convertible securities in the future, the newly issued shares may further dilute your ownership interest.

We may apply the proceeds of this offering to uses that ultimately do not improve our operating results or increase the value of your investment.

We intend to use the net proceeds of this offering to support the worldwide commercialization of MGuard in acute myocardial infarction and pursue U.S. Food and Drug Administration approval, to redeem our convertible debentures and for general corporate purposes. Depending on several factors, including the availability of alternate sources of capital and the possibility that the execution or timing of our business plans may change, management may use these proceeds in a manner different than originally intended. These proceeds could be applied in ways that do not improve our operating results or otherwise increase the value of your investment.

We are subject to financial reporting and other requirements that place significant demands on our resources.

On March 31, 2011, we became subject to reporting and other obligations under the Securities Exchange Act of 1934, as amended, including the requirements of Section 404 of the Sarbanes-Oxley Act of 2002. Section 404 requires us to conduct an annual management assessment of the effectiveness of our internal controls over financial reporting and to obtain a report by our independent auditors addressing these assessments. These reporting and other obligations place significant demands on our management, administrative, operational, internal audit and accounting resources. Any failure to maintain effective internal controls could have a material adverse effect on our business, operating results and stock price. Moreover, effective internal control is necessary for us to provide reliable financial reports and prevent fraud. If we cannot provide reliable financial reports or prevent fraud, we may not be able to manage our business as effectively as we would if an effective control environment existed, and our business and reputation with investors may be harmed.

There are inherent limitations in all control systems, and misstatements due to error or fraud may occur and not be detected.

The ongoing internal control provisions of Section 404 of the Sarbanes-Oxley Act of 2002 require us to identify of material weaknesses in internal control over financial reporting, which is a process to provide reasonable assurance regarding the reliability of financial reporting for external purposes in accordance with accounting principles generally accepted in the United States. Our management, including our chief executive officer and chief financial officer, does not expect that our internal controls and disclosure controls will prevent all errors and all fraud. A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. In addition, the design of a control system must reflect the fact that there are resource constraints and the benefit of controls must be relative to their costs. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, in our company have been detected. These inherent limitations include the realities that judgments in decision-making can be faulty and that breakdowns can occur because of simple errors or mistakes. Further, controls can be circumvented by individual acts of some persons, by collusion of two or more persons, or by management override of the controls. The design of any system of controls is also based in part upon certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions. Over time, a control may be inadequate because of changes in conditions, such as growth of the company or increased transaction volume, or the degree of compliance with the policies or procedures may deteriorate. Because of inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur and not be detected.

In addition, discovery and disclosure of a material weakness, by definition, could have a material adverse impact on our financial statements. Such an occurrence could discourage certain customers or suppliers from doing business with us, cause downgrades in our future debt ratings leading to higher borrowing costs and affect how our stock trades. This could in turn negatively affect our ability to access public debt or equity markets for capital.

Our stock price has been and may continue to be volatile, which could result in substantial losses for investors.

The market price of our common stock has been and is likely to continue to be highly volatile and could fluctuate widely in response to various factors, many of which are beyond our control, including the following:

•	technological innovations or new products and services by us or our competitors;
•	additions or departures of key personnel;
•	sales of our common stock, particularly under any registration statement for the purposes of selling any other securities, including management shares;
•	limited availability of freely-tradable “unrestricted” shares of our common stock to satisfy purchase orders and demand;
•	our ability to execute our business plan;
•	operating results that fall below expectations;
•	loss of any strategic relationship;
•	industry developments;
•	economic and other external factors; and
•	period-to-period fluctuations in our financial results.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also significantly affect the market price of our common stock.

There has been a limited market for our common stock and we cannot ensure investors that an active market for our common stock will be sustained.

There has been limited trading in our common stock and there can be no assurance that an active trading market in our common stock will be maintained. Due to the illiquidity, the market price may not accurately reflect our relative value. There can be no assurance that there will be an active market for our shares of common stock either now or in the future. Because our common stock is so thinly traded, a large block of shares traded can lead to a dramatic fluctuation in the share price and investors may not be able to liquidate their investment in us at all or at a price that reflects the value of the business.

In addition, our common stock currently trades on the OTC Bulletin Board, which generally lacks the liquidity, research coverage and institutional investor following of a national securities exchange such as the NYSE MKT, the New York Stock Exchange or the Nasdaq Stock Market. While we have applied to list our common stock on the NYSE MKT, we cannot assure you that our common stock will be accepted for listing on such national securities exchanges or that we will maintain compliance with all of the requirements for our common stock to remain listed. Additionally, if our common stock is accepted for listing on the NYSE MKT, there can be no assurance that trading of our common stock on such market will be sustained or desirable.

Delaware law and our corporate charter and bylaws contain anti-takeover provisions that could delay or discourage takeover attempts that stockholders may consider favorable.

Our board of directors is authorized to issue shares of preferred stock in one or more series and to fix the voting powers, preferences and other rights and limitations of the preferred stock. Accordingly, we may issue shares of preferred stock with a preference over our common stock with respect to dividends or distributions on liquidation or dissolution, or that may otherwise adversely affect the voting or other rights of the holders of common stock. Issuances of preferred stock, depending upon the rights, preferences and designations of the preferred stock, may have the effect of delaying, deterring or preventing a change of control, even if that change of control might benefit our stockholders. In addition, we are subject to Section 203 of the Delaware General Corporation Law. Section 203 generally prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless (i) prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; (ii) the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (a) shares owned by persons who are directors and also officers and (b) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) on or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 could delay or prohibit mergers or other takeover or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire us even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

Offers or availability for sale of a substantial number of shares of our common stock may cause the price of our common stock to decline.

Sales of a significant number of shares of our common stock in the public market could harm the market price of our common stock and make it more difficult for us to raise funds through future offerings of common stock. As of February 28, 2013, there were 4,441,467 shares of our common stock issuable upon the conversion of our outstanding convertible debentures and the exercise of our outstanding warrants, all of which are currently registered for resale. In addition, there are 17,235,779 shares of our common stock currently saleable under Rule 144. These amounts do not include any additional shares of common stock that we would be required to issue to the investors in our March 31, 2011 financing in the event that the actual offering price of our common stock in this offering is below $6.00 per share. Based on an assumed offering price of $2.70 per share (which is the last reported sales price of our common stock on February 28, 2013), we would be required to issue 460,943 additional shares of common stock to our March 31, 2011 investors. See “Risk Factors — Risks Related to Our Organization, Our Common Stock and This Offering — Should we issue shares in this offering below $6.00 per share, it will result in the issuance of additional shares, without any new consideration, to the investors in our March 31, 2011 financing.” The availability of these shares of our common stock for resale in the public market has the potential to cause the supply of our common stock to exceed investor demand, thereby decreasing the price of our common stock.

In addition, the fact that our stockholders, warrant holders and debenture holders can sell substantial amounts of our common stock in the public market, whether or not sales have occurred or are occurring, could make it more difficult for us to raise additional financing through the sale of equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.

We do not expect to pay dividends in the future. As a result, any return on investment may be limited to the value of our common stock.

We do not anticipate paying cash dividends on our common stock in the foreseeable future. The payment of dividends on our common stock will depend on our earnings, financial condition and other business and economic factors as our board of directors may consider relevant. If we do not pay dividends, our common stock may be less valuable because a return on an investment in our common stock will only occur if our stock price appreciates.

Risks Related to our Convertible Debentures

Our obligations to the holders of our convertible debentures are secured by all of our assets, so if we default on those obligations, the convertible debenture holders could foreclose on our assets.

While we currently intend to use the net proceeds from this offering to redeem our convertible debentures, as described in “Use of Proceeds,” there is no guarantee that we will be able to do so immediately or at all. The holders of our convertible debentures have a security interest in all of our assets and those of our subsidiaries. As a result, if we default under our obligations to the convertible debenture holders, the convertible debenture holders could foreclose on their security interests and liquidate some or all of these assets, which would harm our business, financial condition and results of operations.

Our convertible debentures and the associated securities purchase agreement contain covenants that could limit our financing options and liquidity position, which would limit our ability to grow our business.

The terms of our convertible debentures could have negative consequences to us, such as:

•	we may be unable to obtain additional financing to fund working capital, operating losses, capital expenditures or acquisitions on terms acceptable to us, or at all;
•	we may be unable to refinance our indebtedness on terms acceptable to us, or at all; and
•	we may be more vulnerable to economic downturns and limit our ability to withstand competitive pressures.

Additionally, covenants in our convertible debentures and the associated securities purchase agreement impose operating and financial restrictions on us. These restrictions prohibit or limit our ability, and the ability of our subsidiaries, to, among other things:

•	pay cash dividends to our stockholders;
•	redeem, repurchase or otherwise acquire more than a de minimis number of shares of our common stock or common stock equivalents;
•	incur additional indebtedness;
•	permit liens on assets or conduct sales of assets;
•	cease making public filings under the Securities Exchange Act of 1934, as amended;
•	engage in transactions with affiliates; and
•	amend our charter documents in a way that would materially and adversely affect any holder of our convertible debentures.

These restrictions may limit our ability to obtain additional financing, withstand downturns in our business or take advantage of business opportunities. Moreover, additional debt financing we may seek may contain terms that include more restrictive covenants, may require repayment on an accelerated schedule or may impose other obligations that limit our ability to grow our business, acquire needed assets, or take other actions we might otherwise consider appropriate or desirable.

The conversion of our convertible debentures and the exercise of the warrants issued to the purchasers of our convertible debentures would have a dilutive impact on our existing stockholders.

As of February 28, 2013, there were 1,792,281 shares of common stock underlying our convertible debentures and 913,944 shares of common stock underlying warrants that were issued to purchasers and placement agents in connection with the issuance of the convertible debentures, for a total of 2,706,225 shares of common stock. If and when issued, these additional 2,706,225 shares of common stock will equal approximately 8.4% of our then outstanding shares of common stock (assuming an offering price of $2.70, the last reported sales price of our common stock on February 28, 2013, but not taking into account the issuance of 460,943 additional shares of common stock to the investors in our March 31, 2011 financing that would result based on the assumed offering price of $2.70 per share), and would immediately dilute our current stockholders in terms of ownership percentage and voting power. The terms of the convertible debentures and related warrants contain provisions that restrict the amount of shares a holder can receive upon conversion or exercise to 4.99% of the then outstanding number of shares of our common stock. However, these restrictions do not prevent the holders from selling some of their holdings and then receiving additional shares. In this way, the holders could sell more than these limits while never holding more than the limits. As a result, even with the restrictions, the holders of these convertible debentures and warrants could ultimately convert and exercise, and then sell, the full amount issuable upon conversion and exercise of the convertible debentures and warrants, respectively, in which case our current stockholders would suffer the full amount of dilution.

The holders of our convertible debentures might be able to exert substantial influence over us in the event that Sol J. Barer, Ph.D. ceases to remain our chairman.

Under the terms of the securities purchase agreement pursuant to which our convertible debentures were sold, if Sol J. Barer, Ph.D. ceases to serve as our chairman due to Dr. Barer’s resignation following a material adverse change to the condition of Dr. Barer or any member of Dr. Barer’s immediate family or the vote or written consent of independent stockholders, we would be required to appoint two persons to our board of directors designated by Genesis Capital Advisors LLC, the investment advisor to our lead investors in the convertible debenture offering, and support the election of such persons until the convertible debentures are either repaid or converted in full. In addition, in the event that Dr. Barer ceases to serve as our chairman for any other reason while the convertible debentures are outstanding, it would be an event of default under the convertible debentures, which could result in the acceleration of our convertible debentures at the election of the holders of 60% of the outstanding principal of the convertible debentures, an amount that Genesis Capital Advisors LLC presently controls. As a result, Genesis Capital Advisors LLC, or its assigns, have the potential to exert substantial influence over our management and governance in the event Dr. Barer ceases to serve as our chairman and they may exert such influence in a manner that is not consistent with the best interests of our common stockholders.

We may default upon our obligations under our convertible debentures.

The holders of our convertible debentures may require us to redeem our convertible debentures after October 5, 2013 or upon the occurrence of an event of a default under our convertible debentures for 112% of the then outstanding principal amount, plus all accrued interest. In the event that we are required to redeem some or all of our convertible debentures, we may not have sufficient resources to do so and we may have to seek additional debt or equity financing to cover the costs of redeeming our convertible debentures. Any additional debt or equity financing that we may need may not be available on terms favorable to us, or at all. Because our obligations under our convertible debentures are secured by a security interest in substantially all of our assets and properties, if we cannot repay our obligations under our convertible debentures, the holders of our convertible debentures may have claims against, and ultimately may foreclose upon and take possession of, substantially all of our assets and properties. In such an event, the holders of our convertible debentures would have control of us.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements,” which include information relating to future events, future financial performance, strategies, expectations, competitive environment and regulation. Words such as “may,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates,” and similar expressions, as well as statements in future tense, identify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results and will probably not be accurate indications of when such performance or results will be achieved. Forward-looking statements are based on information we have when those statements are made or our management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to:

•	our history of recurring losses and negative cash flows from operating activities, significant future commitments and the uncertainty regarding the adequacy of our liquidity to pursue our complete business objectives;
•	our ability to complete clinical trials as anticipated and obtain and maintain regulatory approvals for our products;
•	our ability to adequately protect our intellectual property;
•	disputes over ownership of intellectual property;
•	our dependence on a single manufacturing facility and our ability to comply with stringent manufacturing quality standards and to increase production as necessary;
•	the risk that the data collected from our current and planned clinical trials may not be sufficient to demonstrate that the MGuard technology is an attractive alternative to other procedures and products;
•	intense competition in our industry, with competitors having substantially greater financial, technological, research and development, regulatory and clinical, manufacturing, marketing and sales, distribution and personnel resources than we do;
•	entry of new competitors and products and potential technological obsolescence of our products;
•	loss of a key customer or supplier;
•	technical problems with our research and products and potential product liability claims;
•	adverse economic conditions;
•	adverse federal, state and local government regulation, in the United States, Europe or Israel;
•	price increases for supplies and components;
•	inability to carry out research, development and commercialization plans; and
•	loss or retirement of key executives and research scientists.

You should review carefully the section entitled “Risk Factors” beginning on page 12 of this prospectus for a discussion of these and other risks that relate to our business and investing in shares of our common stock. The forward-looking statements contained in this prospectus are expressly qualified in their entirety by this cautionary statement. We do not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated events.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of the shares of common stock we are offering will be approximately $27.3 million. If the underwriters fully exercise the overallotment option, the total net proceeds of the shares we sell will be approximately $31.4 million. “Net proceeds” is what we expect to receive after paying the underwriting discount and other expenses of the offering.

We intend to use the net proceeds as follows:

•	We expect to use approximately $14.2 million to support the worldwide commercialization of MGuard Coronary in acute myocardial infarction. This is expected to include expanding our manufacturing capability, building our sales and marketing capacity, completing clinical trials and obtaining necessary government approvals, including FDA approval in the United States.
•	We expect to use approximately $13.1 million to redeem our convertible debentures due April 5, 2014, which bear interest at an annual rate of 8% and may be redeemed for a price equal to 112% of the amount of principal to be redeemed plus all accrued but unpaid interest and other amounts due thereunder. The proceeds from the convertible debentures were used to support the commercialization of MGuard Coronary, including sales and marketing efforts, our MASTER Trial and FDA trial and as working capital.
•	Any balance of the net proceeds will be used for general corporate purposes, including the development of future products.

Investors are cautioned, however, that expenditures may vary substantially from these uses. Investors will be relying on the judgment of our management, who will have broad discretion regarding the application of the proceeds of this offering. The amounts and timing of our actual expenditures will depend upon numerous factors, including the amount of cash generated by our operations, the amount of competition and other operational factors. We may find it necessary or advisable to use portions of the proceeds from this offering for other purposes.

From time to time, we evaluate these and other factors and we anticipate continuing to make such evaluations to determine if the existing allocation of resources, including the proceeds of this offering, is being optimized. Circumstances that may give rise to a change in the use of proceeds include:

•	a change in development plan or strategy;
•	the addition of new products or applications;
•	technical delays;
•	delays or difficulties with our clinical trials;
•	negative results from our clinical trials;
•	difficulty obtaining U.S. Food and Drug Administration approval;
•	failure to achieve sales as anticipated; and
•	the availability of other sources of cash including cash flow from operations and new bank debt financing arrangements, if any.

Until we use the net proceeds of this offering, we will invest the funds in short-term, investment grade, interest-bearing securities.

MARKET FOR OUR COMMON STOCK

Our common stock has been quoted on the OTC Bulletin Board since April 11, 2011 under the symbol NSPR. Prior to that date, there was no active market for our common stock.

The following table sets forth the high and low bid prices for our common stock for the periods indicated, as reported by the OTC Bulletin Board. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions. The quotations are adjusted for the one-for-four reverse stock split of our common stock that occurred on December 21, 2012.

Fiscal Year Ending June 30, 2013	High	Low
First Quarter	$10.00	$3.84
Second Quarter	$10.16	$3.01
Third Quarter (through February 28, 2013)	$4.25	$2.50

Transition Period Ended June 30, 2012	High	Low
First Quarter	$8.60	$4.40
Second Quarter	$7.40	$2.40

Fiscal Year Ended December 31, 2011	High	Low
Second Quarter	$11.56	$7.00
Third Quarter	$10.96	$7.20
Fourth Quarter	$10.36	$6.40

The last reported sales price of our common stock on the OTC Bulletin Board on February 28, 2013, was $2.70 per share. As of February 28, 2013, there were approximately 198 holders of record of our common stock.

DIVIDEND POLICY

In the past, we have not declared or paid cash dividends on our common stock, and we do not intend to pay any cash dividends on our common stock. Rather, we intend to retain future earnings, if any, to fund the operation and expansion of our business and for general corporate purposes.

CAPITALIZATION

The following table summarizes our cash and cash equivalents, certain other items from our historical consolidated balance sheet, and capitalization as of December 31, 2012:

•	on an actual basis; and
•	on an unaudited as adjusted basis, giving effect to (1) the one-for-four reverse stock split of our common stock that occurred on December 21, 2012, and (2) our receipt of the net proceeds from the sale by us in this offering, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us and the application of the net proceeds we will receive from this offering to redeem the convertible debentures, as described in “Use of Proceeds.”

For the purposes of the Capitalization discussion, we determined the assumed number of shares by dividing (x) $30,000,000 that we anticipate raising in this offering (excluding any shares sold pursuant to the underwriters’ overallotment option), by (y) an assumed offering price of $2.70 per share, which is the last reported sales price of our common stock on February 28, 2013. The actual number of shares sold in this offering will be determined by dividing (x) $30,000,000 by (y) the public offering price as mutually determined by the underwriters and us. In addition, for purposes of this Capitalization discussion, we did not take into account the issuance of any additional shares of common stock to the investors in our March 31, 2011 financing that would result in the event that the actual offering price of our common stock in this offering is below $6.00 per share. Based on the assumed offering price of $2.70 per share, we would be required to issue 460,943 additional shares of common stock to these investors. See “Risk Factors — Risks Related to Our Organization, Our Common Stock and This Offering — Should we issue shares in this offering at a price below $6.00 per share, it will result in the issuance of additional shares, without any new consideration, to the investors in our March 31, 2011 financing.”

	December 31, 2012 (unaudited)
	Actual	As Adjusted
Cash and cash equivalents	5,433	19,977
Equity:
Common stock, par value $0.0001 per share; 125,000,000 shares authorized; 18,026,680 and 29,137,791 shares issued and outstanding at December 31, 2012, actual and as adjusted, respectively	2	3
Preferred stock, par value $0.0001 per share; 5,000,000 shares authorized; none issued and outstanding at December 31, 2012	—	—
Additional paid-in capital	53,349	80,998
Accumulated deficit	(53,147)	(60,568)
Total equity	204	20,433

Each $1.00 increase (decrease) in the assumed offering price would increase (decrease) our pro forma net tangible book value per share after this offering by $0.08 per share and the dilution in pro forma net tangible book value to new investors in this offering by $0.92 per share, assuming that the aggregate offering price, as set forth on the cover page of this prospectus, remains the same.

DILUTION

The discussion assumes an offering price of $2.70 per share, which is the last reported sales price of our common stock on February 28, 2013.

Our net tangible book value on December 31, 2012 was approximately $(701,000), or $(0.04) per share. “Net tangible book value” is total assets minus the sum of liabilities and intangible assets. “Net tangible book value per share” is net tangible book value divided by the total number of shares outstanding.

After giving effect to adjustments relating to the offering, our pro forma net tangible book value on December 31, 2012, would have been approximately $19,528,000, or $0.67 per share. The adjustments made to determine pro forma net tangible book value per share are the following:

•	An increase in total assets to reflect the net proceeds of the offering as described under “Use of Proceeds.”
•	The addition of the number of shares offered by this prospectus to the number of shares outstanding.

The following table illustrates the pro forma increase in net tangible book value of $0.71 per share and the dilution (the difference between the offering price per share and net tangible book value per share) to new investors:

Assumed Public offering price per share	$2.70
Net tangible book value per share as of December 31, 2012	$(0.04)
Increase in net tangible book value per share attributable to the offering	$0.71
Pro forma net tangible book value per share as of December 31, 2012 after giving effect to the offering	$0.67
Dilution per share to new investors in the offering	$2.03

The following table shows the difference between existing stockholders and new investors with respect to the number of shares purchased from us, the total consideration paid and the average price paid per share.

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percent	Amount	Percent
Existing shareholders	18,026,680	62%	$28,125,832	48%	$1.56
New shareholders	11,111,111	38%	$30,000,000	52%	$2.70
Total	29,137,791	100%	$58,125,832	100%	$4.26

The foregoing tables and calculations are based on the number of shares of our common stock outstanding as of December 31, 2012 and exclude:

•	1,953,712 shares of common stock issuable upon the exercise of currently outstanding warrants with an exercise price of $7.20 per share;
•	637,500 shares of common stock issuable upon the exercise of currently outstanding warrants with an exercise price of $6.00 per share;
•	57,974 shares of common stock issuable upon the exercise of currently outstanding warrants with an exercise price of $4.93 per share;
•	1,770,663 shares of common stock issuable upon the conversion of our senior secured convertible debentures due April 5, 2015;
•	2,841,072 shares of common stock issuable upon the exercise of currently outstanding options with exercise prices ranging from $0.001 to $10.40 and having a weighted average exercise price of $4.96 per share;
•	2,390,315 shares of common stock available for future issuance under our 2011 UMBRELLA Option Plan; and
•	any additional shares of common stock that we would be required to issue to the investors in our March 31, 2011 financing in the event that the actual offering price of our common stock in this offering is below $6.00 per share. Based on an assumed offering price of $2.70 per share (which is the last reported sales price of our common stock on February 28, 2013), we would be required to issue 460,943 additional shares of common stock to our March 31, 2011 investors. See “Risk Factors — Risks Related to Our Organization, Our Common Stock and This Offering — Should we issue shares in this offering below $6.00 per share, it will result in the issuance of additional shares, without any new consideration, to the investors in our March 31, 2011 financing.”

SELECTED FINANCIAL AND OTHER DATA

The following selected consolidated financial data should be read in conjunction with the consolidated financial statements and the related notes thereto and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus. The balance sheet data at June 30, 2012 and December 31, 2011 and 2010 and the statement of operations data for the six months ended June 30, 2012 and each of the years ended December 31, 2011, 2010 and 2009 have been derived from the audited consolidated financial statements for such years, included in this prospectus. The balance sheet data at December 31, 2009 has been derived from audited consolidated financial statements not included in this prospectus. The balance sheet data at December 31, 2008 and 2007, and the statement of operations data for each of the years ended December 31, 2008 and 2007, have been derived from our books and records. The balance sheet data at December 31, 2012 and the statement of operations data for the six months ended December 31, 2012 and 2011 have been derived from the unaudited consolidated financial statements for such periods, included in this prospectus.

The share and per share amounts set forth below reflect the one-for-four reverse stock split of our common stock that occurred on December 21, 2012.

Statement of Operations Data

	Six Months Ended June 30, 2012	Year Ended December 31,					Six Months Ended December 31,
		2011	2010	2009	2008	2007	2012 (unaudited)	2011 (unaudited)
	(in thousands, except per share and percentage data)
Revenues	$2,071	$6,004	$4,949	$3,411	—	—	$1,859	$3,278
Cost of revenues	$1,377	$3,011	$2,696	$2,291	$404	$328	$777	$1,472
Gross profit (loss)	$694	$2,993	$2,253	$1,120	$(404)	$(328)	$1,082	$1,806
Gross margin	34%	50%	46%	33%	0	0	58%	55%
Total operating expenses	$7,852	$16,722	$5,472	$3,837	$5,627	$5,903	$8,729	$12,193
Net loss	$(7,081)	$(14,665)	$(3,420)	$(2,724)	$(6,495)	$(6,138)	$(9,426)	$(10,516)
Net loss per share – basic and diluted	$(0.42)	$(0.95)	$(0.28)	$(0.23)	$(0.56)	$(0.58)	$(0.54)	$(0.64)
Weighted average number of ordinary shares used in computing net loss per share – basic and diluted	17,044,221	15,359,925	12,308,632	11,914,713	11,591,183	10,661,788	17,401,025	16,374,636

Balance Sheet Data

	June 30, 2012	December 31,					December 31, 2012 (unaudited)
		2011	2010	2009	2008	2007
	(in thousands)
Cash and cash equivalents	$10,284	$5,094	$636	$376	$1,571	$2,717	$5,433
Restricted cash	$37	$91	$250	$302	$30	$34	$93
Working capital(1)	$10,759	$6,389	$(53)	$(1,289)	$589	$2,625	$(430)
Total assets	$16,014	$10,465	$4,355	$4,509	$4,448	$3,923	$11,597
Long-term liabilities	$7,078	$270	$1,325	$484	$898	$87	$1,861
Equity (capital deficiency)	$5,386	$6,754	$(914)	$(1,339)	$134	$2,949	$204

(1)	Working capital is equal to the difference between total current assets and total current liabilities.

SELECTED QUARTERLY FINANCIAL DATA

The following selected quarterly consolidated unaudited financial data should be read in conjunction with the consolidated financial statements and the related notes thereto and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus. The following table sets forth selected financial information for the dates and periods indicated. Our results for any of these periods are not necessarily indicative of the results to be expected for the year ending June 30, 2013 or for any other future period.

The share and per share amounts set forth below reflect the one-for-four reverse stock split of our common stock that occurred on December 21, 2012.

	Fiscal Year Ending June 30, 2013
	Quarter Ended September 30, 2012	Quarter Ended December 31, 2012
	(unaudited) (in thousands, except per share and percentage data)
Revenues	$509	$1,350
Cost of revenues	$230	$547
Gross profit	$279	$803
Gross margin	55%	60%
Total operating expenses	$3,560	$5,169
Net loss	$(7,506)	$(1,920)
Basic and diluted loss per common share	$(0.44)	$(0.11)
Basic and diluted common shares outstanding	17,074,235	17,727,815

	Six Months Ended June 30, 2012
	Quarter Ended March 31, 2012	Quarter Ended June 30, 2012
	(unaudited)
	(in thousands, except per share and percentage data)
Revenues	$1,138	$933
Cost of revenues	$574	$803
Gross profit	$564	$130
Gross margin	50%	14%
Total operating expenses	$3,690	$4,162
Net loss	$(3,140)	$(3,941)
Basic and diluted loss per common share	$(0.18)	$(0.23)
Basic and diluted common shares outstanding	17,044,737	17,043,704

	Fiscal Year Ended December 31, 2011
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(unaudited)
	(in thousands, except per share and percentage data)
Revenues	$1,686	$1,040	$1,986	$1,292
Cost of revenues	$899	$640	$801	$671
Gross profit	$787	$400	$1,185	$621
Gross margin	47%	38%	60%	48%
Total operating expenses	$1,957	$2,572	$3,335	$8,858
Net loss	$(1,895)	$(2,254)	$(2,283)	$(8,233)
Basic and diluted loss per common share	$(0.15)	$(0.14)	$(0.14)	$(0.49)
Basic and diluted common shares outstanding	12,699,725	15,983,565	16,075,171	16,674,356

	Fiscal Year Ended December 31, 2010
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(unaudited)
	(in thousands, except per share and percentage data)
Revenues	$2,097	$908	$1,223	$721
Cost of revenues	$1,337	$479	$561	$319
Gross profit	$760	$429	$662	$402
Gross margin	36%	47%	54%	56%
Total operating expenses	$1,404	$1,118	$1,379	$1,571
Net loss	$(729)	$(663)	$(847)	$(1,181)
Basic and diluted loss per common share	$(0.06)	$(0.05)	$(0.07)	$(0.10)
Basic and diluted common shares outstanding	12,148,810	12,278,366	12,372,615	12,420,054

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of financial condition and results of operations in conjunction with the “Selected Financial Information and Other Data,” “Selected Quarterly Financial Data” and our consolidated financial statements and the related notes thereto included elsewhere in this prospectus. In addition to historical information, the following discussion and analysis includes forward-looking information that involves risks, uncertainties and assumptions. Our actual results and the timing of events could differ materially from those anticipated by these forward-looking statements as a result of many factors, including those discussed under “Risk Factors” and elsewhere in this prospectus. See “Special Note Regarding Forward-Looking Statements” included elsewhere in this prospectus.

Overview

We are a medical device company focusing on the development and commercialization of our proprietary stent platform technology, MGuard. MGuard provides embolic protection in stenting procedures by placing a micron mesh sleeve over a stent. Our initial products are marketed for use mainly in patients with acute coronary syndromes, notably acute myocardial infarction (heart attack) and saphenous vein graft coronary interventions (bypass surgery).

On March 31, 2011, we completed a series of share exchange transactions pursuant to which we acquired all of the capital stock of InspireMD Ltd., a company formed under the laws of the State of Israel, in exchange for an aggregate of 12,666,665 (as adjusted for the one-for-four reverse stock split of our common stock that occurred on December 21, 2012) shares of our common stock. As a result of these share exchange transactions, InspireMD Ltd. became our wholly-owned subsidiary, we discontinued our former business and succeeded to the business of InspireMD Ltd. as our sole line of business.

The share exchange transactions were accounted for as a recapitalization. InspireMD Ltd. is the acquirer for accounting purposes and we are the acquired company. Accordingly, the historical financial statements presented and the discussion of financial condition and results of operations herein are those of InspireMD Ltd., retroactively restated for, and giving effect to, the number of shares received in the share exchange transactions, and do not include the historical financial results of our former business. The accumulated earnings of InspireMD Ltd. were also carried forward after the share exchange transactions and earnings per share have been retroactively restated to give effect to the recapitalization for all periods presented. Operations reported for periods prior to the share exchange transactions are those of InspireMD Ltd.

On June 1, 2012, our board of directors approved a change in our fiscal year-end from December 31 to June 30, effective June 30, 2012.

We effectuated a one-for-four reverse stock split of our common stock on December 21, 2012.

During the past several months, we have been realigning our distributor relationships in anticipation of results from our MASTER Trial, which were published on October 24, 2012. The MASTER trial is the first major randomized study comparing the MGuard Coronary to commercially-approved bare metal or drug-eluting stents in primary angioplasty for the treatment of acute STEMI, the most severe form of heart attack. As such, we are in the process of appointing new distributors in certain territories, and believe that new incentives and broader responsibilities have strengthened arrangements with our best and most experienced country and regional partners. Third party distributors are also being replaced by direct sales channels in key European countries where end user average selling prices and the lack of strong distributors are limiting factors. These activities caused our sales for the six months ended December 31, 2012 to decrease to approximately $1.9 million, as compared to $3.3 million during the same period in 2011.

Critical Accounting Policies

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates using assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of sales and expenses during the reporting periods. Actual results could differ from those estimates.

As applicable to these consolidated financial statements, the most significant estimates and assumptions relate to inventory write-off, provisions for returns, legal contingencies, estimation of the fair value of share-based compensation and estimation of the fair value of warrants.

Functional currency

The currency of the primary economic environment in which our operations are conducted is the U.S. dollar (“$” or “dollar”). Accordingly, the functional currency of us and of our subsidiaries is the dollar.

The dollar figures are determined as follows: transactions and balances originally denominated in dollars are presented in their original amounts. Balances in foreign currencies are translated into dollars using historical and current exchange rates for non-monetary and monetary balances, respectively. The resulting translation gains or losses are recorded as financial income or expense, as appropriate. For transactions reflected in the statements of operations in foreign currencies, the exchange rates at transaction dates are used. Depreciation and changes in inventories and other changes deriving from non-monetary items are based on historical exchange rates.

Fair value measurement

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

In determining fair value, we use various valuation approaches, including market, income and/or cost approaches. Hierarchy for inputs is used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability developed based on market data obtained from sources independent of us. Unobservable inputs are inputs that reflect our assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. The hierarchy is broken down into three levels based on the reliability of inputs.

Concentration of credit risk and allowance for doubtful accounts

Financial instruments that may potentially subject us to a concentration of credit risk consist of cash, cash equivalents and restricted cash, which are deposited in major financial institutions in the United States, Israel and Germany, and trade accounts receivable. Our trade accounts receivable are derived from revenues earned from customers from various countries. We perform ongoing credit evaluations of our customers’ financial condition and, generally, require no collateral from our customers. We also have a credit insurance policy for some of our customers. We maintain an allowance for doubtful accounts receivable based upon the expected ability to collect the accounts receivable. We review our allowance for doubtful accounts quarterly by assessing individual accounts receivable and all other balances based on historical collection experience and an economic risk assessment. If we determine that a specific customer is unable to meet its financial obligations to us, we provide an allowance for credit losses to reduce the receivable to the amount our management reasonably believes will be collected. To mitigate risks, we deposit cash and cash equivalents with high credit quality financial institutions. Provisions for doubtful debts are netted against “Accounts receivable-trade.”

Inventory

Inventories include finished goods, work in process and raw materials. Inventories are stated at the lower of cost (cost is determined on a “first-in, first-out” basis) or market value. Our inventories generally have a limited shelf life and are subject to impairment as they approach their expiration dates. We regularly evaluate the carrying value of our inventories and when, in our opinion, factors indicate that impairment has occurred, we establish a reserve against the inventories’ carrying value. Our determination that a valuation reserve might be required, in addition to the quantification of such reserve, requires us to utilize significant judgment. Although we make every effort to ensure the accuracy of forecasts of future product demand, any significant unanticipated decreases in demand could have a material impact on the carrying value of our inventories and reported operating results. With respect to inventory on consignment, see “Revenue recognition” below.

Revenue recognition

Revenue is recognized when delivery has occurred, evidence of an arrangement exists, title and risks and rewards for the products are transferred to the customer, collection is reasonably assured and product returns can be reliably estimated. When product returns can be reliably estimated a provision is recorded, based on historical experience, and deducted from revenues. The provision for sales returns and related costs are included in “Accounts payable and accruals — Other” under “Current liabilities” and “Inventory on consignment,” respectively.

When returns cannot be reliably estimated, both related revenues and costs are deferred, and presented under “Deferred revenues” and “Inventory on consignment,” respectively.

As of December 31, 2012, there are no deferred revenues related to sales for which the rate of return cannot be reliably estimated.

Our revenue arrangements may contain delivery of free products upon the achievement of sales targets. Each period, we estimate the amount of free products to which these distributors will be entitled based upon the expected achievement of sales targets and defer a portion of revenues accordingly.

We recognize revenue net of value added tax.

Research and development costs

Research and development costs are charged to the statement of operations as incurred.

Share-based compensation

Employee option awards are classified as equity awards and accounted for using the grant-date fair value method. The fair value of share-based awards is estimated using the Black-Scholes valuation model, which is expensed over the requisite service period, net of estimated forfeitures. We estimate forfeitures based on historical experience and anticipated future conditions.

We elected to recognize compensation expense for awards with only service conditions that have graded vesting schedules using the accelerated multiple option approach.

We account for equity instruments issued to third party service providers (non-employees) by recording the fair value of the options granted using an option pricing model, at each reporting period, until rewards are vested in full. The expense is recognized over the vesting period using the accelerated multiple option approach. The expense relates to options granted to third party service providers with respect to successful investor introductions that are recorded at their fair value in equity, as issuance costs.

In addition, certain of our share-based awards are performance based, i.e., the vesting of these awards depends upon achieving certain goals. We estimate the expected pre-vesting award probability, i.e., the expected likelihood that the performance conditions will be achieved, and only recognize expense for those shares expected to vest.

Uncertain tax and value added tax positions

We follow a two-step approach to recognizing and measuring uncertain tax and value added tax positions. The first step is to evaluate the tax and value added tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit. The second step is to measure the tax and value added tax benefit as the largest amount that is more than 50% and 75%, respectively, likely of being realized upon ultimate settlement. Such liabilities are classified as long-term, unless the liability is expected to be resolved within twelve months from the balance sheet date. Our policy is to include interest and penalties related to unrecognized tax benefits within financial expenses.

Results of Operations

Six Months Ended December 31, 2012 Compared to Six Months Ended December 31, 2011

Revenues.  For the six months ended December 31, 2012, total revenue decreased approximately $1.4 million, or 43.3%, to approximately $1.9 million from approximately $3.3 million during the same period in 2011. The following is an explanation of the approximately $1.4 million decrease in revenue broken down by its main two components, a decrease in gross revenues of approximately $1.5 million, and a net increase in deferred revenues of approximately $0.1 million.

For the six months ended December 31, 2012, total gross revenue decreased by approximately $1.5 million, or approximately 46.2%, to approximately $1.8 million from approximately $3.3 million during the same period in 2011. This decrease in total gross revenue is entirely attributable to a decrease in sales volume of approximately $1.5 million, or approximately 46.6%, partially offset by price increases to our repeat distributors of approximately $14,000, or approximately 0.4%. The $1.5 million decrease was attributable primarily to activities in anticipation of the release of our MASTER trial results at the Transcatheter Cardiovascular Therapeutics (TCT) meeting in Miami, Florida, which included evaluating and appointing new distributors in some territories, as well as replacing third party distributors with direct sales channels in key European countries where end user average selling prices and the lack of strong distributors have limited sales. Broken out by region, the decrease in gross revenue was mainly attributable to a decrease of approximately $0.8 million in gross revenue from our distributor in Europe, a decrease of approximately $0.6 million in gross revenue from our distributors in Central and South America, a decrease of approximately $0.3 million in gross revenue from our distributors in Israel and a decrease of approximately $0.1 million in gross revenue from our distributors in Africa. These decreases were partially offset by an increase of approximately $0.3 million in gross revenue from our distributors in Asia.

Net deferred revenue during the six months ended December 31, 2012 increased to approximately $83,000 recognized in revenue from approximately $(24,000) deferred from revenue during the same period in 2011. The revenue recognized and deferred during both periods related to our provision for returns, which is calculated based on our history of returns, and recognized one year later. The reason for the increase in the six months ended December 31, 2012, compared to the same period in 2011, is the decrease in sales between periods, as well as our reassessment of the provision for returns during the six months ended December 31, 2012. Our reassessment of the provision for returns of approximately $55,000 was based on a comparison of our history of returns against the percentage of sales we had been recording in the provision.

Gross Profit.  For the six months ended December 31, 2012, gross profit (revenue less cost of revenues) decreased 40.1%, or approximately $0.7 million, to approximately $1.1 million from approximately $1.8 million during the same period in 2011. The decrease in gross profit is attributable to a decrease in net sales of approximately $1.4 million, partially offset by a decrease in cost of goods sold of approximately $0.7 million. Gross margin increased from 55.1% in the six months ended December 31, 2011 to 58.2% in the six months ended December 31, 2012.

Royalties’ Buyout Expenses. For the six months ended December 31, 2012, we incurred approximately $0.9 million in royalties’ buyout expenses relating to the restructuring of our royalty agreement for MGuard Prime (see “Business - Manufacturing and Suppliers” below for explanation). There was no such expense during the six months ended December 31, 2011. Royalties’ buyout expenses as a percentage of revenue was 49.4% for the six months ended December 31, 2012.

Research and Development Expenses.  For the six months ended December 31, 2012, research and development expenses increased 59.4%, or approximately $0.8 million, to approximately $2.2 million from approximately $1.4 million during the same period in 2011. The increase in cost resulted primarily from higher clinical trial expenses of approximately $0.7 million, attributable mainly to a clinical trial for our MGuard Carotid product (approximately $0.3 million), our planned U.S. Food and Drug Administration trial (approximately $0.2 million) and the MASTER Trial (approximately $0.2 million). In addition to the increase in clinical trial expenses, there was an increase of approximately $0.1 million in salaries and share-based compensation related to the hiring of additional clinical trial personnel. Research and development expense as a percentage of revenue increased to 118.5% for the six months ended December 31, 2012 from 42.1% in the same period in 2011.

Selling and Marketing Expenses.  For the six months ended December 31, 2012, selling and marketing expenses increased 73.3%, or approximately $0.7 million, to approximately $1.6 million, from approximately $0.9 million during the same period in 2011. The increase in selling and marketing expenses resulted primarily from an increase of approximately $0.4 million in expenditures related to the Transcatheter Cardiovascular Therapeutics (TCT) meeting in Miami, Florida, where we announced our successful MASTER trial results,approximately $0.2 million of additional salaries expense as we expanded our sales activities worldwide, and approximately $0.1 million of additional travel expense. Selling and marketing expenses as a percentage of revenue increased to 86.5% in 2012 from 28.3% in 2011.

General and Administrative Expenses.  For the six months ended December 31, 2012, general and administrative expenses decreased 59.5%, or approximately $5.9 million, to approximately $4.0 million from approximately $9.9 million during the same period in 2011. This decrease resulted primarily from a decrease in share-based compensation of $6.8 million (which predominately pertained to directors’ compensation), partially offset by an increase of approximately $0.4 million in legal fees, an increase of approximately $0.2 million in bad debt expense, an increase of approximately $0.1 million in rent expense and an increase of approximately $0.2 million in miscellaneous expenses. General and administrative expenses as a percentage of revenue decreased to 215.2% in 2012 from 301.5% in 2011.

Financial Expenses.  For the six months ended December 31, 2012, financial expenses increased 1,076.9%, or approximately $1.6 million to approximately $1.7 million from approximately $0.1 million during the same period in 2011. The increase resulted primarily from approximately $2.1 million of amortization expense pertaining to our convertible debentures and their related issuance costs, partially offset by approximately $0.3 million of financial income pertaining to the revaluation of certain of our warrants due to our stock price decreasing to $3.90 on December 31, 2012, from $4.24 on June 30, 2012 and approximately $0.1 million for the favorable impact of exchange rate differences for the six months ended December 31, 2012. Financial expense as a percentage of revenue increased from 4.5% in 2011, to 93.1% in 2012.

Tax Expenses.  For the six months ended December 31, 2012, tax expense increased by approximately $0.1 million from approximately $(18,000) for the six months ended December 31, 2011, to approximately $49,000 during the same period in 2012.

Net Loss.  Our net loss decreased by approximately $1.1 million, or 10.4%, to approximately $9.4 million for the six months ended December 31, 2012 from approximately $10.5 million during the same period in 2011. The decrease in net loss resulted primarily from a decrease of approximately $3.5 million in operating expenses (see above for explanation), partially offset by an increase of approximately $1.6 million in financial expenses (see above for explanation), a decrease of approximately $0.7 million in gross profit and an increase of approximately $0.1 million in tax expenses.

Six Month Period Ended June 30, 2012 Compared to Six Month Period Ended June 30, 2011

Revenue.  For the six month period ended June 30, 2012, total revenue decreased approximately $0.6 million, or 24.0%, to approximately $2.1 million from approximately $2.7 million during the same period in 2011. The $0.6 million decrease was attributable to a decrease in sales volume, as described more fully below. The following is an explanation of the approximately $0.6 million decrease in revenue broken down by its main two components, a decrease in gross revenues of approximately $0.5 million and a net decrease in deferred revenues recognized of approximately $0.1 million.

For the six month period ended June 30, 2012, total gross revenue decreased by approximately $0.5 million, or 19.6%, to approximately $2.0 million from approximately $2.5 million during the same period in 2011. This decrease in total gross revenue is predominantly sales volume based, with decreased sales volume accounting for approximately $340,000, or approximately 13.0%, and price decreases to our repeat distributors accounting for the remaining approximately $150,000, or approximately 6.0%. With respect to individual markets, this decrease in gross revenue was mainly attributable to the fact that we did not have any sales to our distributor in India during the six month period ended June 30, 2012, compared to sales of approximately $1.2 million to this distributor during the same period in 2011, a decrease of approximately $0.2 million of gross revenue from our distributor in Spain, a decrease of approximately $0.1 million of gross revenue from our distributor in Argentina, a decrease of approximately $0.1 million of gross revenue from our distributor in France and a decrease of approximately $0.1 million of gross revenue from our distributor in Israel. These decreases were partially offset by an increase of approximately $0.5 million of gross revenues from our distributor in Russia, an increase of approximately $0.2 million of gross revenue from our distributor in Italy, an increase of approximately $0.2 million of gross revenue from our distributor in Germany, an increase of approximately $0.1 million of gross revenue from our distributor in Poland, and an increase of approximately $0.1 million of gross revenue from our distributor in Mexico, and an increase of approximately $0.1 million from our remaining distributors, all due to higher sales volumes to these distributors.

For the six month period ended June 30, 2012, net deferred revenue recognized decreased by approximately $0.1 million, or 66.8%, to approximately $0.1 million from approximately $0.2 million during the same period in 2011. This decrease was almost entirely sales volume based, partially offset by approximately $0.1 million in price increases to our repeat distributors. The deferred revenue recognized during the six month period ended June 30, 2012 was comprised primarily of approximately $0.1 million of revenue that we deferred from a shipment to India in the first six months of 2011. Our net deferred revenue for the six month period ended June 30, 2011 consisted of approximately $0.1 million of deferred revenue from our distributor in India, offset by recognized revenue of approximately $0.1 million from our distributors in Israel, approximately $0.1 million from our distributor in Brazil, and approximately $0.1 million from other distributors.

Gross Profit.  For the six month period ended June 30, 2012, gross profit (revenue less cost of revenues) decreased 41.5%, or approximately $0.5 million, to approximately $0.7 million from approximately $1.2 million during the same period in 2011. Gross margin decreased from 43.5% in the six month period ended June 30, 2011 to 33.5% in the six month period ended June 30, 2012. In addition to our decrease in sales, the primary reason for the decrease in gross profit was a write-off of approximately $0.4 million of slow moving inventory, which accounted for approximately 89.7% of the decrease mentioned above. We were able to partially offset these decreases with reduced production cost per stent driven by economies of scale. For the six month period ended June 30, 2012, our average selling price per stent recognized in revenue was $584, and we recognized the sale of 3,548 stents, compared to an average price of $541 per stent and 5,040 stents recognized in revenue for the same period in 2011. Our cost of goods sold per stent increased from an average of $305 per stent recognized in revenue for the six month period ended June 30, 2011 to an average of $388 per stent for the same period in 2012.

Research and Development Expense.  For the six month period ended June 30, 2012, research and development expense increased 138.5% or approximately $1.5 million, to approximately $2.6 million, from approximately $1.1 million during the same period in 2011. The increase in cost resulted primarily from higher clinical trial expenses of approximately $1.2 million, attributable mainly to the MGuard for Acute ST Elevation Reperfusion Trial (MASTER Trial) (approximately $0.7 million), the U.S. Food and Drug Administration clinical trial (approximately $0.3 million) and the MGuard Carotid clinical trial (approximately $0.2 million), an increase of approximately $0.1 million in salaries, approximately $0.1 million in share-based compensation and approximately $0.1 million in miscellaneous expenses. Research and development expense as a percentage of revenue increased to 125.9% for the six month period ended June 30, 2012 from 40.1% in the same period in 2011.

Selling and Marketing Expense.  For the six month period ended June 30, 2012, selling and marketing expense increased 19.2%, or approximately $0.2 million, to approximately $1.2 million, from approximately $1.0 million during the same period in 2011. The increase in selling and marketing expense resulted primarily from approximately $0.2 million of additional salaries and approximately $0.1 million of additional share-based compensation principally for newly hired sales personnel in connection with the expansion of our sales activities worldwide, and approximately $0.2 million in advertising expenses. This increase was partially offset by a decrease of approximately $0.1 million of commissions pertaining mainly to our first time shipment of approximately $1.2 million to our distributor in India during the six month period ended June 30, 2011 (no such sale occurred in the same period of 2012), approximately $0.1 million in share-based compensation to consultants and approximately $0.1 million in miscellaneous expenses. Selling and marketing expense as a percentage of revenue increased to 60.2% for the six month period ended June 30, 2012 from 38.3% in the same period in 2011.

General and Administrative Expense.  For the six month period ended June 30, 2012, general and administrative expense increased 67.3%, or approximately $1.6 million, to approximately $4.0 million from $2.4 million during the same period in 2011. The increase resulted primarily from an increase in share-based compensation of $1.2 million, predominately related to directors’ compensation, an increase of approximately $0.2 million in rent expense related to our move to a new location to support our expanding sales activities, an increase of approximately $0.1 million in audit fees to accommodate and comply with the reporting requirements of the Securities and Exchange Commission, approximately $0.1 million in legal fees, related primarily to compliance with the reporting requirements of the Securities and Exchange Commission, approximately $0.1 million of fees paid to consultants that was also related primarily to compliance with the reporting requirements of the Securities and Exchange Commission, and approximately $0.3 million in miscellaneous expenses. This increase was partially offset by a decrease of approximately $0.4 million in litigation expenses. General and administrative expense as a percentage of revenue increased to 193.1% for the six month period ended June 30, 2012 from 87.7% in the same period in 2011.

Financial Expenses (Income).  For the six month period ended June 30, 2012, financial expense decreased 113.9%, or approximately $0.9 million, to approximately $0.1 million of financial income from $0.8 million of financial expense during the same period in 2011. The decrease in expense resulted primarily from approximately $1.3 million of financial income from the revaluation of warrants pertaining to our convertible debentures, partially offset by approximately $1.2 million of amortization expense pertaining to the same convertible debentures and their related issuance costs in the six month period ended June 30, 2012, as compared to a one-time financial expense recording of approximately $0.6 million in the first six month period of 2011 pertaining to the revaluation of an outstanding convertible loan at fair value prior to redemption and approximately $0.2 million for the favorable impact of exchange rate differences for the six month period ended June 30, 2011. Financial expense as a percentage of revenue was 28.9% for the six month period ended June 30, 2011, compared to 5.3% of financial income for the same period in 2012.

Tax Expenses.  Tax expense remained relatively flat at $32,000 for the six month period ended June 30, 2012, as compared to $20,000 during the same period in 2011.

Net Loss.  Our net loss increased by approximately $2.9 million, or 70.7%, to $7.1 million for the six month period ended June 30, 2012, from $4.2 million during the same period in 2011. The increase in net loss resulted primarily from an increase in operating expenses of approximately $3.3 million (see above for explanation) and a decrease of approximately $0.5 million in gross profit (see above for explanation). This increase was partially offset by a decrease in financial expenses (income) of approximately $0.9 million (see above for explanation).

Twelve Months Ended December 31, 2011 Compared to Twelve Months Ended December 31, 2010

Revenue.  For the twelve months ended December 31, 2011, total revenue increased approximately $1.1 million, or 21.3%, to approximately $6.0 million from approximately $4.9 million during the same period in 2010. The $1.1 million increase was attributable primarily to an increase in sales volume, as described more fully below. The following is an explanation of the approximately $1.1 million increase in revenue broken down by its main two components, an increase in gross revenues of approximately $2.5 million offset by a net decrease in deferred revenues of approximately $1.4 million.

For the twelve months ended December 31, 2011, total gross revenue increased by approximately $2.5 million, or 77.6%, to approximately $5.7 million from approximately $3.2 million during the same period in 2010. This increase in total gross revenue was predominantly sales volume based, with increased sales volume accounting for approximately $2.3 million, or approximately 72.5%, and price increases accounting for the remaining approximately $0.2 million, or approximately 5.1%. In general, we focused on opening new markets, such as India, and also increasing sales in existing markets by presenting clinical data at conferences and individual presentations to doctors about the merits of MGuard Coronary. With respect to individual markets, this increase in gross revenue is mainly attributable to the first time shipment of approximately $1.2 million to our distributor in India during the twelve months ended December 31, 2011, an increase of approximately $0.4 million of gross revenue from our new distributor in Russia, an increase of approximately $0.4 million of gross revenue from our distributor in Israel, an increase of approximately $0.3 million of gross revenue from our distributor in Brazil, an increase of approximately $0.2 million of gross revenue from our distributor in Spain, an increase of approximately $0.2 million of gross revenue from our distributor in Argentina, an increase of approximately $0.1 million of gross revenue from our distributor in South Africa, an increase of approximately $0.1 million of gross revenue from our new distributor in Ukraine, an increase of approximately $0.1 million of gross revenue from our new distributor in the Netherlands and an increase of approximately $0.1 million of gross revenue from our distributor in Mexico. This increase was partially offset by a decrease of approximately $0.2 million in gross revenue from our distributor in Germany, a decrease of approximately $0.2 million in gross revenue from our distributor in Pakistan, a decrease of approximately $0.2 million from our distributor in Poland, a decrease of approximately $0.1 million in gross revenue from our distributor in Italy, and a decrease of approximately $0.1 million in gross revenue to our distributor in France, all due to lower sales volume to these distributors. We also shipped and recognized gross revenue for approximately $0.2 million more from our remaining distributors during the twelve months ended December 31, 2011, as compared to the same period in 2010.

For the twelve months ended December 31, 2011, net deferred revenue recognized decreased by approximately $1.4 million, or 83.8%, to approximately $0.3 million from approximately $1.7 million during the same period in 2010. The key driver of this decrease was a decrease in the volume of revenue deferred to 2011 compared to the volume of revenue deferred to 2010, accounting for approximately $1.3 million or approximately 74.5%, with the remaining approximately $0.1 million, or 9.3%, being driven by price decreases in the revenue deferred to 2011 compared to the revenue deferred to 2010. Revenue recognition out of deferred income had less of an impact in 2011 as compared to 2010 due to the fact that we deferred mainly shipments in 2008 and 2009 that were recognized in 2010. In 2010, only a small set of customers had a large portion of their revenues deferred until 2011.

For the twelve months ended December 31, 2011, our net deferred revenue consisted of approximately $0.2 million attributable to our distributor in Israel, approximately $0.1 million to our distributor in Brazil, and approximately $0.1 million to our distributor in Poland, offset by approximately $0.1 million deferred for a shipment to our distributor in India. Our distributor in Israel had a contractual right to return all purchases to us within 18 months of the purchase date. Due to our inability to accurately estimate the amount of future returns, all sales to this distributor were deferred until this 18 month return period elapsed. On May 9, 2011, our distributor in Israel agreed to revoke its previous rights to return purchases, resulting in all future sales being final. The deferred revenue of approximately $0.2 million recognized during the twelve months period ended December 31, 2011 accounted for all previous purchases by the distributor that the distributor no longer had a contractual right to return and were not yet recognized as revenues. Our distributor in Brazil has a contractual right to return all purchases for up to six months from the delivery date. Due to our inability to accurately estimate the amount of future returns by our distributor in Brazil, all sales made to it were also deferred until the six month return period elapsed. The deferred revenue of approximately $0.1 million recognized during the twelve months period ended December 31, 2011 accounted for purchases made in December 2010 that were not returned by the Brazilian distributor and were not yet recognized as revenues. In 2011, it was decided that due to lack of actual returns from the Brazilian distributor, despite the clause in its contract, we will no longer defer revenue pertaining to current shipments. Our distributor in India made its first purchase in 2011. Because of our inexperience with this distributor, management decided to defer a portion of the shipment to 2012, when it could better determine if a portion of it would be returned.

For the twelve months ended December 31, 2010, net deferred revenue recognized of approximately $1.7 million was comprised mainly of shipments from 2008 and 2009 to our distributor in Poland of approximately $1.3 million, to our distributor in Brazil of approximately $0.3 million, and to our distributor in Sri Lanka of approximately $0.1 million. For the twelve months ended December 31, 2010, our distributor in Poland, subject to our sole discretion, had the right to return our products. Because we were unable to develop estimates for the level of returns, the $1.3 million worth of shipments made to the distributor in Poland that we recorded as deferred revenues were only recognized during the twelve months ended December 31, 2010 as revenues. As noted above, our distributor in Brazil has a contractual right to return all purchases for up to six months from the delivery date. As also noted above, due to our inability to accurately estimate the rate of return by this distributor, all sales made to it were also deferred until the six month return period elapsed. The deferred revenue of approximately $0.3 million recognized during the twelve months period ended December 31, 2010 accounted for purchases made in December 2009 that were not returned and were not yet recognized as revenues.

Gross Profit.  For the twelve months ended December 31, 2011, gross profit increased 32.8%, or approximately $0.7 million, to approximately $3.0 million from approximately $2.3 million during the same period in 2010. Gross margin increased from 45.5% in the twelve months ended December 31, 2010 to 49.9% in the twelve months ended December 31, 2011. In addition to an increase in sales, we were able to improve our gross profit because of reduced production cost per stent driven by reduction in price per unit from our subcontractor and economies of scale. For the twelve months ended December 31, 2011, our average selling price per stent recognized in revenue was $571, and we recognized the sale of 10,523 stents, compared to an average price of $606 per stent and 8,171 stents recognized in revenue for the same period in 2010. Our cost of goods sold per stent decreased from an average of $330 per stent recognized in revenue for the twelve months ended December 31, 2010 to an average of $286 per stent for the same period in 2011. The higher price per stent for the twelve months ended December 31, 2010 was effected by the price of stents sold in 2008 and 2009 to one of our European distributors in Euros when the Euro was much stronger than the U.S. dollar, at an average price of $997 when translated to U.S. dollars.

Research and Development Expense.  For the twelve months ended December 31, 2011, research and development expense increased 84.9%, or approximately $1.2 million, to approximately $2.5 million from approximately $1.3 million during the same period in 2010. The increase in cost resulted primarily from higher clinical trial expenses of approximately $1.2 million, attributable mainly to the U.S. Food and Drug Administration clinical trial (approximately $0.9 million) and the MGuard for Acute ST Elevation Reperfusion Trial (MASTER Trial) (approximately $0.3 million), and an increase of approximately $0.3 million in salaries, offset by an approximately $0.2 million reduction in miscellaneous expenses and an approximately $0.1 million reduction in share-based compensation. Research and development expense as a percentage of revenue increased to 41.2% for the twelve months ended December 31, 2011 from 27.0% in the same period of 2010.

Selling and Marketing Expense.  For the twelve months ended December 31, 2011, selling and marketing expense increased 59.6%, or approximately $0.7 million, to approximately $2.0 million, from approximately $1.3 million during the same period in 2010. The increase in selling and marketing expense resulted primarily from approximately $0.3 million of additional salaries and approximately $0.4 of share-based compensation principally for newly hired sales personnel in connection with the expansion of our sales activities worldwide, and approximately $0.1 million of commissions pertaining mainly to our first time shipment of approximately $1.2 million to our distributor in India. This increase was partially offset by a decrease of approximately $0.1 million in advertising expenses. Selling and marketing expense as a percentage of revenue increased to 32.9% in 2011 from 25.0% in 2010.

General and Administrative Expense.  For the twelve months ended December 31, 2011, general and administrative expense increased 323.6%, or approximately $9.4 million, to approximately $12.3 million from $2.9 million during the same period in 2010. The increase resulted primarily from an increase in share-based compensation of $7.5 million, which predominately pertains to directors’ compensation, an increase of approximately $0.5 million in salary expenses (due to an increase in employee infrastructure to accommodate and comply with the reporting requirements of the Securities and Exchange Commission), an increase in investor related activities of approximately $0.5 million (due to us having been a publicly reporting company during the twelve months ended December 31, 2011, but not during the same period in 2010), an increase of approximately $0.5 million in litigation expenses (primarily due to a provision for our potential loss related to a threatened lawsuit from a finder claiming a future success fee and commissions for assistance in finding our distributor in Brazil), approximately $0.3 million in legal fees (also related primarily to compliance with the reporting requirements of the Securities and Exchange Commission), and approximately $0.2 million in audit fees to accommodate and comply with the reporting requirements of the Securities and Exchange Commission. This increase was partially offset by a decrease of approximately $0.1 million in miscellaneous expenses. General and administrative expense as a percentage of revenue increased to 204.4% in 2011 from 58.6% in 2010.

Financial Expenses (Income).  For the twelve months ended December 31, 2011, financial expense increased 506.5%, or approximately $0.8 million, to approximately $1.0 million from $0.2 million during the same period in 2010. The increase in expense resulted primarily from a one-time financial expense recording of approximately $0.6 million in the first quarter of 2011 pertaining to the revaluation of an outstanding convertible loan at fair value prior to redemption and approximately $0.2 million for the favorable impact of exchange rate differences for the twelve months ended December 31, 2010 that did not occur during the twelve months ended December 31, 2011. Financial expense as a percentage of revenue increased from 3.1% in 2010, to 15.6% in 2011.

Tax Expenses.  Tax expense remained relatively flat at $2,000 for the twelve months ended December 31, 2011, as compared to $47,000 during the same period in 2010.

Net Loss.  Our net loss increased by approximately $11.3 million, or 328.8%, to $14.7 million for the twelve months ended December 31, 2011 from $3.4 million during the same period in 2010. The increase in net loss resulted primarily from an increase in operating expenses of approximately $11.2 million (see above for explanation) and an increase of approximately $0.8 million in financial expenses (income) (see above for explanation). This increase was partially offset by an increase in gross profit of approximately $0.7 million (see above for explanation).

Twelve Months Ended December 31, 2010 Compared to Twelve Months Ended December 31, 2009

Revenues.  For the twelve months ended December 31, 2010, total revenue increased approximately $1.5 million, or 45.1%, to approximately $4.9 million from approximately $3.4 million in 2009. The $1.5 million increase in revenue was primarily attributable to an increase in the amount of net deferred revenues recognized during 2010.

For a description of the revenue deferred to 2010, see “Twelve months ended December 31, 2011 compared to twelve months ended December 31, 2010” above.

For the twelve months ended December 31, 2009, net deferred revenue of approximately $0.1 million was comprised mainly of shipments made in 2009 but deferred and recognized in 2010 to our distributor in Brazil in the amount of approximately $0.4 million, to our distributor in Poland in the amount of $0.2 million and to our distributor in Israel in the amount of $0.2 million, offset by shipments made in 2008 but deferred and recognized in revenue in 2009 from our distributor in Italy in the amount of $0.5 million, and from our distributor in Cyprus in the amount of $0.2 million. Because 2008 was our first year of sales and we were unable to accurately estimate the amount of future returns of our products, all revenues from shipments made in 2008 were deferred and recognized in 2009. The deferred revenue for each distributor recognized during the twelve month period ended December 31, 2009 accounted for the purchases made in the twelve month period ended December 31, 2008 that were not returned by either distributor and were not yet recognized as revenues. See also “Twelve months ended December 31, 2011 compared to twelve months ended December 31, 2010” above for the reasons why such revenue was deferred and/or recognized for certain of the distributors listed above.

Total gross revenue for the twelve months ended December 31, 2010 remained relatively flat in comparison to the twelve months ended December 31, 2009, increasing by approximately $46,000. This increase was predominantly sales volume based, with increased sales volume accounting for approximately $263,000, offset by price decreases in the amount of $217,000. The increase in sales volume was evenly distributed among our distributors. The decrease in prices were due to our penetration of newly opened markets, namely Brazil, Slovakia and Cyprus in 2010, which required reduced prices as compared to 2009.

Gross Profit.  For the twelve months ended December 31, 2010, gross profit (revenue less cost of revenues) increased 101.2%, or approximately $1.1 million, to approximately $2.2 million from approximately $1.1 million during the same period in 2010. Our gross margin percentage for the twelve months ended December 31, 2010 increased to 45.5% of revenues, compared to 32.8% during the same period in 2009. In addition to an increase in sales, we were able to improve our gross profit because of reduced production cost per stent driven by reduction in price per unit from our subcontractor and economies of scale. For the twelve months ended December 31, 2010, our average selling price per stent recognized in revenue was $606, and we recognized the sale of 8,171 stents, compared to an average price of $577 per stent and 5,910 stents recognized in revenue for the same period in 2009. Our cost of goods sold per stent decreased from an average of $380 per stent recognized in revenue for the twelve months ended December 31, 2009 to an average of $330 per stent for the same period in 2010. The higher price per stent for the twelve months ended December 31, 2010 was affected by the price of stents sold in 2008 and 2009 to one of our Europeans distributors in Euros when the Euro was much stronger than the U.S. dollar, at an average price of $997 when translated to U.S. dollars.

Research and Development Expense.  For the twelve months ended December 31, 2010, research and development expense remained relatively flat at approximately $1.3 million as compared to the same period in 2009. Research and development expense as a percentage of revenue decreased to 27.0% in 2010 from 39.0% in 2009.

Selling and Marketing Expense.  For the twelve months ended December 31, 2010, selling and marketing expense increased by approximately $0.2 million, or 18.8%, to approximately $1.2 million from approximately $1.0 million during the same period in 2009. The increase in cost resulted primarily from an increase of approximately $0.2 million in advertising expenses. Selling and marketing expense as a percentage of revenue decreased to 25.0% in 2010 from 30.5% in 2009.

General and Administrative Expense.  For the twelve months ended December 31, 2010, general and administrative expense increased approximately $1.4 million, or 97.5%, to approximately $2.9 million from approximately $1.5 million during the same period in 2009. The increase resulted primarily from an increase in share-based compensation of approximately $0.7 million (of which approximately $0.5 million related to employees and $0.2 million related to directors), an increase of approximately $0.2 million in audit fees (as we prepared for the transition from generally accepted accounting principles in Israel to the United States), an increase of $0.1 million in salary expenses, and an increase of approximately $0.4 million in other expenses (due to our overall expansion). General and administrative expense as a percentage of revenue increased to 58.6% in 2010 from 43.0% in 2009.

Financial Expenses (Income).  For the twelve months ended December 31, 2010, financial expense increased to approximately $0.2 million from income of $4,000 for the same period in 2009. The increase in expense resulted primarily from a one-time financial income recording of $0.3 million in 2009 pertaining to the cancellation of the conversion feature of a convertible loan that was repaid in the same year. Financial expense as a percentage of revenue increased to 3.1% in 2010, compared to financial income as a percent of revenue of 1.2% in 2009.

Tax Expenses.  Tax expense remained flat at $47,000 for the twelve months ended December 31, 2010 and 2009. Our expenses for income taxes reflect primarily the tax liability due to potential tax exposure.

Net Loss.  Our net loss increased by approximately $0.7 million, or 25.6%, to approximately $3.4 million in 2010 from approximately $2.7 million during the same period in 2009. The increase in net loss resulted primarily from an increase in operating expenses of approximately $1.6 million (see above for explanation) and an increase of approximately $0.2 million in financial expenses (see above for explanation). This increase was partially offset by an increase in gross profit of approximately $1.1 million (see above for explanation).

Liquidity and Capital Resources

Six Months Ended December 31, 2012 Compared to Six Months Ended December 31, 2011

Since our formation, we have had recurring losses and negative cash flows from operating activities and have significant future commitments. For the six months ended December 31, 2012, we had losses of approximately $9.4 million and negative cash flows from operating activities of approximately $5.8 million. We believe that our financial resources as of December 31, 2012 should enable us to continue funding the negative cash flows from operating activities until sometime during the three months ended September 30, 2013. Furthermore, commencing October 2013, our senior convertible debentures are subject to a non-contingent redemption option that could require us to make a payment of approximately $13.3 million, including accrued interest. Since we expect to continue incurring negative cash flows from operations and in light of the potential cash requirement in connection with our convertible debentures, there is substantial doubt about our ability to continue operating as a going concern.

Based on our financial position as of December 31, 2012, we will need to raise further capital at some future point in time, through the sale of additional equity securities or debt. Our future capital requirements and the adequacy of our available funds will depend on many factors, including our ability to successfully commercialize our MGuard products, our development of future products and competing technological and market developments. However, we may be unable to raise sufficient additional capital when we require it or upon terms favorable to us. In addition, the terms of any securities we issue in future financings may be more favorable to new investors and may include preferences, superior voting rights and the issuance of warrants or other derivative securities, which may have a further dilutive effect on the holders of any of our securities then outstanding. If we are unable to obtain adequate funds on reasonable terms, we will need to curtail operations significantly, including possibly postponing or halting our U.S. Food and Drug Administration clinical trials or entering into financing agreements with unattractive terms.

General.  At December 31, 2012, we had cash and cash equivalents of approximately $5.4 million, as compared to $10.3 million as of June 30, 2012. The decrease is attributable primarily to our net loss, excluding non-cash financial expenses. We have historically met our cash needs through a combination of issuance of new shares, borrowing activities and sales. Our cash requirements are generally for product development, clinical trials, marketing and sales activities, finance and administrative cost, capital expenditures and general working capital.

Cash used in our operating activities was approximately $5.8 million for the six months ended December 31, 2012 and $4.2 million for the same period in 2011. The principal reasons for the usage of cash in our operating activities for the six months ended December 31, 2012 include a net loss of approximately $9.4 million and an increase in working capital of approximately $0.2 million, offset by approximately $1.4 million in non-cash share-based compensation, approximately $1.2 million in non-cash financial expenses, approximately $0.9 million in a non-cash royalties buyout, approximately $0.1 million in depreciation and amortization expenses and approximately $0.2 million of all other miscellaneous expenditures.

Cash used in our investing activities was approximately $193,000 during the six months ended December 31, 2012, compared to approximately $157,000 of cash generated by investing activities during the same period in 2011. The principal reason for the decrease in cash flow from investing activities during 2012 was the purchase of approximately $87,000 of new manufacturing equipment, an increase in restricted cash of approximately $56,000 and the funding of employee retirement funds of approximately $50,000.

Cash generated by financing activities was approximately $1.0 million for the six months ended December 31, 2012, compared to $1.3 million generated from financing activities for the same period in 2011. The principal source of cash from financing activities during the six months ended December 31, 2012 was funds received for the exercise of options and warrants in the amount of approximately $1.0 million. In contrast, during the six months ended December 31, 2011, we received approximately $1.5 million from the exercise of options, partially offset by a repayment of a long term loan of approximately $0.2 million.

As of December 31, 2012, our current liabilities exceeded current assets by a multiple of 1.05. Current assets decreased approximately $5.2 million during the six month period, mainly due to cash used in operations, and current liabilities increased by approximately $6.0 million during the same period, mainly due to the liability associated with our convertible debentures. As a result, our working capital surplus decreased by approximately $11.2 million to a working capital deficiency of approximately $0.4 million at December 31, 2012.

Sales of Stock/Issuance of Debt and Securities. On April 5, 2012, we issued senior secured convertible debentures in the original aggregate principal amount of $11,702,128 and five-year warrants to purchase an aggregate of 835,866 shares of our common stock at an exercise price equal to the lesser of $7.20 per share (as adjusted for the one-for-four reverse stock split of our common stock that occurred on December 21, 2012) in exchange for aggregate gross proceeds of $11.0 million, with corresponding net proceeds of approximately $9.9 million. The convertible debentures were issued with a 6% original issuance discount, mature on April 5, 2015, bear interest at an annual rate of 8% and are convertible at any time into shares of common stock at an initial conversion price of $7.00 per share (as adjusted for the one-for-four reverse stock split of our common stock that occurred on December 21, 2012). Upon conversion of the convertible debentures, investors will receive a conversion premium equal to 8% per annum, with a limit of 12% for the term of the convertible debentures, of the principal amount being converted. In addition, the investors may require us to redeem the convertible debentures at any time after October 5, 2013 (18 months after the date of issuance) for 112% of the then outstanding principal amount, plus all accrued interest, and we may prepay the convertible debentures after six months for 112% of the then outstanding principal amount, plus all accrued interest. In connection with this financing, we paid placement agent fees of $848,750 and issued placement agents warrants to purchase 78,078 shares of common stock (as adjusted for the one-for-four reverse stock split of our common stock that occurred on December 21, 2012), with a five year term and an exercise price of $7.20 per share (as adjusted for the one-for-four reverse stock split of our common stock that occurred on December 21, 2012).

Six Month Period Ended June 30, 2012 Compared to the Six Month Period Ended June 30, 2011

General.  At June 30, 2012, we had cash and cash equivalents of approximately $10.3 million, as compared to $8.0 million at June 30, 2011. The increase is attributable primarily to the issuance of senior secured convertible debentures and warrants on April 5, 2012.

Cash used in our operating activities was approximately $4.4 million for the six month period ended June 30, 2012, and approximately $1.8 million for the same period in 2011. The principal reasons for the usage of cash in our operating activities for the six month period ended June 30, 2012 included a net loss of approximately $7.1 million and approximately $1.3 million in non-cash financial income related to the revaluation of warrants pertaining to our convertible debentures, offset by approximately $1.9 million in non-cash share-based compensation, approximately $1.0 million in non-cash financial expense related to our convertible debentures, a decrease in working capital of approximately $0.9 million (driven primarily from a decrease in our accounts receivable of approximately $0.5 million due to our decrease in sales and an increase of approximately $0.5 million in other payables due to accruals recorded pertaining to the MGuard for Acute ST Elevation Reperfusion Trial (MASTER Trial) and the U.S. Food and Drug Administration clinical trial) and approximately $0.2 million of all other adjustments.

Cash used by our investing activities was approximately $0.2 million during the six month period ended June 30, 2012, compared to approximately $0.1 million during the same period in 2011. The principal reason for the increase in cash used in investing activities during 2012 was the purchase of approximately $0.2 million of new equipment.

Cash flow generated from financing activities was approximately $9.8 million for the six month period ended June 30, 2012, and $9.4 million for the same period in 2011. The principal source of cash flow from financing activities during 2012 was the proceeds from our convertible debentures and warrants issued on April 5, 2012 of approximately $9.9 million, offset by the repayment of a long-term loan in the amount of approximately $0.1 million. The principal source of cash flow from financing activities during the six month period ended June 30, 2011 was the private placement conducted in conjunction with the share exchange transactions on March 31, 2011 and other private equity issuances prior to and after the share exchange transactions in the aggregate amount of approximately $10.6 million, offset by the repayment of a convertible loan in the amount of approximately $1.0 million and the partial repayment of a long-term loan in the amount of approximately $0.2 million.

As of June 30, 2012, our current assets exceeded current liabilities by a multiple of 4.1. Current assets increased approximately $4.5 million during the six month period ended June 30, 2012, mainly due to cash raised from the convertible debenture and warrant offering on April 5, 2012, and current liabilities increased by approximately $0.1 million during the same period. As a result, our working capital surplus increased by approximately $4.4 million to approximately $10.8 million during the six month period ended June 30, 2012.

Long-Term Loan.  Prior to June 30, 2012, we had a long-term loan in the amount of approximately $0.1 million bearing interest at the three month U.S. Dollar LIBOR rate plus 4% per annum. The loan was payable in eight quarterly installments during a period of three years that began in April 2010. According to the loan agreement, in case of an “exit transaction” (defined as certain merger or sale transactions, or an initial public offering), we were required to pay to the bank an additional $0.25 million if the sum received in the transaction was higher than $100.0 million. The loan was repaid in January 2012.

Twelve Months Ended December 31, 2011 Compared to Twelve Months Ended December 31, 2010

General.  At December 31, 2011, we had cash and cash equivalents of approximately $5.1 million, as compared to $0.6 million at December 31, 2010. The increase was primarily attributable to the private placement conducted in conjunction with the share exchange transactions on March 31, 2011 and other private equity issuances prior to and after the share exchange transactions.

Cash used in our operating activities was approximately $6.0 million for the twelve months ended December 31, 2011, and approximately $2.7 million for the same period in 2010. The principal reasons for the usage of cash in our operating activities for the twelve months ended December 31, 2011 included a net loss of approximately $14.7 million and a decrease in working capital of approximately $2.0 million, offset by approximately $9.6 million in non-cash share-based compensation, an approximately $0.9 million in non-cash financial expenses related to the revaluation of a convertible loan and approximately $0.2 million of all other adjustments.

Cash provided by our investing activities was approximately $13,000 during the twelve months ended December 31, 2011, compared to approximately $46,000 of cash used by investing activities during the same period in 2010. The principal reason for the decrease in cash flow from investing activities during 2011 was a decrease in restricted cash of approximately $160,000, offset by the purchase of approximately $140,000 of new manufacturing equipment.

Cash flow generated from financing activities was approximately $10.7 million for the twelve months ended December 31, 2011, and $3.0 million for the same period in 2010. The principal reason for the increase in cash flow from financing activities during 2011 was the private placement conducted in conjunction with the share exchange transactions on March 31, 2011 and other private equity issuances and exercise of options prior to and after the share exchange transactions in the aggregate amount of approximately $12.1 million, offset by the repayment of a convertible loan in the amount of approximately $1.0 million and the partial repayment of a long-term loan in the amount of approximately $0.4 million.

As of December 31, 2011, our current assets exceeded current liabilities by a multiple of 2.8. Current assets increased approximately $5.9 million during 2011, mainly due to cash raised from the private placements in 2011, while current liabilities decreased approximately $0.5 million during the same period. As a result, our working capital surplus increased by approximately $6.4 million to approximately $6.3 million during the twelve months ended December 31, 2011.

Long-Term Loan.  As of December 31, 2011, we had a long-term loan outstanding in the amount of approximately $0.1 million bearing interest at the three month U.S. Dollar LIBOR rate plus 4% per annum. See “Six month period ended June 30, 2012 compared to six month period ended June 30, 2011 — Long-Term Loan.”

Convertible Loans.  Prior to December 31, 2011, we had convertible loans outstanding with an aggregate principal amount outstanding of approximately $1.58 million that bore interest at the rate of 8% per annum. Following the share exchange transactions on March 31, 2011, $580,000 plus accrued interest converted into shares of our common stock and warrants to purchase shares of our common stock. The remaining principal in the amount of $1.0 million, plus all accrued interest, was repaid on May 15, 2011.

Sales of Stock.  For the twelve months ended December 31, 2011, we issued an aggregate of 3,078,786 shares of common stock and warrants to purchase 1,677,268 shares of common stock (each, as adjusted for the one-for-four reverse stock split of our common stock that occurred on December 21, 2012) for gross proceeds of approximately $13.7 million and corresponding net proceeds of approximately $12.1 million.

Twelve Months Ended December 31, 2010 Compared to Twelve Months Ended December 31, 2009

General.  At December 31, 2010, we had cash and cash equivalents of approximately $0.6 million, as compared to $0.4 million at December 31, 2009.

Cash used in our operating activities was approximately $2.7 million for the twelve months ended December 31, 2010, and approximately $1.5 million for the same period in 2009. The principal reasons for the increase in cash used in operations in 2010 included a net loss of approximately $3.4 million, a decrease of approximately $1.6 million in deferred revenues offset by approximately $1.6 million of non-cash share-based compensation expense, an increase of approximately $0.4 million in other working capital and $0.3 million of other non-cash adjustments.

Cash used in investing activities was approximately $46,000 for the twelve months ended December 31, 2010 and approximately $0.3 million for the same period in 2009. The principal reasons for the decrease in cash flow from investing activities included approximately $81,000 for plant and equipment purchases offset by a decrease of approximately $52,000 in restricted cash.

Cash flow generated from financing activities was approximately $3.0 million for the twelve months ended December 31, 2010, and approximately $0.7 million for the same period in 2009. The principal reasons for the increase in cash flow from financing activities during 2010 were the issuance of approximately $1.8 million in new shares and the issuance of convertible loans of approximately $1.5 million, offset by the repayment of a long-term loan in the amount of approximately $0.3 million.

As of December 31, 2010, current assets were approximately equal with our current liabilities. Current assets decreased approximately $0.2 million during the twelve months ended December 31, 2010 while current liabilities decreased by approximately $1.5 million during the same period. As a result, our working capital deficiency decreased by approximately $1.2 million to approximately $53,000 during the twelve months ended December 31, 2010.

Newly Adopted Accounting Guidance

In May 2011, the Financial Accounting Standards Board issued Accounting Standards Update No. 2011-04, Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs (“ASU 2011-04”). ASU 2011-04 changes certain fair value measurement principles and clarifies the application of existing fair value measurement guidance. These amendments include, among others, (1) the application of the highest and best use and valuation premise concepts, (2) measuring the fair value of an instrument classified in a reporting entity’s shareholders’ equity and (3) disclosing quantitative information about the unobservable inputs used within the Level 3 hierarchy. Effective January 1, 2012, we adopted ASU 2011-04. The adoption of this accounting standards update did not have a material impact on our consolidated financial statements.

Factors That May Affect Future Operations

We believe that our future operating results will continue to be subject to quarterly variations based upon a wide variety of factors, including the cyclical nature of the ordering patterns of our distributors, timing of regulatory approvals, the implementation of various phases of our clinical trials and manufacturing efficiencies due to the learning curve of utilizing new materials and equipment. Our operating results could also be impacted by a weakening of the Euro and strengthening of the New Israeli Shekel, or NIS, both against the U.S. dollar. Lastly, other economic conditions we cannot foresee may affect customer demand, such as individual country reimbursement policies pertaining to our products.

Tabular Disclosure of Contractual Obligations

The following table summarizes our outstanding contractual obligations as of June 30, 2012:

	Payments Due By Period
	(in thousands)
Contractual Obligations	Total	Less than 1 year	1 – 3 years	3 – 5 years	More than 5 years
Convertible loan(1)	$14,745	$703	$14,043	0	0
Operating lease obligations(2)	$913	$403	$510	0	0
Accounts Payable	$1,983	$1,983	$0	0	0
Total	$17,641	$3,089	$14,553	$—	$—

(1)	Our convertible loan obligations as of June 30, 2012 consisted of senior secured convertible debentures issued to certain investors on April 5, 2012 in the aggregate amount of $11.7 million. As of June 30, 2012, our convertible debentures bore interest at the rate of 8% per annum and were convertible at any time into shares of common stock at an initial conversion price of $7.00 per share (as adjusted for the one-for-four reverse stock split of our common stock that occurred on December 21, 2012). As of June 30, 2012, the holders of our convertible debentures were entitled to require us to redeem our convertible debentures at any point 18 months after the date of issuance for 112% of the outstanding principal amount.
(2)	Our operating lease obligations consist of the lease for our offices and manufacturing facilities in Tel Aviv, Israel and the leases for the majority of our company cars.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

We are exposed to market risk related to fluctuations in interest rates and in foreign currency exchange rates.

Interest Rate Exposure

Our exposure to market risk relates primarily to short-term investments, including funds classified as cash equivalents. As of December 31, 2012, all excess funds were invested in time deposits and other highly liquid investments, therefore our interest rate exposure is not considered to be material.

Foreign Currency Exchange Rate Exposure

Our foreign currency exchange rate exposure continues to evolve as we grow internationally. Our exposure to foreign currency transaction gains and losses is the result of certain revenues and expenses being denominated in currencies other than the U.S. dollar, primarily the Euro and the New Israeli Shekel. We do not currently engage in hedging or similar transactions to reduce these risks. Fluctuations in currency exchange rates could impact our results of operations, financial position, and cash flows.

BUSINESS

History

We were organized in the State of Delaware on February 29, 2008 as Saguaro Resources, Inc. to engage in the acquisition, exploration and development of natural resource properties. On March 28, 2011, we changed our name from “Saguaro Resources, Inc.” to “InspireMD, Inc.”

On March 31, 2011, we completed a series of share exchange transactions pursuant to which we issued the shareholders of InspireMD Ltd. 12,666,666 shares of common stock (as adjusted for the one-for-four reverse stock split of our common stock that occurred on December 21, 2012) in exchange for all of InspireMD Ltd.’s issued and outstanding ordinary shares, resulting in the former shareholders of InspireMD Ltd. holding a controlling interest in us and InspireMD Ltd. becoming our wholly-owned subsidiary. In addition, all options, warrants or other securities convertible into or exercisable for ordinary shares of InspireMD Ltd. were exchanged for options, warrants or other securities convertible into or exercisable for shares of our common stock.

Immediately following the share exchange transactions, we transferred all of our pre-share exchange operating assets and liabilities to our wholly-owned subsidiary, Saguaro Holdings, Inc., a Delaware corporation, and transferred all of Saguaro Holdings, Inc.’s outstanding capital stock to Lynn Briggs, our then-majority stockholder and our former president, chief executive officer, chief financial officer, secretary-treasurer and sole director, in exchange for the cancellation of 1,875,000 shares of our common stock (as adjusted for the one-for-four reverse stock split of our common stock that occurred on December 21, 2012) held by Ms. Briggs.

After the share exchange transactions and the divestiture of our pre-share exchange operating assets and liabilities, we succeeded to the business of InspireMD Ltd. as our sole line of business, and all of our then-current officers and directors resigned and were replaced by some of the officers and directors of InspireMD Ltd.

Overview

We are a medical device company focusing on the development and commercialization of our proprietary stent platform technology, MGuard. MGuard provides embolic protection in stenting procedures by placing a micronet mesh sleeve over a stent (see photograph below of an MGuard stent). Our initial products are marketed for use mainly in patients with acute coronary syndromes, notably acute myocardial infarction (heart attack) and saphenous vein graft coronary interventions (bypass surgery). According to the TYPHOON STEMI trial (New England Journal of Medicine, 2006) and the SOS SVG Trial (Journal of the American College of Cardiology, 2009), of patients with acute myocardial infarction and saphenous vein graft coronary interventions, 7.5% to 44% experience major adverse cardiac events, including cardiac death, heart attack and restenting of the artery. When performing stenting procedures in patients with acute coronary symptoms, interventional cardiologists face a difficult dilemma in choosing, with the aim of ensuring adequate protection from distal embolization (the dislodgement of particles from the artery wall that results in blood clot), between bare-metal stents, which have a high rate of restenosis (formation of new blockages), and drug-eluting (drug-coated) stents, which have a high rate of late thrombosis (formation of clots months or years after implantation), require administration of anti-platelet drugs for at least one year post procedure, are more costly than bare-metal stents and have additional side effects. We believe that MGuard is a simple and seamless solution for these patients. For the six months ended December 31, 2012, our total revenue was approximately $1.9 million and our net loss was approximately $9.4 million. For the six months ended June 30, 2012, our total revenue was approximately $2.1 million and our net loss was approximately $7.1 million. For the year ended December 31, 2011, our total revenue was approximately $6.0 million and our net loss was approximately $14.7 million.

MGuard Sleeve — Microscopic View

We intend to study our MGuard technology for use in a broad range of coronary related situations in which complex lesions occur and intend to seek to make it an industry standard for treatment of acute coronary syndromes. We believe that patients will benefit from a cost-effective alternative which we believe will prove to have a superior clinical efficacy and safety profile than other stent technologies. We believe that with our MGuard technology, we are well positioned to emerge as a key player in the global stent market.

We also intend to apply our technology to develop additional products used for other vascular procedures, specifically carotid (the arteries that supply blood to the brain) and peripheral (other arteries) procedures.

In October 2007, our first generation product, the MGuard Coronary, received CE Mark approval for treatment of coronary arterial disease in the European Union. CE Mark is a mandatory conformance mark on many products marketed in the European Economic Area and certifies that a product has met European Union consumer safety, health or environmental requirements. We began shipping our product to customers in Europe in January 2008 and have since expanded our global distribution network to Southeast Asia, India, Latin America and Israel.

Our initial MGuard Coronary product incorporated a stainless steel stent. We replaced this stainless steel platform with a more advanced cobalt-chromium based platform, which we refer to as the MGuard Prime version of the MGuard Coronary product. We believe the new platform will prove to be superior because cobalt-chromium stents are generally known in the industry to provide better deliverability and possibly even a reduction in major adverse cardiac events. In particular, according to Jabara, et al. (“A Third Generation Ultra-thin Strut Cobalt Chromium Stent: Histopathological Evaluation in Porcine Coronary Arteries,” EuroIntervention, November 2009), due to its greater density, cobalt-chromium enables the construction of stents that have both thinner struts and similar radial strength as stainless steel, with its thicker struts. In turn, Jabara, et al. found that the reduced thickness of the struts provides more flexibility and lower crossing profiles, thereby reducing the inflammatory response and neointimal thickening, potentially lowering restenosis and target vessel revascularization rates.

The MGuard Prime version of the MGuard Coronary product received CE Mark approval in the European Union in October 2010 for improving luminal diameter and providing embolic protection. We believe we can use and leverage the clinical trial results of our original stainless steel based MGuard Coronary to help market our new cobalt-chromium based MGuard Prime version of the MGuard Coronary product.

However, we face a number of challenges to the further growth of our MGuard Coronary and other planned MGuard products. For example, we face competition from numerous pharmaceutical and biotechnology companies in the therapeutics area, as well as competition from academic institutions, government agencies and research institutions. Most of our current and potential competitors have, and will continue to have, substantially greater financial, technological, research and development, regulatory and clinical, manufacturing, marketing and sales, distribution and personnel resources than we do. In addition, none of our products is currently approved by the U.S. Food and Drug Administration. Clinical trials necessary to support a pre-market approval application to the U.S. Food and Drug Administration for our MGuard products will be expensive and will require the enrollment of a large number of patients, and suitable patients may be difficult to identify and recruit, which may cause a delay in the development and commercialization of our product candidates. Furthermore, our rights to our intellectual property with respect to our products could be challenged, our ownership of such intellectual property rights could be challenged, or our products could be challenged in view of third party intellectual property rights. Based on the prolific litigation that has occurred in the stent industry and the fact that we may pose a competitive threat to some large and well-capitalized companies that own or control patents relating to stents and their use, manufacture and delivery, we believe that it is possible that one or more third parties will assert a patent infringement claim against the manufacture, use or sale of our MGuard products based on one or more of these patents. Additionally, there is a strong preference to use drug-eluting stents in some countries. Over the last decade, there has been an increasing tendency to use drug-eluting stents in percutaneous coronary intervention (PCI), commonly known as angioplasty (a therapeutic procedure to treat narrowed coronary arteries of the heart found in patients with heart disease), with a usage rate of drug-eluting stents in PCI approaching 70-80% in some countries, even though drug-eluting stents do not address thrombus management in acute myocardial infarction. Also, the use of other bare-metal stents is preferred over the use of MGuard products in certain circumstances, such as when placing the stent at the entrance to large side branches, known as “jailing large side branches.”

Unless otherwise indicated, in this prospectus, references to MGuard Coronary are to both our initial stainless steel based MGuard Coronary and our more current cobalt-chromium based MGuard Prime version of the MGuard Coronary, as applicable.

Business Segment and Geographic Areas

For financial information about our one operating and reportable segment and geographic areas, refer to “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Note 13. “Entity Wide Disclosures” to our consolidated financial statements included elsewhere in this prospectus.

Our Industry

According to Fact Sheet No. 310/updated June 2011 of the World Health Organization, approximately 7.3 million people worldwide died of coronary heart disease in 2008. Physicians and patients may select from among a variety of treatments to address coronary artery disease, including pharmaceutical therapy, balloon angioplasty, stenting with bare metal or drug-eluting stents, and coronary artery bypass graft procedures, with the selection often depending upon the stage of the disease. A stent is an expandable “scaffold-like” device, usually constructed of a stainless steel material, that is inserted into an artery to expand the inside passage and improve blood flow.

According to the 2012 MEDTECH OUTLOOK produced in January 2012 by BMO Capital Markets, revenues from the global coronary stent market are predicted to slightly decline, although in volume of stents the market is predicted to continue to grow. The growth in volume is due to the appeal for less invasive percutaneous coronary intervention procedures and advances in technology coupled with the increase in the elderly population, obesity rates and advances in technology.

Coronary artery disease is one of the leading causes of death worldwide. The treatment of coronary artery disease includes alternative treatment methodologies, that is, coronary artery bypass grafting or angioplasty (percutaneous coronary intervention) with or without stenting. According to the 2012 MEDTECH OUTLOOK produced by the BMO Capital Markets in January 2012, the percutaneous coronary intervention procedures involving stents are increasingly being used to treat coronary artery diseases with a 71% penetration rate in 2010.

Our Products

The MGuard stent is an embolic protection device based on a protective sleeve, which is constructed out of an ultra-thin polymer mesh and wrapped around the stent. The protective sleeve is comprised of a micron level fiber-knitted mesh, engineered in an optimal geometric configuration and designed for utmost flexibility while retaining strength characteristics of the fiber material (see illustration below). The sleeve expands seamlessly when the stent is deployed, without affecting the structural integrity of the stent, and can be securely mounted on any type of stent.

MGuard Deployed in Artery

The protective sleeve is designed to provide several clinical benefits:

•	the mesh diffuses the pressure and the impact of deployment exerted by the stent on the arterial wall and reduces the injury to the vessel;
•	the protective sleeve reduces plaque dislodgement and blocks debris from entering the bloodstream during and post procedure (called embolic showers);
•	in future products, when drug coated, the mesh is expected to deliver better coverage and uniform drug distribution on the arterial wall and therefore potentially reduce the dosage of the active ingredient when compared to approved drug-eluting stents on the market; and
•	the protective sleeve maintains the standards of a conventional stent and therefore should require little to no additional training by physicians.

MGuard — Coronary Applications

Our MGuard Coronary with a bio-stable mesh and our planned MGuard Coronary with a drug-eluting mesh are aimed at the treatment of coronary arterial disease.

MGuard Coronary with a bio-stable mesh.

Our first MGuard product, the MGuard Coronary with a bio-stable mesh, is comprised of our mesh sleeve wrapped around a stainless steel bare-metal stent. The current MGuard Prime version of our MGuard Coronary with a bio-stable mesh is comprised of our mesh sleeve wrapped around a cobalt-chromium bare-metal stent. In comparison to a conventional bare-metal stent, we believe the MGuard Coronary with a bio-stable mesh provides protection from embolic showers. Results of our completed clinical trials on the MGuard Coronary stent, including the MAGICAL, PISCIONE and MGuard international registry (iMOS) clinical trials described below (see “Business — Comparison of Clinical Trial Results to Date with Results Achieved Using Bare Metal or Drug-Eluting Stents in the STEMI population” below), indicate positive outcomes and safety measures. The results of these completed clinical trials for the MGuard Coronary stent suggest higher levels of reperfusion, lower rates of 30-day and 1-year major adverse cardiac events, and high levels of complete ST resolution, as compared to the levels and rates of other bare-metal and drug-eluting stents. MGuard Coronary demonstrated high levels of complete ST resolution (occurrence in 61% of patients in the MAGICAL study and 90% of patients in the PISCIONE study for the MGuard Coronary stent) and lower rates of 30 day and 1 year major adverse cardiac events (2.4% and 5.9%, respectively, for the MGuard Coronary stent), as compared to the levels and rates of other bare-metal and drug-eluting stents, as reported by Vlaar et. al. (Cardiac death and reinfarction after 1 year in the Thrombus Aspiration during Percutaneous coronary intervention in Acute myocardial infarction Study (TAPAS): a 1-year follow-up study, Lancet 2008; 371: 1915–20). As reported in the study by Vlaar et. al., complete ST resolution occurred in 44.2% of patients with a bare-metal stent and 56.6% of patients with a bare-metal stent preceded by an aspiration procedure, and the 30 day and 1 year major adverse cardiac event rates were 9.4% and 20.3%, respectively, for patients with a bare-metal stent and 6.8% and 16.6%, respectively, for patients with a bare-metal stent preceded by an aspiration procedure. Furthermore, results from a recent HORIZONS-AMI trial demonstrated that 1-year major adverse cardiac event rates were 10.5% for patients with drug eluting stents. Complete ST resolution is the evidence of a quick and adequate disappearance of the pathologic ST elevation in the patient’s electrocardiogram, which is the clear marker of STEMI. The faster and more complete the resolution is, the better recovery of the myocardium and the better prognosis for the patient. Vlaar et. al. reported that a higher complete ST resolution correlates with lower mortality and/or reinfarction rates among affected patients (cardiac mortality was 1.4% for patients with complete ST resolution compared to 15.3% for patients with no ST resolution).

Our MGuard Coronary stent is also being evaluated in certain ongoing clinical trials, including our MASTER trial, with respect to which 30 day results were reported on October 24, 2012 (See “Business — Clinical Trials — Ongoing Clinical Trials for MGuard Coronary Bare Metal Stent Plus Bio-Stable Mesh” and “Business — Clinical Trials — MASTER Randomized Trial for MGuard Coronary Compared to Bare Metal or Drug Eluting Stents”). As described below, unlike the trials described above, the MASTER trial failed to show a statistically significant reduced rate of 30 day major adverse cardiac events with the MGuard Coronary compared to a conventional bare metal stent.

MGuard Coronary with a drug eluting bio-absorbable mesh.  Based upon the clinical profile of MGuard Coronary, we anticipate that the MGuard Coronary with a drug-eluting bio-absorbable mesh will offer both the comparable levels of reperfusion and complete ST resolution as the MGuard Coronary with a bio-stable mesh, as described above, and a comparative restenosis rate, which is the rate at which patients experience formation of new blockages in their arteries, when compared to existing drug-eluting stents. This product is currently planned, but not yet under development. The bio-absorbability of MGuard Coronary with a drug eluting bio-absorbable mesh is intended to improve upon the bio-absorbability of other drug-eluting stents, in light of the large surface area of the mesh and the small diameter of the fiber. We intend to study whether the protective sleeve on the MGuard Coronary with a drug-eluting bio-absorbable mesh can improve uniform distribution of the applied drug to the vessel wall for improved drug therapy management compared to other drug-eluting stents, where the drug is distributed on the struts only. If this intended result is achieved with respect to the improved and uniform distribution of the applied drug to the vessel wall, the total dosage of the medication potentially could be reduced while increasing its efficacy. MGuard Coronary with a drug-eluting bio-absorbable mesh is expected to promote smooth and stable endothelial cell growth and subsequent attachment to the lumen of the vessel wall, which is essential for rapid healing and recovery. In addition, we believe bio-absorbable drug-eluting mesh may enable the use of more effective drug therapies that presently cannot be effectively coated on a metal-based stent due to their poor diffusion capabilities. Because the drug-eluting bio-absorbable mesh will be bio-absorbable, we anticipate that the mesh will completely dissolve after four months, which we expect will result in fewer of the chronic long term side effects that are associated with the ongoing presence of the drug.

MGuard — Carotid Applications

We intend to market our mesh sleeve coupled with a self-expandable stent (a stent that expands without balloon dilation pressure or need of an inflation balloon) for use in carotid-applications. This product is currently under development, although we have temporarily delayed its development until additional funding is secured. We believe that our MGuard design will provide substantial advantages over existing therapies in treating carotid artery stenosis (blockage or narrowing of the carotid arteries), like conventional carotid stenting and endarterectomy (surgery to remove blockage), given the superior embolic protection characteristics witnessed in coronary arterial disease applications in high risk patient populations. We intend that the embolic protection will result from the mesh sleeve, as it traps emboli at their source. In addition, we believe that MGuard Carotid will provide post-procedure protection against embolic dislodgement, which can occur immediately after a carotid stenting procedure and is often a source of post-procedural strokes in the brain. Schofer, et al. (“Late cerebral embolization after emboli-protected carotid artery stenting assessed by sequential diffusion-weighted magnetic resonance imaging,” Journal of American College of Cardiology Cardiovascular Interventions, Volume 1, 2008) have also shown that the majority of the incidents of embolic showers associated with carotid stenting occur immediately post-procedure.

MGuard — Peripheral Applications

We intend to market our mesh sleeve coupled with a self-expandable stent (a stent that expands without balloon dilation pressure or need of an inflation balloon) for use in peripheral applications. This product is currently under development, although we have temporarily delayed its development until additional funding is secured. Peripheral Artery Disease, also known as peripheral vascular disease, is usually characterized by the accumulation of plaque in arteries in the legs, need for amputation of affected joints or even death, when untreated. Peripheral Artery Disease is treated either by trying to clear the artery of the blockage, or by implanting a stent in the affected area to push the blockage out of the way of normal blood flow.

As in carotid procedures, peripheral procedures are characterized by the necessity of controlling embolic showers both during and post-procedure. Controlling embolic showers is so important in these indications that physicians often use covered stents, at the risk of blocking branching vessels, to ensure that emboli does not fall into the bloodstream. We believe that our MGuard design will provide substantial advantages over existing therapies in treating peripheral artery stenosis (blockage or narrowing of the peripheral arteries).

Product Development and Critical Milestones

Below is a list of the products described above and our projected critical milestones with respect to each. As used below, “CQ” stands for calendar quarter (e.g., “CQ1-2013” means January 1, 2013 through March 31, 2013). While we currently anticipate seeking approval from the U.S. Food and Drug Administration for all of our products in the future, we have only outlined an estimated timetable to seek U.S. Food and Drug Administration approval for our MGuard Coronary with bio-stable mesh product in our current business plan. The use of the term “to be determined” in the table below with regard to certain milestones indicates that the achievements of such milestones is unable to be accurately predicted as such milestones are too far in the future.

Product	Indication	Start Development	CE Mark	European Union Sales	FDA Approval	U.S. Sales
MGuard Coronary Plus Bio-Stable Mesh	Bypass/ Coronary	2005	Oct. 2007	CQ1-2008	CQ2-2016	2016
MGuard Peripheral Plus Bio-Stable Mesh	Peripheral Arteries	CQ1-2011	To be determined	To be determined	To be determined	To be determined
MGuard Carotid Plus Bio-Stable Mesh	Carotid Arteries	CQ1-2011	To be determined (submitted for approval January 2013)	To be determined	To be determined	To be determined
MGuard Coronary Plus Bio-Absorbable Drug-Eluting Mesh	Bypass/ Coronary	To be determined	To be determined	To be determined	To be determined	To be determined

With respect to MGuard Carotid with bio-stable mesh and MGuard Peripheral bio-stable mesh, we have determined that the expected commencement of sales in the European Union cannot be accurately predicted since we have delayed the development of these products until additional funding for their development is secured.

We anticipate that our MGuard Coronary with bio-stable mesh will be classified as a Class III medical device by the U.S. Food and Drug Administration.

Pre-Clinical Studies

We performed laboratory and animal testing prior to submitting an application for CE Mark approval for our MGuard Coronary with bio-stable mesh. We also performed all CE Mark-required mechanical testing of the stent. We conducted pre-clinical animal trials at the CBSET lab in July 2006 and August 2007. In these animal trials, on average, the performance of the MGuard Coronary with bio-stable mesh was comparable with the performance of control bare-metal stents. Analysis also indicated that in these animal trials, the mesh produced levels of inflammation comparable with those levels produced by standard bare-metal stents. No human trials were conducted as part of these pre-clinical trials.

The table below describes our completed and planned pre-clinical trials. The use of the term “To be determined” in the table below with regard to milestone dates in our pre-clinical studies indicates that we have not yet decided when to schedule such milestones.

Product	Stent Platform	Approval Requirement	Start of Study	End of Study
MGuard Coronary	Bare-Metal Stent Plus Bio-Stable Mesh	CE Mark (European Union + Rest of World)	CQ4-2006	CQ3-2007
	Drug-Eluting Mesh (Bare-Metal Stent Plus Drug-Eluting Mesh)	CE Mark (European Union + Rest of World)	To be determined	To be determined
		FDA (U.S.)	To be determined	To be determined
	Cobalt-Chromium Stent Plus Bio-Stable Mesh	FDA (U.S.)	CQ2 2011	CQ2 2012
MGuard Peripheral/ Carotid	Self-Expanding System Plus Mesh	CE Mark (European Union + Rest of World)	To be determined	To be determined

With respect to the preclinical studies for MGuard Coronary with a drug eluting bio-absorbable mesh, the trials have been indefinitely suspended due to our determination to focus our time and resources on other trials at this time.

With respect to the preclinical studies for MGuard Peripheral/Carotid, the start of study of the Self Expending System Plus Mesh trial has been delayed from our previously announced target due to a delay in our receipt of anticipated funding.

Clinical Trials

The table below describes our completed and planned clinical trials. The use of the term “To be determined” in the table below with regard to milestone dates in our clinical trials indicates that we have not yet decided when to schedule such milestones. All milestone dates set forth in the table below are our best estimates based upon the current status of each clinical trial.

Product	Stent Platform	Clinical Trial Sites	Follow-up Requirement	Objective	Study Status
					No. of Patients	Start Enrollment	End Enrollment	End of Study
MGuard Coronary	Bare-Metal Stent Plus Bio-Stable Mesh	Germany – two sites	12 months	Study to evaluate safety and performance of MGuard system	41	CQ4-2006	CQ4-2007	CQ2-2008
		Brazil – one site	12 months		30	CQ4-2007	CQ1-2008	CQ2-2009
		Poland – four sites	3 years		60	CQ2-2008	CQ3-2008	CQ2-2009
		International MGuard Observational Study – worldwide – 19 sites	12 months		550	CQ1-2008	CQ1-2013	CQ1-2014
		Israeli MGuard Observational Study – Israel – 9 sites	6 months		87	CQ3-2009	CQ1-2012	CQ1-2013
		Master randomized control trial – 9 countries, 50 centers in South America, Europe and Israel	13 months		433	CQ2-2011	CQ2-2012	CQ3-2013

Product	Stent Platform	Clinical Trial Sites	Follow-up Requirement	Objective	Study Status
					No. of Patients	Start Enrollment	End Enrollment	End of Study
		Brazil Observational Study – 25 sites	12 months		Up to 500	CQ3-2010	To be determined	To be determined
		FDA Study – 70 sites, U.S. and out of U.S.	13 months	Pivotal study to evaluate safety and performance of MGuard system for FDA approval	1,100	CQ2-2013	CQ3-2014	CQ4-2015
	Drug-Eluting Stent (Bare-Metal Stent + Drug Eluting Mesh)	South America and Europe – 10 sites	12 months	Pilot study to evaluate safety and performance of MGuard system for FDA and CE Mark approval	500	To be determined	To be determined	To be determined
		U.S. – 50 sites	12 months		2,000	To be determined	To be determined	To be determined
		Rest of World as an Observational Study	12 months to 3 years	Evaluation of safety and efficacy for specific indications	400	To be determined	To be determined	To be determined
MGuard Peripheral	Self-Expanding System + Mesh	South America and Europe – four sites	12 months	Pilot study to evaluate safety and performance of MGuard system for CE Mark approval	50	To be determined	To be determined	To be determined
MGuard Carotid	Self-Expanding System + Mesh	Rest of World as a registry study	9 months	Evaluation of safety and efficacy for specific indications post- marketing	150	To be determined	To be determined	To be determined

Each of the patient numbers and study dates set forth in the tables above are management’s best estimate of the timing and scope of each referenced trial. Actual dates and patient numbers may vary depending on a number of factors, including, without limitation, feedback from reviewing regulatory authorities, unanticipated delays by us, regulatory authorities or third party contractors, actual funding for the trials at the time of trial initiation and initial trial results.

The MGuard Coronary clinical trials for the drug-eluting stent have been delayed from our previously announced target due to a delay in our receipt of anticipated funding.

With respect to the MGuard Peripheral clinical trial for the self-expanding system plus mesh, the start date has been delayed from our previously announced start date due to a delay in our receipt of anticipated funding.

With respect to the MGuard Carotid clinical trial for the self-expanding system plus mesh, the number of patients has been decreased due to feedback from the clinical trial leaders that a smaller patient population would be sufficient for this clinical trial.

Completed Clinical Trials for MGuard Coronary Bare-Metal Stent Plus Bio-Stable Mesh

As shown in the table above, we have completed three clinical trials with respect to our MGuard Coronary with bio-stable mesh. Our first study, conducted at two centers in Germany, included 41 patients with either saphenous vein graft coronary interventions or native coronary lesions treatable by a stenting procedure (blockages where no bypass procedure was performed). The MGuard Coronary rate of device success, meaning the stent was successfully deployed in the target lesion, was 100% and the rate of procedural success, meaning there were no major adverse cardiac events prior to hospital discharge, was 95.1%. At six months, only one patient (2.4% of participants) had major Q-wave myocardial infarction (QWMI) and 19.5% of participants had target vessel revascularization (an invasive procedure required due to a stenosis in the same vessel treated in the study). This data supports MGuard Coronary’s safety in the treatment of vein grafts and native coronary legions.

Our 2007 study in Brazil included 30 patients who were candidates for a percutaneous coronary intervention (angioplasty) due to native coronary lesion(s) and/or narrowing of a native coronary artery or a bypass graft. In all patients, the stent was successfully deployed with perfect blood flow parameters (the blood flow parameter is a measurement of how fast the blood flows in the arteries and the micro circulation system in the heart). Except for a single case of a major adverse cardiac event (3% of participants) that was non-QWMI, there were no major cardiac events at the time of the follow-up 30 days after the deployment of the stents.

The MAGICAL study, which was conducted in Poland, included 60 patients with acute ST-segment elevation myocardial infarction (the most severe form of a heart attack, referred to as “STEMI”). The purpose of the study was to evaluate the clinical performance of MGuard Coronary with bio-stable mesh when used in STEMI patients where percutaneous coronary intervention is the primary line of therapy. Perfect blood flow in the artery was achieved in 90% of patients, perfect blood flow into the heart muscle was achieved in 73% of patients and complete (>70%) restoration of electrocardiogram normality was achieved in 61.4% of patients. The total major adverse cardiac events rate during the six-month period following the deployment of the stents was 1.7% and after a three-year period was 8.8%.

Ongoing Clinical Trials for MGuard Coronary Bare-Metal Stent Plus Bio-Stable Mesh

Our ongoing observation study in Europe was an open registry launched in the first calendar quarter of 2009. This registry enrolled 550 patients in 19 sites, primarily in Austria, Czech Republic and Hungary, and was aimed at evaluating the performance of MGuard Coronary with bio-stable mesh in a “real world” population. Based upon the number of patients enrolled, we decided to close enrollment on January 10, 2013 and concentrate on clinical follow-up for this study. The primary endpoint that this registry will evaluate is the occurrence of major adverse cardiac events at six months following deployment of the stent. The clinical follow-up will continue for a period of up to one year per patient.

Our ongoing observational study in Israel was an open registry launched in the fourth calendar quarter of 2009. This registry enrolled 87 patients. Based upon the number of patients enrolled, we decided to close enrollment on February 6, 2013 and concentrate on clinical follow-up for this study. The primary endpoint that this registry will evaluate is the occurrence of major adverse cardiac events at 30 days following deployment of the stent. The clinical follow-up will be conducted six months following deployment of the stent.

In the third calendar quarter of 2010, we launched a Brazilian registry to run in 25 Brazilian sites and enroll 500 patients. The primary endpoint that this registry will evaluate is the occurrence of major adverse cardiac events at six months following the deployment of the stent, and the clinical follow-up will continue for a period of up to one year per patient. As of February 28, 2013, 24 patients of the prospective 500 have been enrolled.

MASTER Randomized Trial for MGuard Coronary Compared to Bare Metal or Drug-Eluting Stents

In the second calendar quarter of 2011, we began the MGuard for Acute ST Elevation Reperfusion Trial (MASTER Trial), a prospective, randomized study in Europe, South America and Israel to compare the MGuard Coronary stent with commercially-approved bare metal and drug-eluting stents in achieving superior myocardial reperfusion (the restoration of blood flow) in primary angioplasty for the treatment of acute STEMI, the most severe form of heart attack. The MASTER Trial enrolled 433 subjects, 50% of whom were treated with an MGuard Coronary stent and 50% of whom were treated with a commercially-approved bare metal or drug-eluting stent. The detailed acute and 30 days results from the trial, which were presented at the Transcatheter Cardiovascular Therapeutics (TCT) conference on October 24, 2012, were as follows:

•	The primary endpoint of post-procedure complete ST-segment resolution (restoration of blood flow to the heart muscle after a heart attack) was significantly improved in patients randomized to the MGuard Coronary stent compared to commercially-approved bare metal or drug-eluting stents (57.8% vs. 44.7%).
•	The MGuard Coronary stent resulted in superior rates of thrombolysis in myocardial infarction (TIMI) 3 flow, which evidences normal coronary blood flow that fills the distal coronary bed completely, as compared to commercially-approved bare metal or drug-eluting stents (91.7% vs. 82.9%), with comparable rates of myocardial blush grade 2 or 3 (83.9% vs. 84.7%) and Corrected TIMI frame count (cTFC) (17.0 vs. 18.1), markers of optimal blood flow to the heart.
•	Angiographic success rates (attainment of <50% final residual stenosis of the target lesion and final TIMI 3 flow) were higher in the MGuard Coronary group compared to commercially-approved bare metal or drug-eluting stents (91.7% vs 82.4%).
•	Mortality (0% vs. 1.9%) and major adverse cardiac events (1.8% vs. 2.3%) at 30 days post procedure were not statistically significantly different between patients randomized to the MGuard Coronary stent as opposed to commercially-approved bare metal or drug-eluting stents. All other major adverse cardiac event components, as well as stent thrombosis, were comparable between the MGuard Coronary and commercially-approved bare metal or drug-eluting stents.

In sum, the MASTER Trial demonstrated that among patients with acute STEMI undergoing emergency PCI, or angioplasty, MGuard Coronary resulted in superior rates of epicardial coronary flow (blood flow within the vessels that run along the outer surface of the heart) and complete ST-segment resolution compared to commercially-approved bare metal or drug-eluting stents. However, each of MGuard Coronary and commercially-approved bare metal or drug-eluting stents showed similar rates of major adverse cardiac events 30 days following the procedure.

A detailed table with the results from the MASTER Trial is set forth below.

	MGuard Coronary	Bare Metal Stents/Drug Eluting Stents	p-Value
Number of Patients	217	216	—
TIMI 0-1	1.8	5.6	0.01
TIMI 3	91.7	82.9	0.006
Myocardial blush grade 0-1	16.1	14.8	0.71
Myocardial blush grade 3	74.2	72.1	0.62
ST segment resolution >70	57.8	44.7	0.008
30 day major adverse cardiac event	1.8	2.3	0.75

Comparison of Clinical Trial Results to Date with Results Achieved Using Bare Metal or Drug-Eluting Stents in the STEMI Population From Non-Comparative Study and Pooled Data.

We conducted a meta-analysis of data from four clinical trials in which MGuard Coronary was used:

•	The MAGICAL study, a single arm study in which 60 acute ST-segment elevation myocardial infarction (the most severe form of a heart attack, referred to as STEMI) patients with less than 12 hours symptom onset were enrolled, as reported in “Mesh Covered Stent in ST-segment Elevation Myocardial Infarction” in EuroIntervention, 2010 and presented by D. Dudek, “Extended Follow-up of the MAGICAL Trial”, EuroPCR 2012;
•	the PISCIONE study, a single arm study in which 100 STEMI patients were enrolled, as reported in “Multicentre Experience with MGuard Net Protective Stent in ST-elevation Myocardial Infarction: Safety, Feasibility, and Impact on Myocardial Reperfusion” in Catheter Cardiovasc Interv, 2009 and presented by F. Piscione, “Multicentre Experience MGuard with MGuard net Protective Stent in ST-elevation Myocardial Infarction: Long-term Results”, Transcatheter Cardiovascular Therapeutics (TCT) Conference 2010 and F. Piscione, “MGuard in Acute MI: Three-Year Follow-up”, TCT Conference 2011;

•	the iMOS study, a Registry on MGuard Coronary use in the “real-world” population, from a study whose data was not published; and
•	the Jain study, which looks at a small group of 51 STEMI patients, as reported in “Prevention of Thrombus Embolization during Primary Percutaneous Intervention Using a Novel Mesh Covered Stent” in Catheter Cardiovasc Interv, 2009 and presented by R. Weermckody, “A Mesh Covered Stent Effectively Reduces the Risk of Digital Embolisation During Primary Percutaneous Intervention for ST Elevation Myocardial Infarction,” EuroPCR 2010.

Our meta-analysis included data from the following trials:

•	The CADILLAC (Controlled Abciximab and Device Investigation to Lower Late Angioplasty Complications) study, which found that primary stent implantation is a preferred strategy for the treatment of acute myocardial infarction, as reported in “A Prospective, Multicenter, International Randomized Trial Comparing Four Reperfusion Strategies in Acute Myocardial Infarction: Principal Report of the Controlled Abciximab and Device Investigation to Lower Late Angioplasty Complications (CADILLAC) Trial” in Journal of American College of Cardiology, 2001, “Comparison of Angioplasty with Stenting, with or without Abciximab, in Acute Myocardial Infarction” in New England Journal of Medicine, 2002, “Frequency, Correlates, and Clinical Implications of Myocardial Perfusion After Primary Angioplasty and Stenting, With and Without Glycoprotein IIb/IIIa Inhibition, in Acute Myocardial Infarction” in Journal of the American College of Cardiology, 2004 and “Combined Prognostic Utility of ST-segment Recovery and Myocardial Blush After Primary Percutaneous Coronary Intervention in Acute Myocardial Infarction” in European Heart Journal, 2005;
•	The EXPORT trial which was a randomized open-label study whose primary endpoint was to evaluate flow improvement in AMI patients using either conventional stenting or aspiration followed by stenting, as reported in “Systematic Primary Aspiration in Acute Myocardial Percutaneous Intervention: A Multicentre Randomised Controlled Trial of the Export Aspiration Catheter” in EuroIntervention, 2008;
•	The EXPIRA trial which was a single-center study aimed to explore pre-treatment with manual thrombectomy as compared to conventional stenting, as reported in “Thrombus Aspiration During Primary Percutaneous Coronary Intervention Improves Myocardial Reperfusion and Reduces Infarct Size: The EXPIRA (Thrombectomy with Export Catheter in Infarct-related Artery During Primary Percutaneous Coronary Intervention) Prospective, Randomized Trial” in Journal of American College of Cardiology, 2009;
•	The REMEDIA trial, whose objective was to assess the safety and efficacy of the EXPORT catheter for thrombus aspiration in STEMI patients, as reported in “Manual Thrombus-Aspiration Improves Myocardial Reperfusion: The Randomized Evaluation of the Effect of Mechanical Reduction of Distal Embolization by Thrombus-Aspiration in Primary and Rescue Angioplasty (REMEDIA) Trial” in Journal of American College of Cardiology, 2005;
•	The Horizons-AMI (Harmonizing Outcomes with RevascularIZatiON and Stents in Acute MI), which is the largest randomized trial which compared DES to BMS in MI patients, as reported in “Paclitaxel-Eluting Stents Versus Bare-Metal Stents in Acute Myocardial Infarction” in New England Journal of Medicine, 2009, “Bivalirudin in Patients Undergoing Primary Angioplasty for Acute Myocardial Infarction (HORIZONS-AMI): 1-Year Results of a Randomised Controlled Trial” in Lancet, 2009, and “Heparin Plus a Glycoprotein IIb/IIIa Inhibitor Versus Bivalirudin Monotherapy and Paclitaxel-eluting Stents Versus Bare-metal Stents in Acute Myocardial Infarction (HORIZONS-AMI): Final 3-year Results from a Multicentre, Randomised Controlled Trial” in Lancet, 2011; and

•	The TAPAS Trial which showed that thrombus aspiration before stenting benefits MI patients, as reported in “Thrombus Aspiration During Primary Percutaneous Coronary Intervention” in New England Journal of Medicine, 2009 and “Cardiac Death and Reinfarction After 1 Year in the Thrombus Aspiration During Percutaneous Coronary Intervention in Acute Myocardial Infarction Study (TAPAS): A 1-year Follow-up Study” in Lancet, 2008.

The non-randomized, pooled data analysis of MGuard Coronary outcomes in STEMI population show comparable rates of thrombolysis in myocardial infarction (TIMI) 3 flow with no significant difference of the historical control as compared to MGuard Coronary (88.5% and 91.7%, respectively), while the rates of myocardial blush grade score 3 (37.3% for the historical control and 81.6% for MGuard Coronary) and ST segment resolution>70% (53.6% for the historical control and 79.1% for MGuard Coronary) are significantly better with the MGuard Coronary. MGuard Coronary also appears consistently superior at the 30 days major adverse cardiac event (8.4% for the historical control and 2.4% for MGuard Coronary) and 1 year major adverse cardiac event (13.3% for the historical control and 5.9% for MGuard Coronary) endpoints. The data appears in the following tables.

	NAME OF STUDY
	MAGICAL	PISCIONE	iMOS	Jain	Average
Number of Patients	60	100	203	51	414 (Total)
Thrombolysis in myocardial infarction 0-1,%	0	0	1.2	0	0.6
Thrombolysis in myocardial infarction 3,%	90	85	93.5	100	91.7
Myocardial blush grade 0-1,%	3.3	0	—	—	1.2
Myocardial blush grade 3,%	73	90	80	—	81.6
ST segment resolution>70%,%	61	90	—	—	79.1
ST segment resolution>50%,%	88	—	85.4	96	87.6
30 day major adverse cardiac event,%	0	2.2	3.2	—	2.4
6 month major adverse cardiac events,%	0	4.5	6.0	—	4.6
1 year major adverse cardiac events,%	—	5.6	6.0	6.0	5.9
1 year target vessel revascularization	—	2.3	2.3	6.0	2.8
Acute Binary Resteonosis 6M,%	—	—	19.0*	—	19.0

	THREE YEAR FOLLOW UP STUDIES NAME OF STUDY
	MAGICAL	PISCIONE	iMOS	Jain	Average
Number of Patients	57 out of 60	89	—	—	—
Cardiac death at 3Y	7%	2.2%	—	—	—
Non Cardiac death at 3Y	1.8%	6.8%	—	—	—
Re-MI at 3Y	0%	7.9%	—	—	—
TLR at 3Y	1.8%	Not Reported	—	—	—
TVR at 3Y Include TLR	3.5%	4.5%	—	—	—
Stroke	1.8%	Not Reported	—	—	—
Stent thrombosis Definite / Probable	0%	2.2%	—	—	—
MACE (Cardiac death, RE-MI, TLR)	8.8%	10.1%	—	—	—
MACCE (All death, target vessel MI, TVR, Stroke)	10.5%	Not Reported	—	—	—

Trial	CADILLAC	Horizons- AMI	Horizons- AMI	TAPAS	TAPAS	EXPORT	EXPORT	EXPIRA	EXPIRA	REMEDIA	REMEDIA	Historical comparison	MGuard	Level of Significance
Group	Stent + Abciximab	BMS	DES	Thrombus aspiration	control	control	TA	control	Thrombus aspiration	Thrombus aspiration	control	Average	Average
Number of Patients	524	749	2257	535	536	129	120	87	88	50	49	5124 (total)	414 (total)
Thrombolysis in myocardial infarction 0-1,%	—	—	—	—	—	3.9	2.4	1.1	0	—	—	2.1	0.6
Thrombolysis in myocardial infarction 3,%	96.9	89.8	87.6	86	82.5	76.9	82	—	—	—	—	87.8	91.7
Myocardial blush grade 0-1,%	48.7	—	—	17.1	26.3	31.6	27.6	40.2	11.4	32	55.1	35.2	1.2	*
Myocardial blush grade 3,%	17.4	—	—	45.7	32.2	25.4	35.8	—	—	—	—	37.3	81.6	**
ST segment resolution>70%,%	62.1	—	—	56.6	44.2	—	—	39.1	63.6	58	36.7	53.6	79.1
ST segment resolution>50%,%	—	—	—	—	—	71.9	85	—	—	—	—	78.2	87.6
30 day major adverse cardiac event,%	4.4	—	—	6.8	9.4	—	—	—	—	10	10.2	8.4	2.4	**
6 month major adverse cardiac events,%	10.2	—	—	—	—	—	—	—	—	—	—	10.2	4.6
1 year major adverse cardiac events,%	—	11.9	10.5	16.6	20.3	—	—	—	—	—	—	12.8	5.9	*
Acute Binary Resteonosis 6 month,%	20.8	—	—	—	—	—	—	—	—	—	—	20.8	19.0
1 year target vessel revascularization	—	8.7	5.8	12.9	11.2	—	—	—	—	—	—	8.0	—
Acute Binary Resteonosis 1 year,%	—	21	8.2	—	—	—	—	—	—	—	—	11.5	—

Future Clinical Trials for MGuard Coronary

We expect that post-marketing trials will be conducted to further evaluate the safety and efficacy of the MGuard Coronary with bio-stable mesh in specific indications. These trials will be designed to facilitate market acceptance and expand the use of the product. We also plan to conduct a large clinical study for U.S. Food and Drug Administration approval and intend to conduct future trials to the extent necessary to meet registration requirements in key countries. In other countries outside of the United States, we believe that we generally will be able to rely upon CE Mark approval of the product, as well as the results of the U.S. Food and Drug Administration trial and MASTER Trial in order to obtain local approvals.

U.S. Food and Drug Administration Trial

Presently, none of our products may be sold or marketed in the United States. In connection with our efforts to seek approval of our MGuard Coronary with bio-stable mesh by the U.S. Food and Drug Administration, we filed an investigational device exemption application with the U.S. Food and Drug Administration during the summer of 2012 in order to conduct a pivotal trial. We expect that this trial will be a prospective, multicenter, randomized clinical trial. Its primary objective will be to compare the safety and the effectiveness of the MGuard Coronary stent in the treatment of de novo stenotic lesions in coronary arteries in patients undergoing primary revascularization (surgical procedure for the provision of a new, additional, or augmented blood supply to the heart) due to acute myocardial infarction with currently approved bare metal stents and drug eluting stents.

On August 29, 2012, the U.S. Food and Drug Administration issued us a letter disapproving our investigational device exemption application due to insufficient data to support the initiation of a human clinical study. More specifically, the U.S. Food and Drug Administration cited numerous deficiencies in our application which may require, amongst other things, new and/or repeated testing in order to resolve. On December 17, 2012, we sent a letter in response to the U.S. Food and Drug Administration that addressed the issues cited in the disapproval letter. In addition, we substantially changed the design of the planned trial at that time. On January 18, 2013, the U.S. Food and Drug Administration issued us a second letter disapproving our investigational device exemption application. The U.S. Food and Drug Administration noted that although our December 17, 2012 letter addressed some of the issues cited in the August 29, 2012 disapproval letter, there remained additional comments to be addressed to support the initiation of a human clinical study. We are currently working with the U.S. Food and Drug Administration to resolve these deficiencies and formulate an acceptable trial design. In particular, based on the results from our MASTER trial result, we are seeking to amend the initial clinical protocol of our proposed trial to, amongst other things:

•	increase the sample size of the proposed trial to 1,100 patients at up to 70 sites throughout the United States and Europe;
•	include a more robust efficacy primary endpoint, which will be greater than 70% of ST segment resolution in patients treated with MGuard Coronary and MGuard Coronary’s non-inferiority in the occurrence of death or reoccurrence of a heart attack, as compared to other stents;
•	allow both drug eluting stents and bare metal stents in the control arm;
•	add infarct size by cardiac magnetic resonance imaging as a powered secondary endpoint; and
•	add late lumen loss at 13 months as a secondary endpoint.

However, after discussions with representatives from the U.S. Food and Drug Administration we may determine that it is necessary to modify additional aspects of our proposed trial.

The budget for this study is estimated to be up to $15.0 million and the enrollment initiation is expected to occur in the second calendar quarter of 2013. Moreover, the enrollment phase for the study is expected to last 15 months and we expect that subjects in the study will be followed for 13 months with assessments at 30 days, six months and 12 months, with angiographic subgroup analysis occurring after the thirteenth month. These figures and dates, however, may change based on the final design of the study that is approved by the U.S. Food and Drug Administration.

Growth Strategy

Our primary business objective is to utilize our proprietary technology to become the industry standard for treatment of acute coronary syndromes and to provide a superior solution to the common acute problems caused by current stenting procedures, such as restenosis, embolic showers and late thrombosis. We are pursuing the following business strategies in order to achieve this objective.

•	Successfully commercialize MGuard Coronary with bio-stable mesh. We have begun commercialization of MGuard Coronary with a bio-stable mesh in Europe, Russia, Asia and Latin America through our distributor network and we are aggressively pursuing additional registrations and contracts in other countries such as Canada, South Korea and certain smaller countries in Latin America. By the time we begin marketing this product in the United States, we expect to have introduced the MGuard Coronary technology to clinics and interventional cardiologists around the world, and to have fostered brand name recognition and widespread adoption of MGuard Coronary. We plan to accomplish this by participating in national and international conferences, conducting and sponsoring clinical trials, publishing articles in scientific journals, holding local training sessions and conducting electronic media campaigns.
•	Successfully develop the next generation of MGuard stents. While we market our MGuard Coronary with bio-stable mesh, we intend to develop the MGuard Coronary with a drug-eluting mesh. We are also working on our MGuard stents for carotid, for which we submitted an application for CE Mark approval in January 2013. In addition, we released our cobalt-chromium version of MGuard Coronary, MGuard Prime, in 2010, which we anticipate will replace the original stainless steel based version of MGuard Coronary over the next few years.
•	Continue to leverage MGuard technology to develop additional applications for interventional cardiologists and vascular surgeons. In addition to the applications described above, we believe that we will eventually be able to utilize our proprietary technology to address imminent market needs for new product innovations to significantly improve patients’ care. We have applied for intellectual property rights using our mesh technology in the areas of brain aneurism, treating bifurcated blood vessels and a new concept of distal protective devices. We believe these areas have large growth potential given, in our view, that present solutions are far from satisfactory, and there is a significant demand for better patient care. We believe that our patents, and patent applications once allowed, can be put into practice and that they will drive our growth at a later stage.
•	Work with world-renowned physicians to build awareness and brand recognition of MGuard portfolio of products. We intend to work closely with leading cardiologists to evaluate and ensure the efficacy and safety of our products. We intend that some of these prominent physicians will serve on our Scientific Advisory Board, which is our advisory committee that advises our board of directors, and run clinical trials with the MGuard Coronary stent. We believe these individuals, once convinced of the MGuard Coronary stent’s appeal, will be invaluable assets in facilitating the widespread adoption of the stent. In addition, we plan to look to these cardiologists to generate and publish scientific data on the use of our products, and to present their findings at various conferences they attend.
•	Continue to protect and expand our portfolio of patents. Our patents and their protection are critical to our success. We have filed nine separate patent applications for our MGuard technology in the United States (including one that is still in the Patent Cooperation Treaty international phase) and corresponding patent applications in Canada, China, Europe, Israel, India, and South Africa. We believe these patents and patent applications collectively cover all of our existing products, and may be useful for protecting our future technology developments. We intend to continue patenting new technology as it is developed, and to actively pursue any infringement covered by any of our patents. To date, we have secured patent protection in China for four patents and in each of the United States and South Africa for one patent. See “Business — Intellectual Property — Patents.”

As noted above, we previously filed patent applications for our MGuard technology in China, as part of our intended growth strategy. However, upon further consideration of the cost and resources required to achieve (and risks and costs associated with enforcing) patent protection in China, we elected to prioritize our pursuit of growth opportunities in other countries and, as such, have ceased our growth efforts in China for the current time period. We intend to reevaluate our strategy towards commercialization of our MGuard technology in China in the future.

Competition

The stent industry is highly competitive. The bare-metal stent and the drug-eluting stent markets in the United States and Europe are dominated by Abbott Laboratories, Boston Scientific Corporation, Johnson & Johnson and Medtronic, Inc. Due to ongoing consolidation in the industry, there are high barriers to entry for small manufacturers in both the European and the U.S. markets. However, we believe that the European market is somewhat more fragmented, and small competitors appear able to gain market share with greater ease.

In the future, we believe that physicians will look to next-generation stent technology to compete with existing therapies. These new technologies will likely include bio-absorbable stents, stents that are customizable for different lesion lengths, stents that focus on treating bifurcated lesions, and stents with superior polymer and drug coatings. Some of the companies developing new stents are The Sorin Group, Xtent, Inc., Cinvention AG, OrbusNeich, Biotronik SE & Co. KG, Svelte Medical Systems, Inc., Reva Inc. and Stentys SA, among others. To address current issues with drug-eluting stents, The Sorin Group and Cinvention AG have developed stents that do not require a polymer coating for drug delivery, thereby expanding the types of drugs that can be used on their respective stents. OrbusNeich has addressed the problem differently, developing a stent coated with an antibody designed to eliminate the need for any drug at all. Xtent, Inc. has been concentrating on a stent that can be customized to fit different sized lesions, so as to eliminate the need for multiple stents in a single procedure. Biotronik SE & Co. KG is currently developing bio-absorbable stent technologies, and Abbott Laboratories is currently developing a bio-absorbable drug-eluting stent. These are just a few of the many companies working to improve stenting procedures in the future as the portfolio of available stent technologies rapidly increases. As the market moves towards next-generation stenting technologies, minimally invasive procedures should become more effective, driving the growth of the market in the future. We plan to continue our research and development efforts in order to be at the forefront of the acute myocardial infarction solutions.

According to the 2011 MEDTECH OUTLOOK produced by the BMO Capital Markets on January 3, 2011, the worldwide stent market is dominated by four major players, with a combined total market share of approximately 96%. Within the bare metal stent market and drug-eluting stent market, the top four companies have approximately 92% and 98% of the market share, respectively. These four companies are Abbott Laboratories, Boston Scientific Corporation, Johnson & Johnson and Medtronic, Inc. To date, our sales are not significant enough to register in market share. As such, one of the challenges we face to the further growth of MGuard is the competition from numerous pharmaceutical and biotechnology companies in the therapeutics area, as well as competition from academic institutions, government agencies and research institutions. Most of our current and potential competitors, including but not limited to those listed above, have, and will continue to have, substantially greater financial, technological, research and development, regulatory and clinical, manufacturing, marketing and sales, distribution and personnel resources than we do.

In addition to the challenges from our competitors, we face challenges related specifically to our products. None of our products is currently approved by the U.S. Food and Drug Administration. Clinical trials necessary to support a pre-market approval application to the U.S. Food and Drug Administration for our MGuard products will be expensive and will require the enrollment of a large number of patients, and suitable patients may be difficult to identify and recruit, which may cause a delay in the development and commercialization of our product candidates. Furthermore, our rights to our intellectual property with respect to our products could be challenged. Based on the prolific litigation that has occurred in the stent industry and the fact that we may pose a competitive threat to some large and well-capitalized companies that own or control patents relating to stents and their use, manufacture and delivery, we believe that it is possible that one or more third parties will assert a patent infringement claim against the manufacture, use or sale of our MGuard products based on one or more of these patents, and/or will allege misappropriation of their proprietary confidential information or other intellectual property.

We note that an additional challenge facing our products comes from drug-eluting stents. Over the last decade, there has been an increasing tendency to use drug-eluting stents in PCI, with a usage rate of drug-eluting stents in PCI approaching 70-80% in some countries, even though drug-eluting stents do not address thrombus management in acute myocardial infarction. A recent HORIZONS-AMI trial that compared drug-eluting stents to bare-metal stents in STEMI patients failed to show any benefit of drug-eluting stents as compared to bare-metal stents with regard to safety (death, re-infarction, stroke, or stent thrombosis), but showed the 1-year target vessel revascularization (TLR) rate for drug-eluting stent patients was only 4.6%, as compared to 7.4% for patients with bare-metal stents. However, based on data from over 350 patients across three clinical trials, the TLR rate for MGuard Coronary was 2.8%. (This data is comprised of: (i) a TLR rate of 2.3% for a 100-patient study, as reported in “Multicentre Experience with MGuard Net Protective Stent in ST-elevation Myocardial Infarction: Safety, Feasibility, and Impact on Myocardial Reperfusion” in Catheter Cardiovasc Interv, 2009; (ii) a TLR rate of 2.3% for a sub-group of 203 STEMI patients from the International MGuard Observational Study; and (iii) a TLR rate of 6.0% for a group of 51 heart attack patients, as reported in “Prevention of Thrombus Embolization during Primary Percutaneous Intervention Using a Novel Mesh Covered Stent” in Catheter Cardiovasc Interv, 2009).

Another challenge facing the MGuard products is that placing the stent at the entrance to large side branches, known as jailing large side branches, is not recommended with the MGuard Coronary stent, because there is a risk of thrombosis. Jailing requires the need to cross the stent with guidewire and to create an opening with the balloon to allow proper flow, which can be achieved with lower risk by using other bare-metal stents.

Research and Development Expenses

During each of the six months ended December 31, 2012 and June 30, 2012 and the twelve months ended December 31, 2011, 2010 and 2009, we spent approximately $2.2 million, $2.6 million, $2.5 million, $1.3 million and $1.3 million, respectively, on research and development.

Sales and Marketing

Sales and Marketing

In October 2007, MGuard Coronary with a bio-stable mesh received CE Mark approval in the European Union, and shortly thereafter was commercially launched in Europe through local distributors. We are also in negotiations with additional distributors in Europe, Asia and Latin America and are actively selling our MGuard Coronary with a bio-stable mesh in more than 20 countries.

Until U.S. Food and Drug Administration approval of our MGuard Coronary with a bio-stable mesh, which we are targeting for 2016, we plan to focus our marketing efforts primarily on Europe, Asia and Latin America. Within Europe, we have focused on markets with established healthcare reimbursement from local governments such as Russia, Italy, Germany, France, Greece, Austria, Hungary, Poland, Slovenia, Czech Republic and Slovakia.

In addition to utilizing local and regional distributor networks, we are using international trade shows and industry conferences to gain market exposure and brand recognition. We plan to work with leading physicians to enhance our marketing efforts. As sales volume increases, we may engage in direct sales in certain geographic markets.

Product Positioning

The MGuard Coronary has initially penetrated the market by entering market segments with indications that present high risks of embolic dislodgement, notably acute myocardial infarction and saphenous vein graft coronary interventions. The market penetration of the MGuard Coronary in 2011 was minimal, with total sales in the twelve months ended December 31, 2011 of approximately $6.0 million representing less than 1% of the total sales of the acute myocardial infarction solutions market. The market penetration for each of the six months ended June 30, 2012 and December 31, 2012 was also minimal, with total sales in the six months ended June 30, 2012 of approximately $2.1 million and total sales in the six months ended December 31, 2012 of approximately $1.9 million, each representing less than 1% of the total sales of the acute myocardial infarction solutions market.

When performing stenting procedures in patients with acute coronary symptoms, interventional cardiologists face a difficult dilemma in choosing between bare-metal stents, which have a high rate of restenosis, and drug-eluting stents, which have a high rate of late stent thrombosis, require administration of anti-platelet drugs for at least one year post procedure and are more costly than bare-metal stents. We are marketing our platform technology, MGuard Coronary, as a superior and cost effective solution to these currently unmet needs of interventional cardiologists. We believe our MGuard Coronary technology is clinically superior to bare-metal stents because it provides embolic protection during and post-procedure. We believe our MGuard Coronary technology is clinically superior to drug-eluting stents, due to its lower stent thrombosis rate and protection from embolic showers during and post-procedure.

In addition to the advantages of the MGuard Coronary technology that we believe to exist, the MGuard Coronary technology maintains the deliverability, crossing profile, and dilatation pressure of a conventional stent, and interventional cardiologists do not have to undergo any training before utilizing the product.

Insurance Reimbursement

In most countries, a significant portion of a patient’s medical expenses is covered by third-party payors. Third-party payors can include both government funded insurance programs and private insurance programs. While each payor develops and maintains its own coverage and reimbursement policies, the vast majority of payors have similarly established policies. All of the MGuard products sold to date have been designed and labeled in such a way as to facilitate the utilization of existing reimbursement codes, and we intend to continue to design and label our products in a manner consistent with this goal.

While most countries have established reimbursement codes for stenting procedures, certain countries may require additional clinical data before recognizing coverage and reimbursement for the MGuard products or in order to obtain a higher reimbursement price. In these situations, we intend to complete the required clinical studies to obtain reimbursement approval in countries where it makes economic sense to do so.

In the United States, if the MGuard Coronary with bio-stable mesh is approved by the U.S. Food and Drug Administration, it will be eligible for reimbursement from the Centers for Medicare and Medicaid Services, which serve as a benchmark for all reimbursement codes. While there is no guarantee these codes will not change over time, we believe that the MGuard Coronary will be eligible for reimbursement through both governmental healthcare agencies and most private insurance agencies in the United States once it is approved by the U.S. Food and Drug Administration.

Intellectual Property

Patents

We have filed nine patent applications in the United States (including one that is still in the Patent Cooperation Treaty international phase) covering aspects of our MGuard technology. We have filed corresponding patent applications in Canada, China, Europe, Israel, India and South Africa, for an aggregate total of 35 patents and pending applications. These patent applications are directed to cover percutaneous therapy, knitted stent jackets, stent and filter assemblies, in vivo filter assembly, optimized stent jackets, stent apparatuses for treatment via body lumens and methods of use, stent apparatuses for treatment via body lumens and methods of manufacture and use, and stent apparatuses for treatment of body lumens, among others. In lay terms, these patent applications generally cover three aspects of our products: the mesh sleeve with and without a drug, the product and the delivery mechanism of the stent. On October 27, 2010, our patent application pertaining to “Stent Apparatus for Treatment via Body Lumens and Method of Use”, South Africa patent application 2007/10751, was issued as South Africa Patent No. 2007/10751. On October 25, 2011, our patent application pertaining to “In Vivo Filter Assembly”, U.S. Patent Application 11/582,354, was issued as U.S. Patent 8,043,323. On June 13, 2012, our patent application pertaining to “Filter Assemblies,” China Patent Application No. 200780046659.9, was issued as China Patent No. ZL200780046659.9. On September 26, 2012, our patent application pertaining to “Bifurcated Stent Assemblies,” China Patent Application No. 200780046676.2, was issued as China Patent No. ZL200780046676.2. On October 10, 2012, our patent application pertaining to “Knitted Stent Jackets,” China Patent Application No. 200780046697.4, was issued as China Patent No. ZL200780046697.4. On January 2, 2013, our patent application pertaining to “Optimized Stent Jacket,” China Patent Application No. 200780043259.2, was issued as China Patent No.

ZL200780043259.2. None of the other patent applications has been granted to date. We believe one or more pending patent applications, upon issuance, will cover each of our existing products. We also believe that the patent applications we have filed, in particular those covering the use of a knitted micron-level mesh sleeve over a stent for various indications, if issued as patents with claims substantially in their present form, would likely create a significant barrier for another company seeking to use similar technology. There is no assurance, however, that our pending patent applications will issue as patents with such claims or that if issued, the patents will withstand challenges to their validity that may arise.

To date, we are not aware of other companies that have patent rights to a micron fiber, releasable knitted fiber sleeve over a stent. However, larger, better funded competitors own patents relating to the use of drugs to treat restenosis, stent architecture, catheters to deliver stents, and stent manufacturing and coating processes and compositions, as well as general delivery mechanism patents like rapid exchange that might be alleged to cover one or more of our products. Stent manufacturers have historically engaged in significant litigation, and we could be subject to claims of infringement of intellectual property from one or more competitors. Although we believe that any such claims based on patents of which we are currently aware would be un-founded, such litigation would divert attention and resources away from the development and/or commercialization of MGuard stents and could result in an adverse court judgment that would make it impossible or impractical to continue selling MGuard stents in one or more territories. Furthermore, we may be subject to claims of infringement of patents of which we are currently unaware. Other manufacturers or other parties may also challenge the intellectual property that we own, or may own in the future. We may be forced into litigation to uphold the validity of the claims in our patent portfolio, as well as our ownership rights to such intellectual property, and litigation is often an uncertain and costly process.

Trademarks

We use the InspireMD and MGuard trademarks in connection with our products. We have registered these trademarks in Europe. The trademarks are renewable indefinitely, so long as we continue to use the mark in Europe and make the appropriate filings when required. Our trademark application to register the name “MicroNet” has been approved in the United States.

Government Regulation

The manufacture and sale of our products are subject to regulation by numerous governmental authorities, principally the European Union CE Mark, the U.S. Food and Drug Administration and other corresponding foreign agencies.

Sales of medical devices outside the United States are subject to foreign regulatory requirements that vary widely from country to country. These laws and regulations range from simple product registration requirements in some countries to complex clearance and production controls in others. As a result, the processes and time periods required to obtain foreign marketing approval may be longer or shorter than those necessary to obtain U.S. Food and Drug Administration market authorization. These differences may affect the efficiency and timeliness of international market introduction of our products. For countries in the European Union, medical devices must display a CE Mark before they may be imported or sold. In order to obtain and maintain the CE Mark, we must comply with the Medical Device Directive 93/42/EEC and pass initial and annual facilities audit inspections to ISO 13485 standards by an European Union inspection agency. We have obtained ISO 13485 quality system certification and the products we currently distribute into the European Union display the required CE Mark. In order to maintain certification, we are required to pass annual facilities audit inspections conducted by European Union inspectors.

As noted below, we currently have distribution agreements for our products with distributors in the following countries: Italy, Germany, Austria, France, Slovenia, Greece, Portugal, Spain, Hungary, Estonia, Ukraine, Holland, Russia, Latvia, Brazil, Costa Rica, Mexico, Argentina, Colombia, India, Sri Lanka, South Africa, Pakistan, Israel, Uruguay, Venezuela, Ireland, Belarus, Lithuania, Malta, Malaysia, Croatia and Egypt. We are subject to governmental regulation in each of these countries and we are not permitted to sell all of our products in each of these countries. While each of the European Union member countries accepts the CE Mark as its sole requirement for marketing approval, some of these countries still require us to take additional steps in order to gain reimbursement rights for our products. Furthermore, while we believe that each of the above-listed countries that is not a member of the European Union accepts the CE Mark as its primary requirement for marketing approval, each such country requires additional regulatory requirements for final marketing approval of the MGuard Prime version of the MGuard Coronary product. Additionally, in Canada, we are required to pass annual facilities audit inspections performed by Canadian inspectors. Furthermore, we are currently targeting additional countries in Europe, Asia, and Latin America. We believe that each country that we are targeting also accepts the CE Mark as its primary requirement for marketing approval. We intend that the results of the MASTER Trial will satisfy any additional governmental regulatory requirements in each of the countries where we currently distribute our products and in any countries that we are currently targeting for expansion. However, even if all governmental regulatory requirements are satisfied in each such country, we anticipate that obtaining marketing approval in each country could take as few as three months or as many as twelve months, due to the nature of the approval process in each individual country, including typical wait times for application processing and review, as discussed in greater detail below.

The MGuard Prime version of the MGuard Coronary product received CE Mark approval in the European Union in October 2010 and marketing approval in Israel in September 2011. We are currently seeking marketing approval for the MGuard Prime version of the MGuard Coronary product in Brazil, Malaysia, Mexico, Serbia, Singapore, Argentina, India, Sri Lanka, Pakistan, South Korea, Ukraine, Belarus and Canada. We are focused on seeking marketing approval in these countries because we believe that these countries represent the strongest opportunities for us to grow with respect to our sales. We have determined that other countries with better organized and capitalized healthcare systems may not present us the same opportunities for growth due to the lack of use of stents in treatment of cardiac episodes and less advantageous healthcare reimbursement policies, among other reasons. While we understand that each of the countries in which we are seeking marketing approval for the MGuard Prime version of the MGuard Coronary product accepts the CE Mark as its primary requirement for marketing approval and does not to our understanding require any additional tests, each country does have some additional regulatory requirements for marketing approval, as we have been informed by our distributors, who are responsible for obtaining marketing approval for our products. More specifically, for example, the approval process in Malaysia requires us to submit an application for regulatory approval, which we anticipate will be granted approximately three months later. For the approval process in Mexico, we need to submit an application for regulatory approval, which we anticipate will be granted approximately eighteen months later. For the approval process in Serbia, we need to submit an application for regulatory approval, which we anticipate will be granted approximately four months later. For the approval process in Singapore, we need to submit an application for regulatory approval, which we anticipate will be granted approximately ten months later. For the approval process in Argentina, we need to submit an application for regulatory approval, which we anticipate will be granted approximately twelve months later. For the approval process in India, we need to submit an application for regulatory approval, which we anticipate will be granted in March 2013. For the approval process in Sri Lanka, we need to submit an application for regulatory approval, which we anticipate will be granted in approximately six to twelve months. For the approval process in Pakistan, we need to submit an application for regulatory approval, which we anticipate will be granted in approximately six to twelve months. For the approval process in South Korea, we need to submit an application for regulatory approval, which we anticipate will be granted in approximately two years. For the approval process in Ukraine, we need to submit an application for regulatory approval, which we anticipate will be granted approximately six months later. For the approval process in Belarus, we need to submit an application for regulatory approval, which we anticipate will be granted approximately six months later. For the approval process in Canada, we need to submit an application for regulatory approval, which we anticipate will be granted approximately twelve months later. In Israel, where we received marketing approval in September 2011, we will be subject to annual renewal of our marketing approval. Regulators in Israel may request additional documentation or other materials and results of studies from medical device manufacturers as part of the renewal process. Generally, however, the annual renewal of marketing approval is given automatically, barring a material change in circumstances or results. In Russia, we received market approval in February 2012. In Chile, we received market approval for our previous distributor in December 2010. We have terminated our relationship with our previous distributor in Chile, however, and once we enter into a relationship with a new distributor, we will be required to submit a new application for regulatory approval in Chile, which we anticipate will be granted approximately twelve months after our submission for approval.

For the approval process in Brazil, we must comply with Brazilian Good Manufacturing Practice, or GMP, quality system requirements. ANVISA, Brazil’s regulatory agency, must conduct an inspection of the manufacturing of the MGuard Prime version of the MGuard Coronary product to determine compliance with Brazil GMP regulations. Upon successful completion of an audit, ANVISA will then issue the GMP certificate necessary to register a medical device in Brazil. Once we receive the necessary GMP certificate, we can apply for regulatory approval. We anticipate that the approval process in Brazil will take between two and three years.

Please refer to the table below setting forth the approvals and sales for original stainless steel based MGuard Coronary product and the cobalt-chromium based MGuard Prime version of the MGuard Coronary product on a country-by-country basis.

Approvals and Sales of the Original MGuard Coronary and the MGuard Prime version of the MGuard Coronary on a Country-by-Country Basis

Countries	Original MGuard Approval		Original MGuard Sales		MGuard Prime Approval	MGuard Prime Sales
Argentina	Y		Y		N	N
Austria	Y		Y		Y	Y
Brazil	Y		Y		N	N
Chile	N	(1)	Y		N	N
Colombia	Y		Y		N	N
Costa Rica	Y	(3)	Y		N	N
Croatia	Y		Y		Y	Y
Cyprus	Y		Y		Y	N
Czech Rep	Y		Y		Y	N
UK	Y		N		Y	N
Estonia	Y		Y		Y	Y
France	Y		Y		Y	Y
Germany	Y		Y		Y	Y
Greece	Y		Y		Y	Y
Holland (Netherlands)	Y		Y		Y	Y
Hungary	Y		Y		Y	Y
India	Y		Y		N	N
Ireland	Y		Y		Y	Y
Israel	Y		Y		Y	Y
Italy	Y		Y		Y	Y
Latvia	Y		Y		Y	Y
Lithuania	Y		Y		Y	Y
Malaysia	N		N		N	N
Mexico	Y		Y		N	N
Pakistan	Y	(3)	Y		N	N
Poland	Y		Y		Y	Y
Portugal	Y		Y		Y	N
Romania	Y		Y		Y	Y
Russia	Y		Y		Y	Y
Serbia	N		N		N	N
Singapore	N		Y	(2)	N	N
Slovakia	Y		Y		Y	N
Slovenia	Y		Y		Y	Y
South Africa	Y	(3)	Y		Y	Y
Spain	Y		Y		Y	Y
Sri Lanka	Y	(3)	Y		N	N
Switzerland	Y		Y		Y	Y
Ukraine	Y		Y		N	N

(1)	We terminated our relationship with our previous distributor in Chile and we will be required to obtain regulatory approval upon our selection of a new distributor in Chile.
(2)	At time the sales were made, we satisfied the regulatory requirements in Singapore. The regulatory requirements in Singapore were subsequently changed and we no longer meet these requirements.

(3)	We believe that we have regulatory approval for the MGuard Coronary product in this country, based upon information from our distributor in such country, who was responsible for obtaining the regulatory approval for the MGuard Coronary product. However, the certificate evidencing regulatory approval is held by our distributor and we cannot guarantee that it is in full force and effect.

In the United States, the medical devices that will be manufactured and sold by us will be subject to laws and regulations administered by the U.S. Food and Drug Administration, including regulations concerning the prerequisites to commercial marketing, the conduct of clinical investigations, compliance with the Quality System Regulation and labeling. We anticipate that our MGuard Coronary product with bio-stable mesh product will be classified as a Class III medical device by the U.S. Food and Drug Administration.

A manufacturer may seek market authorization for a new medical device through the rigorous Premarket Approval application process, which first requires that the U.S. Food and Drug Administration determine that the device is safe and effective for the purposes intended.

We will also be required to register with the U.S. Food and Drug Administration as a medical device manufacturer. As such, our manufacturing facilities will be subject to U.S. Food and Drug Administration inspections for compliance with Quality System Regulation. These regulations will require that we manufacture our products and maintain our documents in a prescribed manner with respect to design, manufacturing, testing and quality control activities. As a medical device manufacturer, we will further be required to comply with U.S. Food and Drug Administration requirements regarding the reporting of adverse events associated with the use of our medical devices, as well as product malfunctions that would likely cause or contribute to death or serious injury if the malfunction were to recur. U.S. Food and Drug Administration regulations also govern product labeling and prohibit a manufacturer from marketing a medical device for unapproved applications. If the U.S. Food and Drug Administration believes that a manufacturer is not in compliance with the law, it can institute enforcement proceedings to detain or seize products, issue a recall, enjoin future violations and assess civil and criminal penalties against the manufacturer, its officers and employees.

Customers

Our customer base is varied. We began shipping our product to customers in Europe in January 2008 and have since expanded our global distribution network to Southeast Asia, India, Latin America and Israel. For the six months ended December 31, 2012, 60% of our revenue was generated in Europe, 15% of our revenue was generated in Asia, 14% of our revenue was generated in Latin America and 6% of our revenue was generated in Israel, with the remaining 5% of our revenue generated in the rest of the world. For the six months ended June 30, 2012, 75% of our revenue was generated in Europe, 8% of our revenue was generated in Central America, 6% of our revenue was generated in South America and 6% of our revenue was generated in Asia with the remaining 5% of our revenue generated in the rest of the world.

Our major customers in the six months ended December 31, 2012 were Izasa Distribuciones Tecnicas SA, a distributor in Spain that accounted for 16% of our revenues, Kirloskar Technologies (P) Ltd., a distributor in India that accounted for 15% of our revenues, and CMS Produtos Medicos Ltda., a distributor in Brazil that accounted for 10% of our revenues. Our agreement with Izasa Distribuciones Tecnicas SA grants Izasa Distribuciones Tecnicas SA the right to be the exclusive distributor of MGuard products in Spain until May 2013, with no order minimums currently in place. Under our agreement with Izasa Distribuciones Tecnicas SA, Izasa Distribuciones Tecnicas SA was required to purchase 4,000 stents from us in 2011, at a price per stent of 700 Euros, for a total minimum order value of 2,800,000 Euros in 2011. Izasa Distribuciones Tecnicas SA did not achieve its order minimum for 2011; however, we did not terminate either our agreement with Izasa Distribuciones Tecnicas SA or Izasa Distribuciones Tecnicas SA’s right to be the exclusive distributor of MGuard products in Spain. In addition, pursuant to an amendment to our agreement with Izasa Distribuciones Tecnicas SA, Izasa Distribuciones Tecnicas SA, through its subsidiaries, was required to purchase 500 MGuard Prime stents from us at a price per stent of 700 Euros in February 2011. Izasa Distribuciones Tecnicas SA met its purchase requirement in February 2011 and received a bonus of 100 free stents. Izasa Distribuciones Tecnicas SA also agreed to partner with us in a study to be conducted in Spain entitled MGuard Prime Implementation in STEMI (acute myocardial infarction with ST elevation). Our agreement with Kirloskar Technologies (P) Ltd. grants Kirloskar Technologies (P) Ltd. the right to be the exclusive distributor of MGuard products in India until May 2013, subject to achievement of certain order minimums. Under our agreement with Kirloskar Technologies (P) Ltd, Kirloskar Technologies (P) Ltd was required to order 15,000 stents from us in 2011 and 20,000 stents from us in 2012, at a price per stent of $600, for total minimum order values of $9.0 million in 2011 and $12.0 million in 2012, respectively. Kirloskar Technologies (P) Ltd. was also eligible to receive free stents representing 15% or 20% of the total value of stents purchased, depending upon the annual volume of the purchases of our stents. Although Kirloskar Technologies (P) Ltd. did not achieve its order minimum for either 2011 or 2012, we did not terminate either our agreement with Kirloskar Technologies (P) Ltd. or Kirloskar Technologies (P) Ltd.’s right to be the exclusive distributor of MGuard products in India. Our agreement with CMS Produtos Medicos Ltda. grants CMS Produtos Medicos Ltda. the right to be the exclusive distributor of MGuard products in Brazil until April 2013, with no order minimums currently in place. Unless otherwise indicated below, all of the distribution agreements described under “Customers” are subject to automatic annual extensions unless affirmatively terminated.

Our major customers in the six months ended June 30, 2012 were Bosti Trading Ltd., a distributor in the Russian Federation that accounted for 22% of our revenues, Euromed Deutschland GmbH, a distributor in Germany that accounted for 14% of our revenues, and Kardia Srl, a distributor in Italy that accounted for 9% of our revenues. Our agreement with Bosti Trading Ltd. grants Bosti Trading Ltd. the right to be the exclusive distributor of MGuard products in the Russian Federation until May 2014, subject to the achievement of certain order minimums. Under our agreement with Bosti Trading Ltd., Bosti Trading Ltd. is required to purchase 3,500 stents from us in 2012, 6,000 stents in 2013 and 4,000 stents in the first six months of 2014, at a price per stent of 560 Euros, for total minimum order values of 1,960,000 Euros, 3,360,000 Euros and 2,240,000 Euros, respectively. Although Bosti Trading Ltd. did not adhere its order minimum for 2012, we did not terminate Bosti Trading Ltd.’s right to be the exclusive distributor of MGuard products in the Russian Federation. Our agreement with Euromed Deutschland GmbH grants Euromed Deutschland GmbH the right to be the exclusive distributor of MGuard products in Germany until May 2013, with no order minimums currently in place. Our agreement with Kardia Srl grants Kardia Srl the right to be the exclusive distributor of MGuard products in Italy until August 2013, with no order minimums currently in place.

Our major customers in the twelve months ended December 31, 2011 were Kirloskar Technologies (P) Ltd., a distributor in India that accounted for 18% of our revenues, Tzamal Jacobsohn Ltd., a distributor in Israel that accounted for 12% of our revenues and Izasa Distribuciones Tecnicas SA, a distributor in Spain that accounted for 9% of our revenues. Our agreements with Kirloskar Technologies (P) Ltd. and Izasa Distribuciones Tecnicas SA are discussed above. Our agreement with Tzamal Jacobsohn Ltd. grants Tzamal Jacobsohn Ltd. the right to be the exclusive distributor of MGuard products in Israel until December 2013, subject to achievement of certain order minimums. Under our agreement with Tzamal Jacobsohn Ltd., Tzamal Jacobsohn Ltd. must achieve at least 85% of the following order minimums: 1,400 stents during the twelve months ending March 31, 2012 and 1,600 stents during the twelve months ending March 31, 2013, at a price per stent, per an oral agreement, of 400 Euros, for total minimum order values of 560,000 Euros and 640,000 Euros, respectively. Tzamal Jacobsohn Ltd. will be granted options to purchase 2,029 shares of our common stock for each $100,000 in sales upon achievement of the order minimums. Tzamal Jacobsohn Ltd. did not meet its order minimum for the twelve months ended March 31, 2012 and, accordingly, no options were granted to Tzamal Jacobsohn Ltd. under this agreement, however, we did not terminate either our agreement with Tzamal Jacobsohn Ltd. or Tzamal Jacobsohn Ltd.’s right to be the exclusive distributor of MGuard products in Israel. In addition, other current significant customers are in Germany, Argentina, and Brazil.

Our major customer in 2010 was Hand-Prod Sp. Z o.o, a Polish distributor, that accounted for 29% of our revenues. We have an agreement with Hand-Prod Sp. Z o.o that grants Hand-Prod Sp. Z o.o the right to be the exclusive distributor of MGuard products in Poland until December 2012, subject to achievement of certain order minimums. Under our agreement with Hand-Prod Sp. Z o.o, Hand-Prod Sp. Z o.o was required to purchase 1,250 stents from us in 2010, 1,500 stents from us in 2011 and 2,500 stents from us in 2012, at a price per stent of 400 Euro, for total minimum order values of 500,000 Euro in 2010, 600,000 Euro in 2011 and 1,000,000 Euro in 2012, respectively. Hand-Prod Sp. Z o.o was eligible to receive 278 free stents in 2010, 300 free stents in 2011 and 500 free stents in 2012 upon achievement of the respective purchase minimums described above. Hand-Prod Sp. Z o.o did not achieve its order minimum for 2010, however, we agreed to provide them with a pro-rata amount of free stents, based on the amount of stents they purchased. Hand-Prod Sp. Z o.o did not achieve its order minimum for 2011 and therefore did not receive any free stents in 2011, but was eligible to receive 500 free stents in 2012 if it achieved the minimum order values for that year. Although Hand-Prod Sp. Z o.o did not achieve its order minimum for 2010 or 2011, we did not terminate either our agreement with Hand-Prod Sp. Z o.o or Hand-Prod Sp. Z o.o’s right to be the exclusive distributor of MGuard products in Poland. In addition, in 2011, we granted Hand-Prod Sp. Z o.o an option to purchase 12,174 shares of our common stock (as adjusted for the one-for-four reverse stock split of our common stock that occurred on December 21, 2012) as consideration for its assistance in promoting our business in Poland. In May 2012, Hand-Prod Sp. Z o.o sent us a termination notice, effective December 2012, that notified us that it would not be renewing its exclusive distribution agreement due to an organizational restructuring.

Manufacturing and Suppliers

We manufacture our stainless steel MGuard stent through a combination of outsourcing and assembly at our own facility. Third parties in Germany manufacture the base stent and catheter materials, and we add our proprietary mesh sleeve to the stent. Our current exclusive product supplier is QualiMed Innovative Medizinprodukte GmbH. QualiMed Innovative Medizinprodukte GmbH is a specialized German stent manufacturer that electro polishes and crimps the stent onto a balloon catheter that creates the base for our stainless steel MGuard stents. QualiMed Innovative Medizinprodukte GmbH has agreed to take responsibility for verifying and validating the entire stent system by performing the necessary bench test and biocompatibility testing. During the production process, QualiMed Innovative Medizinprodukte GmbH is responsible for integrating the mesh covered stent with the delivery system, sterilization, packaging and labeling. Our manufacturing agreement with QualiMed Innovative Medizinprodukte GmbH expires in September 2017, unless earlier terminated by either party in the event of breach of material terms of the agreement, liquidation of the other party, our failure to receive requested products for more than 60 days, a substantiated intellectual property claim is brought against the other party or the development agreement between the parties is terminated. The manufacturing agreement provides for a rebate program that rewards us for increases in sales of our products. Our proprietary mesh sleeve is supplied by Biogeneral, Inc., a San Diego, California-based specialty polymer manufacturer for medical and engineering applications. Natec Medical Ltd. supplies us with catheters that help create the base for our MGuard stents. Our agreement with Natec Medical Ltd., which may be terminated by either party upon six months’ notice, calls for non-binding minimum orders and discounted catheters upon reaching certain purchasing thresholds.

Our MGuard Prime cobalt-chromium stent was designed by Svelte Medical Systems Inc. We have an agreement with Svelte Medical Systems Inc. that grants us a non-exclusive, worldwide license for production and use of the MGuard Prime cobalt-chromium stent for the life of the stent’s patent, subject to the earlier termination of the agreement upon the bankruptcy of either party or the uncured default by either party under any material provision of the agreement. Our royalty payments to Svelte Medical Systems Inc. are determined by the sales volume of MGuard Prime stents. Until October 20, 2012, we paid a royalty of 7% for all product sales outside of the United States and, for products sales within the United States, a rate of 7% for the first $10.0 million of sales and a rate of 10% for all sales exceeding $10.0 million. We also shared with Svelte Medical Systems Inc. in the cost of obtaining the CE Mark approval, with their costs not to exceed $85,000, and the U.S. Food and Drug Administration approval, with their costs not to exceed $200,000. On October 20, 2012, we amended our agreement with Svelte Medical Systems Inc., pursuant to which Svelte Medical Systems Inc. reduced the royalty rate to 2.9% of all net sales both inside and outside the United States in exchange for (i) us waiving the $85,000 in regulatory fees for the CE Mark that were owed to us by Svelte Medical Systems Inc., (ii) us making full payment of royalties in the amount of $205,587 due to Svelte Medical Systems, Inc. as of September 30, 2012, and (iii) $1,763,000, payable in 215,000 shares of our common stock (as adjusted for the one-for-four reverse stock split of our common stock that occurred on December 21, 2012), that were valued at the closing price of our common stock on October 19, 2012, or $8.20 per share (as adjusted for the one-for-four reverse stock split of our common stock that occurred on December 21, 2012). We have mutual indemnification obligations with Svelte Medical Systems Inc. for any damages suffered as a result of third party actions based upon breaches of representations and warranties or the failure to perform certain covenants in the license agreement, and Svelte Medical Systems Inc. will also indemnify us for any damages suffered as a result of third party actions based upon intellectual property or design claims against the MGuard Prime cobalt-chromium stent.

Our MGuard Prime cobalt-chromium stent is being manufactured and supplied by MeKo Laserstrahl-Materialbearbeitung. Our agreement with MeKo Laserstrahl-Materialbearbeitung for the production of electro polished L605 bare metal stents for MGuard Prime is priced on a per-stent basis, subject to the quantity of stents ordered. The complete assembly process for MGuard Prime, including knitting and securing the sleeve to the stent and the crimping of the sleeve stent on to a balloon catheter, is done at our Israel manufacturing site. Once MGuard Prime has been assembled, it is sent for sterilization in Germany and then back to Israel for final packaging.

Each MGuard stent is manufactured from two main components, the stent and the mesh polymer. The stent is made out of stainless steel or cobalt chromium. Both of these materials are readily available and we acquire them in the open market. The mesh is made from polyethylene terephthalate (PET). This material is readily available in the market as well, because it is used for many medical applications. In the event that our supplier can no longer supply this material in fiber form, we would need to qualify another supplier, which could take several months. In addition, in order to retain the approval of the CE Mark, we are required to perform periodic audits of the quality control systems of our key suppliers in order to insure that their products meet our predetermined specifications.

Distributors

We currently have exclusive distribution agreements for our CE Mark-approved MGuard Coronary with bio stable mesh with medical product distributors based in Italy, Germany, Austria, France, Slovenia, Greece, Portugal, Spain, Hungary, Estonia, Ukraine, Holland, Russia, Latvia, Brazil, Costa Rica, Mexico, Argentina, Colombia, India, Sri Lanka, South Africa, Pakistan, Belarus, Croatia, Ireland, Lithuania, Malta, Malaysia, Uruguay, Venezuela, Egypt and Israel. We are currently in discussions with multiple distribution companies in Europe, Asia, and Latin America.

During the past several months, we have been realigning our distributor relationships in anticipation of results from our MASTER Trial, which were published on October 24, 2012. As such, we are in the process of appointing new distributors in certain territories, and believe that new incentives and broader responsibilities have strengthened arrangements with our best and most experienced country and regional partners. Third party distributors are also being replaced by direct sales channels in key European countries where end user average selling prices and the lack of strong distributors are limiting factors.

Current and future agreements with distributors stipulate that, while we are responsible for training, providing marketing guidance, marketing materials, and technical guidance, distributors will be responsible for carrying out local registration, marketing activities and sales. In addition, in most cases, all sales costs, including sales representatives, incentive programs, and marketing trials, will be borne by the distributor. Under current agreements, distributors purchase stents from us at a fixed price. Our current agreements with distributors are generally for a term of approximately three years and automatically renew for an additional three years unless modified by either party.

Employees

As of February 28, 2013, we had 66 full-time employees. Our employees are not party to any collective bargaining agreements. We consider our relations with our employees to be good. We believe that our future success will depend, in part, on our continued ability to attract, hire and retain qualified personnel.

Properties

Our headquarters are located in Tel Aviv, Israel, where we currently have a 1,000 square meter office facility and a 420 square meter manufacturing facility that employs 26 manufacturing personnel and has the capacity to manufacture and assemble 5,000 stents per month, should we hire more employees. We believe that our current facility is sufficient to meet anticipated future demand by adding additional shifts to our current production schedule.

Legal Proceedings

From time to time, we may be involved in litigation that arises through the normal course of business. As of the date of this filing, we are not a party to any material litigation nor are we aware of any such threatened or pending litigation.

There are no material proceedings in which any of our directors, officers or affiliates or any registered or beneficial shareholder of more than 5% of our common stock is an adverse party or has a material interest adverse to our interest.

MANAGEMENT

The following table sets forth information regarding our executive officers and the members of our board of directors.

Name	Age	Position(s)
Alan Milinazzo	53	President, Chief Executive Officer and Director
Craig Shore	51	Chief Financial Officer, Secretary and Treasurer
Eli Bar	48	Senior Vice President of Research and Development and Chief Technical Officer of InspireMD Ltd.
Robert Ratini	50	Vice President of Sales and Marketing of InspireMD Ltd.
Sol J. Barer, Ph.D	65	Chairman of the Board of Directors
James Barry, Ph.D	53	Director
Michael Berman	55	Director
Asher Holzer, Ph.D	63	Director
James J. Loughlin	70	Director
Ofir Paz	47	Director
Paul Stuka	58	Director
Eyal Weinstein	57	Director

Our directors hold office until the earlier of their death, resignation or removal by stockholders or until their successors have been qualified. Our directors are divided into three classes. Alan Milinazzo, Sol J. Barer, Ph.D. and Paul Stuka are our class 1 directors, with their terms of office to expire at our 2015 annual meeting of stockholders. Asher Holzer, Ph.D., Michael Berman and Eyal Weinstein are our class 2 directors, with their terms of office to expire at our 2013 annual meeting of stockholders. Ofir Paz, James Barry, Ph.D. and James J. Loughlin are our class 3 directors, with their terms of office to expire at our 2014 annual meeting of stockholders. At each annual meeting of stockholders, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election, with each director to hold office until his or her successor shall have been duly elected and qualified.

Our officers hold office until the earlier of their death, resignation or removal by our board of directors or until their successors have been selected. They serve at the pleasure of our board of directors.

Executive Officers and Directors

Alan Milinazzo has served as our president, chief executive officer and director since January 3, 2013. Mr. Milinazzo served as president and chief executive officer of Orthofix International N.V., a Nasdaq-listed medical device company, until August 2011, a position he was promoted to in 2006 after being hired a year earlier as chief operating officer. He also served as a director of Orthofix International N.V. from December 2006 until June 2012. From 2002 to 2005, Mr. Milinazzo was the general manager of Medtronic, Inc.’s coronary and peripheral vascular businesses. Mr. Milinazzo also spent 12 years as an executive with Boston Scientific Corporation in numerous roles, including vice president of marketing for SCIMED Europe. Mr. Milinazzo has over 20 years of experience in management and marketing, including positions with Aspect Medical Systems and American Hospital Supply. As chief executive officer, Mr. Milinazzo’s position on the board ensures a unity of vision between the broader goals of our company and our day-to-day operations.

Craig Shore has served as our chief financial officer, secretary and treasurer since March 31, 2011. In addition, since November 10, 2010, Mr. Shore has served as InspireMD Ltd.’s vice president of business development. From February 2008 through June 2009, Mr. Shore served as chief financial officer of World Group Capital Ltd. and Nepco Star Ltd., both publicly traded companies on the Tel Aviv Stock Exchange, based in Tel Aviv, Israel. From March 2006 until February 2008, Mr. Shore served as the chief financial officer of Cellnets Solutions Ltd., a provider of advanced cellular public telephony solutions for low to middle income populations of developing countries based in Azur, Israel. Mr. Shore has over 25 years of experience in financial management in the United States, Europe and Israel. His experience includes raising capital both in the private and public markets. Mr. Shore graduated with honors and received a B.Sc. in Finance from Pennsylvania State University and an M.B.A. from George Washington University.

Eli Bar has served as InspireMD Ltd.’s senior vice president of research and development and chief technical officer since February 2011. Prior to that, he served as InspireMD Ltd.’s vice president of research and development since October 2006 and engineering manager since June 2005. Mr. Bar has over 15 years’ experience in medical device product development. Mr. Bar has vast experience building a complete research and development structure, managing teams from the idea stage to an advanced marketable product. He has been involved with many medical device projects over the years and has developed a synthetic vascular graft for femoral and coronary artery replacement, a covered stent and a fully implantable ventricular assist device. Mr. Bar has more than nine filed device and method patent applications and he has initiated two medical device projects. Mr. Bar is also a director of Blue Surgical Ltd., a medical device company based in Israel. Mr. Bar graduated from New Haven University in Connecticut with a B.Sc. in Mechanical Engineering.

Robert Ratini has served as InspireMD Ltd.’s vice president of sales and marketing in a full-time capacity since June 1, 2012 and served in a part-time capacity from March 27, 2012 until May 31, 2012. From April 2011 through March 26, 2012, Mr. Ratini served as a business consultant and the vice president of business development for Easy Med Services, Inc. in Geneva, Switzerland, which focuses on telemedicine software products, Stentys SA in Paris, France, which focuses on self-expanding coronary stents, and Parvulus SA in Lonay, Switzerland, which concentrates on intra annular heart valve repair rings. From October 2009 through March 2011, Mr. Ratini served as the director of marketing for Orbusneich Medical, which produces and sells interventional cardiology products, and from October 2006 through September 2009, Mr. Ratini served as vice president global marketing and EMEA sales for Biosensors International, Switzerland, where he established a global sales and marketing department and led the launch of the Bio Matrix drug eluting stent. Mr. Ratini has extensive cardiology and vascular experience and has worked in the medical information technology industry since 1989. Mr. Ratini graduated from the University of Applied Sciences in Bienne, Switzerland with a Master of Computer Science.

Sol J. Barer, Ph.D., has served as a director since July 11, 2011 and has served as our chairman since November 16, 2011. Dr. Barer has 25 years of experience with publicly traded biotechnology companies. In 1980, when Dr. Barer was with Celanese Research Company, he formed the biotechnology group that was subsequently spun out to form Celgene Corporation. Dr. Barer spent 18 years leading Celgene Corporation as president, chief operating officer and chief executive officer, culminating with his tenure as Celgene Corporation’s executive chairman and chairman beginning in May 2006 until his retirement in June 2011. Dr. Barer is also a director of Cerecor, Inc., Edge Therapeutics, Inc., Medgenics, Inc., ContraFect Corporation, Amicus Therapeutics, Inc. and Aegerion Pharmaceuticals, Inc. and serves as a senior advisor to a number of other biotechnology companies. Dr. Barer received a Ph.D. in organic chemistry from Rutgers University. Dr. Barer brings to the board significant scientific and executive leadership experience in the U.S. biotechnology industry and prior service on the board of directors of other publicly-held biopharmaceutical companies, as well as a unique perspective on the best methods of growth for a biotechnology company.

James Barry, Ph.D., has served as a director since January 30, 2012. Dr. Barry has served as executive vice president and chief operating officer at Arsenal Medical Inc., a medical device company focused on local therapy, since September 2011. Dr. Barry also heads his own consulting firm, Convergent Biomedical Group LLC, advising medtech companies on product development, strategy, regulatory challenges and fund raising. Until June 2010, he was senior vice president, corporate technology development at Boston Scientific Corporation, where he was in charge of the corporate research and development and pre-clinical sciences functions. Dr. Barry joined Boston Scientific in 1992 and oversaw its efforts in the identification and development of drug, device and biological systems for applications with implantable and catheter-based delivery systems. He currently serves on a number of advisory boards including the College of Biomedical Engineering at Yale University, the College of Sciences at University of Massachusetts-Lowell, and the Massachusetts Life Science Center. Dr. Barry received his Ph.D. in Biochemistry from the University of Massachusetts-Lowell and holds a B.A. degree in Chemistry from Saint Anselm College. Dr. Barry brings to the board over 20 years of experience in leadership roles in the medical device industry and significant medical technology experience, in particular with respect to interventional cardiology products.

Michael Berman, has served as our director since February 7, 2013. Mr. Berman is a medical device entrepreneur who works with high-potential development and early-stage commercial companies. From 2005 to 2012, when the company was sold to Boston Scientific, Mr. Berman was a co-founder and the chairman of

BridgePoint Medical, Inc., which developed technology to treat coronary and peripheral vascular chronic total occlusions. Mr. Berman was also a member of the board of UltraShape Ltd. from 2005 until 2011, when the company was sold to Syneron Medical Ltd. Mr. Berman has served (i) since 2003 as co-founder and a director of Aetherworks I and II, a medical device incubator, (ii) since 2006 as a co-founder and chairman of Apnex Medical, Inc., a company developing an active implant for the treatment of obstructive sleep apnea, (iii) since 2004 as a co-founder and director of Benechill, Inc., a company developing a therapeutic hypothermia system for the treatment of cardiac arrest, (iv) since 2011 as an advisor to, and since 2012 as a director of, Cardiosonic, Inc., a company developing a system for hypertension reduction via renal denervation, (v) since 2005 as a director of PharmaCentra, LLC, which creates customizable marketing programs that help pharmaceutical companies communicate with physicians and patients, (vi) since 2011 as a co-founder and director of MikrobEX Inc., a company developing an innovative treatment for C Diff colitis, (vii) since 2011 as a director of AngioSlide Ltd., a medical device company that has developed an embolic capture angioplasty device, and (viii) since 2011 as a director of InterValve, Inc., a medical device company developing an aortic valvuloplasty balloon for treatment of calcific aortic stenosis. Mr. Berman was a member of the Data Sciences International, Inc. board from 2001 until 2012. Mr. Berman brings to the board his extensive executive and entrepreneurial experiences in the field of medical devices and interventional cardiology, which should assist in strengthening and advancing our strategic focus.

Asher Holzer, PhD., has served as our director since March 31, 2011. Dr. Holzer served as our president from March 31, 2011 until June 1, 2012 and served as our chairman from March 31, 2011 until November 16, 2011. In addition, Dr. Holzer served as the president and chairman of the board of InspireMD Ltd. from April 2007 until June 1, 2012. Previously, Dr. Holzer founded Adar Medical Ltd., an investment firm specializing in medical device startups, and served as its chief executive officer from 2002 through 2004. Dr. Holzer currently serves on the board of directors of Adar Medical Ltd., O.S.H.-IL The Israeli Society of Occupational Safety and Health Ltd., Theracoat Ltd. (where he serves as chairman of the board), 2to3D Ltd., and S.P. Market Windows Cyprus. Dr. Holzer earned his PhD in Applied Physics from the Hebrew University. Dr. Holzer is also an inventor and holder of numerous patents. Dr. Holzer brings to the board his more than 25 years of experience in advanced medical devices, as well as expertise covering a wide range of activities, including product development, clinical studies, regulatory affairs, market introduction and the financial aspects of the stent business.

James J. Loughlin has served as our director since September 19, 2012. Mr. Loughlin served as the National Director of the Pharmaceuticals Practice at KPMG LLP, and a five-year term as member of the board of directors of KPMG LLP. Additionally, Mr. Loughlin served as Chairman of the Pension and Investment Committee of the KPMG LLP board from 1995 through 2001. He also served as Partner in charge of Human Resources, Chairman of the Personnel and Professional Development Committee, Secretary and Trustee of the Peat Marwick Foundation and a member of the Pension, Operating and Strategic Planning Committees. In addition, Mr. Loughlin has served as a member of the board of directors of Celgene Corporation, a global biopharmaceutical company focused on novel therapies for the treatment of cancer and inflammatory diseases, since 2006, including as chairman of the audit committee since June 2008 and a member of the compensation committee since June 2008. Mr. Loughlin served as a member of the board of directors of Alfacell Corporation, a biopharmaceutical company primarily focused on therapeutic drugs for the treatment of cancer and other pathological conditions, until 2008 and Datascope Corp., a medical device company engaged in the interventional cardiology and radiology, cardiovascular and vascular surgery, and critical care fields, until January 2009. Mr. Loughlin brings to the board his valuable experiences as National Director of the Pharmaceuticals Practice at KPMG LLP, an extensive background in accounting and financial reporting, qualifying him as an audit committee financial expert, and prior service on the board of directors of other publicly-held biopharmaceutical companies.

Ofir Paz has served as a director since March 31, 2011. Mr. Paz served as our chief executive officer from March 31, 2011 to January 3, 2013. In addition, Mr. Paz served as the chief executive officer and a director of InspireMD Ltd from May 2005 to January 3, 2013. From April 2000 through July 2002, Mr. Paz headed the Microsoft TV Platform Group in Israel. In this capacity, Mr. Paz managed the overall activities of Microsoft TV Access Channel Server, a server-based solution for delivering interactive services and Microsoft Windows-based content to digital cable set-top boxes. Mr. Paz joined Microsoft in April 2000 when it acquired Peach Networks, which he founded and served as its chief executive officer. Mr. Paz was responsible for designing Peach Networks’ original system architecture, taking it from product design to product viability, and then managing and leading the company up to and after its acquisition, which was valued at approximately $100.0 million at the time of such acquisition. Mr. Paz currently serves on the board of directors of A. S. Paz Investment and Management Ltd., S.P. Market Windows Israel Ltd. and Cell Buddy Network Ltd. Mr. Paz received a B.Sc. in Electrical Engineering, graduating cum laude, and a M.Sc. from Tel Aviv University. Mr. Paz’s qualifications to serve on the board include his prior experience in successfully establishing and leading technology companies in Israel.

Paul Stuka has served as a director since August 8, 2011. Mr. Stuka has served as the managing member of Osiris Partners, LLC, an investment fund, since 2000. Prior to forming Osiris Partners, LLC, Mr. Stuka, with 30 years of experience in the investment industry, was a managing director of Longwood Partners, managing small cap institutional accounts. In 1995, Mr. Stuka joined State Street Research and Management as manager of its Market Neutral and Mid Cap Growth Funds. From 1986 to 1994, Mr. Stuka served as the general partner of Stuka Associates, where he managed a U.S.-based investment partnership. Mr. Stuka began his career in 1980 as an analyst at Fidelity Management and Research. As an analyst, Mr. Stuka followed a wide array of industries including healthcare, energy, transportation, and lodging and gaming. Early in his career he became the assistant portfolio manager for three Fidelity Funds, including the Select Healthcare Fund which was recognized as the top performing fund in the United States for the five-year period ending December 31, 1985. Mr. Stuka’s qualifications to serve on the board include his significant strategic and business insight from his years of experience investing in the healthcare industry.

Eyal Weinstein has served as a director since August 8, 2011. Mr. Weinstein is the chief executive officer of LEOREX Ltd., a company developing and marketing Dermo Cosmetic products. From 2001 to 2007, Mr. Weinstein worked as manager-partner of C.I.G., an economic and accounting consultancy, consulting for leading Israeli banks, including Bank Leumi, Bank Hapoalim, Israeli Discount Bank and Bank Hamizrachi. From 2000 to 2001, he was manager-partner of Exseed, a venture capital fund that invested in early-stage companies. Beginning in 1996, Mr. Weinstein was a partner and founder in the establishment of three high-tech companies that were ultimately sold, two to Microsoft Corporation. Mr. Weinstein currently serves on the board of directors of Cell Buddy Network Ltd. Mr. Weinstein brings to the board his considerable management and business experience as an executive of several companies and investment funds in Israel.

Family Relationships

We have no family relationships amongst our directors and executive officers.

Agreements with Executive Officers

Alan Milinazzo

On January 3, 2013, we entered into an employment agreement with Alan Milinazzo to serve as our president, chief executive officer and a director. The employment agreement has an initial term that ends on January 1, 2016 and will automatically renew for additional one-year periods on January 1, 2016 and on each January 1 thereafter unless either party gives the other party written notice of its election not to extend such employment at least six months prior to the next January 1 renewal date. If a change in control occurs when less than two full years remain in the initial term or during any renewal term, the employment agreement will automatically be extended for two years from the change in control date and will terminate on the second anniversary of the change in control date.

Under this employment agreement, Mr. Milinazzo is entitled to an annual base salary of at least $450,000. Such amount may be reduced only as part of an overall cost reduction program that affects all senior executives of the company and does not disproportionately affect Mr. Milinazzo, so long as such reductions do not reduce the base salary to a rate that is less than 90% of the amount set forth above (or 90% of the amount to which it has been increased). The base salary will be reviewed annually by the board for increase as part of its annual compensation review. Mr. Milinazzo is also eligible to receive an annual bonus of at least $275,000 upon the achievement of reasonable target objectives and performance goals, to be determined by the board of directors in consultation with Mr. Milinazzo on or before the end of the first quarter of the fiscal year to which the bonus relates (except that for the current fiscal year, ending June 30, 2013, the goals will be determined as soon as practicable, and no later than March 31, 2013) and, in the event actual performance exceeds the goals, the board may, in its sole discretion, pay Mr. Milinazzo bonus compensation of more than $275,000. In addition, Mr. Milinazzo is eligible to receive such additional bonus or incentive compensation as the board may establish from time to time in its sole discretion. In accordance with this employment agreement, on January 3, 2013, we granted Mr. Milinazzo a nonqualified stock option to purchase 525,927 shares of our common stock, made pursuant to a Nonqualified Stock Option Agreement, an incentive stock option to purchase 74,073 shares of our common stock, made pursuant to an Incentive Stock Option Agreement, and 400,000 shares of restricted stock, which are subject to forfeiture until the vesting of such shares, made pursuant to a Restricted Stock Award Agreement. The options have an exercise price of $4.05, which was the fair market value of our common stock on the date of grant. Both the options and the restricted stock are subject to a three-year vesting period subject to Mr. Milinazzo’s continued service with the company, with one-thirty-sixth ( 1/36th) of such awards vesting each month. On or before December 31 of each calendar year, Mr. Milinazzo will be eligible to receive an additional grant of equity awards equal, in the aggregate, to up to 0.5% of actual outstanding shares of our common stock on the date of grant, provided that the actual amount of the grant will be based on his achievement of certain performance objectives as established by the board, in its reasonable discretion, for each such calendar year. Each additional grant will, with respect to any awards that are options, have an exercise price equal to the fair market value of our common stock, and will be subject to a three-year vesting period subject to Mr. Milinazzo’s continued service with the company, with one-third of each additional grant vesting equally on the first, second, and third anniversary of the date of grant for such awards.

Mr. Milinazzo’s employment agreement also contains certain noncompetition, no solicitation, confidentiality, and assignment of inventions requirements for Mr. Milinazzo.

Pursuant to Mr. Milinazzo’s employment agreement, if Mr. Milinazzo’s employment is terminated upon his death or disability, by Mr. Milinazzo for good reason (as such term is defined in Mr. Milinazzo’s employment agreement), or by us without cause (as such term is defined in Mr. Milinazzo’s employment agreement), Mr. Milinazzo will be entitled to receive, in addition to other unpaid amounts owed to him (e.g., for base salary and accrued vacation): (i) the pro rata amount of any bonus for the fiscal year of such termination (assuming full achievement of all applicable goals under the bonus plan) that he would have received had his employment not been terminated; (ii) a one-time lump sum severance payment equal to 200% of his base salary, provided that he executes a release relating to employment matters and the circumstances surrounding his termination in favor of the company, our subsidiaries and our officers, directors and related parties and agents, in a form reasonably acceptable to us at the time of such termination; (iii) vesting of 50% of all unvested stock options, restricted stock, stock appreciation rights or similar stock based rights granted to Mr. Milinazzo, and lapse of any forfeiture included in such restricted or other stock grants; (iv) an extension of the term of any outstanding stock options or stock appreciation rights until the earlier of (a) two (2) years from the date of termination, or (b) the latest date that each stock option or stock appreciation right would otherwise expire by its original terms; (v) to the fullest extent permitted by our then-current benefit plans, continuation of health, dental, vision and life insurance coverage; and (vi) a cash payment of $35,000, which Mr. Milinazzo may use for executive outplacement services or an education program. The payments described above will be reduced by any payments received by Mr. Milinazzo pursuant to any of our employee welfare benefit plans providing for payments in the event of death or disability. If Mr. Milinazzo continues to be employed by us after the term of his employment agreement, unless otherwise agreed by the parties in writing, and Mr. Milinazzo’s employment is terminated upon his death or disability, by Mr. Milinazzo for good reason, or by us without cause, Mr. Milinazzo will be entitled to receive, in addition to other unpaid amounts owed to him, the payments set forth in (i), (ii) and (iv) above. If, during the term of his employment agreement, we terminate Mr. Milinazzo’s employment for cause, Mr. Milinazzo will only be entitled to unpaid amounts owed to him and whatever rights, if any, are available to him pursuant to our stock-based compensation plans or any award documents related to any stock-based compensation.

Mr. Milinazzo has no specific right to terminate the employment agreement or right to any severance payments or other benefits solely as a result of a change in control. However, if within 24 months following a change in control, (a) Mr. Milinazzo terminates his employment for good reason, or (b) we terminate his employment without cause, the lump sum severance payment to which he is entitled will be increased from 200% of his base salary to 250% of his base salary and all stock options, restricted stock units, stock appreciation rights or similar stock-based rights granted to him will vest in full and be immediately exercisable and any risk of forfeiture included in restricted or other stock grants previously made to him will immediately lapse.

For a description of certain severance and pension payments to which Mr. Milinazzo is entitled under his employment agreement, see “Executive Compensation — Potential Payments Upon Termination or Change of Control.”

Craig Shore

On November 28, 2010, InspireMD Ltd. entered into an employment agreement with Craig Shore to serve as InspireMD Ltd.’s vice president of business development. Pursuant to the employment agreement, Mr. Shore was entitled to a monthly gross salary of $8,750, which amount increased to $10,200 upon consummation of our share exchange transactions on March 31, 2011 and which further increased to $10,620 as of July 1, 2011. Mr. Shore is also entitled to certain social and fringe benefits as set forth in the employment agreement. The employment agreement also contains certain confidentiality, non-competition and non-solicitation requirements for Mr. Shore. Mr. Shore is also entitled to, and received, a grant of options to purchase 45,000 restricted ordinary shares of InspireMD Ltd. which were converted into options to purchase 91,306 shares of our common stock (as adjusted for the one-for-four reverse stock split of our common stock that occurred on December 21, 2012) following the consummation of our share exchange transactions on March 31, 2011; such options shall fully vest if Mr. Shore’s employment is terminated in connection with a change of control. If Mr. Shore’s employment is terminated without cause, Mr. Shore shall be entitled to at least 30 days’ prior notice and shall be paid his salary in full and all social and fringe benefits during such notice period. If a major change of control of InspireMD Ltd. occurs, Mr. Shore will be entitled to at least 180 days’ prior written notice and shall be paid his salary in full and all social and fringe benefits during such notice period. If Mr. Shore is terminated for cause, he is not entitled to any notice.

For a description of certain severance and pension payments to which Mr. Shore is entitled under his employment agreement, see “Executive Compensation — Potential Payments Upon Termination or Change of Control.”

Eli Bar

On June 26, 2005, InspireMD Ltd. entered into an employment agreement with Eli Bar to serve as InspireMD Ltd.’s engineering manager. Pursuant to this employment agreement, Mr. Bar is entitled to a monthly gross salary of $8,750, which amount increased to $10,620 as of July 1, 2011. Mr. Bar is also entitled to certain social and fringe benefits as set forth in the employment agreement including a company car. The employment agreement also contains certain confidentiality, non-competition and non-solicitation requirements for Mr. Bar. If Mr. Bar’s employment is terminated, with or without cause, he is entitled to at least 60 days’ prior written notice and shall be paid his salary in full and all social and fringe benefits during such notice period.

For a description of certain severance and pension payments to which Mr. Bar is entitled under his employment agreement, see “Executive Compensation — Potential Payments Upon Termination or Change of Control.”

Robert Ratini

On March 27, 2012, InspireMD Ltd. entered into a consultancy agreement with Robert Ratini to serve as InspireMD Ltd.’s vice-president of sales and marketing. Until May 31, 2012, Mr. Ratini provided services on a part-time basis and, beginning on June 1, 2012, he has served as the full-time vice-president of sales and marketing. Mr. Ratini is entitled to receive $20,000 per month in consideration for his services, which was paid on a pro-rata basis for the hours he worked until May 31, 2012, and is also entitled to receive a monthly phase-in payment of $7,000 from June 1, 2012 to December 31, 2012. Mr. Ratini is eligible to receive various performance-based commissions, which are dependent upon the levels of revenue generated by his sales activity. The consultancy agreement also contains certain confidentiality, non-competition and non-solicitation requirements for Mr. Ratini. The consultancy agreement has no termination date, but may be terminated without cause by InspireMD Ltd. upon 90 days’ prior written notice if such notice is submitted after September 1, 2012. If Mr. Ratini is terminated for cause, he is not entitled to any notice.

Asher Holzer

On April 1, 2005, InspireMD Ltd. entered into an employment agreement with Asher Holzer, Ph.D. to serve as InspireMD Ltd.’s president. Such employment agreement was subsequently amended on March 28, 2011. Pursuant to this employment agreement, as amended, Dr. Holzer was entitled to a monthly gross salary of $15,367. Dr. Holzer was also entitled to certain social and fringe benefits as set forth in the employment agreement, which totaled 25% of his gross salary, as well as a company car. Dr. Holzer was also entitled to a minimum bonus equivalent to three monthly gross salary payments based on achievement of objectives and the approval of the board of directors. Dr. Holzer was eligible to receive stock options pursuant to this agreement following its six month anniversary, subject to board approval. If Dr. Holzer’s employment was terminated with or without cause, he was entitled to at least six months’ prior notice and would have been paid his salary and all social and fringe benefits in full during such notice period.

On April 29, 2011, effective April 1, 2011, in order to obtain more favorable tax treatment in Israel, the employment agreement with Dr. Holzer was terminated and InspireMD Ltd. entered into a consultancy agreement with OSH-IL, the Israeli Society Ltd., an entity wholly-owned by Dr. Holzer, through which Dr. Holzer was retained to serve as InspireMD Ltd.’s president. Pursuant to this consultancy agreement, Dr. Holzer was entitled to a monthly consultancy fee of $21,563. Dr. Holzer was also entitled to a minimum bonus equivalent to three monthly gross salary payments based on achievement of objectives and the approval of the board of directors. The consultancy agreement also contained certain confidentiality, non-competition and non-solicitation requirements for Dr. Holzer. If Dr. Holzer’s employment was terminated without cause, he was entitled to at least six months’ prior notice and would have been paid his consultancy fee during such notice period.

At the request of the compensation committee, effective as of December 1, 2011, Dr. Holzer agreed to be treated as an employee for purposes of paying Dr. Holzer’s salary and benefits rather than as a consultant under Dr. Holzer’s consultancy agreement.

On June 1, 2012, Dr. Holzer, OSH-IL, the Israeli Society of Occupational Health and Safety Ltd. and InspireMD Ltd. entered into a separation agreement and release, pursuant to which, among other things, the consultancy agreement, dated as of April 29, 2011, by and between InspireMD Ltd. and OSH-IL the Israeli Society Ltd. was terminated and Dr. Holzer resigned as president and director of InspireMD Ltd. and president of InspireMD, Inc. As part of the separation agreement, Dr. Holzer agreed to release us, InspireMD Ltd., and Inspire MD GmbH from any and all claims, rights or demands arising from or related to the previous agreement, the relations between the parties or the termination thereof.

On June 1, 2012, we also entered into a consulting agreement with Dr. Holzer, which terminated on November 30, 2012, pursuant to which Dr. Holzer provided us with consulting services in exchange for monthly payments of $20,337. As part of the consulting agreement, Dr. Holzer released us and our affiliates from any and all claims other than those related to Dr. Holzer’s position as a stockholder. Under this consulting agreement, Dr. Holzer was not entitled to any additional benefits, other than benefit plans or programs that we provide to our directors so long as Dr. Holzer remains on our board of directors.

On February 21, 2013, we agreed to pay Dr. Holzer $64,195 in consideration for consulting services provided by Dr. Holzer to us since the expiration of his consulting agreement. The amount equals three months of payments under the expired consulting agreement plus applicable value added tax (VAT).

For a description of certain severance and pension payments to which Dr. Holzer was entitled under his agreements, see “Executive Compensation — Potential Payments Upon Termination or Change of Control.”

Ofir Paz

On April 1, 2005, InspireMD Ltd. entered into an employment agreement with Ofir Paz to serve as InspireMD Ltd.’s chief executive officer. Such employment agreement was subsequently amended on October 1, 2008 and March 28, 2011. Pursuant to this employment agreement, as amended, Mr. Paz was entitled to a monthly gross salary of $15,367. Mr. Paz was also entitled to certain social and fringe benefits as set forth in the employment agreement, which totaled 25% of his gross salary, as well as a company car. Mr. Paz was also entitled to a minimum bonus equivalent to three monthly gross salary payments based on achievement of objectives and the approval of the board of directors. Mr. Paz was eligible to receive stock options pursuant to this agreement following its six month anniversary, subject to board approval. If Mr. Paz’s employment was terminated with or without cause, he was entitled to at least six months’ prior notice and would have been paid his salary and all social and fringe benefits in full during such notice period.

On April 1, 2011, in order to obtain more favorable tax treatment in Israel, the employment agreement with Mr. Paz was terminated and InspireMD Ltd. entered into a consultancy agreement with A.S. Paz Management and Investment Ltd., an entity wholly-owned by Mr. Paz, through which Mr. Paz was retained to serve as InspireMD Ltd.’s chief executive officer. Pursuant to this consultancy agreement, Mr. Paz was entitled to a monthly consultancy fee of $21,563. Mr. Paz was also entitled to a minimum bonus equivalent to three monthly gross salary payments based on achievement of objectives and the approval of the board of directors. The consultancy agreement also contains certain confidentiality, non-competition and non-solicitation requirements for Mr. Paz. If Mr. Paz’s employment was terminated without cause, he was entitled to at least six months’ prior notice and would have been paid his consultancy fee during such notice period.

At the request of the compensation committee, effective as of December 1, 2011, Mr. Paz agreed to be treated as an employee for purposes of paying Mr. Paz’s salary and benefits, rather than as a consultant under Mr. Paz’s consultancy agreement.

On January 3, 2013, Mr. Paz resigned as our chief executive officer, and in connection with Mr. Paz’s resignation, InspireMD Ltd. and A.S. Paz Management and Investment Ltd. entered into a separation agreement and release, pursuant to which, among other things, the consultancy agreement, dated as of April 1, 2012, by and between InspireMD Ltd. and A.S. Paz Management was terminated and Mr. Paz resigned as chief executive officer of InspireMD Ltd. and as a director of InspireMD Ltd. In accordance with the terms of the consultancy agreement, we will continue to pay Mr. Paz’s monthly consultancy fee of $21,563 for six months following termination of the consultancy agreement.

For a description of certain severance and pension payments to which Mr. Paz was entitled under his agreements, see “Executive Compensation — Potential Payments Upon Termination or Change of Control.”

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Compensation Discussion and Analysis discusses the principles underlying our executive compensation policies and decisions for our named executive officers. It provides qualitative information regarding the manner in which compensation is earned by our named executive officers and places in context the data presented in the tables that follow. In addition, we address the compensation paid or awarded during the six months ended June 30, 2012 and the fiscal year ended December 31, 2011 to our named executive officers: Ofir Paz, our former chief executive officer (former principal executive officer), Craig Shore, our chief financial officer, secretary and treasurer (principal financial and accounting officer), Asher Holzer, Ph.D., our former president, Eli Bar, the senior vice president of research and development and chief technical officer of InspireMD Ltd., and Sara Paz, the former vice president of sales of InspireMD Ltd.

We formed a compensation committee on September 21, 2011. Prior to that date, all compensation decisions for Mr. Paz and Dr. Holzer were made by our board of directors. Mr. Paz was responsible for the executive compensation packages of Messrs. Shore and Bar and Ms. Paz. Because of the potential conflict of interest, Dr. Holzer and Mr. Shore also reviewed and approved Mr. Paz’s decision with respect to Ms. Paz’s compensation before it was implemented. The current compensation package of Mr. Paz and the compensation package of Dr. Holzer until his retirement were determined before our share exchange transactions on March 31, 2011, when InspireMD Ltd. was a private Israeli company. In accordance with Israeli law, their compensation was submitted to and approved by the stockholders of InspireMD Ltd. on February 28, 2011. Our board of directors also reviewed and approved Mr. Shore’s compensation package after the share exchange transactions.

Going forward, the compensation committee of our board of directors will review at least annually and determine the executive compensation packages for Mr. Milinazzo, our current president and chief executive officer, including approving any grants of stock options. Mr. Milinazzo will be responsible for making recommendations to our compensation committee with respect to the executive compensation packages for Messrs. Shore and Bar, including any grants of stock options. The compensation committee performed its annual review of named executive officer compensation in February 2012.

In considering compensation for our named executive officers prior to 2012, the board of directors relied upon the officer’s performance and contribution to our development and achievements. We did not engage in any formal benchmarking or conduct or obtain any formal surveys of executive compensation at peer companies. We also considered general compensation trends.

During the compensation committee’s review of named executive officer compensation for 2012, the compensation committee retained the services of a compensation consultant. The consultant provided a report that included formal benchmarking of our named executive officers’ compensation against that at companies selected by the consultant and approved by our compensation committee. The peer group was comprised of 16 U.S.-based public medical devices companies and four Israel-based public medical device and biopharmaceutical companies that were determined to have a comparable business and financial profile to us, in terms of revenue, employee size and/or market value:

Antares Pharma	Atricure	Bacterin International Holdings
BioLase Technology	Cardica	Cerus
Conceptus	Cutera	Cytori Therapeutics
D Medical Industries	Palomar Medical Technologies	Pluristem Therapeutics
PROLOR Biotech	Protalix BioTherapeutics	SEQUENOM
STAAR Surgical	Stereotaxis	SurModics
Uroplasty	Vision-Sciences

The compensation consultant’s report and recommendations primarily called for increases in named executive officer compensation. However, in light of our current financial position, our long-term and short-term goals, the fact that many of our named executive officers received salary increases in 2011 and the significant equity ownership of many of our named executive officers, the compensation committee determined to take only two actions with respect to increases in named executive officer compensation in 2012, in the form of a stock option grant to Mr. Shore, on the terms and for the reasons described under “Named Executive Officer Compensation — Compensation of Chief Financial Officer, Secretary and Treasurer” below and a cash bonus to Mr. Bar, in the amount and for the reason described under “Named Executive Officer Compensation — Compensation of Senior Vice President of Research and Development and Chief Technical Officer of InspireMD Ltd.” below. The compensation committee did not determine to target our overall compensation packages, or elements of our compensation packages, to fall within a certain percentile of the comparator group above, although the compensation committee may determine to do so in the future.

We have entered into agreements with all of our named executive officers. These agreements are summarized under “Management — Agreements with Executive Officers.” Mr. Paz and Dr. Holzer were compensated pursuant to consultancy agreements beginning on April 1, 2011. However, at the request of the compensation committee, Mr. Paz and Dr. Holzer agreed, effective as of December 1, 2011, to be compensated as employees rather than consultants. From December 1, 2011 until their resignations, Mr. Paz and Dr. Holzer were treated as employees of ours and received the same level of compensation ( i.e., base salary and benefits) as each would have been entitled to under his consultancy agreement. We have otherwise complied with the terms of the consultancy agreements.

Philosophy of Compensation

The goals of our compensation policy are to ensure that executive compensation rewards management for helping us achieve our financial goals (increased sales, profitability, etc.) and meet our clinical trial milestones and aligns management’s overall goals and objectives with those of our stockholders. To achieve these goals, our compensation committee and board of directors aims to:

•	provide a competitive compensation package that enables us to attract and retain superior management personnel;
•	relate compensation to our overall performance, the individual officer’s performance and our assessment of the officer’s future potential;
•	reward our officers fairly for their role in our achievements; and
•	align executives’ objectives with the objectives of stockholders by granting equity awards to encourage executive stock ownership.

We have determined that in order to best meet these objectives, our executive compensation program should balance fixed and bonus compensation, as well as cash and equity compensation, as discussed below. Historically, there has been no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation for our executive officers. We intend in the future to solicit recommendations from our compensation consultants with respect to the balance of fixed and bonus compensation for our executive officers.

Components of Compensation

The principal components of compensation for our named executive officers are base salary/consulting fees, equity based grants, personal benefits and perquisites and, potentially in the future, cash bonuses.

Base Salary/Consulting Fees.  The primary component of compensation for our named executive officers is base salary (or consulting fees for our named executive officers who are employed pursuant to consultancy agreements). Base salary levels for our named executive officers have historically been determined based upon an evaluation of a number of factors, including the individual officer’s level of responsibility, length and depth of experience and our assessment of the officer’s future potential with our company, performance and, to the extent available, general compensation levels of similarly situated executives and general compensation trends. Although our employment and consultancy agreements with our named executive officers set forth a fixed base salary, salaries have been reviewed periodically and changed, when deemed appropriate, by oral or written amendment to the applicable officer’s agreement. For 2011, we generally increased the base salaries of our executive officers, in part as a reflection of us becoming a publicly traded company in the United States and the accompanying increased responsibilities for our executive officers. Prior to April 1, 2011, Ms. Paz was compensated on an hourly basis, based on a fixed hourly consulting fee. In 2012, the compensation committee determined not to make any changes to the base salaries of our named executive officers.

In the future, the compensation committee intends to review each named executive officer’s base salary/consulting fee on an annual basis. In addition to the factors described above, in setting base salary, the compensation committee intends to consider the recommendations of our compensation consultants and more formal data regarding the compensation levels of similarly situated executives.

Equity Based Grants.  An additional principal component of our compensation policy for named executive officers consists of grants under the InspireMD, Inc. 2011 UMBRELLA Option Plan. Under this plan, among other awards, executive officers may be granted stock options. Since its formation, the compensation committee of the board of directors has administered the grants of awards under the InspireMD, Inc. 2011 UMBRELLA Option Plan, and prior to its formation, the board of directors administered such awards. We believe that equity ownership of our company by our named executive officers will further align the interests of our executive officers with those of our stockholders.

Prior to 2012, all equity incentive awards were made either (i) in accordance with negotiated terms set forth in our employment or consultancy agreements, at levels deemed necessary to attract or retain the executive at the time of such negotiations and determined taking into account the recipient’s overall compensation package and the goal of aligning such executive’s interest with that of our stockholders, or (ii) at the discretion of the board of directors or the compensation committee without reference to any formal targets or objectives, when deemed appropriate in connection with extraordinary efforts or results or necessary in order to retain the executive in light of the executive’s overall compensation package.

During its 2012 compensation review, the compensation committee determined to make only one equity incentive award, to Mr. Shore, on the terms and for the reasons described under “Named Executive Officer Compensation — Compensation of Chief Financial Officer, Secretary and Treasurer” below.

Our compensation committee intends to consider during our annual compensation review whether to grant equity incentive awards to our named executive officers, and the terms of any such awards, including whether to set any performance targets or other objective or subjective criteria related to the final grant or vesting of such awards. The compensation committee will also retain the flexibility to make additional grants throughout the year if deemed necessary or appropriate in order to retain our named executive officers or reward extraordinary efforts or achievements.

Personal Benefits and Perquisites.  Certain of our named executive officers are entitled to additional personal benefits in accordance with what we believe to be customary practice and law in Israel, including contributions towards pension and vocational studies funds, annual recreational allowances, a company car, a daily food allowance and a company phone. We believe these benefits are commonly provided to executives in Israel, and we therefore believe that it is necessary for us to provide these benefits in order to attract and retain superior management personnel.

Cash Bonus.  Until 2012, we had never paid cash bonuses to our executives; however, our consultancy agreements with Mr. Paz and Dr. Holzer provided for cash bonuses to be paid at the discretion of our board of directors in an amount not less than three months’ salary. We believe that cash bonus payments are an appropriate means to reward significant achievement and contribution to us by an executive officer, especially for officers that already hold significant equity positions in our company. Therefore, going forward, cash bonuses may become a more significant component of our compensation policy for executive officers.

During its 2012 compensation review, the compensation committee determined to make a cash bonus award, to Mr. Bar, in the amount and for the reason described under “Named Executive Officer Compensation — Compensation of Senior Vice President of Research and Development and Chief Technical Officer of InspireMD Ltd.” below.

We intend to consider the amount of cash bonus that each of our named executive officers should be entitled to receive in connection with our annual compensation review, taking into account each executive’s total compensation package, the recommendations of our compensation consultant, and any more formal data we obtain regarding the compensation levels of similarly situated executives. We will also consider in connection with such review whether to designate certain financial or operational metrics or other objective or subjective criteria in determining the final amounts of such awards.

Compensation of Named Executive Officers

Compensation of Former Chief Executive Officer.  During the six months ended June 30, 2012, Mr. Paz’s total compensation was $153,597. In 2011, Mr. Paz’s total compensation was $247,039, as compared to $219,160 in total compensation in 2010. Mr. Paz’s total compensation was comprised of (i) salary payments from December 1, 2011 through June 30, 2012, (ii) consulting fees paid pursuant to the consultancy agreement InspireMD Ltd. entered into with A.S. Paz Management and Investment Ltd., an entity wholly-owned by Mr. Paz, through which Mr. Paz was retained to serve as InspireMD Ltd.’s chief executive officer from April 1, 2011 through November 30, 2011, (iii) salary payments from January 1, 2011 through March 31, 2011, and (iv) benefits and perquisites, as more fully discussed below. For the six months ended June 30, 2012, Mr. Paz’s salary compensation was $121,327. In 2011, Mr. Paz’s salary compensation was $42,425 under his employment agreement, $122,970 under the consultancy agreement with A.S. Paz Management and Investment Ltd. and $15,371 as an employee in December 2011, for a total of $180,766, as compared to $89,197 under his employment agreement and $78,491 under a consultancy agreement that was in effect prior to his employment agreement, for a total of $167,688, in 2010. In determining the compensation for Mr. Paz in 2011, our board of directors evaluated our corporate and organizational accomplishments in 2010, as well as Mr. Paz’s individual accomplishments. Mr. Paz’s 2011 compensation was also increased in anticipation of us becoming a publicly traded company in the United States and the additional obligations that would entail for our chief executive officer. Mr. Paz’s compensation package for 2011 was determined before our share exchange transactions on March 31, 2011, when InspireMD Ltd. was a private Israeli company. In accordance with Israeli law, his compensation was submitted to and approved by the stockholders of InspireMD Ltd. on February 28, 2011. The compensation committee determined that no changes were needed to Mr. Paz’s compensation package during 2012.

Mr. Paz also received various benefits as both a salaried employee and a consultant, many of which either are required by Israeli law or we believe are customarily provided to Israeli executives. These benefits included contributions to his pension and vocational studies funds, an annual recreation payment, a company car, a cell-phone and a daily food allowance. For the six months ended June 30, 2012, Mr. Paz’s benefits compensation was $32,270. In 2011, Mr. Paz’s benefits compensation through payments made to him as an employee and through payments made to A.S. Paz Management and Investment Ltd. was $66,273, as compared to $51,472 in 2010. Our board of directors and compensation committee determined that equity based compensation would be inappropriate for Mr. Paz in 2011 and 2012, in light of his current equity holdings in our company.

Compensation of Chief Financial Officer, Secretary and Treasurer.  Mr. Shore was initially hired as InspireMD Ltd.’s vice president of business development and became our chief financial officer, secretary and treasurer on March 31, 2011. During the six months ended June 30, 2012, Mr. Shore’s total compensation was $234,396. In 2011, Mr. Shore’s total compensation was $419,433, as compared to $13,162 in total compensation in 2010, which represented compensation paid from the commencement of Mr. Shore’s employment on November 24, 2010. Mr. Shore’s total compensation was comprised of salary payments under his employment agreement with us, option grants under the InspireMD, Inc. 2011 UMBRELLA Option Plan, as more fully discussed below, and benefits and perquisites, as more fully discussed below. For the six months ended June 30, 2012, Mr. Shore’s salary compensation was $76,717. In 2011, Mr. Shore’s annual salary was $118,333, as compared to $9,912 in 2010. Pursuant to his employment agreement with us, Mr. Shore’s monthly salary was automatically increased during 2011, upon the consummation of our share exchange transactions. Upon Mr. Paz’s recommendation, Mr. Shore’s salary was further increased as of July 1, 2011 by an additional $838 per month on July 1, 2011. In determining to make such additional increase, Mr. Paz considered the corporate and organizational accomplishments of our company since Mr. Shore joined us, his role in such accomplishments, his general performance, his increased responsibilities as chief financial officer, the desire to ensure that his compensation is high enough to retain his services and the desire to make his compensation consistent with what we pay to our other senior executives. Mr. Paz recommended, and the compensation committee agreed, that no changes were needed to Mr. Shore’s compensation package during 2012 other than the option grant described below.

Mr. Shore also received various benefits, many of which either are required by Israeli law or we believe are customarily provided to Israeli executives, including contributions to his pension and vocational studies funds, an annual recreation payment, a company car, a company cell phone, and a daily food allowance. For the six months ended June 30, 2012, Mr. Shore’s benefits compensation was $18,180. In 2011, Mr. Shore’s benefits compensation was $35,280, as compared to $3,250 in 2010.

On February 27, 2011, Mr. Shore was granted options that currently represent the right to acquire up to 91,306 shares of our common stock at an exercise price of $4.92 per share (as adjusted for the one-for-four reverse stock split of our common stock that occurred on December 21, 2012). This award was part of the initial package negotiated with Mr. Shore in connection with his hiring in November 2010. The number of shares for which such award was exercisable and the exercise price were originally set forth in Mr. Shore’s employment agreement and related to shares of InspireMD Ltd. The per share price was determined based on the price at which InspireMD Ltd. had most recently raised capital. The option was converted into an option to acquire the current number of shares at the current exercise price through the share exchange transactions. The options vest on an annual basis over three years. The options had a fair market value of $260,554 as of February 27, 2011. In determining to grant Mr. Shore a significant portion of his compensation in the form of options, our board of directors believed that it was important to give Mr. Shore an equity interest in us. Providing Mr. Shore with an equity stake was viewed by our board as important, as Mr. Shore previously did not hold any such stake in us, as opposed to Mr. Paz and Dr. Holzer. In determining the number of shares to award to Mr. Shore, Mr. Paz and our board of directors considered the need to provide Mr. Shore with a compensation package that was sufficient to attract him to accept employment with us, given that his base salary was believed to be relatively low for his position, and the desire to provide Mr. Shore with an equity position in our company that was significant enough to align his objectives with those of our stockholders and allow Mr. Shore to share in our future on financial growth and the benefits of the share exchange and us becoming a U.S. public company.

On May 20, 2011, Mr. Shore was awarded a warrant to purchase 750 shares of our common stock at an exercise price of $7.20 per share (as adjusted for the one-for-four reverse stock split of our common stock that occurred on December 21, 2012) as a bonus payment for his work performed in connection with our share exchange transactions. The warrant had a fair market value of $5,266 and vested immediately. The award was given in recognition of Mr. Shore’s extraordinary efforts related to our private placement transaction on March 31, 2011.

On May 25, 2012, Mr. Shore was granted options to acquire up to 75,000 shares of our common stock at an exercise price of $3.20 per share (as adjusted for the one-for-four reverse stock split of our common stock that occurred on December 21, 2012). The options vest on an annual basis over three years. The options had a fair market value of $139,499 as of May 25, 2012. The award was given in recognition of Mr. Shore’s past contributions, to increase Mr. Shore’s equity stake in us in order to further align Mr. Shore’s objectives with those of our stockholders and allow him to share in our future financial growth and to compensate for Mr. Shore’s relatively low salary for his position.

Compensation of Senior Vice President of Research and Development and Chief Technical Officer of InspireMD Ltd.  During the six months ended June 30, 2012, Mr. Bar’s total compensation was $112,432. In 2011, Mr. Bar’s total compensation was $350,394, as compared to $942,689 in total compensation in 2010. Mr. Bar’s total compensation was comprised of salary payments under his employment agreement with us, a cash bonus awarded in 2012, as more fully discussed below, option grants under the InspireMD, Inc. 2011 UMBRELLA Option Plan, as more fully discussed below, and benefits and perquisites, as more fully discussed below. For the six months ended June 30, 2012, Mr. Bar’s salary compensation was $77,100. In 2011, Mr. Bar’s annual salary was $122,760, as compared to $91,684 in 2010. In determining the compensation for Mr. Bar in 2011, Mr. Paz evaluated the corporate and organizational accomplishments of our company in 2010, particularly with respect to the development of our products, as well as Mr. Bar’s individual achievements and contributions to such accomplishments. Mr. Bar’s increase in salary during 2011 reflected his significant contributions to our success in 2010, and our desire to retain him going forward. His

2011 salary was increased to the level it had been in August 2008, prior to salary reductions throughout the company. Mr. Paz recommended, and the compensation committee agreed, that no changes were needed to Mr. Bar’s compensation package during 2012 other than the cash bonus described below.

Mr. Bar received a cash bonus of $12,850 in recognition for his efforts in achieving the successful completion of enrollment of our MASTER Trial during the six months ended June 30, 2012. The amount of the bonus was equal to an additional month of salary plus social benefits for Mr. Bar.

Mr. Bar also received various benefits, many of which either are required by Israeli law or we believe are customarily provided to Israeli executives, including contributions to his pension and vocational studies funds, an annual recreation payment, a company car, a company cell phone, and a daily food allowance. During the six months ended June 30, 2012, Mr. Bar’s benefits compensation was $22,482. In 2011, Mr. Bar’s benefits compensation was $42,459, as compared to $32,496, in 2010.

On June 1, 2011, Mr. Bar was awarded options to acquire up to 50,000 shares of common stock at an exercise price of $11.00 per share (as adjusted for the one-for-four reverse stock split of our common stock that occurred on December 21, 2012) as a bonus payment for his significant contributions to our company. In determining to make such award, Mr. Paz considered Mr. Bar’s continued exemplary performance and contributions to the clinical development of our product and the desire to continue to retain his services and keep his compensation consistent with what we pay to our other senior executives. We determined that granting Mr. Bar more of an equity interest would further increase his opportunity to share in our future financial success and align his objectives with those of our stockholders. The options vest on an annual basis over a three year period. The options had a fair market value of $268,381 as of June 1, 2011. The exercise price was the fair market value of our common stock on the date of grant. On August 31, 2011, we cancelled these options and reissued an option to purchase 50,000 shares of common stock at an exercise price of $7.72 because our board of directors determined that the $11.00 (as adjusted for the one-for-four reverse stock split of our common stock that occurred on December 21, 2012) exercise price was too far out of the money to achieve the compensatory and incentive purposes of the options. The exercise price of the new option was the fair market value of our common stock on the date of grant. The fair value of the 50,000 options (as adjusted for the one-for-four reverse stock split of our common stock that occurred on December 21, 2012) as of August 31, 2011 was $185,175.

Mr. Bar also received two option awards in July 2010. The first award currently represents the right to acquire up to 152,177 shares of our common stock at an exercise price of $0.004 per share (as adjusted for the one-for-four reverse stock split of our common stock that occurred on December 21, 2012). The number of shares for which such award was exercisable and the exercise price originally related to shares of InspireMD Ltd. The per share price was set at $0.01 per share. The option was converted into an option to acquire the current number of shares at the current exercise price through the share exchange transactions. The second award currently represents the right to acquire up to 20,290 shares of our common stock at an exercise price of $4.92 per share (as adjusted for the one-for-four reverse stock split of our common stock that occurred on December 21, 2012). The number of shares for which such award was exercisable and the exercise price also originally related to shares of InspireMD Ltd. The per share price was determined based on the price at which InspireMD Ltd. had most recently raised capital. The option was converted into an option to acquire the current number of shares at the current exercise price through the share exchange transactions. Both awards were made in recognition of Mr. Bar’s contributions to our corporate and organizational achievements. The first award was related to Mr. Bar’s performance over the long-term of his tenure with us and to our desire to grant Mr. Bar an equity stake that would not be at risk. In particular, in determining to make this award, the board of directors took into account the fact that, from September 2008 to April 2009, Mr. Bar accepted several salary reductions, which resulted in his monthly salary being reduced from approximately $10,133 to approximately $7,387. Mr. Bar’s salary remained approximately $7,387 per month until August 2010, at which time his monthly salary was increased to $8,000. Furthermore, our board of directors decided that recognizing Mr. Bar’s efforts and sacrifices through an equity award was the most appropriate form of compensation, as it would also serve to give Mr. Bar an additional equity interest in us. Providing Mr. Bar with an increased equity stake was viewed by our board as important, as Mr. Bar’s existing options were deemed a very small stake in comparison to that held by Mr. Paz and Dr. Holzer. The second award was intended as a more traditional annual incentive award and related primarily to Mr. Bar’s performance in 2010 and our desire to grant Mr. Bar traditional options whose value would fluctuate depending on the performance of our common stock. Both option awards vest one-twelfth quarterly commencing with the quarter in which they were granted. The first award had a fair market value of $750,000 as of July 25, 2010. The second award had a fair market value of $68,509 as of July 31, 2010.

Compensation of Former President.  During the six months ended June 30, 2012, Dr. Holzer’s total compensation was $189,290. In 2011, Dr. Holzer’s total compensation was $245,406, as compared to $209,592 in total compensation in 2010. Dr. Holzer’s total compensation was comprised of (i) consulting fees paid pursuant to the consultancy agreement InspireMD Ltd. entered into with OSHIL, The Israeli Society Ltd., an entity wholly-owned by Dr. Holzer, through which Dr. Holzer was retained to serve as InspireMD Ltd.’s president from June 1, 2012 through June 30, 2012, (ii) salary payments from December 1, 2011 through May 31, 2012, (iii) consulting fees paid pursuant to the consultancy agreement InspireMD Ltd. entered into with OSHIL, The Israeli Society Ltd. from April 1, 2011 through November 30, 2011, (iv) salary payments from January 1, 2011 through March 31, 2011, and (v) benefits and perquisites, as more fully discussed below. For the six months ended June 30, 2012, Dr. Holzer’s salary compensation was $139,654 as an employee, which includes a payout of his unused vacation days of $36,010, and $14,474 under the consultancy agreement with OSHIL, The Israeli Society Ltd., for a total of $154,128. In 2011, Dr. Holzer’s salary compensation was $42,425 under his employment agreement, $122,970 under the consultancy agreement with OSHIL, The Israeli Society Ltd., and $15,371 as an employee in December 2011, for a total of $180,766, as compared to $89,197 under his employment agreement and $74,791 under a consultancy agreement that was in effect prior to his employment agreement, for a total of $163,988, in 2010. In determining the compensation for Dr. Holzer in 2011, our board of directors evaluated our corporate and organizational accomplishments in 2010, as well as Dr. Holzer’s individual accomplishments and contributions to our accomplishments. Our board of directors determined that an increase in compensation for Dr. Holzer was appropriate in 2011, in part, in anticipation of us becoming a U.S. publicly traded company in 2011 and the increased responsibilities that would result for our president. Dr. Holzer’s compensation package for 2011 was determined before the share exchange transactions, when InspireMD Ltd. was a private Israeli company. In accordance with Israeli law, his compensation was submitted to and approved by the stockholders of InspireMD Ltd. on February 28, 2011. The compensation committee determined that no changes were needed to Dr. Holzer’s compensation package during its 2012 compensation review.

Dr. Holzer also received various benefits as both a salaried employee and a consultant, many of which either are required by Israeli law or we believe are customarily provided to Israeli executives. These benefits included contributions to his pension and vocational studies funds, an annual recreation payment, a company car and cell phone, and a daily food allowance. For the six months ended June 30, 2012, Dr. Holzer’s benefits compensation through payments made to him as an employee and through payments made to OSHIL, The Israeli Society Ltd. was $35,163. In 2011, Dr. Holzer’s benefits compensation through payments made to him as an employee and through payments made to OSHIL, The Israeli Society Ltd. was $64,640, as compared to $45,604 in 2010. Our board of directors and compensation committee determined that equity based compensation would be inappropriate for Dr. Holzer in 2011 and 2012, in light of his current equity holdings in our company.

Compensation of Former Vice President of Sales of InspireMD Ltd.  During the six months ended June 30, 2012, Ms. Paz’s total compensation was $83,569. In 2011, Ms. Paz’s total compensation was $782,016, as compared to $77,603 in total compensation in 2010. Ms. Paz’s total compensation was comprised of (i) payments for consulting fees under a consultancy agreement InspireMD Ltd. entered into with Ms. Paz which terminated on March 31, 2011 and provided for the payment of a fixed hourly consulting fee of $45 for services provided in Israel and a fixed daily consulting fee of $400 for services provided outside of Israel, and (ii) payments for consulting fees under a consultancy agreement InspireMD Ltd. entered into with Sara Paz Management and Marketing Ltd, an entity wholly-owned by Ms. Paz, through which Ms. Paz was retained to serve as InspireMD Ltd.’s vice president of sales from April 1, 2011 until its termination on June 30, 2012, (iii) an option grant under the InspireMD, Inc. 2011 UMBRELLA Option Plan, as more fully discussed below, and (iv) benefits and perquisites, as more fully discussed below. Ms. Paz’s payments under her consultancy agreements were $89,819 during the six months ended June 30, 2012. Ms. Paz’s payments under her consultancy agreements were $112,136 in 2011, as compared to $77,603 in 2010. In determining the compensation for Ms. Paz in 2011, Mr. Paz evaluated our corporate and organizational achievements in 2010, with a particular emphasis on our sales growth, to which Ms. Paz’s work contributed, her contributions and perceived future potential on a full-time basis and the compensation paid to similarly situated executives within our company. Dr. Holzer and Mr. Shore approved Mr. Paz’s determination with respect to Ms. Paz’s compensation. Mr. Paz recommended, and the compensation committee agreed, that no changes were needed to Ms. Paz’s compensation package during 2012.

In conjunction with InspireMD Ltd. entering into the consultancy agreement with Sara Paz Management and Marketing Ltd, we commenced paying Ms. Paz the benefits required by Israeli law and comparable benefits to our other executives. As such, pursuant to the consultancy agreement, in 2011 and 2012, Ms. Paz received various benefits, including contributions to her pension and vocational studies funds, an annual recreation payment, a company car, a company cell phone, and a daily food allowance. During the six months ended June 30, 2012, Ms. Paz’s benefits compensation was $24,750. In 2011, Ms. Paz’s benefits compensation was $30,473.

In addition, in recognition of Ms. Paz’s contributions to our corporate and organizational achievements in 2010, particularly with respect to the increased sales of our products, in June 2011, our board of directors awarded Ms. Paz options to acquire up to 91,306 shares of common stock at an exercise price of $6.00 per share (as adjusted for the one-for-four reverse stock split of our common stock that occurred on December 21, 2012). The options vest on a monthly basis over a three year period. The options had a fair market value of $639,407 as of June 1, 2011. The amount was determined with reference to the award made to Mr. Shore during 2011, for an approximately equal number of shares. The exercise price was the fair market value of our common stock on the date of grant. We did not consider the Black-Scholes valuation of the grant prior to making it. We did take into account the desire to provide Ms. Paz with an equity position in our company, separate from that of her husband, that would further align her objectives with those of our stockholders and allow her to share in our future financial growth.

Impact of Tax Laws

Deductibility of Executive Compensation.  Generally, under U.S. law, a company may not deduct compensation of more than $1,000,000 that is paid to an individual employed by the company who, on the last day of the taxable year, either is the company’s principal executive officer or an individual who is among the three highest compensated officers for the taxable year (other than the principal executive officer or the principal financial officer). The $1,000,000 limitation on deductions does not apply to certain types of compensation, including qualified performance-based compensation, and only applies to compensation paid by a publicly-traded corporation (and not compensation paid by non-corporate entities). Because the compensation deducted in the United States for each individual to whom this rule applies has historically been less than $1,000,000 per year, we do not believe that the $1,000,000 limitation will affect us in the near future. If the deductibility of executive compensation becomes a significant issue, our compensation plans and policies may be modified to maximize deductibility if our compensation committee and we determine that such action is in our best interests.

Impact of Israeli Tax Law.  The awards granted to employees pursuant to Section 102 of the Tax Ordinance under the InspireMD, Inc. 2011 UMBRELLA Option Plan may be designated by us as approved options under the capital gains alternative, or as approved options under the ordinary income tax alternative.

To qualify for the capital gains alternative, certain requirements must be met, including registration of the options in the name of a trustee. Each option, and any shares of common stock acquired upon the exercise of the option, must be held by the trustee for a period commencing on the date of grant and deposit into trust with the trustee and ending 24 months thereafter.

Under the terms of the capital gains alternative, we may not deduct expenses pertaining to the options for tax purposes.

Under the InspireMD, Inc. 2011 UMBRELLA Option Plan, we may also grant to employees options pursuant to Section 102(b)(3) of the Israeli Tax Ordinance that are not required to be held in trust by a trustee. This alternative, while facilitating immediate exercise of vested options and sale of the underlying shares, will subject the optionee to the marginal income tax rate of up to 45% as well as payments to the National

Insurance Institute and health tax on the date of the sale of the shares or options. Under the InspireMD, Inc. 2011 UMBRELLA Option Plan, we may also grant to non-employees options pursuant to Section 3(I) of the Israeli Tax Ordinance. Under that section, the income tax on the benefit arising to the optionee upon the exercise of options and the issuance of common stock is generally due at the time of exercise of the options.

Allotment of these options may be subject to terms of the tax ruling that has been obtained by InspireMD Ltd. from the Israeli tax authorities according to Section 103 of the Israeli tax ordinance, with regard to the share exchange transactions. According to the tax pre-ruling, the exchange of shares and options of InspireMD Ltd. for shares and options of our company pursuant to the share exchange transactions will not result in an immediate tax event for InspireMD Ltd.’s former shareholders, but a deferred tax event, subject to certain conditions as stipulated in the tax pre-ruling. The main condition of the tax pre-ruling is a restriction on the exchanged shares for two years from December 31, 2010 for shareholders holding over of 5% of our outstanding shares of common stock.

Termination Payments

Our agreements with Messrs. Bar and Shore and Israeli law provide, and our agreements with Dr. Holzer, Mr. Paz and Ms. Paz provided, for payments and other compensation in the event of termination under certain circumstances, as more fully described under “Executive Compensation — Potential Payments Upon Termination or Change of Control.” These provisions are comprised of (i) notice periods of varying length prior to a termination without cause (180 days for Mr. Paz and Dr. Holzer, 30 days in general and 180 days following certain change in control events for Mr. Shore, 60 days for Mr. Bar and 30 days for Ms. Paz), (ii) severance payments as required by Israeli law, (iii) vesting of Mr. Shore’s options upon his termination in connection with a change of control, and (iv) vesting of Mr. Shore’s, Mr. Bar’s and Ms. Paz’s options automatically upon a change of control if such stock options are not assumed or substituted by the surviving company. We believe that having these provisions in our agreements with our officers enables our officers to focus solely on the performance of their jobs by providing them with security in the event of certain terminations of employment. With respect to the notice provisions, we believe that these provide us with a mechanism to ensure a successful transition if we have to replace one of our named executive officers. In addition, we have provided these benefits to our officers because we believe it is necessary for retention purposes, to attract well qualified and talented executives and, in the case of severance payments, to comply with Israeli law. In exchange for these protections, our officers have agreed to be bound by certain restrictive covenants, including confidentiality, non-competition and non-solicitation provisions.

Risk Considerations in our Compensation Programs

Our compensation committee believes that risks arising from our policies and practices for compensating employees are not reasonably likely to have a material adverse effect on us and do not encourage risk taking that is reasonably likely to have a material adverse effect on us. Our compensation committee believes that the structure of our executive compensation program mitigates risks by avoiding any named executive officer placing undue emphasis on any particular performance metric at the expense of other aspects of our business.

Compensation of New President and Chief Executive Officer

On January 3, 2013, we entered into an employment agreement with Alan Milinazzo as our president and chief executive officer. See “Management — Agreements with Executive Officers — Alan Milinazzo” for a description of Mr. Milinazzo’s employment agreement. Mr. Milinazzo’s employment agreement was reviewed and negotiated by the compensation committee. The compensation package ultimately provided to Mr. Milinazzo was set at a level deemed necessary to attract Mr. Milinazzo and retain him in the future, and includes a mix of base salary, cash bonus, immediate and potential future equity incentive awards and other benefits designed to balance guaranteed payments with performance incentives and to align Mr. Milinazzo’s interests with those of our stockholders.

Our agreement with Mr. Milinazzo also provides for payments and other compensation in the event of termination under certain circumstances, as described under “Executive Compensation — Potential Payments Upon Termination or Change of Control.”

Summary Compensation Table

The table below sets forth, for the transition period ended June 30, 2012 and the fiscal years ended December 31, 2011, 2010 and 2009, the compensation earned by Ofir Paz, our former chief executive officer, Craig Shore, our chief financial officer, secretary and treasurer, Eli Bar, InspireMD Ltd.’s senior vice president of research and development and chief technical officer, Asher Holzer, Ph.D., our former president, and Sara Paz, InspireMD Ltd.’s former vice president of sales.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(1)	Option Awards ($)(2)		All Other Compensation ($)(1)		Total ($)(1)
Ofir Paz(3) Former Chief Executive Officer	2012	121,327	—	—		32,270	(4)	153,597
	2011	57,796	—	—		189,243	(4)	247,039
	2010	89,197	—	—		129,963	(4)	219,160
	2009	76,524	—	—		129,909	(4)	206,433
Craig Shore Chief Financial Officer, Secretary and Treasurer	2012	76,717	—	139,499		18,180	(5)	234,396
	2011	118,333	—	260,554		40,546	(5)	419,433
	2010	9,912	—	—		3,250	(5)	13,162	(6)
Eli Bar Senior Vice President, Research and Development and Chief Technical Officer of InspireMD Ltd.	2012	77,100	12,850	—		22,482	(8)	112,432
	2011	122,760	—	185,175	(7)	42,459	(8)	350,394
	2010	91,684	—	818,509		32,496	(8)	942,689
	2009	86,971	—	—		38,585	(8)	125,556
Asher Holzer, Ph.D.(3) Former President	2012	139,654	—	—		49,637	(9)	189,291
	2011	57,796	—	—		187,610	(9)	245,406
	2010	89,197	—	—		120,395	(9)	209,592
	2009	73,526	—	—		109,054	(9)	182,580
Sara Paz Former Vice President of Sales of InspireMD Ltd.	2012	—	—	—		83,569	(10)	83,569
	2011	—	—	639,407		142,609	(10)	782,016
	2010	—	—	—		77,603	(10)	77,603
	2009	—	—	—		59,197	(10)	59,197

(*)	2012 refers to our transition period from January 1 through June 30, 2012. Years 2009 to 2011 refer to our annual reporting periods for those years.
(1)	Compensation amounts received in non-U.S. currency have been converted into U.S. dollars using the average exchange rate for the applicable year. The average exchange rate for 2012 was 3.80 NIS per dollar, the average exchange rate for 2011 was 3.5781 NIS per dollar, the average exchange rate for 2010 was 3.7330 NIS per dollar and the average exchange rate for 2009 was 3.9326 NIS per dollar.
(2)	The amounts in this column reflect the dollar amounts recognized for financial statement reporting purposes with respect to the six months ended June 30, 2012 and the years ended December 31, 2009, 2010 and 2011, in accordance with FASB ASC Topic 718. Fair value is based on the Black-Scholes option pricing model using the fair value of the underlying shares at the measurement date. For additional discussion of the valuation assumptions used in determining stock-based compensation and the grant date fair value for stock options, see “Management’s Discussion and Analysis of Financial Condition and Results of Operation — Critical Accounting Policies — Share-Based Compensation” and Note 2 — “Significant Accounting Policies” and Note 10 — “Equity (Capital Deficiency)” of the Notes to the Consolidated Financial Statements for the Six Months Ended June 30, 2012 included herein.
(3)	Both Mr. Paz and Dr. Holzer are directors but did not receive any additional compensation for their services as directors.

(4)	Mr. Paz’s other compensation consisted of $57,612 in consulting salary and $72,297 in benefits in 2009, $78,491 in consulting salary and $51,472 in benefits in 2010 and $122,970 in consulting salary and $66,273 in benefits in 2011 and consisted solely of benefits in 2012. In each of 2009, 2010, 2011 and 2012, Mr. Paz’s benefits included our contributions to his severance, pension, vocational studies and disability funds, an annual recreation payment, a company car and cell phone, and a daily food allowance. In 2012, the car-related benefits for Mr. Paz were valued at $12,549.
(5)	Mr. Shore’s other compensation consisted solely of benefits in 2010 and 2012 and consisted of a warrant award valued at $5,266 and $35,280 in benefits in 2011. In each of 2010, 2011 and 2012, Mr. Shore’s benefits included our contributions to his severance, pension, vocational studies and disability funds, an annual recreation payment, a company car and cell phone, and a daily food allowance.
(6)	Mr. Shore’s total compensation in 2010 represented amounts paid beginning on November 24, 2010, the date of the commencement of Mr. Shore’s employment with us.
(7)	On June 1, 2011, Mr. Bar was awarded options to acquire up to 50,000 shares of common stock at an exercise price of $11.00 per share (as adjusted for the anticipated one-for-four reverse stock split of our common stock) as a bonus payment for his contributions to our company in 2010. The options had a fair market value of $268,381. In August 2011, we cancelled the option to purchase 50,000 shares of common stock that were awarded to Mr. Bar in June 2011 and reissued an option to purchase 50,000 shares of common stock at an exercise price of $7.72 because our board of directors determined that the $11.00 (as adjusted for the anticipated one-for-four reverse stock split of our common stock) exercise price was too far out of the money to achieve the compensatory and incentive purposes of the options. The new options had a fair market value of $185,175.
(8)	Mr. Bar’s other compensation in 2009, 2010, 2011 and 2012 consisted solely of benefits, including our contributions to his severance, pension, vocational studies and disability funds, an annual recreation payment, a company car and cell phone, and a daily food allowance.
(9)	Dr. Holzer’s other compensation consisted of $55,040 in consulting salary and $54,014 in benefits in 2009, $74,791 in consulting salary and $45,604 in benefits in 2010, $122,970 in consulting salary and $64,640 in benefits in 2011 and $14,474 in consulting salary and $35,163 in benefits in 2012. In each of 2009, 2010, 2011 and 2012, Dr. Holzer’s benefits included our contributions to his severance, pension, vocational studies and disability funds, an annual recreation payment, a company car and cell phone, and a daily food allowance.
(10)	Ms. Paz’s other compensation consisted of $59,197 in consulting salary in 2009, $77,603 in consulting salary in 2010, $112,136 in consulting salary and $30,473 in benefits in 2011 and $60,000 in consulting salary and $23,569 in benefits in 2012. In each of 2011 and 2012, Ms. Paz’s benefits included our contributions to her severance, pension, vocational studies and disability funds, an annual recreation payment, a company car and cell phone, and a daily food allowance.

2012 and 2011 Grants of Plan-Based Awards

The following table sets forth information regarding grants of plan-based awards to our named executive officers in the six months ended June 30, 2012, as adjusted for the one-for-four reverse stock split of our common stock that occurred on December 21, 2012:

Name	Grant Date	Option Awards: Number of Securities Underlying (#)	Exercise or Base Price of Option Awards Options ($/Sh)	Grant Date Fair Value of Option Awards ($)
Ofir Paz Former Chief Executive Officer	—	—	—	—
Craig Shore Chief Financial Officer, Secretary and Treasurer	5/25/2012	75,000 (1)	3.20	139,499
Eli Bar(2) Senior Vice President, Research and Development and Chief Technical Officer of InspireMD Ltd.	—	—	—	—
Asher Holzer, Ph.D. Former President	—	—	—	—
Sara Paz Former Vice President of Sales of InspireMD Ltd.	—	—	—	—

(1)	On May 25, 2012, Mr. Shore was granted options to acquire up to 75,000 shares of our common stock at an exercise price of $3.20 per share. The options vest on an annual basis over three years. The options had a fair market value of $139,499 as of May 25, 2012. The award was given in recognition of Mr. Shore’s past contributions, to increase Mr. Shore’s equity stake in us in order to further align Mr. Shore’s objectives with those of our stockholders and allow him to share in our future financial growth and to compensate for Mr. Shore’s relatively low salary for his position.

The following table sets forth information regarding grants of plan-based awards to our named executive officers in the fiscal year ended December 31, 2011, as adjusted for the one-for-four reverse stock split of our common stock that occurred on December 21, 2012:

Name	Grant Date	Option Awards: Number of Securities Underlying (#)		Exercise or Base Price of Option Awards Options ($/Sh)	Grant Date Fair Value of Option Awards ($)
Ofir Paz Former Chief Executive Officer	—	—		—	—
Craig Shore Chief Financial Officer, Secretary and Treasurer	2/27/2011	91,306		4.92	260,544
	5/20/2011	750	(1)	7.20	5,266
Eli Bar(2) Senior Vice President, Research and Development and Chief Technical Officer of InspireMD Ltd.	6/1/2011	50,000		11.00	268,381
	8/31/2011	50,000		7.72	185,175

Asher Holzer, Ph.D. Former President	—	—		—	—
Sara Paz(3) Former Vice President of Sales of InspireMD Ltd.	6/1/2011	91,306		6.00	639,407

(1)	On May 20, 2011, Mr. Shore was awarded a warrant to purchase 750 shares of our common stock at an exercise price of $7.20 per share as a bonus payment for his work performed in connection with our share exchange transactions. The warrant had a fair market value of $5,266 and vested immediately. The award was given in recognition of Mr. Shore’s extraordinary efforts related to our private placement transaction on March 31, 2011.
(2)	On June 1, 2011, Mr. Bar was awarded options to acquire up to 50,000 shares of common stock at an exercise price of $11.00 per share as a bonus payment for his contributions to our company in 2010. The options had a fair market value of $268,381. In August 2011, we cancelled the option to purchase 50,000 shares of common stock that were awarded to Mr. Bar in June 2011 and reissued an option to purchase 50,000 shares of common stock at an exercise price of $7.72 because our board of directors determined that the $11.00 exercise price was too far out of the money to achieve the compensatory and incentive purposes of the options. This resulted in a change in fair market value to $185,175.
(3)	On March 27, 2012, Ms. Paz ceased to be an executive officer upon the appointment of Robert Ratini as our new head of sales and marketing, but temporarily retained her title as vice president of sales.

Outstanding Equity Awards at June 30, 2012

The following table shows information concerning unexercised options outstanding as of June 30, 2012 for each of our named executive officers, as adjusted for the one-for-four reverse stock split of our common stock that occurred on December 21, 2012. There are no outstanding stock awards with our named executive officers.

Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable		Option exercise price ($)	Option expiration date
Ofir Paz	—	—		—	—
Craig Shore	30,435	60,871	(1)	4.92	2/27/2021
	—	75,000	(2)	3.20	5/25/2022
Eli Bar	60,870	—		0.004	10/28/2016
	91,306	—		0.004	12/29/2016
	101,451	50,726	(3)	0.004	7/22/2020
	13,527	6,764	(3)	4.92	7/28/2020
	16,667	33,333	(4)	7.72	8/31/2016
Asher Holzer, Ph.D.	—	—		—	—
Sara Paz	30,435	60,871	(5)	6.00	6/1/2016

(1)	These options were granted in February 2011 and vest annually, with 1/3 vesting on November 23, 2011, November 23, 2012 and November 23, 2013.
(2)	These options were granted on May 25, 2012 and vest annually, with 1/3 vesting on May 25, 2013, May 25, 2014 and May 25, 2015.
(3)	These options were granted in July 2010 and vest quarterly over three years, commencing with the quarter in which they were granted.
(4)	These options were granted in August 2011 and vest annually, with 1/3 vesting on May 23, 2012, May 23, 2013 and May 23, 2014.
(5)	These options were granted in June 2011 and vest annually, with 1/3 vesting on April 8, 2012, April 8, 2013 and April 8, 2014.

Option Exercises and Stock Vested

There were no stock options exercised by our named executive officers during the six months ended June 30, 2012 or the fiscal year ended December 31, 2011.

2011 UMBRELLA Option Plan

On March 28, 2011, our board of directors and stockholders adopted and approved the InspireMD, Inc. 2011 UMBRELLA Option Plan, which was subsequently amended on October 31, 2011 and December 21, 2012. Under the InspireMD, Inc. 2011 UMBRELLA Option Plan, we have reserved 5,000,000 shares of our common stock (as adjusted for the one-for-four reverse stock split of our common stock that occurred on December 21, 2012) as awards to the employees, consultants, and service providers to InspireMD, Inc. and its subsidiaries and affiliates worldwide.

The InspireMD, Inc. 2011 UMBRELLA Option Plan currently consists of three components, the primary plan document that governs all awards granted under the InspireMD, Inc. 2011 UMBRELLA Option Plan, and two appendices: (i) Appendix A, designated for the purpose of grants of stock options and restricted stock awards to Israeli employees, consultants, officers and other service providers and other non-U.S. employees, consultants, and service providers, and (ii) Appendix B, which is the 2011 U.S. Equity Incentive Plan, designated for the purpose of grants of stock options and restricted stock awards to U.S. employees, consultants, and service providers who are subject to the U.S. income tax. On December 21, 2012, the stockholders approved the awarding of “incentive stock options” pursuant to the U.S. portion of the plan.

The purpose of the InspireMD, Inc. 2011 UMBRELLA Option Plan is to provide an incentive to attract and retain employees, officers, consultants, directors, and service providers whose services are considered valuable, to encourage a sense of proprietorship and to stimulate an active interest of such persons in our development and financial success. The InspireMD, Inc. 2011 UMBRELLA Option Plan is administered by our compensation committee. Unless terminated earlier by the board of directors, the InspireMD, Inc. 2011 UMBRELLA Option Plan will expire on March 27, 2021.

Potential Payments Upon Termination or Change of Control

Our agreements with Messrs. Bar, Shore and Milinazzo, and our terminated agreements with Dr. Holzer, Mr. Paz and Ms. Paz as well as Israeli law provide for payments and other compensation in the event of their termination or a change of control of us under certain circumstances, as described below.

Former Chief Executive Officer.  Pursuant to Mr. Paz’s consultancy agreement, we possessed the right to terminate his employment without “cause” (as such term was defined in the agreement) upon at least 180 days’ prior notice to Mr. Paz. During such notice period, we would have been required to continue to compensate Mr. Paz according to his agreement and Mr. Paz would have been obligated to continue to discharge and perform all of his duties and obligations under the agreement, and to cooperate with us and use his best efforts to assist with the integration of any persons that we delegated to assume Mr. Paz’s responsibilities. This arrangement was intended to assist us in achieving a successful transition upon Mr. Paz’s departure. Mr. Paz was entitled to terminate his employment with us in the event that we did not fulfill our undertakings under our agreement, upon at least 30 days’ prior notice to us, during which time we were entitled to cure the breach. During such notice period, we would have continued to compensate Mr. Paz according to his agreement and Mr. Paz would have been obligated to continue to discharge and perform all of his duties and obligations under the agreement.

If Mr. Paz’s employment were terminated for any reason other than for cause, as a senior executive under Israeli law, he would also have been entitled to severance payments equal to the total amount that had been contributed to and accumulated in his severance payment fund. The total amount accumulated in his severance payment fund as of June 30, 2012 was $86,408, as adjusted for conversion from New Israeli Shekels to U.S. dollars.

We were entitled to terminate Mr. Paz’s employment immediately at any time for “cause” (as such term was defined in the agreement and the Israeli Severance Payment Act 1963), upon which, after meeting certain requirements under the applicable law and recent Israeli Labor court requirements, we believe we would have had no further obligation to compensate Mr. Paz and Mr. Paz would not have been entitled to the amount that had been contributed to and accumulated in his severance payment fund.

Also, upon termination of Mr. Paz’s employment for any reason, we would compensate him for all unused vacation days accrued.

On January 3, 2013, Ofir Paz resigned as our chief executive officer, and in connection with Mr. Paz’s resignation, InspireMD Ltd. and A.S. Paz Management and Investment Ltd., Company No. 514480433, a company controlled by Mr. Paz, entered into a separation agreement and release, pursuant to which, among other things, the consultancy agreement, dated as of April 1, 2012, by and between InspireMD Ltd. and A.S. Paz Management was terminated and Mr. Paz resigned as chief executive officer of InspireMD Ltd. and as a director of InspireMD Ltd. In accordance with the terms of the consultancy agreement, we will continue to pay Mr. Paz’s monthly consultancy fee of $21,563 for six months following termination of the consultancy agreement. Other than these payments, we believe that we have no further obligation to compensate Mr. Paz and Mr. Paz will not be entitled to any additional compensation.

Chief Financial Officer, Secretary and Treasurer.  Subject to certain conditions, either party to our employment agreement with Mr. Shore may terminate the employment agreement without “cause” (as such term is defined in Mr. Shore’s employment agreement with us) upon at least 30 days’ prior notice to the other party or, in the event of a major change of control in terms of the ownership of shares of our common stock or our intellectual property, upon at least 180 days’ prior notice. During such notice period, we will continue to compensate Mr. Shore according to his employment agreement and Mr. Shore will be obligated to continue to discharge and perform all of his duties and obligations under his employment agreement, and to cooperate with us and use his best efforts to assist with the integration of any persons that we have delegated to assume Mr. Shore’s responsibilities. We believe that this arrangement with Mr. Shore will assist us in achieving a successful transition upon Mr. Shore’s departure. In addition, upon termination without “cause,” we have the right to pay Mr. Shore a lump payment representing his compensation for the notice period and terminate Mr. Shore’s employment immediately.

If we terminate Mr. Shore’s employment without cause, Mr. Shore will be entitled, under Israeli law, to severance payments equal to his last month’s salary multiplied by the number of years Mr. Shore has been employed with us. In order to finance this obligation, we make monthly contributions equal to 8.33% of Mr. Shore’s salary to a severance payment fund. The total amount accumulated in Mr. Shore’s severance payment fund as of June 30, 2012 was $14,165 as adjusted for the conversion from New Israeli Shekels to U.S. dollars. However, if Mr. Shore’s employment is terminated without cause, on account of a disability or upon his death, as of June 30, 2012, Mr. Shore would have been entitled to receive $15,498 in severance under Israeli law, thereby requiring us to pay Mr. Shore $1,333, in addition to releasing the $14,165 in Mr. Shore’s severance payment fund. On the other hand, pursuant to his employment agreement, Mr. Shore is entitled to the total amount contributed to and accumulated in his severance payment fund in the event of the termination of his employment as a result of his voluntary resignation. In addition, Mr. Shore would be entitled to receive his full severance payment under Israeli law, including the total amount contributed to and accumulated in his severance payment fund, if he retires from our company at or after age 67.

We are entitled to terminate Mr. Shore’s employment immediately at any time for “cause” (as such term is defined in the agreement and the Israeli Severance Payment Act 1963), upon which, after meeting certain requirements under the applicable law and recent Israeli Labor court requirements, we believe we will have no further obligation to compensate Mr. Shore.

In addition, pursuant to Mr. Shore’s employment agreement, in the event of a change of control of our company, the majority of shares of our common stock or our intellectual property that results in the termination of Mr. Shore’s employment within one year of such change of control, the stock options granted to Mr. Shore in accordance with the terms of his employment agreement that were unvested will vest immediately upon such termination. Furthermore, pursuant to terms contained in Mr. Shore’s stock option award agreement, in the event of a change of control of our company, the stock options granted to Mr. Shore that were unvested will vest immediately upon such change of control if such stock options are not assumed or substituted by the surviving company.

Also, upon termination of Mr. Shore’s employment for any reason, we will compensate him for all unused vacation days accrued.

Senior Vice President of Research and Development and Chief Technical Officer of InspireMD Ltd.  Subject to certain conditions, either party to our employment agreement with Mr. Bar may terminate the employment agreement without “cause” (as such term is defined in Mr. Bar’s employment agreement with

us) upon at least 60 days’ prior written notice to the other party. During such notice period, we will continue to compensate Mr. Bar according to his employment agreement and Mr. Bar will be obligated to continue to discharge and perform all of his duties and obligations under his employment agreement, and to cooperate with us and use his best efforts to assist with the integration of any persons that we have delegated to assume Mr. Bar’s responsibilities. We believe that our severance arrangement with Mr. Bar will assist us in achieving a successful transition upon Mr. Bar’s departure. In addition, upon termination without “cause,” we have the right to pay Mr. Bar a lump payment representing his compensation for the notice period and terminate Mr. Bar’s employment immediately.

If Mr. Bar’s employment is terminated without cause, Mr. Bar will also be entitled under Israeli law to severance payments equal to his last month’s salary multiplied by the number of years Mr. Bar has been employed with us. In order to finance this obligation, we make monthly contributions equal to 8.33% of Mr. Bar’s salary each month to a severance payment fund. The total amount accumulated in his severance payment fund as of June 30, 2012 was $63,450, as adjusted for conversion from New Israeli Shekels to U.S. dollars. However, if Mr. Bar’s employment was terminated without cause, on account of a disability or upon his death, as of June 30, 2012, Mr. Bar would be entitled to receive $68,397 in severance under Israeli law, thereby requiring us to pay Mr. Bar $4,947, in addition to releasing the $63,450 in his severance payment fund. In addition, Mr. Bar would be entitled to receive his full severance payment under Israeli law, including the total amount contributed to and accumulated in his severance payment fund, if he retires from our company at or after age 67.

We are entitled to terminate Mr. Bar’s employment immediately at any time for “cause” (as such term is defined in the agreement and the Israeli Severance Payment Act 1963), upon which, after meeting certain requirements under the applicable law and recent Israeli Labor court requirements, we believe we will have no further obligation to compensate Mr. Bar.

In addition, pursuant to terms contained in Mr. Bar’s stock option award agreement, in the event of a change of control of our company, the stock options granted to Mr. Bar that were unvested will vest immediately upon such change of control if such stock options are not assumed or substituted by the surviving company. Also, upon termination of Mr. Bar’s employment for any reason, we will compensate him for all unused vacation days accrued.

Former President.  Pursuant to Dr. Holzer’s consultancy agreement with us dated June 1, 2012, both Dr. Holzer and we possessed the right to terminate the consultancy agreement for any reason or for no reason upon at least 15 days’ prior notice to other party. During such notice period, we would have been required to continue to compensate Dr. Holzer his consulting fees according to his agreement and Dr. Holzer would have been obligated to continue to discharge and perform all of his duties and obligations under the agreement. In the event we terminated the consulting agreement without “cause” (as such term is defined in the agreement), we would have been required to pay Dr. Holzer his consulting fees for the entire term of the consulting agreement, which terminated on November 30, 2012. On February 21, 2013, we agreed to pay Dr. Holzer $64,195 in consideration for consulting services provided by Dr. Holzer to us since the expiration of his consulting agreement. The amount equals three months of payments under the expired consulting agreement plus applicable value added tax (VAT). We believe that we have no further obligation to compensate Dr. Holzer and Dr. Holzer will not be entitled to any additional compensation.

Former Vice President of Sales of InspireMD Ltd.  Subject to certain conditions, either party to our consultancy agreement with Ms. Paz could terminate the agreement without “cause” (as such term is defined in her consultancy agreement) upon at least 30 days’ prior written notice to the other party. During such notice period, we would have been required to continue to compensate Ms. Paz according to her consultancy agreement and Ms. Paz would have been obligated to continue to discharge and perform all of her duties and obligations under her consultancy agreement, and to cooperate with us and use her best efforts to assist with the integration of any persons that we have delegated to assume Ms. Paz’s responsibilities. Our severance arrangement with Ms. Paz was intended to assist us in achieving a successful transition upon Ms. Paz’s departure. Ms. Paz was entitled to terminate her employment with us in the event that we did not fulfill our undertakings under our agreement, upon at least 30 days’ prior notice to us, during which time we were entitled to cure the breach. During such notice period, we would have continued to compensate Ms. Paz according to her agreement and Ms. Paz would have been obligated to continue to discharge and perform all of her duties and obligations under the agreement.

In addition, pursuant to terms contained in Ms. Paz’s stock option award agreement, in the event of a change of control of our company, the stock options granted to Ms. Paz that were unvested would have vested immediately upon such change of control if such stock options were not assumed or substituted by the surviving company.

Ms. Paz’s consultancy agreement with us terminated on August 27, 2012, on which date we entered into a consulting agreement with Ms. Paz pursuant to which Ms. Paz will continue to assist with the transition and integration of our new vice president of sales. Under the new consulting agreement, we are entitled to terminate Ms. Paz’s employment immediately at any time for any reason, upon which we believe we will have no further obligation to compensate Ms. Paz under her consulting agreement or Israeli law.

President and Chief Executive Officer.  Pursuant to Mr. Milinazzo’s employment agreement, if Mr. Milinazzo’s employment is terminated upon his death or disability, by Mr. Milinazzo for good reason (as such term is defined in Mr. Milinazzo’s employment agreement), or by us without cause (as such term is defined in Mr. Milinazzo’s employment agreement), Mr. Milinazzo will be entitled to receive, in addition to other unpaid amounts owed to him (e.g., for base salary and accrued vacation): (i) the pro rata amount of any bonus for the fiscal year of such termination (assuming full achievement of all applicable goals under the bonus plan) that he would have received had his employment not been terminated; (ii) a one-time lump sum severance payment equal to 200% of his base salary, provided that he executes a release relating to employment matters and the circumstances surrounding his termination in favor of the company, our subsidiaries and our officers, directors and related parties and agents, in a form reasonably acceptable to us at the time of such termination; (iii) vesting of 50% of all unvested stock options, restricted stock, stock appreciation rights or similar stock based rights granted to Mr. Milinazzo, and lapse of any forfeiture included in such restricted or other stock grants; (iv) an extension of the term of any outstanding stock options or stock appreciation rights until the earlier of (a) two (2) years from the date of termination, or (b) the latest date that each stock option or stock appreciation right would otherwise expire by its original terms; (v) to the fullest extent permitted by our then-current benefit plans, continuation of health, dental, vision and life insurance coverage; and (vi) a cash payment of $35,000, which Mr. Milinazzo may use for executive outplacement services or an education program. The payments described above will be reduced by any payments received by Mr. Milinazzo pursuant to any of our employee welfare benefit plans providing for payments in the event of death or disability. If Mr. Milinazzo continues to be employed by us after the term of his employment agreement, unless otherwise agreed by the parties in writing, and Mr. Milinazzo’s employment is terminated upon his death or disability, by Mr. Milinazzo for good reason, or by us without cause, Mr. Milinazzo will be entitled to receive, in addition to other unpaid amounts owed to him, the payments set forth in (i), (ii) and (iv) above. If, during the term of this employment agreement, we terminate Mr. Milinazzo’s employment for cause, Mr. Milinazzo will only be entitled to unpaid amounts owed to him and whatever rights, if any, are available to him pursuant to our stock-based compensation plans or any award documents related to any stock-based compensation.

Mr. Milinazzo has no specific right to terminate the employment agreement or right to any severance payments or other benefits solely as a result of a change in control. However, if within 24 months following a change in control, (a) Mr. Milinazzo terminates his employment for good reason, or (b) we terminate his employment without cause, the lump sum severance payment to which he is entitled will be increased from 200% of his base salary to 250% of his base salary and all stock options, restricted stock units, stock appreciation rights or similar stock-based rights granted to him will vest in full and be immediately exercisable and any risk of forfeiture included in restricted or other stock grants previously made to him will immediately lapse.

The following table shows, as of June 30, 2012, potential payments to our named executive officers for various scenarios involving a resignation, termination, change of control, retirement, death or disability, using, where applicable, the closing price of our common stock of $4.24 (as reported on the OTC Bulletin Board as of June 29, 2012) (as adjusted for the one-for-four reverse stock split of our common stock that occurred on December 21, 2012). Compensation amounts to be paid in non-U.S. currency have been converted into U.S. dollars using 3.923 NIS per dollar, which was the exchange rate as of June 30, 2012.

Type of Event	Voluntary Resignation Upon Breach By Us		Voluntary Resignation		Termination for Cause		Termination Not for Cause		Death		Disability		Termination Not for Cause in Connection with a Change of Control		Change of Control (No Termination)
Ofir Paz
Employment agreement payments	$19,873	(1)	$19,873	(1)	—		$119,238	(2)	—		—		$119,238	(2)	—
Severance payments(3)	$86,408		$86,408		—		$86,408		$86,408		$86,408		$86,408		—
Accrued vacation payments(4)	$61,527		$61,527		$61,527		$61,527		$61,527		$61,527		$61,527		—
Value of accelerated options	—		—		—		—		—		—		—		—
Craig Shore
Employment agreement payments	$12,369	(5)	$12,369	(5)	—		$12,369	(5)	—		—		$74,215	(2)	—
Severance payments	$14,165	(6)	$14,165	(6)	—		$15,498	(7)	$15,498	(7)	$15,498	(7)	$15,498	(7)	—
Accrued vacation payments(4)	$12,242		$12,242		$12,242		$12,242		$12,242		$12,242		$12,242		—
Value of accelerated options	—				—		—		—		—		$78,000	(8)	$78,000	(9)
Eli Bar
Employment agreement payments	$24,942	(10)	$24,942	(10)	—		$24,942	(10)	—		—		$24,942	(10)	—
Severance payments	—		—		—		$68,397	(7)	$68,397	(7)	$68,397	(7)	$68,397	(7)	—
Accrued vacation payments(4)	$40,591		$40,591		$40,591		$40,591		$40,591		$40,591		$40,591		—
Value of accelerated options	—				—		—		—		—		$214,874	(11)	$214,874	(11)
Asher Holzer
Employment agreement payments	$10,169	(12)	$10,169	(12)	$10,169	(12)	$101,685	(13)	—		—		$101,685	(13)	—
Severance payments(3)	—		—		—		—		—		—		—		—
Accrued vacation payments(4)	—		—		—		—		—		—		—		—
Value of accelerated options	—		—		—		—		—		—		—
Sara Paz
Consultancy agreement payments	$13,491	(5)	$13,491	(5)	$—		$13,491	(5)	—		—		$13,491	(5)	—
Severance payments	—		—		—		—		—		—		—		—
Accrued vacation payments	—		—		—		—		—		—		—		—
Value of accelerated options	—		—		—		—		—		—		—		—

(1)	Represents total compensation for 30 days, during which time we will continue to compensate the officer according to his agreement and the officer will be obligated to continue to discharge and perform all of his duties and obligations under the agreement. In the event of material breach by us, we are permitted to cure our breach of the agreement during the 30-day notice period.
(2)	Represents total compensation for 180 days, during which time we will continue to compensate the officer according to his agreement and the officer will be obligated to continue to discharge and perform all of his duties and obligations under the agreement.
(3)	Represents the total amount that has been contributed to and accumulated in his severance payment fund.
(4)	Pursuant to Israeli law, the value of a vacation day is equal to gross salary divided by 22 working days per month.
(5)	Represents total compensation for 30 days, during which time we will continue to compensate the officer according to his or her agreement and the officer will be obligated to continue to discharge and perform all of his or her duties and obligations under the agreement.
(6)	Represents the total amount that has been contributed to and accumulated in his severance payment fund, to be paid pursuant to his employment agreement.
(7)	Represents the total amount to be paid under Israeli law in the event of termination not for cause, calculated based upon the officer’s monthly salary as of June 30, 2012, multiplied by his years of employment with us.
(8)	Represents the vesting of options to purchase 75,000 shares of our common stock, multiplied by the difference between the exercise price of $3.24 and the closing price of our common stock of $4.24 (as reported on the OTC Bulletin Board as of June 29, 2012), which shall occur upon termination of Mr. Shore’s employment within one year of a change of control.
(9)	Assumes that such stock options are not assumed or substituted by the surviving company and represents the vesting of options to purchase 75,000 shares of our common stock, multiplied by the difference between the exercise price of $3.24 and the closing price of our common stock of $4.24 (as reported on the OTC Bulletin Board as of June 29, 2012).
(10)	Represents total compensation for 60 days, during which time we will continue to compensate the officer according to his agreement and the officer will be obligated to continue to discharge and perform all of his duties and obligations under the agreement.
(11)	Assumes that such stock options are not assumed or substituted by the surviving company and represents the sum of the vesting of options to purchase 50,726 shares of our common stock, multiplied by the difference between the exercise price of $0.004 and the closing price of our common stock of $4.24 (as reported on the OTC Bulletin Board as of June 29, 2012).
(12)	Represents total compensation for 15 days, during which time we will continue to compensate the officer according to his agreement and the officer will be obligated to continue to discharge and perform all of his duties and obligations under the agreement.
(13)	Represents total compensation for the remainder of the term of Dr. Holzer’s consulting agreement, which terminated on November 30, 2012.

Director Compensation

The following table shows information concerning our directors other than Mr. Paz and Dr. Holzer, during the six months ended June 30, 2012.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards(1) ($)		All Other Compensation ($)	Total ($)
Sol J. Barer, Ph.D.	—	—	215,044	(2)	—	215,044
James Barry, Ph.D.	—	—	129,695		—	129,695
Paul Stuka	—	—	23,323		—	23,323
Eyal Weinstein	—	—	23,323		—	23,323

(1)	The amounts in this column reflect the dollar amounts recognized for financial statement reporting purposes with respect to the six months ended June 30, 2012, in accordance with FASB ASC Topic 718. Fair value is based on the Black-Scholes option pricing model using the fair value of the underlying shares at the measurement date. For additional discussion of the valuation assumptions used in determining stock-based compensation and the grant date fair value for stock options, see “Management’s Discussion and Analysis of Financial Condition and Results of Operation — Critical Accounting Policies — Share-Based Compensation” and Note 2 — “Significant Accounting Policies” and Note 10 — “Equity (Capital Deficiency)” of the Notes to the Consolidated Financial Statements for the Six Months Ended June 30, 2012 included herein.
(2)	This includes the fair market value of Mr. Barer’s option described in the table below as well as $191,721 recognized as a result of a change in a performance condition to the vesting of options to purchase 362,500 shares of our common stock (as adjusted for the one-for-four reverse stock split of our common stock that occurred on December 21, 2012). An option to purchase 187,500 shares (as adjusted for the one-for-four reverse stock split of our common stock that occurred on December 21, 2012) was originally scheduled to vest upon the date we become listed on a registered national securities exchange (such as the New York Stock Exchange, NASDAQ Stock Market, or the NYSE MKT), provided that such listing occurs on or before June 30, 2013, and provided further that Dr. Barer is still providing services to us in some capacity as of such vesting date. An option to purchase 187,500 shares (as adjusted for the one-for-four reverse stock split of our common stock that occurred on December 21, 2012) was originally scheduled to vest upon the date that we receive research coverage from at least two investment banks that ranked in the top 20 investment banks in terms of underwritings as of their most recently completed fiscal year, and/or leading analysts, as ranked by either the Wall Street Journal, the Financial Times, Zacks Investment Research or Institutional Investor, provided that we receive such coverage on or before June 30, 2013, and, provided further that Dr. Barer is still providing services to us in some capacity as of such vesting date. On June 18, 2012, the compensation committee extended these December 31, 2012 deadlines to June 30, 2013.

We do not currently provide cash compensation to our directors for acting as such, although we may do so in the future. We reimburse our directors for reasonable expenses incurred in connection with their service as directors. In addition, during the six months ended June 30, 2012, we made the following option grants to the following directors, each as adjusted for the one-for-four reverse stock split of our common stock that occurred on December 21, 2012. Each grant was made under the InspireMD, Inc. 2011 UMBRELLA Option Plan, unless otherwise noted.

Name	Shares Subject to Options		Grant Date	Exercise Price	Vesting Schedule	Expiration	Fair Market Value on Grant Date
Sol J. Barer, Ph.D.	12,500	(1)	June 18, 2012	$3.16	One-third annually in 2013, 2014 and 2015 on the anniversary of the date of grant, provided that Dr. Barer is providing services to us or our subsidiaries or affiliates on the applicable vesting date.	June 18, 2022	$23,323
James Barry, Ph.D.	25,000	(2)	January 30, 2012	$7.80	One-third annually in 2013, 2014 and 2015 on the anniversary of the date of grant, provided that if Dr. Barry is (i) not reelected as a director at our 2014 annual meeting of stockholders, or (ii) not nominated for reelection as a director at our 2014 annual meeting of stockholders, the option vests and becomes exercisable on the date of such failure to be reelected or nominated.	January 30, 2022	$106,372
	12,500	(1)	June 18, 2012	$3.16	One-third annually in 2013, 2014 and 2015 on the anniversary of the date of grant, provided that Dr. Barry is providing services to us or our subsidiaries or affiliates on the applicable vesting date.	June 18, 2022	$23,323
Paul Stuka	12,500	(1)	June 18, 2012	$3.16	One-third annually in 2013, 2014 and 2015 on the anniversary of the date of grant, provided that Mr. Stuka is providing services to us or our subsidiaries or affiliates on the applicable vesting date.	June 18, 2022	$23,323
Eyal Weinstein	12,500	(1)	June 18, 2012	$3.16	One-third annually in 2013, 2014 and 2015 on the anniversary of the date of grant, provided that Mr. Weinstein is providing services to us or our subsidiaries or affiliates on the applicable vesting date.	June 18, 2022	$23,323

(1)	This option was granted as the director’s 2012 annual director compensation.
(2)	This option was granted in connection with the appointment of this person to our board of directors.

In connection with the appointment of James J. Loughlin to our board of directors effective September 21, 2012, Mr. Loughlin was granted an option to purchase 25,000 shares of our common stock at an exercise price of $9.00 per share (as adjusted for the one-for-four reverse stock split of our common stock that occurred on December 21, 2012), the closing price of our common stock on September 21, 2012, the date of grant, subject to the terms and conditions of the 2011 UMBRELLA Option Plan. The option vests and becomes exercisable in three equal annual installments beginning on the one-year anniversary of the date of grant, provided that in the event that Mr. Loughlin is either (i) not reelected as a director at our 2014 annual meeting of stockholders, or (ii) not nominated for reelection as a director at our 2014 annual meeting of stockholders, the option vests and becomes exercisable on the date of Mr. Loughlin’s failure to be reelected or nominated. The option has a term of 10 years from the date of grant.

In connection with the appointment of Michael Berman to our board of directors effective February 7, 2013, Mr. Berman was granted an option to purchase 124,415 shares of the our common stock at an exercise price of $3.40 per share, the closing price of our common stock on February 7, 2013, subject to the terms and conditions of the 2011 UMBRELLA Option Plan. The option vests and becomes exercisable in three equal annual installments beginning on the one-year anniversary of the date of grant, provided that in the event that Mr. Berman is either (i) not reelected as a director at our 2013 annual meeting of stockholders, or (ii) not nominated for reelection as a director at our 2013 annual meeting of stockholders, the option vests and becomes exercisable on the date of Mr. Berman’s failure to be reelected or nominated. The option has a term of 10 years from the date of grant.

The following table shows information concerning our directors other than Mr. Paz and Dr. Holzer, during the fiscal year ended December 31, 2011.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)		Option Awards(1) ($)	All Other Compensation ($)	Total ($)
Sol J. Barer, Ph.D.	—	5,655,000	(2)	4,783,659	—	10,438,659
Paul Stuka	—	—		111,344	—	111,344
Eyal Weinstein	—	—		27,836	—	27,836

(1)	The amounts in this column reflect the dollar amounts recognized for financial statement reporting purposes with respect to the year ended December 31, 2011, in accordance with FASB ASC Topic 718. Fair value is based on the Black-Scholes option pricing model using the fair value of the underlying shares at the measurement date. For additional discussion of the valuation assumptions used in determining stock-based compensation and the grant date fair value for stock options, see “Management’s Discussion and Analysis of Financial Condition and Results of Operation — Critical Accounting Policies — Share-based compensation” and Note 2 — “Significant Accounting Policies” and Note 10 — “Equity (Capital Deficiency) — Share Based Compensation” of the Notes to the Consolidated Financial Statements included herein.
(2)	On November 16, 2011, in connection with his appointment as chairman of our board of directors, we issued Dr. Barer 725,000 shares of our common stock (as adjusted for the one-for-four reverse stock split of our common stock that occurred on December 21, 2012), all of which were immediately vested. The fair market value was $7.80 per share (as adjusted for the one-for-four reverse stock split of our common stock that occurred on December 21, 2012).

During 2011, we made the following option grants to the following directors, as adjusted for the one-for-four reverse stock split of our common stock that occurred on December 21, 2012. Each grant was made under the InspireMD, Inc. 2011 UMBRELLA Option Plan, unless otherwise noted.

Name	Shares Subject to Options		Grant Date	Exercise Price	Vesting Schedule	Expiration		Fair Market Value on Grant Date
Sol J. Barer, Ph.D.	250,000	(1)(2)	July 11, 2011	$6.00	Fully vested upon grant.	September 30, 2011	(3)	$1,000,255
	125,000	(2)	July 11, 2011	$10.00	One-half annually in 2012 and 2013 on the anniversary of the date of grant, provided that if Dr. Barer is (i) not reelected as a director at our 2012 annual meeting of stockholders, or (ii) not nominated for reelection as a director at our 2012 annual meeting of stockholders, the option vests and becomes exercisable on the date of such failure to be reelected or nominated.	July 11, 2021		$709,997
	362,500	(1)(4)	November 16, 2011	$7.80	In substantially equal monthly installments (with any fractional shares vesting on the last vesting date) on the last business day of each calendar month over a two year period from the date of grant, with the first installment vesting on November 30, 2011, provided that Dr. Barer is still providing services to us in some capacity as of each such vesting date.	November 16, 2021		$1,536,703
	181,250	(1)(4)	November 16, 2011	$7.80	Upon the date we become listed on a registered national securities exchange (such as the New York Stock Exchange, NASDAQ Stock Market, or the NYSE MKT), provided that such listing occurs on or before June 30, 2013, and provided further that Dr. Barer is still providing services to us in some capacity as of such vesting date.(5)	November 16, 2021		$768,352
	181,250	(1)(4)	November 16, 2011	$7.80	Upon the date that we receive research coverage from at least two investment banks that ranked in the top 20 investment banks in terms of underwritings as of their most recently completed fiscal year, and/or leading analysts, as ranked by either the Wall Street Journal, the Financial Times, Zacks Investment Research or Institutional Investor, provided that we receive such coverage on or before June 30, 2013, and, provided further that Dr. Barer is still providing services to us in some capacity as of such vesting date.(15)	November 16, 2021		$768,352
Paul Stuka	25,000	(2)	August 8, 2011	$7.80	One-third annually in 2012, 2013 and 2014 on the anniversary of the date of grant, provided that if Mr. Stuka is (i) not reelected as a director at our 2012 annual meeting of stockholders, or (ii) not nominated for reelection as a director at our 2012 annual meeting of stockholders, the option vests and becomes exercisable on the date of such failure to be reelected or nominated.	August 8, 2021		$111,344

Name	Shares Subject to Options		Grant Date	Exercise Price	Vesting Schedule	Expiration	Fair Market Value on Grant Date
Eyal Weinstein	6,250	(2)	August 8, 2011	$7.80	One-third annually in 2012, 2013 and 2014 on the anniversary of the date of grant, provided that if Mr. Weinstein is required to resign from the board due to medical reasons, the option vests and becomes exercisable on the date of Mr. Weinstein’s resignation for medical reasons.	August 8, 2021	$27,836

(1)	This option was issued outside the InspireMD, Inc. 2011 UMBRELLA Option Plan.
(2)	This option was granted in connection with the appointment of this person to our board of directors.
(3)	This option was exercised in full by Dr. Barer on September 28, 2011.
(4)	This option was granted to Dr. Barer in connection with his appointment as chairman of our board of directors on November 16, 2011.
(5)	Pursuant to the terms of the initial grant, these milestones were required to be achieved by December 31, 2012. On June 18, 2012, the compensation committee extended this deadline to June 30, 2013.

Directors’ and Officers’ Liability Insurance

We currently have directors’ and officers’ liability insurance insuring our directors and officers against liability for acts or omissions in their capacities as directors or officers, subject to certain exclusions. Such insurance also insures us against losses which we may incur in indemnifying our officers and directors. In addition, we have entered into indemnification agreements with key officers and directors and such persons shall also have indemnification rights under applicable laws, and our certificate of incorporation and bylaws.

Code of Ethics

We have adopted a code of ethics and business conduct that applies to our officers, directors and employees, including our principal executive officer and principal accounting officer, which is posted on our website at www.inspire-md.com. We intend to disclose future amendments to certain provisions of the code of ethics, or waivers of such provisions granted to executive officers and directors, on this website within five business days following the date of such amendment or waiver.

Director Independence

The board of directors has determined that Drs. Barer and Barry and Messrs. Loughlin, Stuka and Weinstein satisfy the requirement for independence set out in Section 803 of the NYSE MKT rules and that each of these directors has no material relationship with us (other than being a director and/or a stockholder). In making its independence determinations, the board of directors sought to identify and analyze all of the facts and circumstances relating to any relationship between a director, his immediate family or affiliates and our company and our affiliates and did not rely on categorical standards other than those contained in the NYSE MKT rule referenced above.

Board Committees

Our board of directors has established an audit committee, a nominating and corporate governance committee and a compensation committee, each of which has the composition and responsibilities described below.

Audit Committee.  Our audit committee is currently comprised of Messrs. Loughlin, Stuka and Weinstein and Dr. Barer, each of whom our board has determined to be financially literate and qualify as an independent director under Section 803 of the NYSE MKT rules. Mr. Loughlin is the chairman of our audit committee and qualifies as a financial expert, as defined in Item 407(d)(5)(ii) of Regulation S-K. The audit committee’s duties are to recommend to our board of directors the engagement of independent auditors to audit our financial statements and to review our accounting and auditing principles. The audit committee will review the scope, timing and fees for the annual audit and the results of audit examinations performed by the internal auditors and independent public accountants, including their recommendations to improve the system of accounting and internal controls.

Nominating and Corporate Governance Committee.  Our nominating and corporate governance committee is currently comprised of Messrs. Berman, Stuka and Weinstein and Dr. Barer, each of whom qualify as an independent director under Section 803 of the NYSE MKT rules. Mr. Berman is the chairman of our nominating and corporate governance committee. The nominating and corporate governance committee identifies and recommends to our board of directors individuals qualified to be director nominees. In addition, the nominating and corporate governance committee recommends to our board of directors the members and chairman of each board committee who will periodically review and assess our code of business conduct and ethics and our corporate governance guidelines. The nominating and corporate governance committee also makes recommendations for changes to our code of business conduct and ethics and our corporate governance guidelines to our board of directors, reviews any other matters related to our corporate governance and oversees the evaluation of our board of directors and our management.

Compensation Committee.  Our compensation committee is currently comprised of Messrs. Stuka and Weinstein and Dr. Barer, each of whom qualify as an independent director under Section 803 of the NYSE MKT rules. Mr. Stuka is the chairman of our compensation committee. The compensation committee reviews and approves our salary and benefits policies, including compensation of executive officers and directors. The compensation committee also administers our stock option plans and recommends and approves grants of stock options under such plans.

Compensation Committee Interlocks and Insider Participation

During the six month transition period ended June 30, 2012 and the fiscal year ended December 31, 2011, Messrs. Stuka and Weinstein and Dr. Barer served on our compensation committee. We established our compensation committee during the fiscal year ended December 31, 2011. Prior to that, we did not have a compensation committee and during such period, Ofir Paz, our former chief executive officer, and Asher Holzer, our former president and chairman, participated in deliberations of the board of directors concerning executive officer compensation. None of our executive officers currently serves, or during the six month transition period ended June 30, 2012 or the fiscal year ended December 31, 2011 served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

PRINCIPAL STOCKHOLDERS

The following table sets forth information with respect to the beneficial ownership of our common stock as of February 28, 2013 by:

•	each person known by us to beneficially own more than 5.0% of our common stock;
•	each of our directors;
•	each of the named executive officers; and
•	all of our directors and executive officers as a group.

The percentages of common stock beneficially owned are reported on the basis of regulations of the Securities and Exchange Commission governing the determination of beneficial ownership of securities. Under the rules of the Securities and Exchange Commission, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of the security, or investment power, which includes the power to dispose of or to direct the disposition of the security. Except as indicated in the footnotes to this table, each beneficial owner named in the table below has sole voting and sole investment power with respect to all shares beneficially owned and each person’s address is c/o InspireMD, Inc., 4 Menorat Hamaor St., Tel Aviv, Israel 67448. As of February 28, 2013, we had 18,601,168 shares outstanding.

Name of Beneficial Owner	Number of Shares Beneficially Owned(1)		Percentage Beneficially Owned(1)
5% Owners
Yuli Ofer(2)	1,129,575		6.1%
Genesis Capital Advisors LLC(3)	1,866,919	(4)	9.1%
Ayer Capital Management, LP(5)	2,423,671	(6)	12.5%
Officers and Directors
Alan W. Milinazzo	446,372		2.4%
Craig Shore	61,621	(7)	*
Eli Bar	326,938	(8)	1.8%
Sara Paz	2,619,200	(9)	14.0%
Sol J. Barer, Ph.D.	1,319,271	(10)	7.0%
James Barry, Ph.D.	8,333		*
Michael Berman	0		—
Asher Holzer, Ph.D.	2,575,109	(11)	13.8%
James J. Loughlin	0		—
Ofir Paz	2,619,200	(7)	14.0%
Paul Stuka(12)	541,667	(13)	2.9%
Eyal Weinstein(14)	2,083	(7)	*
All directors and executive officers as a group (13 persons)	7,900,594		40.9%

(*)	Represents ownership of less than one percent.
(1)	Shares of common stock beneficially owned and the respective percentages of beneficial ownership of common stock assumes the exercise of all options, warrants and other securities convertible into common stock beneficially owned by such person or entity currently exercisable or exercisable within 60 days of February 28, 2013. Shares issuable pursuant to the exercise of stock options, warrants and other securities exercisable within 60 days are deemed outstanding and held by the holder of such options, warrants or other securities for computing the percentage of outstanding common stock beneficially owned by such person, but are not deemed outstanding for computing the percentage of outstanding common stock beneficially owned by any other person.
(2)	Mr. Ofer’s address is 36 Hamesila Street, Herzeliya, Israel.

(3)	Genesis Capital Advisors LLC’s address is 1212 Avenue of the Americas, 19th Floor, New York, New York 10036.
(4)	Comprised of (i) 98,784 shares of common stock issuable upon the exercise of a warrant held by HUG Funding LLC, (ii) 211,815 shares of common stock issuable upon the conversion of a convertible debenture held by HUG Funding LLC, (iii) 319,149 shares of common stock issuable upon the exercise of a warrant held by Genesis Opportunity Fund L.P., (iv) 684,325 shares of common stock issuable upon the conversion of a convertible debenture held by Genesis Opportunity Fund L.P., (v) 156,976 shares of common stock issuable upon the exercise of warrants held by Genesis Asset Opportunity Fund L.P., (vi) 325,870 shares of common stock issuable upon the conversion of a convertible debenture held by Genesis Asset Opportunity Fund L.P., (vii) 25,000 shares of common stock held directly by Genesis Asset Opportunity Fund L.P. and (viii) 45,000 shares of common stock held directly by Genesis Life Science Fund LP. Genesis Capital Advisors LLC is the investment adviser to Genesis Opportunity Fund L.P., Genesis Asset Opportunity Fund L.P. and Genesis Life Science Fund LP, and, as such, may be deemed to beneficially own securities owned by each of Genesis Opportunity Fund L.P., Genesis Asset Opportunity Fund L.P. and Genesis Life Science Fund LP. Each of Genesis Capital Advisors LLC and HUG Funding LLC are controlled by Daniel Saks, Ethan Benovitz and Jaime Hartman, and, as such, Genesis Capital Advisors LLC may be deemed to beneficially own securities held by HUG Funding LLC. In addition, each of Daniel Saks, Ethan Benovitz and Jaime Hartman have shared voting and dispositive power over the securities held by HUG Funding LLC, Genesis Opportunity Fund L.P., Genesis Asset Opportunity Fund L.P. and Genesis Life Science Fund LP. Each of the convertible debentures and warrants held by HUG Funding LLC, Genesis Opportunity Fund L.P. and Genesis Asset Opportunity Fund L.P. have contractual provisions limiting conversion and exercise to the extent such conversion or exercise would cause the holder, together with its affiliates or members of a “group”, to beneficially own a number of shares of common stock that would exceed 4.99% or 9.99% of our then outstanding shares of common stock following such conversion or exercise. The shares and percentage ownership of our outstanding shares indicated in the table above as beneficially owned by Genesis Capital Advisors LLC do not give effect to these limitations.
(5)	Ayer Capital Management, LP’s address is 230 California Street, Suite 600, San Francisco, CA 94111.
(6)	Comprised of (i) 247,455 shares of common stock issuable upon the exercise of a warrant held by Ayer Capital Partners Master Fund, L.P., (ii) 530,597 shares of common stock issuable upon the conversion of a convertible debenture held by Ayer Capital Partners Master Fund, L.P., (iii) 4,901 shares of common stock issuable upon the exercise of a warrant held by Ayer Capital Partners Kestrel Fund, LP, (iv) 10,509 shares of common stock issuable upon the conversion of a convertible debenture held by Ayer Capital Partners Kestrel Fund, LP, (v) 13,602 shares of common stock issuable upon the exercise of warrants held by Epworth-Ayer Capital, (vi) 29,165 shares of common stock issuable upon the conversion of a convertible debenture held by Epworth-Ayer Capital, and (vii) based on a schedule 13G/A filed with the Securities and Exchange Commission on February 15, 2013 by Ayer Capital Management, LP and its affiliates, 1,587,442 shares of common stock beneficially owned by Ayer Capital Management, LP, ACM Capital Partners, LLC and Jay Venkatesan. The investment advisor for each of Ayer Capital Partners Master Fund, L.P., Ayer Capital Partners Kestrel Fund, LP and Epworth-Ayer Capital is Ayer Capital Management, LP, of which Jay Venkatesan serves as managing member. Jay Venkatesan also serves as managing member of ACM Partners, LLC. Jay Venkatesan may therefore be deemed to beneficially own the shares of common stock held by Ayer Capital Partners Master Fund, L.P., Ayer Capital Partners Kestrel Fund, LP, Epworth-Ayer Capital, Ayer Capital Management, LP and ACM Capital Partners, LLC, as he holds or shares voting and dispositive power over such shares. Each of the convertible debentures and warrants held by Ayer Capital Partners Master Fund, L.P., Ayer Capital Partners Kestrel Fund, LP and Epworth-Ayer Capital have contractual provisions limiting conversion and exercise to the extent such conversion or exercise would cause the holder, together with its affiliates or members of a “group”, to beneficially own a number of shares of common stock that would exceed 4.99% or 9.99% of our then outstanding shares of common stock following such conversion or exercise. The shares and percentage ownership of our outstanding shares indicated in the table above as beneficially owned by Ayer Capital Management, LP do not give effect to these limitations.
(7)	Represents options that are currently exercisable or exercisable within 60 days of February 28, 2013.
(8)	Includes options to purchase 60,629 shares of common stock that are currently exercisable or exercisable within 60 days of February 28, 2013.

(9)	This amount includes options to purchase 45,653 shares of common stock that are held by Sara Paz, Ofir Paz’s wife, that are currently exercisable within 60 days of February 28, 2013. This amount does not include 93,132 shares of common stock that Mr. Paz presently holds as trustee for a family trust. Mr. Paz does not have either voting power or dispositive power over these shares and disclaims all beneficial ownership therein. Ofir Paz and Sara Paz, as husband and wife, share voting and investment power with respect to all shares reported by Mr. Paz or Ms. Paz. On March 27, 2012, Ms. Paz ceased to be an executive officer and on June 30, 2012, Ms. Paz ceased to be a consultant.
(10)	Comprised of (i) 1,000,000 shares of common stock and (ii) options to purchase 319,271 shares of common stock that are currently exercisable or exercisable within 60 days of February 28, 2013.
(11)	This amount does not include 14,731 shares of common stock that Dr. Holzer presently holds as trustee for a family trust. Dr. Holzer does not have either voting power or dispositive power over these shares and disclaims all beneficial ownership therein.
(12)	Mr. Stuka’s address is c/o Osiris Partners, LLC, 1 Liberty Square, 5th Floor, Boston, MA 02109.
(13)	Mr. Stuka is the principal and managing member of Osiris Investment Partners, L.P., and, as such, has beneficial ownership of the (i) 366,667 shares of common stock and (ii) currently exercisable warrants to purchase 166,667 shares of common stock held by Osiris Investment Partners, L.P. In addition, Mr. Stuka individually holds an option to purchase 8,333 shares of common stock that is currently exercisable or exercisable within 60 days of February 28, 2013.
(14)	Mr. Weinstein’s address is c/o Leorlex Ltd., P.O. Box 15067 Matam, Haifa, Israel 3190.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

On March 31, 2011, in connection with our share exchange transactions with the former shareholders of InspireMD Ltd. and succession to InspireMD Ltd.’s business as our sole line of business, we transferred all of our pre-share exchange operating assets and liabilities to Saguaro Holdings, Inc., a Delaware corporation and our wholly owned subsidiary. Immediately after this transfer, we transferred all of Saguaro Holdings, Inc.’s outstanding capital stock to Lynn Briggs, our then-majority stockholder and our former president, chief executive officer, chief financial officer, secretary-treasurer and sole director, in exchange for the cancellation of 1,875,000 shares of our common stock (as adjusted for the one-for-four reverse stock split of our common stock that occurred on December 21, 2012) held by Ms. Briggs.

On February 21, 2013, we agreed to pay Dr. Holzer, a director and our former president, $64,195 in consideration for consulting services provided by Dr. Holzer to us since the expiration of his consulting agreement. The amount equals three months of payments under the expired consulting agreement plus applicable value added tax (VAT).

In accordance with our audit committee charter, the audit committee is required to approve all related party transactions. In general, the audit committee will review any proposed transaction that has been identified as a related party transaction under Item 404 of Regulation S-K, which means a transaction, arrangement or relationship in which we and any related party are participants in which the amount involved exceeds $120,000. A related party includes (i) a director, director nominee or executive officer of us, (ii) a security holder known to be an owner of more than 5% of our voting securities, (iii) an immediate family member of the foregoing or (iv) a corporation or other entity in which any of the foregoing persons is an executive, principal or similar control person or in which such person has a 5% or greater beneficial ownership interest.

The share exchange transactions were not approved by our audit committee, because such committee had not yet been formed.

DESCRIPTION OF CAPITAL STOCK

The discussion below gives effect to the one-for-four reverse stock split of our common stock that occurred on December 21, 2012.

We have authorized 130,000,000 shares of capital stock, par value $0.0001 per share, of which 125,000,000 are shares of common stock and 5,000,000 are shares of “blank check” preferred stock. On February 28, 2013, there were 18,601,168 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding.

Common Stock

The holders of our common stock are entitled to one vote per share. Our certificate of incorporation does not provide for cumulative voting. Our directors are divided into three classes. At each annual meeting of stockholders, directors elected to succeed those directors whose terms expire are elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. The holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared by our board of directors out of legally available funds; however, the current policy of our board of directors is to retain earnings, if any, for operations and growth. Upon liquidation, dissolution or winding-up, the holders of our common stock are entitled to share ratably in all assets that are legally available for distribution. The holders of our common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock, which may be designated solely by action of our board of directors and issued in the future.

Potential Common Stock Issuances to March 31, 2011 Investors

Pursuant to the terms of the securities purchase agreement that we entered into on March 31, 2011 with certain investors, in the event that we issue any shares of common stock on or before March 31, 2014 at a price per share less than $6.00 (as adjusted for the one-for-four reverse stock split of our common stock that occurred on December 21, 2012), we are required, subject to certain limitations, to issue the investors in that financing additional shares of common stock, for no additional consideration, in an amount sufficient that the amount paid by each investor in the March 31, 2011 financing, when divided by the total number of shares issued to each such investor (in the original March 31, 2011 financing and as a result of this dilution adjustment) will result in an adjusted price per share price paid by these investors equal to the original price per share paid multiplied by a fraction, (A) the numerator of which shall be (1) the number of shares of common stock outstanding immediately prior to such issuance plus (2) the number of shares of common stock that the aggregate consideration received by us in this offering would purchase at the original purchase price; and (B) the denominator of which shall be (1) the number of shares of common stock outstanding immediately prior to such issuance plus (2) the number of such additional shares of common stock so issued. This formula is intended to be a weighted average dilution adjustment. Based on an assumed offering price of $2.70 per share (which is the last reported sales price of the Company’s common stock on February 28, 2013), we would be required to issue 460,943 additional shares to these investors.

Preferred Stock

The board of directors is authorized, subject to any limitations prescribed by law, without further vote or action by the stockholders, to issue from time to time shares of preferred stock in one or more series. Each such series of preferred stock shall have such number of shares, designations, preferences, voting powers, qualifications, and special or relative rights or privileges as shall be determined by the board of directors, which may include, among others, dividend rights, voting rights, liquidation preferences, conversion rights and preemptive rights.

Warrants

April 2012 $7.20 Warrants

On April 5, 2012, we issued certain investors warrants to purchase an aggregate of 835,866 shares of our common stock at an exercise price of $7.20 per share. We are prohibited from effecting the exercise of any such warrant to the extent that as a result of such exercise the holder of the exercised warrant beneficially owns more than 4.99% in the aggregate of the issued and outstanding shares of our common stock calculated immediately after giving effect to the issuance of shares of our common stock upon the exercise of the warrant (subject to an increase, upon at least 61 days’ notice by the holder of such warrant to us, of up to 9.99%). The warrants contain provisions that protect their holders against dilution by adjustment of the purchase price in certain events such as stock dividends, stock splits and other similar events. If there is no effective registration statement registering, or no current prospectus available for, the resale of the shares of common stock underlying the warrants within 60 days of the issuance of the warrants, the holders of such warrants have the right to exercise the warrants by means of a cashless exercise. The warrants are also subject to a “most favored nation” adjustment pursuant to which, in the event that we issue or are deemed to have issued certain securities with terms that are superior to those of the holders of the warrants, except with respect to exercise price and warrant coverage, the terms of such superior issuance shall automatically be incorporated into the warrants. In addition, upon the occurrence of a transaction involving a change of control that is (i) an all cash transaction, (ii) a “Rule 13e-3 transaction” as defined in Rule 13e-3 under the Securities Exchange Act of 1934, as amended, or (iii) involving a person or entity not traded on a national securities exchange, the holders of the warrants will have the right, among others, to have the warrants repurchased for a purchase price in cash equal to the Black-Scholes value (as calculated pursuant to the warrants) of the then unexercised portion of the warrants. If while the warrants are outstanding, we issue any evidences of indebtedness, assets, rights or warrants to subscribe for or purchase any security of the company, then any holder of the warrants shall, upon exercise, have the right to acquire the same securities as if it had exercised the warrants immediately before the date on which a record is taken for such distribution, or, if no such record is taken, the date as of which the record holders of shares of common stock are to be determined for the participation in such distribution. The warrants expire on April 5, 2017.

April 2012 Placement Agent Warrants

As consideration for serving as our placement agents in connection with certain private placements, on April 5, 2012, we issued Palladium Capital Advisors, LLC a five-year warrant to purchase up to 39,894 shares of common stock at an exercise price of $7.20 per share, Oppenheimer & Co. Inc. a five-year warrant to purchase up to 28,268 shares of common stock at an exercise price of $7.20 per share and JMP Securities LLC a five-year warrant to purchase up to 9,917 shares of common stock at an exercise price of $7.20 per share. The terms of these warrants are identical to the April 2012 $7.20 Warrants described above.

March 2011 $7.20 Warrants

On March 31, 2011 and on April 18, 2011, we issued certain investors five-year warrants to purchase up to an aggregate of 890,083 shares of common stock at an exercise price of $7.20 per share. We are prohibited from effecting the exercise of any such warrant to the extent that as a result of such exercise the holder of the exercised warrant beneficially owns more than 4.99% in the aggregate of the issued and outstanding shares of our common stock calculated immediately after giving effect to the issuance of shares of our common stock upon the exercise of the warrant. The warrants contain provisions that protect their holders against dilution by adjustment of the purchase price in certain events such as stock dividends, stock splits and other similar events. If at any time after the one year anniversary of the original issuance date of such warrants there is no effective registration statement registering, or no current prospectus available for, the resale of the shares of common stock underlying the warrants, then the holders of such warrants have the right to exercise the warrants by means of a cashless exercise. In addition, if (i) the volume-weighted average price of our common stock for 20 consecutive trading days is at least 250% of the exercise price of the warrants; (ii) the 20-day average daily trading volume of our common stock has been at least 43,750 shares; (iii) a registration statement providing for the resale of the common stock issuable upon exercise of the warrants is effective and (iv) the common stock is listed for trading on a national securities exchange, then we may require each holder to exercise all or a portion of its warrant pursuant to the terms described above within seven business days following the delivery of a notice of acceleration. Any warrant that is not exercised as aforesaid shall expire automatically at the end of such seven-day period.

April 2011 $7.20 Warrants

On April 18 and April 21, 2011, we issued certain investors five-year warrants to purchase up to an aggregate of 39,584 shares of common stock at an exercise price of $7.20 per share. We are prohibited from effecting the exercise of any such warrant to the extent that as a result of such exercise the holder of the exercised warrant beneficially owns more than 4.99% in the aggregate of the issued and outstanding shares of our common stock calculated immediately after giving effect to the issuance of shares of our common stock upon the exercise of the warrant. The warrants contain provisions that protect their holders against dilution by adjustment of the purchase price in certain events such as stock dividends, stock splits and other similar events. In addition, if (i) the volume-weighted average price of our common stock for 20 consecutive trading days is at least 250% of the exercise price of the warrants; (ii) the 20-day average daily trading volume of our common stock has been at least 43,750 shares; and (iii) a registration statement providing for the resale of the common stock issuable upon exercise of the warrants is effective, then we may require each holder to exercise all or a portion of its warrant pursuant to the terms described above within three business days following the delivery of a notice of acceleration. Any warrant that is not exercised as aforesaid shall expire automatically at the end of such three-day period.

March 2011 Placement Agent Warrant

As consideration for serving as our placement agent in connection with certain private placements, we issued Palladium Capital Advisors, LLC a five-year warrant to purchase up to 107,685 shares of common stock at an exercise price of $7.20 per share. The terms of this warrant are identical to the March 2011 $7.20 Warrants described above.

Employee Warrants

On March 31, 2011, for work performed in connection with the share exchange transactions and as bonus compensation, we issued Craig Shore, our chief financial officer, secretary and treasurer, a five-year warrant to purchase up to 750 shares of common stock at an exercise price of $7.20 per share. The terms of this warrant are identical to the April 2011 $7.20 Warrants described above.

Consultant Warrants

In connection with our March 31, 2011 private placement, we issued to Hermitage Capital Management, a consultant, a five-year warrant to purchase up to 1,667 shares of common stock at an exercise price of $7.20 per share, in consideration for consulting services. The terms of this warrant are identical to the April 2011 $7.20 Warrants described above.

In consideration for financial consulting services, we issued to The Benchmark Company, LLC, a consultant, a five-year warrant to purchase up to 12,500 shares of common stock at an exercise price of $6.00 per share. The terms of this warrant are identical to the April 2011 $7.20 Warrants described above, except that the exercise price for this warrant is $6.00 per share.

On March 31, 2011, we issued certain consultants five-year warrants to purchase up to an aggregate of 625,000 shares of common stock at an exercise price of $6.00 per share. The terms of these warrants are identical to the March 2011 $7.20 Warrants described above, except that the exercise price for these warrants is $6.00 per share.

$4.92 Warrants

In connection with our share exchange transactions on March 31, 2011, we issued certain investors warrants to purchase up to an aggregate of 253,625 shares of our common stock at an exercise price of $4.92 per share. These warrants may be exercised any time on or before July 20, 2013 and were issued in exchange for warrants to purchase up to 125,000 ordinary shares of InspireMD Ltd. at an exercise price of $10 per share. We are prohibited from effecting the exercise of any such warrant to the extent that as a result of such exercise the holder of the exercised warrant beneficially owns more than 9.99% in the aggregate of the issued and outstanding shares of our common stock calculated immediately after giving effect to the issuance of shares of our common stock upon the exercise of the warrant. The warrants contain provisions that protect their holders against dilution by adjustment of the purchase price in certain events such as stock dividends, stock splits and other similar events. If at any time there is no effective registration statement registering, or no current prospectus available for, the resale of the shares of common stock underlying the warrants, then the holders of such warrants have the right to exercise the warrants by means of a cashless exercise. In addition, if at any time following the one year anniversary of the original issuance date of the warrants, (i) our common stock is listed for trading on a national securities exchange, (ii) the closing sales price of our common stock for 15 consecutive trading days is at least 165% of the exercise price of the warrants; (iii) the 15 day average daily trading volume of our common stock has been at least 37,500 shares and (iv) a registration statement providing for the resale of the common stock issuable upon exercise of the warrants is effective, then we may require each investor to exercise all or a portion of its warrant pursuant to the terms described above at any time upon at least 15 trading days’ prior written notice. Any warrant that is not exercised as aforesaid shall expire automatically at the end of the 15-day notice period.

Convertible Debentures

On April 5, 2012, we issued senior secured convertible debentures to certain accredited investors in the original aggregate principal amount of $11,702,128 and at an original issue discount of 6%. The convertible debentures mature on April 5, 2014, or such earlier date as required or permitted by the convertible debentures, upon which date the entire outstanding principal balance and any outstanding fees or interest will be due and payable in full. The convertible debentures bear interest at the rate of 8% per annum, payable quarterly beginning on July 1, 2012, which rate is increased to 12% upon and during the occurrence of an event of default. In addition, the convertible debentures are convertible at the option of the holders into shares of our common stock at an initial conversion price of $7.00 per share, subject to adjustment for stock splits, fundamental transactions or similar events. Upon conversion of the convertible debentures, investors will receive a conversion premium equal to 8% per annum, with a limit of 12% for the term of the convertible debentures, of the principal amount being converted. The convertible debentures provide that no conversion may be made if, after giving effect to the conversion, the holder thereof would own in excess of 4.99% of our outstanding common stock (subject to an increase, upon at least 61 days’ notice by the holder of such warrant to us, of up to 9.99%). We may also force conversion of the convertible debentures if, amongst other things, the closing bid price on our common stock equals or exceeds 165% of the conversion price for twenty consecutive trading days, the minimum daily trading volume for such period is $1,100,000, all of the shares of common stock underlying the convertible debentures during such period are either registered for resale with the Securities and Exchange Commission or eligible for sale pursuant to Rule 144 and there is no existing event of default or event which, with the passage of time or the giving of notice, would constitute an event of default during such period.

Commencing 18 months following the original issuance date of the convertible debentures, the investors may require us to redeem all or a portion of the convertible debentures, for a price equal to 112% of the amount of principal to be redeemed plus all accrued but unpaid interest and other amounts due under the convertible debentures.

Commencing 6 months following the original issuance date of the convertible debentures, we may redeem all or a portion of the convertible debentures for a price equal to 112% of the amount of principal to be redeemed plus all accrued but unpaid interest and other amounts due under the convertible debentures.

The convertible debentures are senior indebtedness and the holders of the convertible debentures have a security interest in all of our assets and those of our subsidiaries.

Registration Rights

On April 5, 2012, in connection with our private placement of convertible debentures and warrants, we entered into a registration rights agreement with the purchasers pursuant to which we agreed to provide certain registration rights with respect to the common stock issuable upon conversion of the convertible debentures and exercise of the warrants. Specifically, we agreed to file a registration statement with the Securities and Exchange Commission covering the resale of the common stock issuable upon conversion of the convertible debentures and exercise of the warrants on or before May 21, 2012 and to cause such registration statement to be declared effective by the Securities and Exchange Commission on or before July 9, 2012 in the event that the registration statement is not reviewed by the Securities and Exchange Commission and by August 8, 2012 in the event that the registration statement is reviewed by the Securities and Exchange Commission and the Securities and Exchange Commission issues comments.

If (i) the registration statement was not filed by May 21, 2012, (ii) the registration statement was not declared effective by the Securities and Exchange Commission by July 9, 2012 in the case of a no review, (iii) the registration statement was not declared effective by the Securities and Exchange Commission by August 8,

2012 in the case of a review by the Securities and Exchange Commission pursuant to which the Securities and Exchange Commission issues comments or (iv) the registration statement ceases to remain continuously effective for more than 30 consecutive calendar days or more than an aggregate of 60 calendar days during any 12-month period after its first effective date, then we are subject to liquidated damage payments to the holders of the securities sold in the private placement in an amount equal to 1% of the aggregate purchase price paid by such purchasers per month of delinquency. Notwithstanding the foregoing, (i) the maximum aggregate liquidated damages due under the registration rights agreement shall be 6% of the aggregate purchase price paid by the purchasers, and (ii) if any partial amount of liquidated damages remains unpaid for more than seven days, we shall pay interest of 18% per annum, accruing daily, on such unpaid amount.

The registration statement required as described above was filed on May 17, 2012 and declared effective on May 30, 2012. Pursuant to the registration rights agreement, we must maintain the effectiveness of the registration statement from the effective date until the date on which all securities registered under the registration statement have been sold, or are otherwise able to be sold pursuant to Rule 144 without volume or manner-of-sale restrictions, subject to the our right to suspend or defer the use of the registration statement in certain events.

Lock-up Agreements

In connection with this offering, we, our executive officers, directors and certain of our other stockholders agreed, subject to certain exceptions, not to offer, sell, contract to sell, announce any intention to sell, pledge or otherwise dispose of, enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended, relating to, any common stock or securities convertible into or exchangeable or exercisable for any common stock without the prior written consent of Cowen and Company, LLC, for a period of 180 days after the date of the pricing of the offering. The 180-day restricted period will be automatically extended if (i) during the last 17 days of the 180-day restricted period we issue an earnings release or material news or a material event relating to us occurs or (ii) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results or become aware that material news or a material event will occur during the 16-day period beginning on the last day of the 180-day restricted period, in either of which case the restrictions described above will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event. We have been informed that concurrently with the closing of this offering, Dr. Holzer intends to sell to Dr. Barer, and Dr. Barer intends to purchase from Dr. Holzer, $100,000 of common stock at the offering price per share. The underwriters have granted a waiver for the sale of these shares. The shares acquired by Dr. Barer will be subject to the lock-up agreement described above.

Delaware Anti-Takeover Law and Provisions of our Certificate of Incorporation and Bylaws

Delaware Anti-Takeover Law

We are subject to Section 203 of the Delaware General Corporation Law. Section 203 generally prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

•	prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
•	the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (i) shares owned by persons who are directors and also officers and (ii) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	on or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;
•	any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;
•	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; or
•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with, or controlling, or controlled by, the entity or person. The term “owner” is broadly defined to include any person that, individually, with or through that person’s affiliates or associates, among other things, beneficially owns the stock, or has the right to acquire the stock, whether or not the right is immediately exercisable, under any agreement or understanding or upon the exercise of warrants or options or otherwise or has the right to vote the stock under any agreement or understanding, or has an agreement or understanding with the beneficial owner of the stock for the purpose of acquiring, holding, voting or disposing of the stock.

The restrictions in Section 203 do not apply to corporations that have elected, in the manner provided in Section 203, not to be subject to Section 203 of the Delaware General Corporation Law or, with certain exceptions, which do not have a class of voting stock that is listed on a national securities exchange or authorized for quotation on the Nasdaq Stock Market or held of record by more than 2,000 stockholders. Our certificate of incorporation and bylaws do not opt out of Section 203.

Section 203 could delay or prohibit mergers or other takeover or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire us even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

Certificate of Incorporation and Bylaws

Provisions of our certificate of incorporation and bylaws may delay or discourage transactions involving an actual or potential change in our control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our common stock. Among other things, our certificate of incorporation and bylaws:

•	permit our board of directors to issue up to 5,000,000 shares of preferred stock, without further action by the stockholders, with any rights, preferences and privileges as they may designate, including the right to approve an acquisition or other change in control;
•	provide that the authorized number of directors may be changed only by resolution of the board of directors;
•	provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;
•	divide our board of directors into three classes, with each class serving staggered three-year terms;
•	do not provide for cumulative voting rights (therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose);

•	provide that special meetings of our stockholders may be called only by our board of directors; and
•	set forth an advance notice procedure with regard to the nomination, other than by or at the direction of our board of directors, of candidates for election as directors and with regard to business to be brought before a meeting of stockholders.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Action Stock Transfer Corp.

Quotation

The shares of our common stock are currently quoted on the OTC Bulletin Board. We have applied for the listing of our common stock on the NYSE MKT under the symbol “NSPR.”

MATERIAL U.S. FEDERAL INCOME AND ESTATE TAX
CONSIDERATIONS FOR NON-U.S. HOLDERS

The following is a general discussion of the material U.S. federal income and estate tax consequences to a non-U.S. holder of the acquisition, ownership and disposition of our common stock. For purposes of this discussion, a non-U.S. holder is any beneficial owner of our common stock that is not for U.S. federal income tax purposes any of the following:

•	an individual citizen or resident of the United States;
•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States or any state or the District of Columbia;
•	a partnership (or other entity treated as a partnership for U.S. federal income tax purposes);
•	an estate whose income is subject to U.S. federal income tax regardless of its source; or
•	a trust (i) the administration of which is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (ii) which has made a valid election to be treated as a U.S. person.

If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner in the partnership will generally depend on the status of the partner and upon the activities of the partnership. Accordingly, we urge partnerships that hold our common stock and partners in such partnerships to consult their own tax advisors regarding the tax treatment of acquiring and holding our common stock.

This discussion assumes that a non-U.S. holder will hold our common stock issued pursuant to the offering as a capital asset (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation or any aspects of state, local or non-U.S. taxation, nor does it consider any U.S. federal income tax considerations that may be relevant to non-U.S. holders which may be subject to special treatment under U.S. federal income tax laws, including, without limitation, U.S. expatriates, controlled foreign corporations, passive foreign investment companies, insurance companies, tax-exempt or governmental organizations, dealers in securities or currency, banks or other financial institutions, and investors that hold our common stock as part of a hedge, straddle or conversion transaction. Furthermore, the following discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and Treasury Regulations and administrative and judicial interpretations thereof, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect.

We urge each prospective investor to consult a tax advisor regarding the U.S. federal, state, local and non-U.S. income and other tax consequences of acquiring, holding and disposing of shares of our common stock.

Dividends

If we pay dividends on our common stock, those payments will constitute dividends for U.S. tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those dividends exceed our current and accumulated earnings and profits, the dividends will constitute a return of capital and will first reduce a holder’s adjusted tax basis in its common stock, but not below zero, and then will be treated as gain from the sale of the common stock (see “— Gain on Disposition of Common Stock”).

Any dividend paid out of earnings and profits to a non-U.S. holder of our common stock generally will be subject to U.S. withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable tax treaty. To receive the benefit of a reduced treaty rate, a non-U.S. holder generally must provide us (or another relevant withholding agent) with an Internal Revenue Service (“IRS”) Form W-8BEN certifying qualification for the reduced rate.

A non-U.S. holder eligible for a reduced rate of U.S. federal withholding tax pursuant to an applicable income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Dividends received by a non-U.S. holder that are effectively connected with a U.S. trade or business conducted by the non-U.S. holder will be exempt from such withholding tax. To obtain this exemption, the non-U.S. holder must provide us (or another relevant withholding agent) with an IRS Form W-8ECI properly certifying such exemption. Such effectively connected dividends, although not subject to withholding tax, generally will be subject to U.S. federal income tax on a net income basis at the same graduated U.S. tax rates generally applicable to U.S. persons, net of certain deductions and credits, subject to any applicable tax treaty providing otherwise. In addition to the income tax described above, dividends received by corporate non-U.S. holders that are effectively connected with a U.S. trade or business of the corporate non-U.S. holder may be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable tax treaty.

Gain on Disposition of Common Stock

A non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of our common stock unless:

•	the gain is effectively connected with a U.S. trade or business of the non-U.S. holder and, if required by an applicable tax treaty, is attributable to a U.S. permanent establishment maintained by such non-U.S. holder;
•	the non-U.S. holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met; or
•	we are or have been a U.S. real property holding corporation (“USRPHC”) for U.S. federal income tax purposes and the non-U.S. holder holds or has held, directly or indirectly, at any time within the shorter of the five-year period preceding the disposition or the non-U.S. holder’s holding period, more than 5% of our common stock. Generally, a corporation is a U.S. real property holding corporation if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. If we are or have been a “USRPHC” at any time during the periods described above and our common stock is not regularly traded on an established securities market, then the gain recognized on the sale or other disposition of our common stock by a non-U.S. holder would be subject to U.S. federal income tax regardless of the non-U.S. holder’s ownership percentage.

In the case of a non-U.S. holder described in the first bullet point immediately above, the gain will be subject to U.S. federal income tax on a net income basis generally in the same manner as if the non-U.S. holder were a U.S. person as defined under the Code (unless an applicable income tax treaty provides otherwise), and a non-U.S. holder that is a foreign corporation may be subject to an additional branch profits tax equal to 30% of its effectively connected earnings and profits attributable to such gain (or at such lower rate as may be specified by an applicable income tax treaty). In the case of an individual non-U.S. holder described in the second bullet point immediately above, except as otherwise provided by an applicable income tax treaty, the gain, which may be offset by certain U.S.-source capital losses, will be subject to a flat 30% tax.

We believe we are not and do not anticipate becoming a USRPHC for U.S. federal income tax purposes. If, however, we are or become a USRPHC, so long as our common stock is considered to be regularly traded on an established securities market, only a non-U.S. holder who actually or constructively holds or held (at any time during the shorter of the five year period ending on the date of disposition or the non-U.S. holder’s holding period) more than 5% of our common stock will be subject to U.S. federal income tax, under the third bullet point immediately above, on the disposition of our common stock. You should consult your own advisor about the consequences that could result if we are, or become, a USRPHC.

Backup Withholding and Information Reporting

Generally, we must report annually to the IRS the amount of dividends paid to each non-U.S. holder, and the amount, if any, of tax withheld with respect to those dividends. A similar report is sent to each non-U.S. holder. These information reporting requirements apply even if withholding was not required. Pursuant to tax treaties or other agreements, the IRS may make its reports available to tax authorities in the recipient’s country of residence.

Payments of dividends to a non-U.S. holder may be subject to backup withholding (at a rate of 28%) unless the non-U.S. holder establishes an exemption, for example, by properly certifying its non-U.S. status on an IRS Form W-8BEN or another appropriate version of IRS Form W-8. Notwithstanding the foregoing, backup withholding also may apply if we have actual knowledge, or reason to know, that the beneficial owner is a U.S. person that is not an exempt recipient.

Payments of the proceeds from sale or other disposition by a non-U.S. holder of our common stock effected outside the United States by or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, information reporting will apply to those payments if the broker does not have documentary evidence that the holder is a non-U.S. holder, an exemption is not otherwise established, and the broker has certain relationships with the United States.

Payments of the proceeds from a sale or other disposition by a non-U.S. holder of our common stock effected by or through a U.S. office of a broker generally will be subject to information reporting and backup withholding (at a rate of 28%) unless the non-U.S. holder establishes an exemption, for example, by properly certifying its non-U.S. status on an IRS Form W-8BEN or another appropriate version of IRS Form W-8. Notwithstanding the foregoing, information reporting and backup withholding also may apply if the broker has actual knowledge, or reason to know, that the holder is a U.S. person that is not an exempt recipient.

Backup withholding is not an additional tax. Rather, the U.S. income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is timely furnished to the IRS.

Additional Withholding Requirements

Recently enacted legislation would impose a 30% withholding tax on any dividend payments on our common stock made to a foreign financial institution or non-financial foreign entity (including, in some cases, when such foreign financial institution or entity is acting as an intermediary), and on the gross proceeds of the sale or other disposition of our common stock, unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners), (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any substantial U.S. owners or provides the withholding agent with a certification identifying the direct and indirect substantial U.S. owners of the entity, or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules.

Although this legislation currently applies to payments made after December 31, 2012, the Treasury and the IRS have issued administrative guidance indicating that they plan to issue Treasury Regulations providing that withholding will only apply to payments of dividends made on or after January 1, 2014 and to payments of gross proceeds from a sale or other disposition made on or after January 1, 2015. Proposed Treasury Regulations have been issued which, if finalized, would confirm the extension of the effective dates for withholding. Non-U.S. holders should consult with their own tax advisors regarding the possible implications of this legislation on an investment in our common stock.

Estate Tax

Our common stock owned or treated as owned by an individual who is not a citizen or resident of the United States (as specifically defined for U.S. federal estate tax purposes) at the time of death will be includible in the individual’s gross estate for U.S. federal estate tax purposes and may be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise.

UNDERWRITING

We and the underwriters for the offering named below have entered into an underwriting agreement with respect to the common stock being offered. Subject to the terms and conditions of the underwriting agreement, each underwriter has severally agreed to purchase from us the number of shares of our common stock set forth opposite its name below. Cowen and Company, LLC is the representative of the underwriters.

Underwriter	Number of Shares
Cowen and Company, LLC
JMP Securities LLC
Total	11,111,111

The underwriting agreement provides that the obligations of the underwriters are conditional and may be terminated at their discretion based on their assessment of the state of the financial markets. The obligations of the underwriters may also be terminated upon the occurrence of the events specified in the underwriting agreement. The underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased, other than those shares covered by the overallotment option described below. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act of 1933, and to contribute to payments the underwriters may be required to make in respect thereof.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel and other conditions specified in the underwriting agreement. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Overallotment Option to Purchase Additional Shares.  We have granted to the underwriters an option to purchase up to an aggregate of the number of additional shares of common stock equal to 15% of the total shares sold in the offering at the public offering price or $4.5 million, less the underwriting discount set forth on the cover page of this prospectus. The overallotment option will allow the underwriters to purchase up to 1,666,666 additional shares. This option is exercisable for a period of 30 days. The underwriters may exercise this option solely for the purpose of covering overallotments, if any, made in connection with the sale of common stock offered hereby. To the extent that the underwriters exercise this option, the underwriters will purchase additional shares from us in approximately the same proportion as shown in the table above.

Discounts and Commissions.  The following table shows the public offering price, underwriting discount and proceeds, before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

We estimate that the total expenses of the offering, excluding underwriting discount and expense reimbursement, will be approximately $650,000 and are payable by us. We have also agreed to pay the reasonable out-of-pocket costs of the underwriters up to $75,000, and the underwriters’ outside legal fees and expenses up to $110,000 including underwriters’ outside legal fees incurred in clearing this offering with FINRA.

Total
	Per Share	Without Over- Allotment	With Over- Allotment
Public offering price
Underwriting discount
Proceeds, before expenses, to InspireMD, Inc.

The underwriters propose to offer the shares of common stock to the public at the public offering price set forth on the cover of this prospectus. The underwriters may offer the shares of common stock to securities dealers at the public offering price less a concession not in excess of $     per share. The underwriters may allow, and the dealers may reallow, a discount not in excess of $     per share to other dealers. If all of the shares are not sold at the public offering price, the underwriters may change the offering price and other selling terms.

Discretionary Accounts.  The underwriters do not intend to confirm sales of the shares to any accounts over which they have discretionary authority.

We have applied for the quotation of our common stock on the NYSE MKT under the symbol “NSPR.”

Stabilization.  In connection with this offering, the underwriters may engage in stabilizing transactions, overallotment transactions, syndicate covering transactions, penalty bids and purchases to cover positions created by short sales.

•	Stabilizing transactions permit bids to purchase shares of common stock so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress.
•	Overallotment transactions involve sales by the underwriters of shares of common stock in excess of the number of shares the underwriters are obligated to purchase. This creates a syndicate short position which may be either a covered short position or a naked short position. In a covered short position, the number of shares overallotted by the underwriters is not greater than the number of shares that they may purchase in the overallotment option. In a naked short position, the number of shares involved is greater than the number of shares in the overallotment option. The underwriters may close out any short position by exercising their overallotment option and/or purchasing shares in the open market.
•	Syndicate covering transactions involve purchases of common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared with the price at which they may purchase shares through exercise of the overallotment option. If the underwriters sell more shares than could be covered by exercise of the overallotment option and, therefore, have a naked short position, the position can be closed out only by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that after pricing there could be downward pressure on the price of the shares in the open market that could adversely affect investors who purchase in the offering.
•	Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by that syndicate member is purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our common stock. These transactions may be effected in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Passive Market Making.  In connection with this offering, underwriters and selling group members may engage in passive market making transactions in our common stock in the over-the-counter market or the NYSE MKT, when listed, in accordance with Rule 103 of Regulation M under the Securities Exchange Act of 1934, as amended, during a period before the commencement of offers or sales of common stock and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must then be lowered when specified purchase limits are exceeded.

Lock-Up Agreements.  Pursuant to certain “lock-up” agreements, we, our executive officers, directors and certain of our other stockholders agreed, subject to certain exceptions, not to offer, sell, contract to sell, announce any intention to sell, pledge or otherwise dispose of, enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended, relating to, any common stock or securities convertible into or exchangeable or exercisable for any common stock without the prior written consent of Cowen and Company, LLC, for a period of 180 days after the date of the pricing of the offering. The 180-day restricted period will be automatically extended if (i) during the last 17 days of the 180-day restricted period we issue an earnings release or material news or a material event relating to us occurs or (ii) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results or become aware that material news or a material event will occur during the 16-day period beginning on the last day of the 180-day restricted period, in either of which case the restrictions described above will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

This lock-up provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. The exceptions permit us, among other things and subject to restrictions, to: (a) issue common stock or options pursuant to employee benefit plans, (b) issue common stock upon exercise of outstanding options or warrants, (c) issue securities in connection with acquisitions or similar transactions or (d) file registration statements on Form S-8. The exceptions permit parties to the “lock-up” agreements, among other things and subject to restrictions, to: (a) participate in tenders involving the acquisition of a majority of our stock, (b) participate in transfers or exchanges involving common stock or securities convertible into common stock or (c) make certain gifts. In addition, the lock-up provision will not restrict broker-dealers from engaging in market making and similar activities conducted in the ordinary course of their business.

We have been informed that concurrently with the closing of this offering, Dr. Holzer intends to sell to Dr. Barer, and Dr. Barer intends to purchase from Dr. Holzer, $100,000 of common stock at the offering price per share. The underwriters have granted a waiver for the sale of these shares. The shares acquired by Dr. Barer will be subject to the lock-up agreement described above.

Electronic Offer, Sale and Distribution of Shares.  A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The representatives may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on these websites is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or any underwriter in its capacity as underwriter, and should not be relied upon by investors.

Other Relationships.  Certain of the underwriters and their affiliates have provided, and may in the future provide, various investment banking, commercial banking and other financial services for us and our affiliates for which they are received, and may in the future receive, customary fees. JMP Securities LLC previously acted as our placement agent in connection with certain private placements. As consideration for such services, on April 5, 2012 we issued JMP Securities LLC a five-year warrant to purchase up to 9,917 shares of common stock at an exercise price of $7.20 per share. These warrants were not registered under the Securities Act or the securities laws of any state, and were offered and sold in reliance on the exemption from registration afforded by Section 4(2) and Regulation D (Rule 506) under the Securities Act, and corresponding provisions of state securities laws, which exempt transactions by an issuer not involving a public offering. JMP Securities LLC was an accredited investor (as defined by Rule 501 under the Securities Act) at the time of the private placement.

Foreign Distribution

United Kingdom.  Each of the underwriters has represented and agreed that:

•	it has not made or will not make an offer of the securities to the public in the United Kingdom within the meaning of section 102B of the Financial Services and Markets Act 2000 (as amended) (FSMA) except to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities or otherwise in circumstances which do not require the publication by us of a prospectus pursuant to the Prospectus Rules of the Financial Services Authority (FSA);
•	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) to persons who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 or in circumstances in which section 21 of FSMA does not apply to us; and
•	it has complied with and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the securities in, from or otherwise involving the United Kingdom.

Switzerland.  The securities will not be offered, directly or indirectly, to the public in Switzerland and this prospectus does not constitute a public offering prospectus as that term is understood pursuant to article 652a or 1156 of the Swiss Federal Code of Obligations.

European Economic Area.  In relation to each Member State of the European Economic Area (Iceland, Norway and Lichtenstein in addition to the member states of the European Union) that has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of the securities to the public in that Relevant Member State prior to the publication of a prospectus in relation to the securities that has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of the securities to the public in that Relevant Member State at any time:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;
•	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;
•	in any other circumstances which do not require the publication by the issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

Each person in a Relevant Member State who receives any communication in respect of, or who acquires any securities under, the offer contemplated in this prospectus will be deemed to have represented, warranted and agreed to and with us and each underwriter that:

•	it is a qualified investor within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive; and

•	in the case of any securities acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (1) the securities acquired by it in the offer have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than qualified investors, as that term is defined in the Prospectus Directive, or in circumstances in which the prior consent of the representative of the underwriters has been given to the offer or resale; or (2) where securities have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of those securities to it is not treated under the Prospectus Directive as having been made to such persons.

For the purposes of the provisions in the two immediately preceding paragraphs, the expression an “offer of the securities to the public'' in relation to the securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

United Arab Emirates.  This document has not been reviewed, approved or licensed by the Central Bank of the United Arab Emirates, Emirates Securities and Commodities Authority or any other relevant licensing authority in the United Arab Emirates including any licensing authority incorporated under the laws and regulations of any of the free zones established and operating in the territory of the United Arab Emirates, in particular the Dubai International Financial Services Authority, a regulatory authority of the Dubai International Financial Centre. The issue of shares of common stock does not constitute a public offer of securities in the United Arab Emirates, the Dubai International Financial Centre and/or any other free zone in accordance with the Commercial Companies law, Federal Law No. 8 of 1984 (as amended), the Dubai International Financial Services Authority Offered Securities Rules and the Dubai International Financial Exchange Listing Rules, accordingly or otherwise.

The shares of common stock may not be offered to the public in the United Arab Emirates and/or any of the free zones including, in particular, the Dubai International Financial Centre. The shares of common stock may be offered and this document may be issued, only to a limited number of investors in the United Arab Emirates or any of its free zones (including, in particular, the Dubai International Financial Centre) who qualify as sophisticated investors under the relevant laws and regulations of the United Arab Emirates or the free zone concerned. We and the representative represent and warrant that the shares of common stock will not be offered, sold, transferred or delivered to the public in the United Arab Emirates or any of its free zones, in particular the, the Dubai International Financial Centre.

Israel.  In the State of Israel this prospectus shall not be regarded as an offer to the public to purchase common stock of the company under the Israeli Securities Law, 5728 – 1968, which requires a prospectus to be published and authorized by the Israel Securities Authority, if it complies with certain provisions of Section 15 of the Israeli Securities Law, 5728 – 1968, including, inter alia, if: (i) the offer is made, distributed or directed to not more than 35 investors, subject to certain conditions (the “Addressed Investors”); or (ii) the offer is made, distributed or directed to certain qualified investors defined in the First Addendum of the Israeli Securities Law, 5728 – 1968, subject to certain conditions (the “Qualified Investors”). The Qualified Investors shall not be taken into account in the count of the Addressed Investors and may be offered to purchase securities in addition to the 35 Addressed Investors. The company has not and will not take any action that would require it to publish a prospectus in accordance with and subject to the Israeli Securities Law, 5728 – 1968. We have not and will not distribute this prospectus or make, distribute or direct an offer to subscribe for our common stock to any person within the State of Israel, other than to Qualified Investors and up to 35 Addressed Investors.

Qualified Investors may have to submit written evidence that they meet the definitions set out in of the First Addendum to the Israeli Securities Law, 5728 – 1968. In particular, we may request, as a condition to be offered common stock, that Qualified Investors will each represent, warrant and certify to us and/or to anyone acting on our behalf: (i) that it is an investor falling within one of the categories listed in the First Addendum to the Israeli Securities Law, 5728 – 1968; (ii) which of the categories listed in the First Addendum to the

Israeli Securities Law, 5728 – 1968 regarding Qualified Investors is applicable to it; (iii) that it will abide by all provisions set forth in the Israeli Securities Law, 5728 – 1968 and the regulations promulgated thereunder in connection with the offer to be issued common stock; (iv) that the shares of common stock that it will be issued are, subject to exemptions available under the Israeli Securities Law, 5728 – 1968: (a) for its own account; (b) for investment purposes only; and (c) not issued with a view to resale within the State of Israel, other than in accordance with the provisions of the Israeli Securities Law, 5728 – 1968; and (v) that it is willing to provide further evidence of its Qualified Investor status. Addressed Investors may have to submit written evidence in respect of their identity and may have to sign and submit a declaration containing, inter alia, the Addressed Investor’s name, address and passport number or Israeli identification number.

LEGAL MATTERS

Haynes and Boone, LLP, New York, New York, has passed upon the validity of the shares of our common stock offered by us under this prospectus. The underwriters are being represented by Reed Smith LLP, New York, New York, in connection with the offering.

EXPERTS

The financial statements as of June 30, 2012, December 31, 2011 and 2010 and for the six months ended June 30, 2012 and three years in the period ended December 31, 2011 included in this prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to our ability to continue as a going concern as described in Note 1 to the financial statements) of Kesselman & Kesselman C.P.A.s, a member firm of PricewaterhouseCoopers International Limited, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-1, together with any amendments and related exhibits, under the Securities Act of 1933, as amended, with respect to our shares of common stock offered by this prospectus. The registration statement contains additional information about us.

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Our Securities and Exchange Commission filings are available to the public over the Internet at the Securities and Exchange Commission’s website at http://www.sec.gov. You may also read and copy any document we file at the Securities and Exchange Commission’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms and their copy charges. In addition, through our website, http://www.inspire-md.com, you can access electronic copies of documents we file with the Securities and Exchange Commission. Information on our website is not incorporated by reference in this prospectus. Access to those electronic filings is available as soon as practicable after filing with the Securities and Exchange Commission. You may also request a copy of those filings, excluding exhibits, from us at no cost. Any such request should be addressed to us at: 4 Menorat Hamaor St., Tel Aviv, Israel 67448, Attention: Craig Shore, Chief Financial Officer.

INSPIREMD, INC.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	F-2
CONSOLIDATED FINANCIAL STATEMENTS AS OF JUNE 30, 2012, DECEMBER 31, 2011 AND 2010 AND FOR EACH OF THE SIX MONTHS ENDED JUNE 30, 2012 AND THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 2011:
Consolidated Balance Sheets	F-3 – F-4
Consolidated Statements of Operations	F-5
Consolidated Statements of Changes in Equity (Capital Deficiency)	F-6
Consolidated Statements of Cash Flows	F-7
Notes to the Consolidated Financial Statements	F-8 – F-46
UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2012 AND FOR EACH OF THE THREE MONTHS ENDED DECEMBER 31, 2012 AND 2011:
Consolidated Balance Sheets	F-47 – F-48
Consolidated Statements of Operations	F-49
Consolidated Statements of Cash Flows	F-50
Notes to the Consolidated Financial Statements	F-51 – F-59

Report of Independent Registered Public Accounting Firm

To the shareholders of
InspireMD, Inc.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, changes in equity (capital deficiency) and cash flows present fairly, in all material respects, the financial position of InspireMD, Inc. (the “Company”) and its subsidiaries at June 30, 2012, December 31, 2011 and 2010, and the results of its operations and its cash flows for the six month period ended June 30, 2012 and for each of the three years in the period ended December 31, 2011, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has had recurring losses, negative cash flows from operating activities and has significant future commitments that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Tel Aviv, Israel September 11, 2012, except for Note 16 for which the date is January 3, 2013	/s/Kesselman & Kesselman Certified Public Accountants (Isr.) A member of PricewaterhouseCoopers International Limited

INSPIREMD, INC.

CONSOLIDATED BALANCE SHEETS
(U.S. dollars in thousands)

	June 30 2012	December 31
		2011	2010
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$10,284	$5,094	$636
Restricted cash	37	91	250
Accounts receivable:
Trade	1,824	2,284	852
Other	264	118	75
Prepaid expenses	93	72	3
Inventory:
On hand	1,744	2,061	1,704
On consignment	63	110	371
Total current assets	14,309	9,830	3,891
PROPERTY, PLANT AND EQUIPMENT, net	462	420	282
NON-CURRENT ASSETS:
Deferred debt issuance costs	961		15
Fund in respect of employee rights upon retirement	282	215	167
Total non-current assets	1,243	215	182
Total assets	$16,014	$10,465	$4,355

The accompanying notes are an integral part of the consolidated financial statements.

INSPIREMD, INC.

CONSOLIDATED BALANCE SHEETS
(U.S. dollars in thousands)

	June 30 2012	December 31
		2011	2010
LIABILITIES AND EQUITY (CAPITAL DEFICIENCY)
CURRENT LIABILITIES:
Current maturities of long-term loan		$94	$355
Accounts payable and accruals:
Trade	$441	814	1,103
Other	2,925	2,217	1,509
Advanced payment from customers	174	316	559
Loans from shareholders			20
Deferred revenues	10		398
Total current liabilities	3,550	3,441	3,944
LONG-TERM LIABILITIES:
Long-term loan			75
Liability for employees rights upon retirement	354	270	206
Convertible loans	5,018		1,044
Contingently redeemable warrants	1,706
Total long-term liabilities	7,078	270	1,325
COMMITMENTS AND CONTINGENT LIABILITIES (Note 9)
Total liabilities	10,628	3,711	5,269
EQUITY (CAPITAL DEFICIENCY):
Common stock, par value $0.0001 per share; 125,000,000 shares authorized; 17,040,040, 17,044,737 and 12,465,951 shares issued and outstanding at June 30, 2012 and December 31, 2011 and 2010, respectively	2	2	1
Additional paid-in capital	49,106	43,393	21,061
Accumulated deficit	(43,722)	(36,641)	(21,976)
Total equity (capital deficiency)	5,386	6,754	(914)
Total liabilities and equity (less capital deficiency)	$16,014	$10,465	$4,355

The accompanying notes are an integral part of the consolidated financial statements.

INSPIREMD, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
(U.S. dollars in thousands, except per share data)

	6 month period ended June 30, 2012	Year ended December 31
		2011	2010	2009
REVENUES	$2,071	$6,004	$4,949	$3,411
COST OF REVENUES	1,377	3,011	2,696	2,291
GROSS PROFIT	694	2,993	2,253	1,120
OPERATING EXPENSES:
Research and development	2,607	2,474	1,338	1,330
Selling and marketing	1,246	1,973	1,236	1,040
General and administrative (including $1,454, $8,542, $869 and $65 of share-based compensation for the six month period ended June 30, 2012 and the years ended December 31, 2011, 2010 and 2009, respectively)	3,999	12,275	2,898	1,467
Total operating expenses	7,852	16,722	5,472	3,837
LOSS FROM OPERATIONS	(7,158)	(13,729)	(3,219)	(2,717)
FINANCIAL EXPENSES (INCOME), net	(109)	934	154	(40)
LOSS BEFORE TAX EXPENSES	(7,049)	(14,663)	(3,373)	(2,677)
TAX EXPENSES	32	2	47	47
NET LOSS	$(7,081)	$(14,665)	$(3,420)	$(2,724)
NET LOSS PER SHARE – basic and diluted	$(0.41)	$(0.95)	$(0.28)	$(0.23)
WEIGHTED AVERAGE NUMBER OF ORDINARY SHARES USED IN COMPUTING NET LOSS PER SHARE – basic and diluted	17,044,221	15,359,925	12,308,632	11,914,713

The accompanying notes are an integral part of the consolidated financial statements.

INSPIREMD, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY (CAPITAL DEFICIENCY)

	Ordinary shares		Additional paid-in capital	Accumulated deficit	Total equity (capital deficiency)
	Number of shares	Par value
		U.S. dollars in thousands
BALANCE AT JANUARY 1, 2009	11,765,484	$1	$15,965	$(15,832)	$134
CHANGES DURING 2009:
Net loss				(2,724)	(2,724)
Exercise of options by employees	114,681	*	*		*
Employee and non-employee share-based compensation expenses			594		594
Redemption of beneficial conversion feature of convertible loan			(308)		(308)
Issuance of ordinary shares, net of $44 issuance cost	204,431	*	965		965
BALANCE AT DECEMBER 31, 2009	12,084,596	1	17,216	(18,556)	(1,339)
CHANGES DURING 2010:
Net loss				(3,420)	(3,420)
Employee and non-employee share-based compensation expenses			1,640		1,640
Issuance of warrants, net of $23 issuance costs			424		424
Issuance of ordinary shares, net of $97 issuance costs	381,355	*	1,781		1,781
BALANCE AT DECEMBER 31, 2010	12,465,951	1	21,061	(21,976)	(914)
CHANGES DURING 2011:
Net loss				(14,665)	(14,665)
Employee and non-employee share-based compensation expenses	748,446	*	11,606		11,606
Issuance of shares and warrants, net of $2,835 issuance costs	3,248,067	1	7,653		7,654
Issuance of ordinary shares, net of $185 issuance costs	200,717	*	805		805
Exercise of options by employee	250,000	*	1,500		1,500
Conversion of convertible loans	131,556	*	768		768
BALANCE AT DECEMBER 31, 2011	17,044,737	$2	$43,393	$(36,641)	$6,754
CHANGES DURING THE 6 MONTH PERIOD ENDED JUNE 30, 2012:
Net loss				(7,081)	(7,081)
Employee and non-employee share-based compensation expenses			1,944		1,944
Acquisition and cancellation of shares	(4,697)	*	(21)		(21)
Beneficial conversion feature of convertible loan			3,790		3,790
BALANCE AT JUNE 30, 2012	17,040,040	$2	$49,106	$(43,722)	$5,386

*	Represents an amount less than $1

The accompanying notes are an integral part of the consolidated financial statements.

INSPIREMD, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(U.S. dollars in thousands)

	6 month period ended June 30, 2012	Year ended December 31
		2011	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(7,081)	$(14,665)	$(3,420)	$(2,724)
Adjustments required to reconcile net loss to net cash used in operating activities:
Depreciation of property, plant and equipment	69	89	91	89
Loss from sale of property, plant and equipment		15
Change in liability for employees right upon retirement	84	58	42	42
Financial expenses (income)	(315)	897	94	(224)
Share-based compensation expenses	1,944	9,590	1,620	562
Loss (gains) on amounts funded in respect of employee rights upon retirement, net	(6)	8	(11)	(10)
Changes in operating asset and liability items:
Decrease (increase) in prepaid expenses	(21)	(69)	36	(32)
Decrease (increase) in trade receivables	460	(1,432)	337	(969)
Decrease (increase) in other receivables	(146)	(50)	9	(27)
Decrease in inventory on consignment	47	261	722	330
Decrease (increase) in inventory on hand	317	(357)	(758)	(241)
Increase (decrease) in trade payables	(291)	(371)	196	612
Increase (decrease) in deferred revenues	10	(398)	(1,577)	(507)
Increase (decrease) in other payable and advance payment from customers	566	421	(91)	1,554
Net cash used in operating activities	(4,363)	(6,003)	(2,710)	(1,545)
CASH FLOWS FROM INVESTING ACTIVITIES:
Decrease (increase) in restricted cash	54	159	52	(272)
Purchase of property, plant and equipment	(193)	(139)	(81)	(34)
Proceeds from sale of property, plant and equipment		41		4
Amounts funded in respect of employee rights upon retirement, net	(61)	(48)	(17)	(44)
Net cash provided (used) in investing activities	(200)	13	(46)	(346)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of convertible loan and warrants, net of issuance costs of $1,132 in the six month period ended June 30, 2012	9,868
Proceeds from issuance of shares and warrants, net of issuance costs of $1,014, $78 and $11 in the years ended December 31, 2011, 2010 and 2009, respectively		10,564	2,245	976
Exercise of options		1,500
Proceeds from long-term loan, net of $41 issuance costs				419
Proceeds from convertible loan at fair value through profit or loss, net of $60 issuance costs			1,073
Repayment of long-term loan	(94)	(375)	(281)
Acquisition and cancellation of shares	(21)
Repayment of loans from shareholders		(20)		(20)
Repayment of convertible loans		(1,000)		(720)
Net cash provided by financing activities	9,753	10,669	3,037	655
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	—	(221)	(21)	41
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	5,190	4,458	260	(1,195)
BALANCE OF CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	5,094	636	376	1,571
BALANCE OF CASH AND CASH EQUIVALENTS AT END OF PERIOD	$10,284	$5,094	$636	$376
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Taxes on income paid	$37	$37	$56	$—
Interest paid	$224	$24	$30	$88
SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING ACTIVITIES:
Receivables on account of shares	$—	$—	$—	$20
Conversion of convertible loan into shares	$—	$668	$—	$—
Purchasing of property plant and equipment in credit and in consideration of share-based payment	$—	$144	$—	$—

The accompanying notes are an integral part of the consolidated financial statements.

INSPIREMD, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — DESCRIPTION OF BUSINESS

InspireMD, Inc., formerly Saguaro Resources, Inc., (the “Company”), a public company, is a Delaware corporation formed on February 29, 2008. On March 28, 2011, the Company changed its name to InspireMD, Inc.

On December 29, 2010, the Company entered into a Share Exchange Agreement (the “Exchange Agreement”) by and among the Company and InspireMD Ltd., a limited company incorporated under the laws of the State of Israel in April 2005. Subsequent to the date of execution of the Exchange Agreement, shareholders of InspireMD Ltd., holding 91.7% of InspireMD Ltd.’s issued and outstanding ordinary shares, executed a joinder to the Exchange Agreement and became parties thereto (the “InspireMD Shareholders”). Pursuant to the Exchange Agreement, on March 31, 2011, the InspireMD Shareholders transferred all of their ordinary shares in InspireMD Ltd. to the Company in exchange for 11,617,977 newly issued shares of common stock of the Company (the “Initial Share Exchange”). In addition, the remaining holders of InspireMD Ltd.’s ordinary shares separately transferred all of their ordinary shares of InspireMD Ltd. to the Company, in exchange for an aggregate of 1,048,689 newly issued shares of common stock of the Company (the “Follow Up Share Exchange”) and, together with the Initial Share Exchange, the “Share Exchange”). As a result of the Share Exchange, InspireMD Ltd. became a wholly owned subsidiary of the Company.

The Share Exchange was accounted for as a reverse recapitalization, equivalent to the issuance of stock by InspireMD Ltd. for the net monetary assets of the Company. Accordingly, the historical financial statements of the Company reflect the historical operations and financial statements of InspireMD Ltd.

The Company, together with its subsidiaries, is a medical device company focusing on the development and commercialization of its proprietary stent platform technology, MGuardTM. MGuardTM provides embolic protection in stenting procedures by placing a micron mesh sleeve over a stent. The Company’s initial products are marketed for use in patients with acute coronary syndromes, notably acute myocardial infarction (heart attack) and saphenous vein graft coronary interventions (bypass surgery). The Company markets its products through distributors in international markets, mainly in Europe and Latin America.

In addition, the Company operates in Germany through its wholly-owned subsidiary, InspireMD GmbH, a German limited liability company incorporated in November 2007, where the Company subcontracts the manufacturing of its stents.

The Company has had recurring losses and negative cash flows from operating activities and has significant future commitments. For the six months ended June 30, 2012, the Company had losses of approximately $7.1 million and negative cash flows from operating activities of approximately $4.4 million. The Company’s management believes that its working capital as of June 30, 2012 of approximately $10.8 million should enable it to continue funding the negative cash flows from operating activities until October 2013, when its 2012 Convertible Debentures (defined and described in Note 6a) are subject to a noncontingent redemption option that could require the Company to make a payment of $13.3 million, including accrued interest. Since the Company expects to continue incurring negative cash flows from operations and in light of the cash requirement in connection with the 2012 Convertible Debentures, there is substantial doubt about the Company’s ability to continue operating as a going concern. These financial statements include no adjustments of the values of assets and liabilities and the classification thereof, if any, that will apply if the Company is unable to continue operating as a going concern.

The Company will need to raise further capital at some future point in time, through the sale of additional equity securities or debt. The Company’s future capital requirements and the adequacy of the Company’s available funds will depend on many factors, including the Company’s ability to successfully commercialize the Company’s MGuardTM products, development of future products, competing technological and market developments, and the need to enter into collaborations with other companies or acquire other companies or technologies to enhance or complement the Company’s product offerings. However, the Company may be

INSPIREMD, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — DESCRIPTION OF BUSINESS  – (continued)

unable to raise sufficient additional capital when the Company will need it or with favorable terms. The terms of any securities issued by the Company in future financing may be more favorable to new investors, and may include preferences, superior voting rights and the issuance of warrants or other derivative securities, which may have a further dilutive effect on the holders of any of the Company’s securities then outstanding. If the Company is unable to obtain adequate funds on reasonable terms, the Company will need to curtail operations significantly, including possibly postponing or halting the Company’s United States of America (“U.S.”) Food and Drug Administration clinical trials or entering into financing agreements with unattractive terms.

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES

a.	Accounting principles

The consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”).

b.	Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates using assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of sales and expenses during the reporting periods. Actual results could differ from those estimates.

As applicable to these consolidated financial statements, the most significant estimates and assumptions relate to inventory write-off, provisions for returns, legal contingencies, estimation of the fair value of share-based compensation and estimation of the fair value of warrants.

c.	Functional currency

The currency of the primary economic environment in which the operations of the Company and its subsidiaries are conducted is the U.S. dollar (“$” or “dollar”). Accordingly, the functional currency of the Company and of the subsidiaries is the dollar.

The dollar figures are determined as follows: transactions and balances originally denominated in dollars are presented in their original amounts. Balances in foreign currencies are translated into dollars using historical and current exchange rates for non-monetary and monetary balances, respectively. The resulting translation gains or losses are recorded as financial income or expense, as appropriate. For transactions reflected in the statements of operations in foreign currencies, the exchange rates at transaction dates are used. Depreciation and changes in inventories and other changes deriving from non-monetary items are based on historical exchange rates.

d.	Principles of consolidation

The consolidated financial statements include the accounts of the Company and of its subsidiaries. Intercompany transactions and balances have been eliminated upon consolidation.

e.	Cash and cash equivalents

The Company considers all highly liquid investments, which include short-term bank deposits (up to three months from date of deposit), that are not restricted as to withdrawal or use, to be cash equivalents.

INSPIREMD, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES  – (continued)

f.	Restricted cash

The Company maintains certain cash amounts restricted as to withdrawal or use, related to credit cards. Restricted cash is denominated in dollars and New Israel Shekel (“NIS”). See also Note 9c(2).

g.	Concentration of credit risk and allowance for doubtful accounts

Financial instruments that may potentially subject the Company to a concentration of credit risk consist of cash, cash equivalents and restricted cash, which are deposited in major financial institutions in the “U.S.”, Israel and Germany, and trade accounts receivable. The Company’s trade accounts receivable are derived from revenues earned from customers from various countries. The Company performs ongoing credit evaluations of its customers’ financial condition and, generally, requires no collateral from its customers. The Company also has a credit insurance policy for some of its customers. The Company maintains an allowance for doubtful accounts receivable based upon the expected ability to collect the accounts receivable. The Company reviews its allowance for doubtful accounts quarterly by assessing individual accounts receivable and all other balances based on historical collection experience and an economic risk assessment. If the Company determines that a specific customer is unable to meet its financial obligations to the Company, the Company provides an allowance for credit losses to reduce the receivable to the amount management reasonably believes will be collected. To mitigate risks, the Company deposits cash and cash equivalents with high credit quality financial institutions.

Provisions for doubtful accounts receivable are netted against “Accounts receivable – Trade.”

h.	Inventory

Inventories include finished goods, work in process and raw materials. Inventories are stated at the lower of cost (cost is determined on a “first-in, first-out” basis) or market value. The Company’s inventories generally have a limited shelf life and are subject to impairment as they approach their expiration dates. The Company regularly evaluates the carrying value of the Company’s inventories and when, in the Company’s opinion, factors indicate that impairment has occurred, the Company establishes a reserve against the inventories’ carrying value. The Company’s determination that a valuation reserve might be required and the quantification of such reserve require management to utilize significant judgment. With respect to inventory on consignment, see Note 2k.

i.	Property, plant and equipment

Property, plant and equipment are stated at cost, net of accumulated depreciation and amortization. Depreciation is calculated using the straight-line method over the estimated useful lives of the related assets: over three years for computers and other electronic equipment, five years for vehicles and seven to fifteen years for office furniture and equipment and machinery and equipment (mainly seven years). Leasehold improvements are amortized on a straight-line basis over the term of the lease, which is shorter than the estimated life of the improvements.

j.	Impairment of property, plant and equipment

The Company reviews its property, plant and equipment for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. If the sum of the expected future cash flows (undiscounted and without interest charges) of the property, plant and equipment is less than the carrying amount of such assets, an impairment loss would be recognized, and the assets would be written down to their estimated fair values.

To date, the Company has not recorded any impairment charges relating to its property, plant and equipment.

INSPIREMD, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES  – (continued)

k.	Revenue recognition

Revenue is recognized when delivery has occurred, evidence of an arrangement exists, title and risks and rewards for the products are transferred to the customer, collection is reasonably assured and product returns can be reliably estimated. When product returns can be reliably estimated a provision is recorded, based on historical experience, and deducted from revenues. The provision for product returns and related costs are included in “Accounts payable and accruals-other” under “Current liabilities” and “Inventory-On consignment,” respectively.

When returns cannot be reliably estimated, both related revenues and costs are deferred, and presented under “Deferred revenues” and “Inventory-On consignment,” respectively.

As of June 30, 2012, there are no deferred revenues related to sales for which the rate of return cannot be reliably estimated.

The Company’s revenue arrangements may contain delivery of free products upon the achievement of sales targets. Each period, the Company estimates the amount of free products to which these distributors will be entitled based upon the expected achievement of sales targets and defers a portion of revenues accordingly.

The Company recognizes revenue net of value added tax (VAT).

l.	Research and development costs

Research and development costs are charged to the statement of operations as incurred.

m.	Share-based compensation

Employee option awards are classified as equity awards and accounted for using the grant-date fair value method. The fair value of share-based awards is estimated using the Black-Scholes valuation model and expensed over the requisite service period, net of estimated forfeitures. The Company estimates forfeitures based on historical experience and anticipated future conditions.

The Company elected to recognize compensation expenses for awards with only service conditions that have graded vesting schedules using the accelerated multiple option approach.

The Company accounts for equity instruments issued to third party service providers (non-employees), by recording the fair value of the options granted using an option pricing model, at each reporting period, until awards are vested in full. The expense is recognized over the vesting period using the accelerated multiple option approach.

However, when the grant relates to options granted to third parties as consideration for introducing investors to the Company, the costs are recorded as issuance costs, of the various financial instruments issued.

In addition, certain share-based awards of the Company are performance based and dependent upon achieving certain goals. With respect to these awards, the company estimates the expected pre-vesting award probability that the performance conditions will be achieved. The Company only recognizes expense for the shares that are expected to vest.

n.	Uncertain tax positions

The Company follows a two-step approach to recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit. If under the first step a tax provision is assessed to be more likely than not of being sustained on audit, the second step is performed, under which the tax benefit is measured as the largest amount that is more

INSPIREMD, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES  – (continued)

than 50% likely to be realized upon ultimate settlement. Such liabilities are classified as long-term, unless the liability is expected to be resolved within twelve months from the balance sheet date. The Company’s policy is to include interest and penalties related to unrecognized tax benefits within “Financial expenses (income)-net”.

o.	Deferred income taxes

Deferred taxes are determined utilizing the “asset and liability” method based on the estimated future tax effects of differences between the financial accounting and tax bases of assets and liabilities under the applicable tax laws, and on tax rates anticipated to be in effect when the deferred taxes are expected to be paid or realized. The Company assesses realization of deferred income tax assets and, based on all available evidence, concludes whether it is more likely than not that the net deferred income tax assets will be realized. A valuation allowance is provided for the amount of deferred income tax assets not considered to be realizable.

The Company may incur additional tax liability in the event of intercompany dividend distributions by its subsidiary. Such additional tax liability in respect of these foreign subsidiaries has not been provided for in these financial statements as it is the Company’s policy to permanently reinvest the subsidiaries’ earnings and to consider distributing dividends only when this can be facilitated in connection with a specific tax opportunity that may arise.

Taxes that would apply in the event of disposal of investments in the foreign subsidiary have not been taken into account in computing the deferred taxes, as it is the Company’s intention to hold, and not to realize, this investment.

p.	Advertising

Costs related to advertising and promotion of products are charged to sales and marketing expense as incurred. Advertising expenses were $361 thousand for the six month period ended June 30, 2012, and $400 thousand, $467 thousand and $275 thousand for the years ended December 31, 2011, 2010 and 2009, respectively.

q.	Net loss per share

Basic and diluted net loss per share is computed by dividing the net loss for the year by the weighted average number of ordinary shares outstanding during the year. The calculation of diluted net loss per share excludes potential ordinary shares as the effect is anti-dilutive. Potential ordinary shares are comprised of incremental ordinary shares issuable upon the exercise of share options, warrants and convertible loans.

For the six month period ended June 30, 2012, as well as the years ended December 31, 2011, 2010 and 2009, all ordinary shares underlying outstanding options, warrants and convertible loans have been excluded from the calculation of the diluted loss per share since their effect was anti-dilutive. The total number of ordinary shares related to outstanding options, warrants and convertible loans excluded from the calculations of diluted loss per share were 8,117,577 for the six month period ended June 30, 2012, and 5,406,613, 2,375,528 and 1,469,347 for the years ended December 31, 2011, 2010 and 2009, respectively.

r.	Segment reporting

The Company has one operating and reportable segment.

s.	Factoring of receivables

The Company entered into factoring agreements amounting to $1,200 thousand and $942 thousand during the years ended December 31, 2011 and 2010, respectively, with certain banking institutions on

INSPIREMD, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES  – (continued)

a non-recourse basis. The factoring of trade receivables under these agreements were accounted for as sales. Under the terms of these factoring agreements, the Company transferred ownership of eligible trade receivables without recourse to the respective banking institutions in exchange for cash. Proceeds on the transfers reflect the face value of the account less a discount. The discounts, $12 thousand and $37 thousand during the years ended December 31, 2011 and 2010, respectively, were recorded to “Financial expenses (income)-net” within the Consolidated Statements of Operations.

The receivables sold pursuant to these factoring agreements are excluded from ’Accounts receivable-Trade” on the Consolidated Balance Sheets and are reflected as cash provided by operating activities on the Consolidated Statements of Cash Flows. The banking institution had no recourse to the Company’s assets for failure of debtors to pay when due.

The related commissions on the sales of trade receivables sold under these factoring agreements amounting to $23 thousand and $4 thousand during the years ended December 31, 2011 and 2010, respectively, were recorded to “Financial expenses (income)-net” within the Consolidated Statements of Operations.

t.	Fair value measurement:

The Company measures fair value and discloses fair value measurements for financial assets and liabilities. Fair value is based on the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

The accounting standard establishes a fair value hierarchy that prioritizes observable and unobservable inputs used to measure fair value into three broad levels, which are described below:

Level 1:  Quoted prices (unadjusted) in active markets that are accessible at the measurement date for assets or liabilities. The fair value hierarchy gives the highest priority to Level 1 inputs.

Level 2:  Observable prices that are based on inputs not quoted on active markets, but corroborated by market data.

Level 3:  Unobservable inputs are used when little or no market data is available. The fair value hierarchy gives the lowest priority to Level 3 inputs.

In determining fair value, the Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible and considers counterparty credit risk in its assessment of fair value.

u.	Put warrants

Put warrants that embody an obligation to repurchase the Company’s equity shares, or are indexed to such an obligation, and that require or may require the Company to settle the obligation by transferring assets are within the scope of Accounting Standards Codification (“ASC”) 480-10-25-8, and are recognized as a liability and measured at fair value at each reporting date, with changes in fair value recorded in earnings. See Note 6a(4)(A).

v.	Beneficial conversion feature (“BCF”)

When the Company issues convertible debt, if the stock price is greater than the effective conversion price (after allocation of the total proceeds) on the measurement date, the conversion feature is considered “beneficial” to the holder. If there is no contingency, this difference is treated as issued equity and reduces the carrying value of the host debt; the discount is accreted as deemed interest on the debt. See Note 6a(4)(B).

INSPIREMD, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES  – (continued)

w.	Embedded derivatives

Embedded derivatives in debt contracts that are not clearly and closely related to the host debt are bifurcated and accounted for separately. Those embedded derivatives are measured at fair value each reporting date, with changes in fair value recorded in earnings. See Note 6a(4)(B).

x.	Allocation of issuance proceeds

The Company allocated proceeds from its issuance of debt that was sold with detachable warrants that are classified as liability as follows: first to the warrants based on their full fair value; then to any embedded derivatives in the debt that require bifurcation at their fair values; then the residual amount of the proceeds to the debt. See Note 6a(4)(B).

y.	Newly adopted accounting guidance

Fair value measurement

In May 2011, the FASB issued Accounting Standards Update No. 2011-04, Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs (“ASU 2011-04”). ASU 2011-04 changes certain fair value measurement principles and clarifies the application of existing fair value measurement guidance. These amendments include, among others, (1) the application of the highest and best use and valuation premise concepts, (2) measuring the fair value of an instrument classified in a reporting entity’s shareholders’ equity and (3) disclosing quantitative information about the unobservable inputs used within the Level 3 hierarchy.

Effective January 1, 2012, the Company adopted ASU 2011-04. The adoption of this accounting standards update did not have a material impact on the Company’s consolidated financial statements.

NOTE 3 — FAIR VALUE MEASURMENT

Items Measured at Fair Value on a Recurring Basis

a.	The following table summarizes the balances for those financial liabilities where fair value measurements are estimated utilizing Level 2 and Level 3 inputs:

	Level	June 30 2012	December 31
			2011	2010
	($ in thousands)
2010 Convertible Debentures	3	$—	$—	$1,044
2012 Warrants at fair value	2	1,706
Embedded derivative	3	49
		$1,755	$—	$1,044

INSPIREMD, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 — FAIR VALUE MEASURMENT  – (continued)

b.	The following tables summarize the activity for those financial liabilities where fair value measurements are estimated utilizing Level 3 inputs:

	Embedded Derivative	Convertible Loan
	($ in thousands)	($ in thousands)
Balance as of January 1, 2010	$—	$—
Issuances		1,133
Total losses (gains) (realized and unrealized) – included in earnings – Financial expenses (income), net		(89)
Balance as of December 31, 2010	—	1,044
Total losses (gains) (realized and unrealized) – included in earnings – Financial expenses (income), net		624
Convertion to Company’s shares of common stock		(668)
Redemption		(1,000)
Balance as of December 31, 2011	—	—
Issuances	8
Total losses (gains) (realized and unrealized) – included in earnings – Financial expenses (income), net	41
Balance as of June 30, 2012	$49	$—

Level 3 liabilities include an embedded derivative related to the Company’s senior secured convertible debenture due April 5, 2014, as described in Note 6a. The Company values the Level 3 embedded derivative using an internally developed valuation model, whose inputs include recovery rates, credit spreads, stock prices, and volatilities, as described below.

In calculating the fair value of embedded derivative, the Company used the following assumptions: Company’s credit spread of 23.1% and 26.5% for the transaction date and for June 30, 2012, respectively, Company’s recovery rate of 49.8% and 49.8% for the transaction date and for June 30, 2012, respectively, probability of non-financial event of default 5% and 5% for the transaction date and for June 30, 2012, respectively.

The credit spread is the yield to maturity of risky bonds over risk free bonds and was based on an average of sample comparable companies.

The recovery rate is the estimated amount to be recovered through bankruptcy procedures in event of a default, expressed as a percentage of face value .

A non-financial event of default is a contractual event of default which does not result from a declining financial standing of the Company.

The fair value of the warrants included in Level 2 is estimated using the Black & Scholes model.

In calculating the fair value of warrants, the Company used the following assumptions: expected term of 5 and 4.76 years for the transaction date and for June 30, 2012, respectively; expected volatility of 66.1% and 69.6% for the transaction date and for June 30, 2012, respectively; risk-free interest rate of 1.01% and 0.72% for the transaction date and for June 30, 2012, respectively; and dividend yield of 0%.

The carrying amounts of financial instruments included in working capital approximate their fair value either because these amounts are presented at fair value or due to the relatively short-term maturities of such instruments. The carrying amount of the Company’s other financial long-term assets and other financial long-term liabilities (other than the debentures) approximate their fair value. The fair value of

INSPIREMD, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 — FAIR VALUE MEASURMENT  – (continued)

the Company’s senior secured convertible debenture due April 5, 2014 approximates the carrying amount (after considering the BCF, as described in Note 6a).

NOTE 4 — PROPERTY, PLANT AND EQUIPMENT

a.	Composition of assets, grouped by major classifications, is as follows:

	June 30 2012	December 31
		2011	2010
	($ in thousands)
Cost:
Vehicles	$—	$—	$44
Computer equipment	142	123	75
Office furniture and equipment	83	56	54
Machinery and equipment	598	597	416
Leasehold improvements	111	47	47
	934	823	636
Less – accumulated depreciation and amortization	(472)	(403)	(354)
Net carrying amount	$462	$420	$282
b.	Depreciation and amortization expenses totaled approximately $69 thousand for the six month period ended June 30, 2012, and $89 thousand, $91 thousand and $89 thousand for the years ended December 31, 2011, 2010 and 2009, respectively.

NOTE 5 — LIABILITY FOR EMPLOYEES RIGHT UPON RETIREMENT

Israeli labor law generally requires payment of severance pay upon dismissal of an employee or upon termination of employment in certain other circumstances.

Pursuant to section 14 of the Israeli Severance Compensation Act, 1963, some of the Company’s employees are entitled to have monthly deposits, at a rate of 8.33% of their monthly salary, made in their name with insurance companies. Payments in accordance with section 14 relieve the Company from any future severance payments to these employees.

The severance pay liability of the Company for the rest of its employees, which reflects the undiscounted amount of the liability, is based upon the number of years of service and the latest monthly salary. The severance pay liability is partly covered by insurance policies and by regular deposits with recognized severance payment funds. The Company may only make withdrawals from the amounts funded for the purpose of paying severance pay. The severance pay expenses were approximately $117 thousand in the six month period ended June 30, 2012, and $155 thousand, $114 thousand and $78 thousand in the years ended December 31, 2011, 2010 and 2009, respectively.

Defined contribution plan expenses were $96 in the six month period ended June 30 2012, and $197, $90 and $82 in the years ended December 31, 2011, 2010 and 2009, respectively. Gain (loss) on amounts funded with respect to employee rights upon retirement totaled to approximately $6 thousand for the six month period ended June 30 2012, and $(8) thousand, $11 thousand and $10 thousand for the years ended December 31, 2011, 2010 and 2009, respectively.

The Company expects contribution plan expenses in fiscal year 2013 to be approximately $198 thousand.

NOTE 6 — CONVERTIBLE LOANS

a.	On April 5, 2012, the Company issued senior secured convertible debentures (the “2012 Convertible Debentures”) due April 5, 2014 in the original aggregate principal amount of $11,702,128 and five-

INSPIREMD, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 — CONVERTIBLE LOANS  – (continued)

year warrants (the “2012 Warrants”) to purchase an aggregate of 835,866 shares of its common stock at an exercise price of $7.20 per share in a private placement transaction in exchange for aggregate gross proceeds of $11,000 thousand. The 2012 Convertible Debentures bear interest at an annual rate of 8% (payable quarterly beginning on July 1, 2012) and are convertible at any time into shares of common stock at an initial conversion price of $7.00 per share.

The relevant features of the 2012 Convertible Debentures and 2012 Warrants are summarized below:

1)	2012 Convertible Debentures
A.	Conversion and contingent conversion

The 2012 Convertible Debentures, including accrued interest on such 2012 Convertible Debentures, are convertible at any time, in whole or part, at the option of the holders into shares of common stock at an initial conversion price of $7.00 per share, subject to adjustment for stock splits, fundamental transactions or similar events and an additional conversion adjustment described below.

The number of conversion shares issuable upon a conversion shall be determined by the quotient obtained by dividing (x) the sum of (a) the outstanding principal amount to be converted, (b) at the option of the holder, a portion or all of any accrued and unpaid interest to be converted and (c) the conversion adjustment amount by (y) the conversion price.

The “conversion adjustment amount” is calculated by multiplying the principal amount being converted by a fraction, the numerator of which is (a) the number of days elapsed from the original issue date multiplied by (b) .021917808; and the denominator of which is 100. The maximum number of days elapsed to be used in calculating the conversion adjustment amount will not be greater than 548 days regardless of the actual number of days elapsed from the original issue date.

The Company may force conversion of the 2012 Convertible Debentures if the closing bid price of the Company’s common stock equals or exceeds 165% of the conversion price for twenty consecutive trading days, the minimum daily trading volume for such period is $1,100 thousand, all of the underlying shares during such period are either registered for resale with the Securities and Exchange Commission or eligible for resale pursuant to Rule 144 and there is no existing event of default or existing event which, with the passage of time or the giving of notice, would constitute an event of default during such period.

The 2012 Convertible Debentures contain certain limitations on conversion. No conversion may be made if, after giving effect to the conversion, any holder would beneifially own in excess of 4.99% of the Company’s outstanding shares of common stock. This percentage may be increased to a percentage not to exceed 9.99%, at the option of such holder, except any increase will not be effective until the holder has given 61 days’ prior notice to the Company.

The 2012 Convertible Debentures impose penalties on the Company for any failure to timely deliver any shares of its common stock issuable upon conversion.

B.	Events of default and holder’s contingent redemption option

If there is an event of default as stipulated in the agreement, then by election of the holders holding at least 60% of the 2012 Convertible Debentures, the Company must redeem all of the 2012 Convertible Debentures in cash for 112% of the outstanding principal, together with all unpaid and accrued interest, all interest that would have been payable through the maturity date and any other amounts due under the 2012 Convertible Debentures (such amount, the “Mandatory Default Amount”). The Mandatory Default Amount will accrue interest at a rate of 24% per annum commencing on the fifth calendar date following the relevant event of default.

INSPIREMD, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 — CONVERTIBLE LOANS  – (continued)

C.	Holder’s noncontingent redemption option

Commencing 18 months following the original issuance date of the 2012 Convertible Debentures, the holders may require the Company to redeem all or a portion of the 2012 Convertible Debentures, for a price equal to 112% of the amount of principal to be redeemed plus all accrued but unpaid interest and other amounts due under the 2012 Convertible Debentures.

D.	Company’s noncontingent redemption option

Commencing 6 months following the original issuance date of the 2012 Convertible Debentures, the Company may redeem all or a portion of the 2012 Convertible Debentures for a price equal to 112% of the amount of principal to be redeemed plus all accrued but unpaid interest and other amounts due under the 2012 Convertible Debentures.

E.	Covenants

The 2012 Convertible Debentures contain certain covenants which prohibit or limit the Company’s and its subsidiaries ability to, among other things:

1.	pay cash dividends to stockholders;
2.	redeem, repurchase or otherwise acquire more than a de minimis number of shares of its common stock or common stock equivalents;
3.	incur additional indebtedness;
4.	permit liens on assets or conduct sales of assets;
5.	effectuate stock splits until April 5, 2013, except in connection with an initial listing on a national securities exchange or to meet the continued listing requirements of such exchange;
6.	cease making public filings under the Securities Exchange Act of 1934, as amended;
7.	engage in transactions with affiliates; and
8.	amend its charter documents in a way that would materially and adversely affect any holder of the 2012 Convertible Debentures.
F.	Pro rata distributions

If the Company, at any time while the 2012 Convertible Debentures are outstanding, distributes to all holders of common stock evidences of its indebtedness or assets (including cash and cash dividends) or rights or warrants to subscribe for or purchase any security other than the common stock, then, upon any conversion of the 2012 Convertible Debentures, the holder shall be entitled to receive such distribution to the same extent that the holder would have if the holder had held the number of conversion shares issued upon such conversion of the 2012 Convertible Debentures immediately before the date on which a record was taken for such distribution, or, if no such record was taken, the date as of which the record holders of shares of common stock were determined for the participation in such distribution.

2)	2012 Warrants
A.	Exercisability

The 2012 Warrants are immediately exercisable and, in the aggregate, entitle the holders to purchase up to 835,866 shares of common stock. The 2012 Warrants have an initial exercise price of $7.20 per share payable in cash. ” The 2012 Warrants expire on April 5, 2017.

INSPIREMD, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 — CONVERTIBLE LOANS  – (continued)

Similar to the 2012 Convertible Debentures, the 2012 Warrants also contain limitations on exercise that would cause the holder to beneficially own in excess of 4.99% or 9.99% of the Company’s outstanding common stock.

B.	Anti-dilution protection

The exercise price of the 2012 Warrants and the number of shares issuable upon exercise of the 2012 Warrants are subject to adjustments for stock splits, combinations or similar events.

C.	“Most favored nation”

The 2012 Warrants are also subject to an adjustment pursuant to which, in the event that the Company issues or is deemed to have issued certain securities with terms that are superior to those of the 2012 Warrants, except with respect to exercise price and warrant coverage, the superior terms will automatically be incorporated into the 2012 Warrants.

D.	Contingent holder redemption option

Upon the occurrence of a transaction involving a change of control that is (i) an all cash transaction, (ii) a “Rule 13e-3 transaction” as defined in Rule 13e-3 under the Securities Exchange Act of 1934, as amended, or (iii) involving a person or entity not traded on a national securities exchange, the holders of the 2012 Warrants will have the right, among others, to have the 2012 Warrants repurchased for a purchase price in cash equal to the Black-Scholes value of the then unexercised portion of the 2012 Warrants.

E.	Pro rata distributions

Similar to the 2012 Convertible Debentures, the 2012 Warrants allow exercising holders to participate in pro rata distributions.

F.	Public information failure

If the Company fails for any reason to satisfy the current public information requirement under Rule 144(c) then, in addition to any other remedies available to the holders, the Company must pay to the holders, in cash, partial liquidated damages as set forth in the agreement.

3)	Transaction costs

In connection with the Transaction, the Company paid issuance costs, including placement agent and legal fees, of approximately $1,200 thousand, and issued five-year warrants (“2012 Placement Agents Warrants”) to purchase 78,078 shares of the Company’s common stock at an exercise price of $7.20 per share to the placement agent.

4)	Accounting treatment
A.	2012 Warrants

The Company determined, based on the provisions of ASC 480-10-25-8, that equity classification is precluded because of the redeemable option of the holders in the event of a change in control (in certain conditions), which is an event that is not within the Company’s control. Accordingly, the 2012 Warrants are classified as a liability in the Consolidated Balance Sheets and measured at fair value at each reporting period.

The fair value of the 2012 Warrants is estimated using the Black-Scholes valuation model. See Note 2u. In calculating the fair value of the 2012 Warrants (including the 2012 Placement Agents Warrants), the Company used the following assumptions: expected term of 5 and 4.76 years for the transaction date and for June 30, 2012, respectively; expected volatility of 66.1% and 69.6% for the transaction

INSPIREMD, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 — CONVERTIBLE LOANS  – (continued)

date and for June 30, 2012, respectively; risk-free interest rate of 1.01% and 0.72% for the transaction date and for June 30, 2012, respectively; and dividend yield of 0%.

B.	2012 Convertible Debentures

In accordance with ASC 470-20, “Debt with Conversion and Other Options,” the Company determined that a BCF existed at the issuance date of the 2012 Convertible Debentures. The BCF amounting to $3,790 thousand was recorded in equity.

In addition, the Company analyzed the holders’ contingent redemption option based on the guidance stipulated in Topic 815, and concluded that the holders’ contingent redemption option is not clearly and closely related to the debt host contract. Thus, the Company bifurcated and accounted for it separately as an embedded derivative and classified it, together with the 2012 Convertible Debentures, in its statement of financial position. This embedded derivative will be measured at fair value at each reporting period. The fair value of the embedded derivative is estimated using the binominal valuation model.

In addition, the Company analyzed the holders’ noncontingent redemption option and determined that the prepayment options are clearly and closely related to the debt host contract and should not be bifurcated from the 2012 Convertible Debentures.

The gross proceeds amounting to $11,000 thousand from the 2012 Convertible Debentures transaction were allocated as follows:

•	2012 Warrants at fair value — $2,807 thousand based on their fair value;
•	embedded derivative — $8 thousand based on its fair value; and
•	2012 Convertible Debentures — $8,185 thousand based on the residual amount after the allocation of other components as described above. In addition, an amount of $3,790 thousand was recognized as a BCF against the 2012 Convertible Debentures.

The 2012 Convertible Debentures are subsequently measured at amortized cost on the basis of the effective interest method over the loan period until the maturity date.

C.	Transaction costs

Direct transaction costs of $1,394 thousand, which included the placement agents fees and the 2012 Placement Agents Warrants valued at $262 thousand as of the transaction date, as well as other issuance costs, were allocated to the various instruments associated with the 2012 Convertible Debentures pro-rata to the amount such instruments were recorded as of the transaction date. The amounts that were allocated to the 2012 Warrants at fair value and embedded derivative were recorded in “Financial expenses” and the remainder amounting to $1,037 thousand was recorded as “Deferred debt issuance costs” in the Consolidated Balance Sheets and will be amortized over the loan period using the effective interest method until the maturity date.

b.	In July 2010, InspireMD Ltd. entered into a securities purchase agreement, pursuant to which InspireMD Ltd. issued (i) 8% senior convertible debentures in the principal amount of $1.58 million (the “2010 Convertible Debentures”) and (ii) three year warrants (the “2010 Warrants”) to purchase up to 253,628 shares of common stock at an exercise price of $4.92 per share (as adjusted for the Share Exchange) in exchange for aggregate gross proceeds of $1.58 million. The 2010 Convertible Debentures accrued interest at the annual rate of 8% and were payable on the later of (i) two months following receipt by InspireMD Ltd. of a tax ruling from the Israeli Tax Authority that the issuance of shares of a U.S. “shell company” in exchange for securities held by shareholders and option holders of InspireMD Ltd. would constitute a deferred tax event for InspireMD Ltd. and/or its security holders or

INSPIREMD, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 — CONVERTIBLE LOANS  – (continued)

(ii) the six month anniversary of the issuance of the 2010 Convertible Debentures (the “Original Maturity Date”); provided however, that so long as the Company was not in default under the 2010 Convertible Debentures, InspireMD Ltd. had the right to extend the maturity date of the 2010 Convertible Debentures to nine months following the Original Maturity Date (the “Second Maturity Date”).

If InspireMD Ltd. completed a qualified financing in connection with a reverse merger prior to the Original Maturity Date, or the Second Maturity Date, if applicable, the holders of the 2010 Convertible Debentures had the option to convert the 2010 Convertible Debentures into shares of common stock of the surviving corporation at $6.00 per share or be repaid in cash.

In addition, provided that there was not an event of default, if InspireMD Ltd. completed a financing for at least $3 million prior to the Second Maturity Date, the 2010 Convertible Debentures would automatically convert into ordinary shares of InspireMD Ltd. at a 15% discount to the pricing of the new financing.

Finally, if an event of default had not occurred, and any 2010 Convertible Debentures were still outstanding, following the Second Maturity Date, such 2010 Convertible Debentures would automatically convert into ordinary shares of InspireMD Ltd. (i) if InspireMD Ltd. completed a financing for at least $3 million prior to the one year anniversary of the Second Maturity Date, at a 15% discount to the pricing of the new financing, or (ii) or if InspireMD Ltd. did not complete a financing for at least $3 million prior to the one year anniversary of the Second Maturity Date, at $10 per ordinary share.

Upon an event of default under the 2010 Convertible Debentures, the holders had the right to demand payment of all then unpaid principal and accrued but unpaid interest under the 2010 Convertible Debentures.

The Company elected to apply the fair value option regarding the 2010 Convertible Debentures in accordance with ASC 825 (i.e. the 2010 Convertible Debentures were measured at each balance sheet date at fair value and the changes in their fair value were recorded in profit and loss). See Note 3.

The proceeds from the 2010 Convertible Debenture Transaction were allocated to the 2010 Convertible Debentures at their fair value with the residual proceeds ascribed to the 2010 Warrants as follows:

•	2010 Debenture at fair value — $1,133 thousand; and
•	2010 Warrants — $447 thousand, net of $23 thousand direct transaction costs.

The issuance of the 2010 Warrants was recorded in the “Additional paid-in capital”, net of $23 thousand direct transaction costs allocated to the 2010 Warrants.

On March 31, 2011, holders of the 2010 Convertible Debentures surrendered $667,596 of outstanding principal and interest due under such debentures in exchange for shares of common stock and warrants as part of the Company’s private placement on such date (the “Debt Conversions”) as described in Note 10b.

As a result of the Debt Conversions, there was $1 million of unpaid principal outstanding remaining under the 2010 Convertible Debentures on March 31, 2011, which was repaid by the Company in May 2011, plus all accrued interest thereon.

c.	On January 4, 2011, InspireMD Ltd. entered into a convertible loan agreement with its distributor in Israel (the “Lender”), in the amount of $100 thousand subject to the following conditions:
•	the convertible loan did not bear annual interest;

INSPIREMD, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 — CONVERTIBLE LOANS  – (continued)

•	in the event of a share exchange or similar transaction, the Lender would have, at its sole discretion, the option to convert the loan into either (i) shares of the Company’s common stock at a price of $4.92 per share ($10 prior to the Share Exchange), or (ii) the Company’s product at a price of 400 euro per unit (which represented the market price for the Lender);
•	in the event that the Company did not close a share exchange or similar transaction by June 1, 2011, the Lender had the right to extend the loan and its terms for up to an additional 6 months (as noted in Note 1, the Exchange Agreement was closed on March 31, 2011); and
•	in no event was cash required to be repaid by the Company.

On June 1, 2011 the Lender surrendered the $100 thousand convertible loan in exchange for 20,290 shares of common stock of the Company.

d.	In April 2008 InspireMD Ltd. entered into a convertible loan agreement with certain lenders. Under this agreement, the lenders were issued convertible notes in the aggregate principal amount of $720 thousand, bearing annual interest of 10%, in exchange for $720 thousand. While the notes did not have a maturity date, they were repayable on demand upon an event of default. The notes were convertible, at any time, into ordinary shares of InspireMD Ltd. at the option of the holders.

The notes were automatically convertible into ordinary shares of InspireMD Ltd. if InspireMD Ltd. completed a financing that resulted in at least $1 million (“qualified financing”), at the lower conversion price of: (i) $5.92; or (ii) a discount of 30% on the price per share in such qualified financing.

The notes were also automatically convertible into ordinary shares of InspireMD Ltd. upon an initial public offering (“IPO”) or upon a consolidation, merger or sale of all assets or shares of InspireMD Ltd. (“exit transaction”), at the lower conversion price of: (i) $5.92; or (ii) a discount of 20% on the price per share in such exit transaction.

In accordance with ASC 470-20, “Debt with Conversion and Other Options”, the Company determined that a BCF existed at the issuance date of these notes, totaling $308 thousand. Because these notes did not have a stated redemption date (except on an event of default), and could be converted by the holder at any time, the BCF was recognized immediately on the issuance date under “Financial expenses (income)-net” in the Consolidated Statements of Operations.

In March 2009 these convertible notes were fully repaid (principal and accrued interest) due to a breach of the covenants by InspireMD Ltd. InspireMD Ltd. allocated the proceeds paid between the portion related to the redemption of the beneficial conversion feature and that related to the convertible loan, based on the guidance in ASC 470-20. The Company measured the portion allocated to the beneficial conversion feature based on the intrinsic value of the conversion feature at the extinguishment date, which amounted to $308 thousand (which equals the original BCF since the price of InspireMD Ltd.’s shares on the issuance date and the redemption date was the same). Accordingly, the difference between the amount allocated to the BCF plus the loan’s carrying amount, and the cash paid, was recognized as financial income in the Consolidated Statements of Operations.

INSPIREMD, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 — LONG-TERM LOAN

In January 2009, InspireMD Ltd. signed a loan agreement with Mizrahi Tefahot Bank. According to the agreement, InspireMD Ltd. was entitled to receive the following:

1.	A loan (the “First Loan”) amounting to $750 thousand, bearing annual interest (paid quarterly) equal to the London Interbank Offer Rate plus 4%. The loan was payable in eight quarterly installments beginning in April 2010.
2.	An additional loan (the “Second Loan”) amounting to $750 thousand, to be received no later than August 3, 2009, subject to certain terms. InspireMD Ltd. did not meet the specific terms and therefore was not able to receive the Second Loan.
3.	A credit line amounting to $500 thousand for the purpose of financing export shipments. The credit line was not utilized by the Company.

In addition, InspireMD Ltd. was required to pay an additional $250 thousand in the following events:

1.	A liquidity event of at least $100 million (as stipulated in the agreement); or
2.	An IPO in which the Company’s valuation was at least $100 million.

InspireMD Ltd. granted to the bank a floating lien on all of its assets, as well as a fixed lien on all of its intellectual property and rights of future payments from the Company’s clients. InspireMD Ltd. also committed to maintain in its bank account a minimum of $250 thousand in order to support an estimated cash burn rate of three months of activity based on average monthly cash flow in the preceding three months. This amount was recorded in the Consolidated Balance Sheets under “Restricted cash.”

On February 2009 InspireMD Ltd. received the First Loan and in accordance with the loan agreement, issued 58,704 ordinary shares to the bank. Subsequently, InspireMD Ltd. estimated the fair value of the First Loan, the Second Loan, the credit line and the 58,704 ordinary shares issued to the bank using the following assumptions:

1.	Discount rate of 25.13% per year calculated by using Altman-Z score model
2.	Probability of realizing the Second Loan — 40%
3.	Probability of realizing the credit line — 80%

The relative fair value of each component based on the valuation report was as follows:

1.	The First Loan — $540 thousand
2.	The Second Loan option — $20 thousand
3.	The credit line — $59 thousand
4.	The 58,704 ordinary shares issued to the bank — $290 thousand

The First Loan was subsequently measured at amortized cost on the basis of the effective interest method over the loan period.

The Second Loan option and the credit line have been recorded in the Consolidated Financial Statements in “Financial expenses” during 2009.

The 58,704 ordinary shares were recorded as equity according to their fair market value at the time.

Direct transaction costs of $41 thousand were recorded as deferred debt issuance costs in the Consolidated Balance Sheet and were amortized over the First Loan period.

INSPIREMD, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 — LONG-TERM LOAN  – (continued)

In November 2010, InspireMD Ltd. was asked by Mizrahi Tefahot Bank to grant it a fixed lien in the amount of $300 thousand that would replace the $250 thousand of restricted cash since the actual cash burn rate was higher than the cash amount maintained in the Company’s bank account. The transaction was effectuated in January 2011.

On July 20, 2011, Mizrahi Tefahot Bank approved the release of a fixed lien in the amount of $300 thousand. Following the approval, $300 thousand of restricted cash was classified to cash and cash equivalents.

In March 2012, following the complete repayment of the loan, Mizrahi Tefahot Bank approved the release of the floating lien.

NOTE 8 — RELATED PARTIES TRANSACTIONS

a.	In January 2009, InspireMD Ltd. signed a sub-lease agreement with a company controlled by the Company’s shareholders, for a period of 12.5 months, for a monthly rent payment of $1 thousand. In 2010, the rent period was extended for an additional year, and the rent payments increased by 10%. In 2011, the rent period was extended for an additional year, through February 2012. The sub-lease agreement was not renewed.
b.	On May 6, 2008, InspireMD Ltd. entered into a consultancy agreement (the “2008 Consultancy Agreement”) for marketing services with a member of the immediate family of the CEO. Pursuant to the 2008 Consultancy Agreement, InspireMD Ltd. paid a fixed hourly fee of $45 (154 NIS) in Israel and a fixed daily fee of $400 when traveling abroad with respect to the consulting services. On September 1, 2011, effective April 1, 2011, the 2008 Consultancy Agreement was terminated and InspireMD Ltd. entered into a new consultancy agreement (the “2011 Consultancy Agreement”) pursuant to which the consultant was retained to serve as the Company’s vice president of sales. Pursuant to the agreement, she was paid a monthly consultancy fee of $12,500 from April 1, 2011 through June 30, 2011 and a monthly consultancy fee of $15,500 thereafter. On July 2, 2012, effective August 1, 2012, the 2011 Consultancy Agreement was termainated and InspireMD Ltd. entered into a new consultancy agreement (the “2012 Consultancy Agreement”) pursuant to which the consultant would be retained for sale services. Pursuant to the agreement, she would be entitled to a fixed fee of $625 (2,500 NIS) for each full working day and a bonus fee up to $10,000 (40,000 NIS) upon 100% achievement of set objectives. The 2012 Consultancy Agreement has a termination date of September 30, 2012, but can be terminated without cause by InspireMD Ltd. upon 7 days’ notice, and may be terminated with cause by InspireMD Ltd. immediately, upon the occurrence of certain events, such as a breach of fiduciary duties owed to the Company.
c.	During 2007, InspireMD Ltd received a loan of $40 thousand from its controlling shareholders. Half of the loan was paid during 2009, and the second half was paid during 2011.
d.	On April 1, 2005, InspireMD Ltd. entered into employment agreements with the Company’s president and the Company’s CEO (both are directors and shareholders). Such employment agreements were subsequently amended on October 1, 2008 (in the case of the Company’s CEO) and March 28, 2011 (in the case of both the president and the CEO). Pursuant to these employment agreements, as amended on March 28, 2011, each officer was entitled to a monthly gross salary of $15,367. Each officer was also entitled to certain social and fringe benefits as set forth in the employment agreements, which totaled 25% of their gross salary, as well as a company car. Each officer was also entitled to a minimum bonus equivalent to three monthly gross salary payments based on achievement of objectives and board of directors’ approval. If such officer’s employment was terminated with or without cause, he was entitled to at least six months’ prior notice, and would have been paid his salary and all social and fringe benefits in full during such notice period.

INSPIREMD, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 — RELATED PARTIES TRANSACTIONS  – (continued)

On April 1, 2011, the employment agreements with the Company’s president and CEO were terminated and the Company entered into consulting agreements with the Company’s president and CEO for a monthly consultancy fee of $21,563 each.

At the request of the compensation committee, the Company’s CEO and president agreed, effective as of December 1, 2011, to be treated as employees for purposes of paying their salary and benefits, rather than as consultants under their consulting agreements. In addition, the Company’s CEO and president agreed to formally terminate their consulting agreement upon the execution of an employment agreement with the Company on substantially the same terms as their consultancy agreements. A new employment agreement, however, was never executed with either party.

On June 1, 2012, the president of the Company resigned. In connection with his resignation, effective June 1, 2012, he remains on the Company’s board of directors. In connection with the resignation, the Company and the president entered into a consulting agreement, pursuant to which, among other things, the president agreed to provide the Company with consulting services for a period of six months, terminating on November 30, 2012, in exchange for payments by the Company of $20 thousand per month.

e.	During the second half of 2008, InspireMD Ltd. decreased the salaries for most of its employees due to the economic slowdown. InspireMD Ltd. also decreased the salaries of the former president and the CEO. Their salaries were decreased 25%, and an additional 25% was accrued and recorded in “Accounts payable-trade.” The accrued amounts were fully paid as of December 31, 2010.

In September 2009, the 25% decrease in salaries described above was cancelled.

f.	InspireMD Ltd. entered into a license agreement to use a unique stent design developed by an American company owned by a former director of InspireMD Ltd. (“MGuard Prime”). See Note 9b.
g.	Certain directors of the Company were granted options to purchase shares of the Company’s common stock. See Note 10.
h.	Balances with related parties:

	June 30 2012	December 31
		2011	2010
	($ in thousands)
Current liabilities:
Trade payable	$—	$2	$3
Other accounts payable	$45	$22	$121
Loans from shareholders	$—	$—	$20
i.	Transactions with related parties:

	6 month period ended June 30, 2012	Year ended December 31
		2011	2010	2009
	($ in thousands)
Expenses:
Share-based compensation	$1,365	$8,212	$236	$—
Salaries and related expenses	$261	$147	$241	$152
Consulting fees	$105	$445	$226	$194
Financial expenses				$1
Rent income	$(2)	$(16)	$(15)	$(13)

INSPIREMD, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 — COMMITMENTS AND CONTINGENT LIABILITIES

a.	Lease commitments:
1)	The Company is a party to two lease agreements for its facilities, which expire in March 2014 and December 2014. The Company has the option, under both agreements, to extend the agreements for two additional two year periods, for a total of four years each.

Rent expense included in the Consolidated Statements of Operations totaled approximately $167 for the six month period ended June 30, 2012, and $119 thousand, $131 thousand and $126 thousand for the years ended December 31, 2011, 2010 and 2009, respectively.

As of June 30, 2012, the aggregate future minimum lease obligations for office rent under non-cancelable operating lease agreements were as follows:

($ in thousands)
Year Ended June 30:
2013	$345
2014	320
2015	122
$787
2)	The Company leases its motor vehicles under non-cancelable operating lease agreements.

As of June 30, 2012, the aggregate future minimum lease obligations for motor vehicles under non-cancelable operating lease agreements were as follows:

($ in thousands)
Year Ended June 30:
2013	$58
2014	46
2015	22
$126
b.	License Agreement:

In March 2010, the Company entered into a new license agreement to use MGuard Prime, a unique stent design developed by an American company owned by a former director of InspireMD Ltd. According to the agreement, the licensor is entitled to receive 7% royalties for sales outside the U.S. and inside the U.S. as follows: 7% royalties for the first $10 million of net sales and 10% royalties for net sales exceeding the first $10 million. Royalties accrued for these sales are included in “Accounts payable and accruals — Other.” Royalties expenses for the six month period ended June 30, 2012 and the year ended December 31, 2011 amounted to $136 thousand and $39 thousand, respectively.

c.	Liens and pledges
1)	The Company’s obligations under the 2012 Convertible Debentures (Note 6) are secured by a first priority perfected security interest in all of the assets and properties of the Company and InspireMD Ltd., including the stock of InspireMD Ltd. and InspireMD GmbH.
2)	As of June 30, 2012, the Company had fixed liens amounting to $37 thousand to Bank Mizrahi in connection with the Company’s credit cards.

INSPIREMD, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 — COMMITMENTS AND CONTINGENT LIABILITIES  – (continued)

d.	Litigation:

The Company is a party to various claims arising in the ordinary course of its operations in the aggregate amount of $10 thousand. The Company has not recorded an expense provision related to damages in connection with these matters because management, after considering the views of its legal counsel as well as other factors, is of the opinion that a loss to the Company is neither probable nor in an amount or range of loss that is estimable.

In February 2011, representatives of a third party indicated that they intended to seek damages from the Company in connection with certain finders’ fees that they claim are owed to them. The claimants’ demand was for approximately $1 million. The claimants’ most recent settlement demand, conveyed in April 2011, was for a total of $250 thousand in cash and 62,500 shares of the Company common stock. To date, no lawsuit has been filed and the Company has not accrued a provision in connection with this matter because the Company’s management, after considering the views of its legal counsel as well as other factors, is of the opinion that a loss to the Company is neither probable nor in an amount or range of loss that is estimable.

In November 2010, a former senior employee submitted a claim against the Company in the total amount of $430 thousand and options to purchase 507,256 shares of the Company’s common stock at an exercise price of $0.004 per share in the Magistrate’s Court in Tel Aviv, claiming unpaid back wages and commissions. The fair value of those options was valued using the Black-Scholes valuation model at $2.5 million as of the period he claimed to be entitled to the options. In June 2012, the parties reached a settlement agreement for a payment of $88 thousand by the Company to the plaintiff and following the a mutual petition filed by the parties, on July 6, 2012 the Labor Court dismissed the claim. As of June 30, 2012, a provision of $88 thousand was included in the Company’s Consolidated Financial Statements.

In November 2010, an alleged founder and former legal advisor of the Company submitted a claim against the Company for options to purchase 124,014 shares of the Company’s common stock at an exercise price of $0.004 per share in the Magistrate’s Court in Tel Aviv. The fair value of those options was estimated using the Black-Scholes valuation model at $134 thousand as of the grant date. It was during 2005 and 2006 that the Company first became aware of the events that gave rise to this litigation. Also, during this time, the Company had discussions with the plaintiffs on an informal basis. The Company’s management, after considering the views of its legal counsel as well as other factors, recorded a share-based compensation expense of $134 thousand in 2006, in respect of services allegedly provided in 2005 and 2006.

In November 2010, a former legal advisor of the Company submitted in the Magistrate’s Court in Tel Aviv a claim against the Company in the total amount of $53 thousand due to an alleged breach of employment promise. It was during 2005 and 2006 that the Company first became aware of the events that gave rise to this litigation. Also during this time, the Company had discussions with the plaintiff on an informal basis. The Company’s management, after considering the views of its legal counsel as well as other factors, recorded a provision of $53 thousand in 2006.

With respect to the two claims against the Company submitted by an alleged founder and former legal advisor of the Company in November 2010, described above, following a mediation held in January 2012, the parties reached the following settlement agreement: (i) the plaintiff shall be the owner of options to purchase 48,697 shares of common stock of the Company and withdraw their claim for the remaining 75,318 options; and (ii) the Company would withdraw its counterclaim against the plaintiff. In January 2012, the District Court in Tel Aviv approved the settlement and a corresponding judgment was given by the court. Following the settlement agreement, as of December 31, 2011, the provision in the amount of $53 thousand was reversed.

INSPIREMD, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 — COMMITMENTS AND CONTINGENT LIABILITIES  – (continued)

In February 2011, a service provider submitted a claim against the Company in the amount of $327 thousand in the Magistrate’s Court in Tel Aviv, claiming a future success fee and commission for assistance in finding the Company’s distributor in Brazil. The Company’s management, after considering the views of its legal counsel as well as other factors, recorded a provision of $327 thousand in the financial statements in the first quarter of 2011. The related expense has been recorded to “General and administrative” within the Consolidated Statements of Operations. On October 5, 2011, the Company filed a counter claim against the plaintiff in the amount of $29 thousand.

In August 2011, a former senior employee submitted to the Regional Labor Court in Tel Aviv a claim against the Company for (i) compensation of $118 thousand and (ii) a declaratory ruling that he is entitled to exercise 121,742 options to purchase shares of the Company’s common stock at an exercise price of $0.004 per share. After consulting with its legal advisor, the Company is unable to assess the probable outcome of this claim.

In November 2011, a previous service provider of InspireMD Ltd. submitted to the Magistrate Court in Tel Aviv a claim against the Company, InspireMD Ltd. and the Company’s President and the Company’s CEO for a declaratory ruling that it is entitled to convert options to purchase 13,650 of InspireMD Ltd.’s ordinary shares at an exercise price of $3.67 per share into options to purchase 27,696 shares of the Company’s common stock at an exercise price of $1.80 per share, and to convert options to purchase 4,816 of InspireMD Ltd.’s ordinary shares at an exercise price of $10 per share into options to purchase 9,772 shares of the Company’s common stock at an exercise price of $4.92 per share. On July 30, 2012, the parties held a mediation which resulted in a settlement agreement according to which the Company paid $7 thousand plus value added taxes to the plaintiff and the plaintiff waived all of his claims to any options and agreed to the irrevocable dismissal of the above mentioned claim. On August 5, 2012, the court approved the settlement and dismissed the claim.

In December 2011, a statement of claim against the Company was submitted by an alleged finder of the Company, regarding 146,089 options to purchase the Company’s shares. The Company filed its defense in this case on March 11, 2012. The Company and the plaintiff agreed to refer the case to mediation. A second hearing in this case was set for September 20, 2012. After consulting the views of its legal counsel as well as other factors, the Company is unable to assess the probable outcome of this claim.

In July 2012, a purported assignee of options in InspireMD Ltd. submitted a statement of claim against the Company, InspireMD Ltd., and the Company’s CEO and former President for a declaratory and enforcement order that it is entitled to options to purchase 83,637 shares of the Company’s common stock at an exercise price of $0.76 per share. The Company must file its defense to the abovementioned claim by September 30, 2012. After consulting the views of its legal counsel as well as other factors, the Company is unable to assess the probable outcome of this claim.

NOTE 10 — EQUITY (CAPITAL DEFICIENCY)

a.	Share capital

As of June 30, 2012, the Company has authorized 130,000,000 shares of capital stock, par value $0.0001 per share, of which 125,000,000 are shares of common stock and 5,000,000 are shares of “blank check” preferred stock.

On October 31, 2011, the stockholders approved the authorization of the board of directors, in its discretion, to amend the Amended and Restated Certificate of Incorporation of the Company to effect a reverse stock split of the Company’s common stock at a ratio of one-for-two to one-for-four, such ratio

INSPIREMD, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 — EQUITY (CAPITAL DEFICIENCY)  – (continued)

to be determined by the board of directors (the “Reverse Stock Split”), which approval will allow the board of directors to effect the Reverse Stock Split any time prior to the Company’s annual meeting of stockholders in 2012.

As of June 30, 2012, the Company had yet to effect the Reverse Stock Split.

b.	Share exchange and private placement agreements and share issuance

As noted in Note 1 above, in connection with the Share Exchange, the Company issued 12,666,666 shares of its common stock in exchange for 6,242,754 ordinary shares of InspireMD Ltd., which represented all of InspireMD Ltd.’s outstanding shares, resulting in InspireMD Ltd. became a wholly owned subsidiary of the Company.

In connection with the Share Exchange, the Company also assumed all of InspireMD Ltd.’s obligations under InspireMD Ltd.’s outstanding stock options. Immediately prior to the Share Exchange, InspireMD Ltd. had outstanding stock options to purchase an aggregate of 937,256 ordinary shares, which outstanding options became options to purchase an aggregate of 1,901,693 shares of common stock of the Company after giving effect to the Share Exchange. In addition, three-year warrants to purchase up to 125,000 ordinary shares of InspireMD Ltd. at an exercise price of $10 per share were assumed by the Company and converted into warrants to purchase 253,625 shares of the Company’s common stock at an exercise price of $4.92 per share.

In connection with the closing of the Share Exchange, the Company sold 1,613,501 shares of its common stock at a purchase price of $6.00 per share and five-year warrants to purchase up to 3,226,999 shares of common stock at an exercise price of $7.20 per share in a private placement to accredited investors (the “Private Placement”).

As part of the Private Placement, certain holders of the 2010 Convertible Debentures surrendered $667,596 of outstanding principal and interest due under the 2010 Convertible Debentures in exchange for 111,266 shares of common stock and warrants to purchase an aggregate of 56,283 shares of common stock. The number of shares of common stock and warrants issued in connection with the Debt Conversions are included in the aggregate figures for the Private Placement. As a result, the Company received aggregate cash proceeds of $9,013,404 in the Private Placement.

In connection with the Share Exchange, the Company also entered into a stock escrow agreement with certain stockholders, pursuant to which these stockholders deposited 253,906 shares of common stock held by them and warrants to purchase 208,125 shares of common stock into escrow. These shares and warrants were to be released to the Company for cancellation or surrender to an entity designated by the Company should the Company have $10 million in consolidated revenue, as certified by the Company’s independent auditors, during the first 12 months following the closing of the Private Placement, yet fail, after a good faith effort, to have the Company’s common stock approved for listing on a national securities exchange. If the Company failed to record at least $10 million in consolidated revenue during the first 12 months following the closing of the Private Placement or have its common stock listed on a national securities exchange within 12 months following the closing on the Private Placement, these escrowed shares were to be released back to the stockholders.

As it appeared unlikely that the Company would satisfy the revenue threshold set forth above, on November 16, 2011, the Company’s board of directors approved the release of the 253,906 shares of common stock and warrants to purchase 208,125 shares of common stock then held in escrow in order to immediately increase the Company’s public float.

In connection with the Share Exchange, the Company issued certain consultants five-year warrants to purchase up to an aggregate of 625,000 shares of common stock at an exercise price of $6.00 per share in consideration for consulting services related to the Share Exchange, which warrants have a fair

INSPIREMD, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 — EQUITY (CAPITAL DEFICIENCY)  – (continued)

value of $1.5 million. The expenses related to the issuance of the warrants are recorded as share-based compensation and treated as issuance costs.

In connection with the Private Placement, the Company paid placement agent fees of approximately $300 thousand and issued five-year warrants to purchase 93,435 shares of the Company’s common stock at an exercise price of $7.20 per share to the placement agent. The fair value of the warrants is $212 thousand.

During the first quarter of 2011 and prior to the Share Exchange, InspireMD Ltd. raised approximately $990 thousand and issued approximately 200,873 ordinary shares through private placements.

On April 18, 2011, the Company issued 166,667 shares of its common stock and five-year warrants to purchase 83,333 shares of the Company’s common stock at an exercise price of $7.20 per share, for an aggregate purchase price of $1,000 thousand, in a private placement.

On April 18, 2011, the Company issued 70,834 shares of its common stock and five-year term warrants to purchase 35,417 shares of the Company’s common stock at an exercise price of $7.20 per share, for an aggregate purchase price of $425 thousand, in a private placement.

In connection with the above-referenced transactions from April 18, 2011, the Company paid placement agent fees of approximately $471 thousand, which were recorded as issuance costs, and five-year term warrants to purchase 14,250 shares of the Company common stock at an exercise price of $7.20 per share to the placement agent. The fair value of those warrants, amounting to $67 thousand, is estimated using the Black-Scholes valuation model.

On April 21, 2011, the Company issued 8,333 shares of its common stock, and five-year term warrants to purchase 4,167 shares of the Company’s common stock at an exercise price of $7.20 per share, for an aggregate purchase price of $50 thousand, in a private placement.

c.	Share-Based Compensation
1.	On March 28, 2011, the board of directors and stockholders of the Company adopted and approved the InspireMD, Inc. 2011 UMBRELLA Option Plan (the “Umbrella Plan”). Under the Umbrella Plan, the Company reserved 2,367,025 shares of the Company’s common stock as awards to the employees, consultants, and service providers to the Company and its subsidiaries and affiliates worldwide. At a special meeting of stockholders of the Company held on October 31, 2011, the stockholders approved an amendment to the Umbrella Plan to add an additional 1,382,975 shares of common stock for a total of 3,750,000 shares.

The Umbrella Plan currently consists of three components, the primary plan document that governs all awards granted under the Umbrella Plan, and two appendices: (i) Appendix A, designated for the purpose of grants of stock options and restricted stock to Israeli employees, consultants, officers and other service providers and other non-U.S. employees, consultants, and service providers, and (ii) Appendix B, which is the 2011 US Equity Incentive Plan, designated for the purpose of grants of stock options and restricted stock awards to U.S. employees, consultants, and service providers who are subject to the U.S. income tax.

The Umbrella Plan is administered by the compensation committee of the board of directors. Unless terminated earlier by the board of directors, the Umbrella Plan will expire on March 27, 2021.

U.S. federal income tax consequences relating to the transactions described under the Umbrella Plan are set forth in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and treasury regulations in 2004 to regulate all types of deferred compensation. If the requirements of Section 409A of the Code are not satisfied, deferred compensation and earnings

INSPIREMD, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 — EQUITY (CAPITAL DEFICIENCY)  – (continued)

thereon will be subject to tax as it vests, plus an interest charge at the underpayment rate plus 1% and a 20% penalty tax. Certain stock options and certain types of restricted stock are subject to Section 409A of the Code.

Pursuant to the current Section 102 of the Ordinance, which came into effect on January 1, 2003, options may be granted through a trustee (i.e., Approved 102 Options) or not through a trustee (i.e., Unapproved 102 Options).

2.	On July 11, 2011, the board of directors of the Company appointed Mr. Sol J. Barer as a new director (“Director A”), with a term expiring at the Company’s 2012 annual meeting of stockholders. In connection with his appointment, Director A was granted an option to purchase 250,000 shares of the Company’s common stock at an exercise price of $6.00 per share (the “$6.00 Option”). The $6.00 Option was exercisable immediately until September 30, 2011. In calculating the fair value of the $6.00 Option, the Company used the following assumptions: dividend yield of 0% and expected term of 0.11 years; expected volatility of 53%; and risk-free interest rate of 0.17%.

In addition, in connection with his appointment, Director A was granted an option to purchase 125,000 shares of common stock at an exercise price of $10.00 per share, the closing price of the common stock on the date of grant (the “$10.00 Option”), subject to the terms and conditions of the 2011 US Equity Incentive Plan under the Umbrella Plan. The $10.00 Option vests and becomes exercisable in three equal annual installments beginning on the one-year anniversary of the date of grant, provided that in the event that Director A is either (i) not reelected as a director at the Company’s 2012 annual meeting of stockholders, or (ii) not nominated for reelection as a director at the Company’s 2012 annual meeting of stockholders, the option vests and becomes exercisable on the date Director A fails to be reelected or nominated. The $10.00 Option has a term of 10 years from the date of grant. In calculating the fair value of the $10.00 Option, the Company used the following assumptions: dividend yield of 0% and expected term of 5.5 – 6 years; expected volatility of 62% – 63%; and risk-free interest rate of 1.67% – 1.85%.

The fair value of the options granted to Director A, using the Black-Scholes option pricing model, was approximately $1.7 million.

On September 28, 2011, Director A exercised the $6.00 Option to purchase 250,000 shares of common stock, resulting in gross proceeds to the Company of $1,500 thousand.

On November 16, 2011, the Company’s board of directors approved the appointment of Director A as the chairman of the board of directors. In connection with his appointment as chairman of the board of directors, the Company issued Director A 725,000 shares of common stock and an option to purchase 725,000 shares of common stock at an exercise price of $7.80 per share, the closing price of the common stock on the date of grant. The fair value of the granted shares is approximately $5.7 million and was recorded as an expense in the Consolidated Financial Statements ended December 31, 2011. In calculating the fair value of these options, the Company used the following assumptions: dividend yield of 0% and expected term of 5.5 years; expected volatility of 61.6%; and risk-free interest rate of 1.07%. The options have terms of 10 years from the date of grant, and the vesting terms are as follows: tranche A vests and become exercisable in twenty four equal monthly installments, tranches B and C vest and become exercisable upon meeting certain performance conditions. The fair value of the options, using the Black-Scholes option-pricing model was approximately $3.1 million.

On June 18, 2012, the Company’s board of directors approved the extension of the date by which the conditions to the vesting of tranches B and C must occur. As of this date the performance condition of tranche B was deemed probable and the performance condition of tranche C was

INSPIREMD, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 — EQUITY (CAPITAL DEFICIENCY)  – (continued)

deemed not probable. The Company continues to record expense related to tranche B, in accordance with the fair value that was caculated at the grant date. Tranche C was treated as a new grant, and the Company calculated the fair value of the new grant on the date of the extension using the following assumptions: dividend yield of 0% and expected term of 5 years; expected volatility of 66%; and risk-free interest rate of 0.69%. The fair value using the Black-Scholes option-pricing model was approximately $192 thousand.

3.	On August 5, 2011 and effective August 8, 2011, the Board appointed another two new directors (“Director B” and “Director C”). Director B was appointed for a term expiring at the Company’s 2012 annual meeting of stockholders and Director C was appointed for a term expiring at the Company’s 2013 annual meeting of stockholder. In connection with their appointment, the directors were each granted an option to purchase shares of common stock at an exercise price of $7.80 per share, the closing price of the common stock on the date of grant (the “$7.80 Options”). The grant to Director B was for 25,000 shares and is subject to the terms and conditions of the 2011 US Equity Incentive Plan.

The grant to Director C was for 6,250 shares and is subject to the 2006 Employee Stock Option Plan, a sub-plan of the Company’s 2011 Umbrella Option Plan. The $7.80 Options vests and become exercisable in two equal annual installments beginning on the one-year anniversary of the date of grant. In the case of Director B’s option, in the event that Director B is either (i) not reelected as a director at the Company’s 2012 annual meeting of stockholders, or (ii) not nominated for reelection as a director at the Company’s 2012 annual meeting of stockholders, the option vests and becomes exercisable on the date of Director B’s failure to be reelected or nominated. In the case of Director C’s option, in the event that Director C is required to resign from the board due to medical reasons, the option vests and becomes exercisable on the date of Director C’s resignation for medical reasons. The $7.80 Options have terms of 10 years from the date of grant.

In calculating the fair value of the $7.80 Options, the Company used the following assumptions: dividend yield of 0% and expected term of 3 – 4 years; expected volatility of 67% – 70%; and risk-free interest rate of 0.45% – 0.78%.

The fair value of the options granted to the above-mentioned new directors, using the Black-Scholes option-pricing model, is approximately $118 thousand.

4.	On August 5, 2011, options to purchase 81,161 shares of common stock were granted to former directors at a cash exercise price of $4.92 per share replacing options to purchase 81,161 shares of common stock held by former directors that expired during the second quarter of 2011. The options had terms of five years. In calculating the fair value of the options, the Company used the following assumptions: dividend yield of 0% and expected term of 3.5 years; expected volatility of 69%; and risk-free interest rate of 0.62%.

The fair value of the options granted to the former directors, using the Black-Scholes option-pricing model, is approximately $424,000.

5.	During 2011, the Company entered into investor relations consulting agreements with investor relations companies to provide investor relations services. Pursuant to the consulting agreements, in addition to monthly fees in a range of $3,000 to $16,500, the Company issued to the investor relations companies:
•	a one-year warrant to purchase 20,290 shares of common stock of the Company at an exercise price of $4.92 per share, valued at $21 thousand;

INSPIREMD, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 — EQUITY (CAPITAL DEFICIENCY)  – (continued)

•	12,500 restricted shares of the Company’s common stock, valued at $62 thousand, and a five-year warrant to purchase 12,500 shares of common stock of the Company at an exercise price of $6.00 per share, valued at $30 thousand; and
•	6,250 shares of the Company’s common stock, valued at $68.75 thousand.

The Company recorded share-based compensation expenses of $181.75 thousand related to these issuances.

6.	On January 30, 2012, the Company appointed a new director (“Director D”) to its board of directors. In connection with his appointment, the Company issued Director D an option to purchase 25,000 shares of its common stock, which will vest one-third annually in 2013, 2014 and 2015 on the anniversary of the date of grant, provided that if he is (i) not reelected as a director at our 2014 annual meeting of stockholders, or (ii) not nominated for reelection as a director at our 2014 annual meeting of stockholders, the option vests and becomes exercisable on the date of such failure to be reelected or nominated.

In calculating the fair value of these options, the Company used the following assumptions: dividend yield of 0% and expected term of 5.5 – 6.5 years; expected volatility of 58 – 60%; and risk-free interest rate of 1.01 – 1.26%. The options have terms of 10 years from the date of grant, and the fair value of the options, using the Black-Scholes option-pricing model, was approximately $106,000.

7.	On June 18, 2012 the Company’s board of directors issued Directors A, B, C and D options to purchase 12,500 shares of common stock at an exercise price of $3.16 per share, the closing price of the common stock on the date of grant. In calculating the fair value of these options, the Company used the following assumptions: dividend yield of 0% and expected term of 5.5 – 6.5 years; expected volatility of 65% – 66%; and risk-free interest rate of 0.78% – 0.97%. The options have terms of 10 years from the date of grant, and become exercisable in three equal annual installments. The fair value of the options, using the Black-Scholes option-pricing model, was approximately $23 thousand each.
8.	As of June 30, 2012, the Company had reserved 1,332,967 ordinary shares for issuance under the plans as described above. The following table summarizes information about warrants and share options to employees:

INSPIREMD, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 — EQUITY (CAPITAL DEFICIENCY)  – (continued)

	6 month period ended June 30, 2012		Year Ended December 31,
			2011		2010		2009
	Number of warrants and options	Weighted average exercise price	Number of warrants and options	Weighted average exercise price	Number of warrants and options	Weighted average exercise price	Number of warrants and options	Weighted average exercise price
Outstanding – beginning of period	2,017,756	$5.6	875,524	$2.76	514,358	$2.6	611,792	$2.12
Granted*	333,750	3.56	1,573,104	7.68	446,385	2.48	56,813	3.16
Forfeited	(30,421)	6.36	(180,872)	6.72	(85,219)	2.6	(39,566)	3.4
Exercised	—	—	(250,000)	6	—	—	(114,681)	—
Outstanding – end of period	2,321,085	5.28	2,017,756	$5.6	875,524	$2.76	514,358	$2.6
Exercisable at the end of the period	904,108	$3.52	717,116	$2.84	551,134	$2.96	258,532	$1.2

*	Including 140,000 and 362,500 options with performance conditions in the period ended June 30, 2012 and the year ended December 31, 2011, respectively. See Note 2m.

The following table summarizes information about warrants and share options to non-employees:

	6 month period ended June 30, 2012		Year Ended December 31,
			2011		2010		2009
	Number of warrants and options	Weighted average exercise price	Number of warrants and options	Weighted average exercise price	Number of warrants and options	Weighted average exercise price	Number of warrants and options	Weighted average exercise price
Outstanding – beginning of period	2,100,507	$3.92	1,174,402	$1.56	934,978	$0.8	845,536	$0.4
Granted*	132,862	4.96	990,831	5.92	269,860	4.84	89,442	4.28
Forfeited	(109,427)	2.36	(64,726)	2.48	(30,436)	—	—	—
Exercised	—	—	—	—	—	—	—	—
Outstanding – end of period	2,123,942	$3.8	2,100,507	$3.92	1,174,402	$1.56	934,978	$0.8
Exercisable at the end of the period	2,056,710	$3.76	2,049,965	$3.84	1,158,896	$1.6	859,986	$0.48

*	Including 19,479 and 24,349 options with performance conditions in the period ended June 30, 2012 and the year ended December 31, 2011, respectively. See Note 2m.

INSPIREMD, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 — EQUITY (CAPITAL DEFICIENCY)  – (continued)

The following table provides additional information about all warrants and options outstanding and exercisable:

	Outstanding as of June 30, 2012
Exercise price	Warrants and options outstanding	Weighted average remaining contractual life (years)	Warrants and options exercisable
0 - 0.004	976,535	4.72	925,809
0.732	51,253	3.41	51,253
0.752	83,637	3.73	83,636
2.92	126,250	9.92
3.16	97,500	9.97
3.2	75,000	9.9
3.96	146,090	5.76	146,089
4.92	862,583	4.59	737,681
6.00	784,808	3.79	679,839
6.9	3,652	6.5	3,652
7	20,290	3.92	6,764
7.2	188,179	4.2	188,179
7.72	53,750	3.94	16,667
7.8	836,750	9.38	120,833
8.00	10,000	4.18
8.4	2,500	9.5
10.00	125,000	9.04
10.4	1,250	3.98	416
	4,445,027	5.85	2,960,818

The weighted average of the remaining contractual life of total vested and exercisable warrants and options as of June 30, 2012 is 4.46 years.

The aggregate intrinsic value of the total exercisable warrants and options as of June 30, 2012 is $4,440 thousand.

The total intrinsic value of options exercised was $800 thousand for the year ended December 31, 2011. No options were exercised during the six month period ended June 30, 2012, and the years ended December 31, 2010 and December 31, 2009.

The weighted average fair value of warrants and options granted was approximately $0.59 for the six month period ended June 30, 2012, and $0.89, $0.82 and $0.96 for the years ended December 31, 2011, 2010 and 2009, respectively. The weighted average fair value of warrants and options granted was estimated using the Black-Scholes option-pricing model.

INSPIREMD, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 — EQUITY (CAPITAL DEFICIENCY)  – (continued)

9.	The following table sets forth the assumptions that were used in determining the fair value of options granted to employees for the six month period ended June 30, 2012, as well as the years ended December 31, 2011, 2010 and 2009:

	6 months ended June 30, 2012	Year ended December 31
		2011	2010	2009
Expected life	5.5 - 6.5 years	0.17 - 6.5 years	5.25 - 6 years	5.54 - 6 years
Risk-free interest rates	0.7% - 1.3%	0.03% - 2.79%	1.7% - 2.69%	1.7% - 2.49%
Volatility	58% - 66%	55% - 79%	79% - 80%	75% - 79%
Dividend yield	0%	0%	0%	0%

The following table sets forth the assumptions that were used in determining the fair value of warrants and options granted to non-employees for the six month period ended June 30, 2012, as well as the years ended December 31, 2011, 2010 and 2009:

	6 month period ended June 30, 2012	Year ended December 31
		2011	2010	2009
Expected life	2 - 10 years	1 - 10 years	9.7 - 10 years	9 - 10 years
Risk-free interest rates	0.3% - 1.47%	1.02% - 3.39%	2.65% - 3.01%	3.4% - 3.59%
Volatility	47% - 65%	53% - 62%	87%	86% - 91%
Dividend yield	0%	0%	0%	0%

The Company does not have sufficient historical exercise data to provide a reasonable basis upon which to estimate expected term. Accordingly, as to plain vanilla options granted, the expected term was determined using the simplified method, which takes into consideration the option’s contractual life and the vesting periods (for non-employees, the expected term is equal to the option’s contractual life).

The Company estimates its forfeiture rate based on its employment termination history, and will continue to evaluate the adequacy of the forfeiture rate based on analysis of employee turnover behavior and other factors (for non-employees the forfeiture rate is nil). The annual risk-free rates are based on the yield rates of zero coupon non-index linked U.S. Federal Reserve treasury bonds as both the exercise price and the share price are in dollar terms. The Company’s expected volatility is derived from a blended volatility, based on its historical data and that of a peer group of public companies.

10.	As of June 30, 2012, the total unrecognized compensation cost on employee and non-employee stock options, related to unvested stock-based compensation, amounted to approximately $2,745 thousand. This cost is expected to be recognized over a weighted-average period of approximately 1.96 years. This expected cost does not include the impact of any future stock-based compensation awards.

The following table summarizes the allocation of total share-based compensation expense in the Consolidated Statements of Operations:

	6 months ended June 30, 2012	Year ended December 31
		2011	2010	2009
	($ in thousands)
Revenue	$68	$—	$—	$—
Cost of revenues	35	350	160	49
Research and development	206	267	536	356
Sales and marketing	181	431	55	92
General and administrative	1,454	8,542	869	65
	$1,944	$9,590	$1,620	$562

INSPIREMD, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 — EQUITY (CAPITAL DEFICIENCY)  – (continued)

The Company recorded $62 thousand of share-based compensation as part of Property, Plant and Equipment in the year ended December 31, 2011

d.	Acquisition and cancellation of shares

Following a settlement agreement signed on June 5, 2011, the Company issued 4,697 shares of common stock. The Company issued a stock certificate in the name of the plaintiff for such shares for the Company to hold in trust pending consummation of the settlement terms under the settlement agreement. On June 10, 2012, both parties agreed to amend the settlement agreement to provide that the Company would pay $24 thousand rather than issue the shares. Whereas the shares were never released to the plaintiff, and both parties agreed to cancel the share certificate evidencing the shares, the Company cancelled the shares and recorded $21 thousand as a deduction from equity. The difference was recorded as “General and administrative” based on the cash amount paid net of the fair value of the cancelled shares as of the cancellation date.

e.	On April 5, 2012, the Company issued the 2012 Convertible Debenture and 2012 Warrants to purchase an aggregate of 835,866 shares of its common stock at an exercise price of $7.20 per share in a private placement transaction. See Note 6.

NOTE 11 — TAXES ON INCOME

a.	Tax laws applicable to the Company and its subsidiaries

Taxation in the United States

InspireMD, Inc. is taxed under U.S. tax laws.

Taxation in Israel

InspireMD Ltd. is taxed under the Israeli Income Tax Ordinance.

On December 6, 2011, the “Tax Burden Distribution Law” Legislation Amendment (2011) was published in the Official Gazette. Under this law, the previously approved gradual decrease in the corporate tax rate was cancelled. The Corporate tax rate will increase to 25% beginning 2012.

Taxation in Germany

InspireMD GmbH is taxed according to the tax laws in Germany. Accordingly, the applicable tax rates are corporate tax rate of 15.825% and trade tax rate of 12.075%.

b.	Tax benefits under the Law for the Encouragement of Capital Investments, 1959 (the “Law”):
1.	InspireMD Ltd. has been granted a “Beneficiary Enterprises” status under the Investment Law including Amendment No. 60 thereof, which became effective in April 2005.

The tax benefits derived from any such Beneficiary Enterprise relate only to taxable profits attributable to the specific program of investment to which the status was granted.

The main benefit, to which InspireMD Ltd. is entitled, conditional upon the fulfilling of certain conditions stipulated by the above law, is a two-year exemption and five to eight years of reduced tax rate of 10% to 25% from tax on income derived from their production facilities in Israel. The tax benefit period is twelve years from the years of implementation.

The tax-exempt income attributable to the “Beneficiary Enterprises” can be distributed to shareholders without imposing tax liability on the Company only upon the complete liquidation of the Company. In the event of a distribution of such tax-exempt income as a cash dividend in a manner other than in the complete liquidation of the Company, the Company will be required to pay tax at the rate of 10% to 25% on the amount distributed. In addition, these dividends will be subject to 15% withholding tax.

INSPIREMD, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 — TAXES ON INCOME  – (continued)

Should InspireMD Ltd. derive income from sources other than the “Beneficiary Enterprises” during the period of benefits, such income shall be taxable at the regular corporate tax rate.

2.	Conditions for entitlement to the benefits

The entitlement to the above benefits is conditional upon InspireMD Ltd. fulfilling the conditions stipulated by the law, regulations published thereunder and the instruments of approval for the specific investments in approved assets. In the event of failure to comply with these conditions, the benefits may be cancelled InspireMD Ltd. may be required to refund the amount of the benefits, in whole or in part, with the addition of interest.

3.	Amendment of the Law for the Encouragement of Capital Investments, 1959

The Israeli Law for Encouragement of Capital Investments, 1959 was amended as part of the Economic Policy Law for the years 2011 – 2012, which was passed in the Knesset (the Israeli parliament) on December 29, 2010. The amendment became effective as of January 1, 2011.

The amendment set alternative benefit tracks to the ones then in place, as follows: (i) an investment grants track designed for enterprises located in national development zone A and (ii) two new tax benefits tracks (for preferred enterprises and for special preferred enterprises), which provide for application of a unified tax rate to all preferred income of the company, as defined in the amendment.

The tax rates at company level, under the law, were as follows:

Years	Development Zone A	Other Areas in Israel
“Preferred enterprise”
2011 - 2012	10%	15%
2013 - 2014	7%	12.5%
2015 and thereafter	6%	12%
“Special Preferred Enterprise” commencing 2011	5%	8%

The benefits granted to the preferred enterprises were to be unlimited in time, unlike the benefits granted to special preferred enterprises, which were to be limited for a period of 10 years. The benefits were to be granted to companies that qualified under criteria set in the amendment; for the most part, those criteria were similar to the criteria that were set in the law prior to its amendment.

Under the transitional provisions of the amendment, an Israeli company was allowed to continue to enjoy the tax benefits available under the law prior to its amendment until the end of the period of benefits, as defined in the law. The company was allowed to set the “year of election” no later than tax year 2012, provided that the minimum qualifying investment commenced not later than the end of 2010. On each year during the period of benefits, the company would have been able to opt for application of the amendment, thereby making available to itself the tax rates above. Company’s opting for application of the amendment was irrecoverable.

c.	Carry forward tax losses

As of June 30, 2012, InspireMD Ltd. had a net carry forward tax loss of approximately $18 million. Under Israeli tax laws, the carry forward tax losses can be utilized indefinitely. InspireMD, Inc. had a net carry forward tax loss of approximately $10 million. Under U.S. tax laws, InspireMD, Inc.’s tax losses can be utilized two years back and twenty years forward. InspireMD, Inc.'s carry forward tax losses will begin to expire on June 30, 2031.

d.	Tax assessments

The Company and its subsidiaries have not been assessed for tax purposes since incorporation.

INSPIREMD, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 — TAXES ON INCOME  – (continued)

e.	Loss before income taxes

The components of loss before income taxes are as follows:

	6 month period ended June 30, 2012	Year ended December 31
		2011	2010	2009
	($ in thousands)
Profit (loss) before taxes on income:
InspireMD, Inc.	$(2,226)	$(7,029)	$—	$—
InspireMD Ltd.	(4,814)	(7,636)	(3,115)	(2,624)
InspireMD GmbH	(9)	2	(258)	(53)
	$(7,049)	$(14,663)	$(3,373)	$(2,677)

Current taxes on income

Tax expenses in the amount of $32 thousand for the six month period ended June 30, 2012, and $2, $47 thousand and $47 thousand for the years ended December 31, 2011, 2010 and 2009, respectively, are related to non-U.S. operations.

Following is a reconciliation of the theoretical tax expense, assuming all income were taxed at the regular tax rates applicable to the Company in the U.S. (see c above), and the actual tax expense:

	6 month period ended June 30, 2012	Year ended December 31
		2011	2010	2009
	($ in thousands)
Loss before taxes on income, as reported in the statements of operations	$7,049	$14,663	$3,373	$2,677
Theoretical tax benefit	(2,397)	(4,985)	(1,147)	(910)
Increase in tax benefit resulting from permanent differences	863	601	431	92
Increase (decrease) in taxes on income resulting from the computation of deferred taxes at a rate which is different from the theoretical rate		(116)	62	24
Increase (decrease) in uncertain tax positions – net		(60)	30	30
Decrease in theoretical tax benefit resulting from subsidiaries different tax rate	434	1,385	304	214
Change in corporate tax rates, see c above		(545)	—	481
Change in valuation allowance	1,132	3,722	367	116
	$32	$2	$47	$47

INSPIREMD, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 — TAXES ON INCOME  – (continued)

As of June 30, 2012, as well as December 31, 2011, 2010 and 2009, the Company determined that it was more likely than not that the benefit of the operating losses would not be realized and consequently, management concluded that full valuation allowances should be established regarding the Company’s deferred tax assets.

The changes in the valuation allowance for the six month period ended June 30, 2012 and years ended December 31, 2011 and 2010 were as follows:

	6 month period ended June 30, 2012	Year ended December 31
		2011	2010	2009
	($ in thousands)
Balance at the beginning of the year	$6,918	$3,196	$2,829	$2,713
Changes during the year	1,132	3,722	367	116
Balance at the end of the year	$8,050	$6,918	$3,196	$2,829
f.	Accounting for Uncertain Tax position

Following is a reconciliation of the total amounts of the Company’s unrecognized tax benefits during the six month period ended June 30, 2012, as well as the years ended December 31, 2011 and 2010:

	6 month period ended June 30, 2012	Year ended December 31
		2011	2010	2009
	($ in thousands)
Balance at beginning of period	$—	$60	$30	$0
Increase in unrecognized tax benefits as a result of tax positions taken during the year			30	30
Decrease in unrecognized tax benefits as a result of tax positions taken during a prior year		(60)
Balance at end of period	$—	$—	$60	$30

All of the above amounts of unrecognized tax benefits would affect the effective tax rate if recognized.

A summary of open tax years by major jurisdiction is presented below:

Jurisdiction	Years
U.S.	2008 - 2011
Israel	2006 - 2011
Germany	2008 - 2011

The Company and its subsidiaries applied for a change of fiscal year for its tax filings to end in June 30, 2012 in the different territories.

INSPIREMD, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 — TAXES ON INCOME  – (continued)

g.	Deferred income tax:

	6 month period ended June 30, 2012	Year ended December 31
		2011	2010
	($ in thousands)
Short-term:
Allowance for doubtful accounts	$54	$37	$36
Provision for vacation and recreation pay	70	69	38
	124	106	74
Long-term:
R&D expenses	746	522	531
Convertible debenture	(1,251)
Non cash issuance costs	89
Share-based compensation	693	276
Carry forward tax losses	7,631	6,000	2,582
Accrued severance pay, net	18	14	9
	7,926	6,812	3,122
Less – valuation allowance	(8,050)	(6,918)	(3,196)
	$—	$—	$—

NOTE 12  — SUPPLEMENTARY FINANCIAL STATEMENT INFORMATION

Balance sheets:

a.	Accounts receivable:

		December 31,
	June 30, 2012	2011	2010
	($ in thousands)
1) Trade:
Open accounts	$2,039	$2,426	$998
Allowance for doubtful accounts	(215)	(142)	(146)
	$1,824	$2,284	$852
2) Other:
Due from government institutions	$124	$68	$56
Advance payments to suppliers	118	32
Fund in respect of employee right upon retirement			8
Miscellaneous	22	18	11
	$264	$118	$75

INSPIREMD, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12  — SUPPLEMENTARY FINANCIAL STATEMENT INFORMATION  – (continued)

The changes in “Allowance for doubtful accounts” during the six month period ended June 30, 2012 and the years ended December 31, 2011 and 2010 are as follows:

	6 month period ended June 30, 2012	Year ended December 31
		2011	2010	2009
	($ in thousands)
Balance at beginning of period	$142	$146	$6	$6
Additions during the period	78		140
Exchange rate differences	(5)	(4)
Balance at end of period	$215	$142	$146	$6
b.	Inventories:

		December 31,
	June 30, 2012	2011	2010
	($ in thousands)
Finished goods	$479	$741	$957
Work in process	1,115	1,044	573
Raw materials and supplies	150	276	174
	$1,744	$2,061	$1,704

As of June 30, 2012, the Company recorded a provision for slow moving inventory in the amount of $443 thousand.

c.	Inventory on consignment

The changes in inventory on consignment during the six months ended June 30, 2012, as well as the years ended December 31, 2011 and 2010, are as follows:

	6 month period ended June 30, 2012	Year ended December 31,
		2011	2010	2009
	($ in thousands)
Balance at beginning of period	$110	$371	$1,093	$1,423
Costs of revenues deferred during the period	20	110	326	421
Costs of revenues recognized during the period	(67)	(371)	(1,048)	(751)
Balance at end of period	$63	$110	$371	$1,093

As of June 30, 2012, December 31, 2011 and 2010, Inventory on consignment included an amount of $63 thousand, $110 thousand and $371 thousand, respectively, related to products sales for which product returns could not be reliably estimated, with the remainder relating to products sales for which returns were reliably estimated.

INSPIREMD, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12  — SUPPLEMENTARY FINANCIAL STATEMENT INFORMATION  – (continued)

d.	Accounts payable and accruals – other:

		December 31,
	June 30, 2012	2011	2010
	($ in thousands)
Employees and employee institutions	$438	$376	$382
Accrued vacation and recreation pay	272	271	147
Accrued clinical trials expenses	607	124	35
Provision for sales commissions	194	213	36
Accrued expenses	1,197	930	561
Due to government institutions	22	3	100
Liability for employees rights upon retirement			7
Provision for returns	139	231	150
Taxes payable	56	69	98
	$2,925	$2,217	$1,509
e.	Deferred revenues

The changes in deferred revenues during the six month period ending June 30, 2012, and the years ended December 31, 2011 and 2010 are as follows:

	6 month period ended June 30, 2012	Year ended December 31
		2011	2010	2009
	($ in thousands)
Balance at beginning of period	$—	$398	$1,975	$2,482
Revenue deferred during the period	25		320	616
Revenue recognized during the period	(15)	(398)	(1,897)	(1,123)
Balance at end of period	$10	$—	$398	$1,975

Statements of Operation:

f.	Financial expenses (income), net:

	6 month period ended June 30, 2012	Year ended December 31
		2011	2010	2009
	($ in thousands)
Bank commissions	$30	$63	$83	$18
Interest income	(9)	(36)	(1)	(1)
Exchange rate differences	(40)	177	(33)	30
Interest expense (including debt issuance costs)	1,232	730	105	221
Change in fair value of warrants and embedded derivatives	(1,322)
Redemption of beneficial conversion feature of convertible loan				(308)
	$(109)	$934	$154	$(40)

INSPIREMD, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13 — ENTITY WIDE DISCLOSURES

The Company operates in one operating segment.

Disaggregated financial data is provided below as follows:

(1)	Revenues by geographic area and
(2)	Revenues from principal customers.

Revenues are attributed to geographic areas based on the location of the customers. The following is a summary of revenues by geographic areas:

	6 month period ended June 30, 2012	Year ended December 31
		2011	2010	2009
	($ in thousands)
Russia	$452	$360	$12	$203
Germany	285	298	507	191
India	120	1,083	—	—
Israel	60	730	119	—
Italy	179	313	390	668
Cyprus	10	60	7	337
Pakistan	—	5	193	477
Poland	140	268	1,446	—
Other	825	2,887	2,275	1,535
	$2,071	$6,004	$4,949	$3,411

By principal customers:

	6 month period ended June 30, 2012	Year ended December 31
		2011	2010	2009
Customer A	22%	6%	—%	6%
Customer B	14%	5%	10%	6%
Customer C	6%	18%	—%	—%
Customer D	3%	12%	2%	—%
Customer E	9%	5%	8%	20%
Customer F	—%	1%	—%	10%
Customer G	—%	—%	4%	14%
Customer H	7%	4%	29%	—%

All tangible long lived assets are located in Israel.

INSPIREMD, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 — TRANSITION PERIOD COMPARATIVE DATA

	Six month period ended June 30,
	2012	2011 (unaudited)
	($ in thousands)
Operating Data:
Revenues	$2,071	$2,726
Cost of revenues	1,377	1,539
Gross Profit	694	1,187
Operating expenses:
Research and development	2,607	1,093
Selling and marketing	1,246	1,045
General and administrative (including $1,454 and $99 of share-based compensation for the six month periods ended June 30, 2012 and 2011, respectively)	3,999	2,391
Total operating expenses	7,852	4,529
Loss from operations	(7,158)	(3,342)
Financial expenses (income), net	(109)	787
Loss before income taxes	(7,049)	(4,129)
Tax expenses	32	20
Net loss	$(7,081)	$(4,149)
Net loss per share – basic and diluted	$(0.41)	$(0.29)
Weighted average number of ordinary shares used in computing net loss per share – basic and diluted	17,044,221	14,328,236
Cash Flow Data:
Net cash used by operating activities	$(4,363)	$(1,786)
Net cash used by investing activities	(200)	(144)
Net cash provided by financing activities	9,753	9,356
Effect of exchange rate changes on cash and cash equivalents		8
Net increase in cash and cash equivalents	$5,190	$7,434

NOTE 15 — SUBSEQUENT EVENTS:

On August 20, 2012, the Company announced that a multi-center randomized trial of its MGuardTM embolic protection stent demonstrated a positive outcome in treating patients suffering heart attacks when compared to commercially-approved bare metal or drug-eluting stents.

On August 1, 2012, the Company’s board of directors issued a consultant options with certain performance conditions to purchase 50,000 shares of common stock at an exercise price of $4.72 per share, the closing price of the common stock on the date of grant.

On August 27, 2012, the Company’s board of directors issued a member of the immediate family of the CEO options to purchase 60,871 shares of common stock at an exercise price of $5.80 per share, the closing price of the common stock on the date of grant.

On August 27, 2012, the Company's board of directors approved the extension of 30,435 options previously granted to a member of the immediate family of the CEO. Following the extension, the options can be exercised until September 30, 2014.

INSPIREMD, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 16 — REVERSE STOCK SPLIT (Unaudited)

On December 19, 2012, the Company filed with the Secretary of State of the State of Delaware a Certificate of Amendment of the Company’s Amended and Restated Certificate of Incorporation to effect a one-for-four reverse stock split of its common stock (the “Reverse Stock Split”), which decreased the number of common shares issued and outstanding from approximately 72.1 million shares to approximately 18.0 million shares. The Company’s authorized common shares were not affected by the Reverse Stock Split. All related share and per share data have been retroactively applied to the financial statements and their related notes for all periods presented.

INSPIREMD, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(U.S. dollars in thousands)

	December 31, 2012	June 30, 2012
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$5,433	$10,284
Restricted cash	93	37
Accounts receivable:
Trade, net	1,273	1,824
Other	212	264
Prepaid expenses	94	93
Inventory:
On hand	1,977	1,744
On consignment	20	63
Total current assets	9,102	14,309
PROPERTY, PLANT AND EQUIPMENT, net of accumulated depreciation and amortization	479	462
OTHER NON-CURRENT ASSETS:
Deferred debt issuance costs	776	961
Funds in respect of employees rights upon retirement	335	282
Royalties buyout	905
Total other non-current assets	2,016	1,243
Total assets	$11,597	$16,014

The accompanying notes are an integral part of the condensed consolidated financial statements.

INSPIREMD, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(U.S. dollars in thousands)

	December 31, 2012	June 30, 2012
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable and accruals:
Trade	$501	$441
Other	2,376	2,925
Advanced payment from customers	184	174
Deferred revenues	10	10
Convertible loan	6,461
Total current liabilities	9,532	3,550
LONG-TERM LIABILITIES:
Liability for employees rights upon retirement	451	354
Convertible loan		5,018
Contingently redeemable warrants	1,410	1,706
Total long-term liabilities	1,861	7,078
Total liabilities	11,393	10,628
EQUITY
Common stock, par value $0.0001 per share; 125,000,000 shares authorized; 18,026,680 and 17,040,040 shares issued and outstanding at December 31, 2012 and June 30, 2012, respectively.	2	2
Additional paid-in capital	53,349	49,106
Accumulated deficit	(53,147)	(43,722)
Total equity	204	5,386
Total liabilities and equity	$11,597	$16,014

The accompanying notes are an integral part of the condensed consolidated financial statements.

INSPIREMD, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(U.S. dollars in thousands, except share and per share data)

	Three months ended December 31,		Six months ended December 31,
	2012	2011	2012	2011
REVENUES	$1,350	$1,292	$1,859	$3,278
COST OF REVENUES	547	671	777	1,472
GROSS PROFIT	803	621	1,082	1,806
OPERATING EXPENSES:
Royalties buyout expenses	918		918
Other research and development expenses	2,174	834	3,120	1,381
Selling and marketing	1,206	626	1,608	928
General and administrative	1,789	7,398	4,001	9,884
Total operating expenses	5,169	8,858	8,729	12,193
LOSS FROM OPERATIONS	(4,366)	(8,237)	(7,647)	(10,387)
FINANCIAL EXPENSES (INCOME), net:
Expenses (income) related to revaluation of Contingently redeemable warrants, net	(3,569)		(296)
Expenses related to interest on convertible loan and other financial expenses	1,081	39	2,026	147
LOSS BEFORE TAX EXPENSES	(1,878)	(8,276)	(9,377)	(10,534)
TAX EXPENSES	42	(43)	49	(18)
NET LOSS	$(1,920)	$(8,233)	$(9,426)	$(10,516)
NET LOSS PER SHARE – basic and diluted	$(0.11)	$(0.49)	$(0.54)	$(0.64)
WEIGHTED AVERAGE NUMBER OF SHARES OF COMMON STOCK USED IN COMPUTING NET LOSS PER SHARE – basic and diluted	17,727,815	16,674,356	17,401,025	16,374,636

The accompanying notes are an integral part of the condensed consolidated financial statements.

INSPIREMD, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(U.S. dollars in thousands)

	6 months ended December 31,
	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(9,426)	$(10,516)
Adjustments required to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	95	51
Change in liability for employees right upon retirement	97	(12)
Financial expenses (income)	1,241	249
Royalties buyout	918
Share-based compensation expenses	1,431	8,611
Loss (gains) on amounts funded in respect of employee rights upon retirement, net	(3)	5
Changes in operating asset and liability items:
Increase in prepaid expenses	(1)	(1)
Decrease (increase) in trade receivables	551	(1,670)
Decrease in other receivables	52	53
Decrease (increase) in inventory on consignment	43	(28)
Increase in inventory on hand	(233)	(590)
Increase (decrease) in trade payables	60	(31)
Decrease in other payables and advance payment from customers	(624)	(338)
Net cash used in operating activities	(5,799)	(4,217)
CASH FLOWS FROM INVESTING ACTIVITIES:
Decrease (increase) in restricted cash	(56)	252
Purchase of property, plant and equipment	(87)	(97)
Proceeds from sale of property, plant and equipment		12
Amounts funded in respect of employee rights upon retirement	(50)	(10)
Net cash provided by (used in) investing activities	(193)	157
CASH FLOWS FROM FINANCING ACTIVITIES:
Exercise of options and warrants	1,049	1,500
Repayment of long-term loan		(187)
Net cash provided by financing activities	1,049	1,313
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	92	(229)
DECREASE IN CASH AND CASH EQUIVALENTS	(4,851)	(2,976)
BALANCE OF CASH AND CASH EQUIVALENTS AT BEGINNING OF THE PERIOD	10,284	8,070
BALANCE OF CASH AND CASH EQUIVALENTS AT END OF THE PERIOD	$5,433	$5,094
Purchasing of property, plant and equipment on credit and in consideration of share-based payment		$62
Royalties buyout in consideration of shares and waiver	$930

The accompanying notes are an integral part of the condensed consolidated financial statements.

INSPIREMD, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

NOTE 1 — DESCRIPTION OF BUSINESS

InspireMD, Inc. (formerly Saguaro Resources, Inc.), a Delaware corporation (the “Company”), was formed on February 29, 2008. On March 28, 2011, the Company changed its name to InspireMD, Inc. in connection with a share exchange transaction between the Company, InspireMD Ltd., a limited company incorporated under the laws of the State of Israel in April 2005, and the shareholders of InspireMD Ltd.

On December 19, 2012, the Company filed with the Secretary of State of the State of Delaware a Certificate of Amendment to the Company’s Amended and Restated Certificate of Incorporation to effect a one-for-four reverse stock split of its common stock (the “Reverse Stock Split”), which decreased the number of issued and outstanding shares of common stock from approximately 72.1 million shares to approximately 18.0 million shares. The Company’s authorized common stock was not affected by the Reverse Stock Split. All related share and per share data have been retroactively applied to the financial statements and their related notes for all periods presented.

The Company has had recurring losses and negative cash flows from operating activities and has significant future commitments. For the six months ended December 31, 2012, the Company had losses of approximately $9.4 million and negative cash flows from operating activities of approximately $5.8 million. The Company’s management believes that its financial resources as of December 31, 2012 should enable it to continue funding the negative cash flows from operating activities through the three months ended September 30, 2013. Furthermore, commencing October 2013, the Company’s senior secured convertible debentures (the “2012 Convertible Debentures”) are subject to a non-contingent redemption option that could require the Company to make a payment of $13.3 million, including accrued interest. Since the Company expects to continue incurring negative cash flows from operations and in light of the cash requirement in connection with the 2012 Convertible Debentures, there is substantial doubt about the Company’s ability to continue operating as a going concern. These financial statements include no adjustments of the values of assets and liabilities and the classification thereof, if any, that will apply if the Company is unable to continue operating as a going concern.

The Company will need to raise further capital at some future point in time, through the sale of additional equity securities or debt. The Company’s future capital requirements and the adequacy of the Company’s available funds will depend on many factors, including the Company’s ability to successfully commercialize the Company’s MGuardTM products, development of future products, competing technological and market developments, and the need to enter into collaborations with other companies or acquire other companies or technologies to enhance or complement the Company’s product offerings. However, the Company may be unable to raise sufficient additional capital when the Company needs it or with favorable terms. The terms of any securities issued by the Company in future financings may be more favorable to new investors, and may include preferences, superior voting rights and the issuance of warrants or other derivative securities, which may have a further dilutive effect on the holders of the Company’s securities then outstanding. If the Company is unable to obtain adequate funds on reasonable terms, the Company will need to curtail operations significantly, including possibly postponing or halting the Company’s Unites States of America (“U.S.”) Food and Drug Administration clinical trials or entering into financing agreements with unattractive terms.

NOTE 2 — BASIS OF PRESENTATION

The accompanying unaudited consolidated financial statements have been prepared on the same basis as the annual consolidated financial statements. In the opinion of management, the financial statements reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the financial position and results of operations of the Company. These consolidated financial statements and notes thereto are unaudited and should be read in conjunction with the Company’s audited financial statements for the year ended June 30, 2012, as found in the Company’s amended Transition Report on Form 10-KT/A, filed

INSPIREMD, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

NOTE 2 — BASIS OF PRESENTATION  – (continued)

with the Securities and Exchange Commission on January 3, 2013. The balance sheet for June 30, 2012 was derived from the Company’s audited financial statements for the year ended June 30, 2012. The results of operations for the six months ended December 31, 2012 are not necessarily indicative of results that could be expected for the entire fiscal year.

NOTE 3 — EQUITY:

On August 1, 2012, the Company issued a consultant options with certain market conditions to purchase 50,000 shares of common stock at an exercise price of $4.72 per share, the closing price of the common stock on the date of grant.

On August 27, 2012, the Company issued options to purchase 60,871 shares of common stock at an exercise price of $5.80 per share, the closing price of the common stock on the date of grant, to a consultant who was an immediate family member of the Company’s CEO at the time of grant.

On August 27, 2012, the Company extended the term of an option to purchase 30,435 shares of common stock previously granted to a consultant who was an immediate family member of the Company’s CEO at the time of the extension. Following the extension, the options can be exercised until September 30, 2014.

On October 20, 2012, the Company issued 215,000 shares of common stock to pursuant to an agreement with a licensor (See Note 9(a)).

During the six months ended December 31, 2012, the Company issued a total of 771,640 shares of common stock in connection with the exercise of 771,640 options and warrants. The Company received aggregate cash proceeds equal to approximately $1 million in connection with such exercises.

On December 21, 2012, the Company amended its Umbrella Plan to increase the total number of shares of common stock issuable under such plan by 1.25 million shares and to permit the awarding of incentive stock options pursuant to the U.S. portion of the plan.

NOTE 4 — EARNINGS PER SHARE:

Basic and diluted net loss per share is computed by dividing the net loss for the period by the weighted average number of shares of common stock outstanding during the period. The calculation of diluted net loss per share excludes potential shares of common stock, as the effect is anti-dilutive. Potential shares of common stock are comprised of incremental shares of common stock issuable upon the exercise of stock options, warrants and convertible loans.

For the six month periods ended December 31, 2012 and 2011, all shares of common stock underlying outstanding options, warrants and convertible loans have been excluded from the calculation of the diluted loss per share since their effect was anti-dilutive. The total number of shares of common stcok related to outstanding options, warrants and convertible loans that were excluded from the calculations of diluted loss per share were 7,362,598 and 5,406,613 for the six month periods ended December 31, 2012 and 2011, respectively.

NOTE 5 — FAIR VALUE MEASURMENT:

a.	Financial Assets and Liabilities Measured at Fair Value.

The Company measures fair value and discloses fair value measurements for financial assets and liabilities. Fair value is based on the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

INSPIREMD, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

NOTE 5 — FAIR VALUE MEASURMENT:  – (continued)

The accounting standard establishes a fair value hierarchy that prioritizes observable and unobservable inputs used to measure fair value into three broad levels, which are described below:

Level 1:  Quoted prices (unadjusted) in active markets that are accessible at the measurement date for assets or liabilities. The fair value hierarchy gives the highest priority to Level 1 inputs.

Level 2:  Observable prices that are based on inputs not quoted on active markets, but corroborated by market data.

Level 3:  Unobservable inputs are used when little or no market data is available. The fair value hierarchy gives the lowest priority to Level 3 inputs.

The following table summarizes the balances for those financial liabilities where fair value measurements are estimated utilizing Level 2 and Level 3 inputs:

	Level	December 31 2012	June 30 2012
		($ in thousands)
2012 Warrants at fair value	2	$1,410	$1,706
Embedded derivative	3	40	49
		$1,450	$1,755

The following table summarizes the activity for those financial liabilities where fair value measurements are estimated utilizing Level 3 inputs:

Embedded Derivative
($ in thousands)
Balance as of July 1, 2012	$49
Losses included in earnings – financial expenses, net	(9)
Balance as of December 31, 2012	$40

Level 3 liabilities include an embedded derivative related to the Company’s 2012 Convertible Debentures. The Company values the Level 3 embedded derivative using an internally developed valuation model, whose inputs include recovery rates, credit spreads, stock prices, and volatilities, as described below.

The fair value of the warrants included in Level 2 is estimated using the Black Scholes model. In calculating the fair value of warrants at December 31, 2012, the Company used the following assumptions: expected term of 4.26 years; expected volatility of 70.64%; risk-free interest rate of 0.59%; and dividend yield of 0%.

b.	Financial Assets and Liabilities Not Measured at Fair Value Method

The carrying amounts of financial instruments included in working capital approximate their fair value either because these amounts are presented at fair value or due to the relatively short-term maturities of such instruments. If measured at fair value in the financial statements, these financial instruments would be classified as Level 3 in the fair value hierarchy. The carrying amount of the Company’s other financial long-term assets approximate their fair value.

The fair value of the Company’s 2012 Convertible Debentures approximates the carrying amount (after considering the beneficial conversion feature). If measured at fair value in the financial statements, these financial instruments would be classified as Level 3 in the fair value hierarchy.

INSPIREMD, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

NOTE 6 — INVENTORY ON HAND:

	December 31, 2012	June 30, 2012
	($ in thousands)
Finished goods	$378	$479
Work in process	1,484	1,115
Raw materials and supplies	115	150
	$1,977	$1,744

NOTE 7 — ACCOUNTS PAYABLE AND ACCRUALS — OTHER:

	December 31, 2012	June 30, 2012
	($ in thousands)
Employees and employee institutions	$394	$438
Accrued vacation and recreation pay	278	272
Accrued clinical trial expenses	552	607
Provision for sales commissions	155	194
Accrued expenses	841	1,197
Due to government institutions		22
Provision for returns	53	139
Taxes payable	103	56
	$2,376	$2,925

NOTE 8 — FINANCIAL EXPENSES (INCOME), NET:

	Three months ended December 31,		Six months ended December 31,
	2012	2011	2012	2011
	($ in thousands)		($ in thousands)
Bank commissions	$8	$8	17	$16
Interest income	(6)	(11)	(15)	(32)
Exchange rate differences	(81)	32	(75)	138
Interest expense (including debt issuance costs)	1,120	10	2,108	25
Change in fair value of warrants and embedded derivatives	(3,529)		(305)
	$(2,488)	$39	$1,730	$147

NOTE 9 — RELATED PARTIES:

On July 2, 2012, effective August 1, 2012, InspireMD Ltd. (a wholly-owned subsidiary of the Company) entered into a consultancy agreement (the “First Consultancy Agreement”) with a member of the immediate family of the Company’s former CEO at the time, pursuant to which the consultant was to provide sales consulting services. Pursuant to the agreement, the consultant was entitled to a fixed fee of $625 (2,500 NIS) for each full working day and a bonus of up to $10,000 (40,000 NIS) upon the achievement of set objectives. The First Consultancy Agreement was terminated on September 30, 2012.

On August 27, 2012, InspireMD Ltd. entered into a revised consultancy agreement (the “Second Consultancy Agreement”) with this consultant, pursuant to which the consultant is entitled to options to purchase 60,871 shares of common stock at an exercise price of $5.80 per share. The revised agreement

INSPIREMD, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

NOTE 9 — RELATED PARTIES:  – (continued)

also extended the term of options to purchase 30,435 shares of common stock that were scheduled to expire upon the termination of the First Consultancy Agreement to September 2014.

NOTE 10 — COMMITMENT AND CONTINGENT LIABILITIES:

a.	Commitment

In March 2010, the Company entered into a license agreement to use a stent design (“MGuard PrimeTM”). Pursuant to the agreement, the licensor is entitled to receive royalty payments of 7% of net sales outside the United States and, for sales within the United States, royalty payments as follows: 7% of net sales for the first $10,000,000 of net sales and 10% of net sales for net sales exceeding $10,000,000.

On October 20, 2012, the Company, InspireMD Ltd. and the licensor entered into the First Amendment to License Agreement, which amended the license agreement described above. Pursuant to the amendment, amongst other things, the licensor agreed to reduce the royalty owed with respect to sales of MGuard PrimeTM to 2.9% of all net sales both inside and outside the U.S. in exchange for (i) InspireMD Ltd. waiving $85,000 in regulatory fees for the CE Mark that are owed by the licensor to InspireMD Ltd., (ii) InspireMD Ltd. making full payment of royalties in the amount of $205,587 due to the licensor as of September 30, 2012 and (iii) 215,000 shares of the Company’s common stock, that were valued at the closing price of the common stock on October 19, 2012 at $8.20 per share. The total amount paid to the licensor was valued at $1,848,000, inclusive of the shares issued as well as the $85,000 waiver, and was allocated as follows: $930,000 was allocated to royalties buyout and $918,000 was allocated to “research and development” expenses based on the MGuard PrimeTM registration status in the various territories. The royalties buyout will be amortized over the estimated useful lives of the royalties buyout to “Cost of Revenues” in the Consolidated Statements of Operations.

b.	Litigation

In February 2011, a third party threatened to seek damages from the Company in connection with certain finders’ fees that it claimed were owed. The claimant is seeking approximately $1 million. To date, no lawsuit has been filed and the Company has not accrued an expense in connection with this matter because the Company’s management, after considering the views of its legal counsel as well as other factors, believes that a loss to the Company is neither probable nor in an amount or range of loss that is estimable.

In February 2011, a service provider filed a claim against the Company for $327,000 in the Magistrate’s Court in Tel Aviv, claiming a future success fee and commission for assistance in finding the Company’s distributor in Brazil. The Company’s management, after considering the views of its legal counsel as well as other factors, recorded a provision of $327,000 in the financial statements in the first quarter of 2011. The related expense has been recorded to “General and administrative” within the Consolidated Statements of Operations. On October 5, 2011, the Company filed a counter claim against the plaintiff in the amount of $29,000. Following the first court evidence hearing held on January 20th, 2013, the parties reached a settlement agreement which provides that in consideration of the mutual waiver by the parties of all their claims against each other and their shareholders, officers and employees, the Company shall pay to the plaintiff $50,000. Accordingly, as of December 31, 2012, the provision was modified to $50,000.

In August 2011, a former senior employee submitted to the Regional Labor Court in Tel Aviv a claim against the Company for (i) compensation of $118,000 and (ii) a declaratory ruling that he is entitled to exercise 121,742 options to purchase shares of the Company’s common stock at an exercise price of

INSPIREMD, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

NOTE 10 — COMMITMENT AND CONTINGENT LIABILITIES:  – (continued)

$0.004 per share, of which, 20,290 options were not disputed by the Company. On October 21, 2012, the former senior employee exercised 20,290 options. After considering the views of its legal counsel as well as other factors, the Company’s management believes that a loss to the Company is neither probable nor in an amount or range of loss that is estimable.

In November 2011, a former service provider of InspireMD Ltd. filed a claim with the Magistrate Court in Tel Aviv against the Company, InspireMD Ltd. and the Company’s former President and former CEO for a declaratory ruling that it is entitled to convert options to purchase 13,650 of InspireMD Ltd.’s ordinary shares at an exercise price of $3.67 per share into options to purchase 27,696 shares of the Company’s common stock at an exercise price of $1.80 per share, and to convert options to purchase 4,816 of InspireMD Ltd.’s ordinary shares at an exercise price of $10 per share into options to purchase 9,772 shares of the Company’s common stock at an exercise price of $4.92 per share. On July 30, 2012, the parties held a mediation which resulted in a settlement agreement, pursuant to which the Company paid $7,000 plus value added taxes to the plaintiff and the plaintiff waived all of his claims to any options and agreed to the irrevocable dismissal of the above mentioned claim. On August 5, 2012, the court approved the settlement and dismissed the claim.

In December 2011, a statement of claim against the Company was submitted by an alleged finder of the Company, regarding options to purchase 146,089 shares of the Company’s common stock. The Company filed its defense in this case on March 11, 2012. Mediation procedures have not resulted in a settlement agreement between the parties. A court hearing to hear the evidences in this case is set for February 27, 2013. After considering the views of its legal counsel as well as other factors, the Company’s management believes that a loss to the Company is neither probable nor in an amount or range of loss that is estimable.

In July 2012, a purported assignee of options in InspireMD Ltd. submitted a statement of claim against the Company, InspireMD Ltd., and the Company’s former CEO and former President for a declaratory and enforcement order that it is entitled to options to purchase 83,637 shares of the Company’s common stock at an exercise price of $0.76 per share. A first hearing of this claim was set for February 21, 2013. After considering the views of its legal counsel as well as other factors, the Company’s management believes that a loss to the Company is neither probable nor in an amount or range of loss that is estimable.

In December 2012, a former service provider of InspireMD GmbH filed a claim with the Labor Court in Buenos Aires, Argentina in the amount of $193,378 plus interest (6% in dollars or 18.5% in pesos), social benefits, legal expenses and fees (25% of the award) against InspireMD Ltd. and InspireMD GmbH. The Company’s management, after considering the views of its legal counsel as well as other factors, recorded a provision of $250,000 in the financial statements for the quarter ended December 31, 2012. The related expense has been recorded to “General and administrative” within the Consolidated Statements of Operations. The Company’s management estimates that the ultimate resolution of this matter could result in a loss of up to $80,000 in excess of the amount accrued.

In December 2012, the State of Israel issued a criminal complaint to InspireMD Ltd., the Company's former CEO, former President, and Vice President of Research and Development, alleging that the Company failed to operate its production facilities under an appropriate business license. On January 31, 2013, the Company received the business license and is currently seeking a dismissal of the criminal complaint. The Company does not expect that this action by the State of Israel will result in any material liability to either the Company or the named individuals.

INSPIREMD, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

NOTE 10 — COMMITMENT AND CONTINGENT LIABILITIES:  – (continued)

c.	Liens and pledges

As of December 31, 2012, the Company had fixed liens aggregating $93,000 to bank Mizrahi and bank Leumi in connection with the Company’s credit cards.

The Company’s obligations under the 2012 Convertible Debentures are secured by a first priority perfected security interest in all of the assets and properties of the Company and InspireMD Ltd., including the stock of InspireMD Ltd. and InspireMD GmbH.

NOTE 11 — ENTITY WIDE DISCLOSURE:

The Company operates in one reportable segment.

Disaggregated financial data is provided below as follows:

(1) Revenues by geographic area and

(2) Revenues from principal customers.

Revenues are attributed to geographic areas based on the location of the customers. The following is a summary of revenues by geographic areas:

	3 months ended December 31,		6 months ended December 31,
	2012	2011	2012	2011
	($ in thousands)		($ in thousands)
India	$272		$272
Spain	188	38	289	270
Brazil	176	194	181	398
Russia	98	231	125	360
Israel	40	251	115	355
Poland	3	194	3	194
Other	573	384	874	1,701
	$1,350	$1,292	$1,859	$3,278

The following is a summary of revenues by principal customers:

	3 months ended December 31,		6 months ended December 31,
	2012	2011	2012	2011
Customer A	20%		15%
Customer B	14%	3%	16%	8%
Customer C	13%	15%	10%	12%
Customer D	7%	18%	7%	11%
Customer E	3%	19%	6%	11%
Customer F		15%		6%

All tangible long-lived assets are located in Israel.

INSPIREMD, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

NOTE 12 — SUBSEQUENT EVENTS:

1) On January 3, 2013, the Company's CEO at the time resigned as CEO (the “Former CEO”). The Former CEO will continue to serve as a member of the Company’s board of directors. In accordance with the terms of a Separation Agreement and Release, the Company will continue to pay the Former CEO $21,563 for six months.

On January 3, 2013 and in connection with the Former CEO’s resignation, the Company appointed a new CEO.

In connection with the appointment of the new CEO, the Company entered into an Employment Agreement (the “Employment Agreement”) with the new CEO. The Employment Agreement has an initial term that ends on January 1, 2016 and will automatically renew for additional one-year periods on January 1, 2016 and on each January 1 thereafter unless either party gives the other party written notice of its election not to extend such employment at least six months prior to the next January 1 renewal date. If a change in control occurs when less than two full years remain in the initial term or during any renewal term, the Employment Agreement will automatically be extended for two years from the change in control date and will terminate on the second anniversary of the change in control date.

Under the Employment Agreement, the new CEO is entitled to an annual base salary of at least $450,000. Such amount may be reduced only as part of an overall cost reduction program that affects all senior executives of the Company and does not disproportionately affect him, so long as such reductions do not reduce the base salary to a rate that is less than 90% of the amount set forth above (or 90% of the amount to which it has been increased). The base salary will be reviewed annually by the board for increase as part of its annual compensation review. The new CEO is also eligible to receive an annual bonus of at least $275,000 upon the achievement of reasonable target objectives and performance goals, to be determined by the board of directors. In accordance with the Employment Agreement, on January 3, 2013, the Company granted the new CEO a nonqualified stock option to purchase 525,927 shares of the Company’s common stock, made pursuant to a Nonqualified Stock Option Agreement, an incentive stock option to purchase 74,073 shares of the Company’s common stock, made pursuant to an Incentive Stock Option Agreement, and 400,000 shares of restricted stock, which are subject to forfeiture until the vesting of such shares, made pursuant to a Restricted Stock Award Agreement. The options have an exercise price of $4.05, which was the fair market value of the Company’s common stock on the date of grant. Both the options and the restricted stock are subject to a three-year vesting period subject to the new CEO's continued service with the Company, with one-thirty-sixth ( 1/36th ) of such awards vesting each month. On or before December 31 of each calendar year, the new CEO will be eligible to receive an additional grant of equity awards equal, in the aggregate, to up to 0.5% of the Company’s actual outstanding shares of common stock on the date of grant, provided that the actual amount of the grant will be based on his achievement of certain performance objectives as established by the board, in its reasonable discretion, for each such calendar year.

If, during the term of the Employment Agreement, the new CEO's employment is terminated upon certain conditions as stipulated in the agreement, the new CEO will be entitled to receive, in addition to other unpaid amounts owed to him (e.g., for base salary and accrued vacation): (i) the pro rata amount of any bonus for the fiscal year of such termination (assuming full achievement of all applicable goals under the bonus plan) that he would have received had his employment not been terminated; (ii) a one-time lump sum severance payment equal to 200% of his base salary; (iii) vesting of 50% of all unvested stock options, restricted stock, stock appreciation rights or similar stock based rights, and lapse of any forfeiture included in such restricted or other stock grants; (iv) an extension of the term of any outstanding stock options or stock appreciation rights until the earlier of (a) two (2) years from the date of termination, or (b) the latest date that each stock option or stock appreciation right would otherwise expire by its original terms; (v) to the fullest extent permitted by the Company’s then-current benefit plans, continuation of health, dental,

INSPIREMD, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

NOTE 12 — SUBSEQUENT EVENTS:  – (continued)

vision and life insurance coverage; and (vi) a cash payment of $35,000, which the new CEO may use for executive outplacement services or an education program.

In addition, the new CEO has no specific right to terminate the Employment Agreement or right to any severance payments or other benefits solely as a result of a change in control. However, if within 24 months following a change in control, (a) the new CEO terminates his employment for good reason, or (b) the Company terminates his employment without cause, the lump sum severance payment to which he is entitled will be increased from 200% of his base salary to 250% of his base salary and all stock options, restricted stock units, stock appreciation rights or similar stock-based rights granted to him will vest in full and be immediately exercisable and any risk of forfeiture included in restricted or other stock grants previously made to him will immediately lapse.

In calculating the fair value of the above options the Company used the following assumptions: dividend yield of 0% and expected term of 5.04 – 6.5 years; expected volatility of 68.5% – 70.3%; and risk-free interest rate of 0.72% – 1.07%.

The fair value of the above 525,927 and 74,073 options, using the Black-Scholes option-pricing model, was approximately $1.47 million.

The fair value of the above 400,000 restricted shares was approximately $1.62 million.

2) On January 8, 2013, due to the failure of the Company’s common stock to be listed on a national securities exchange on or before December 31, 2012, the Company issued 178,029 shares of common stock to the purchasers, or their assignees, under a Securities Purchase Agreement, dated as of March 31, 2011 as amended, between the Company and the purchasers thereunder. Pursuant to the Securities Purchase Agreements, in the event that the Company’s common stock was not listed on a national securities exchange on or before December 31, 2012, the Company was required to issue the purchasers under the Securities Purchase Agreement additional shares of common stock equal to 10% of the number of shares of common stock originally acquired by each such purchaser under the Securities Purchase Agreement.

11,111,111 Shares

Common Stock

PROSPECTUS

Cowen and Company

JMP Securities

           , 2013

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table provides information regarding the various actual and anticipated expenses (other than underwriters’ discounts) payable by us in connection with the issuance and distribution of the common stock being registered hereby. All amounts shown are estimates except the Securities and Exchange Commission registration fee, FINRA filing fee and the NYSE MKT initial listing fee.

SEC registration fee	$5,271.60
FINRA filing fee	$7,400.00
NYSE MKT initial listing fee	$75,000.00
Legal fees and expenses	$425,000.00
Accounting fees and expenses	$70,000.00
Printing and engraving expenses	$35,000.00
Transfer agent and registrar fees and expenses	$5,000.00
Miscellaneous Fees and Expenses	$27,328.40
Total	$650,000.00

Item 14. Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware provides, in general, that a corporation incorporated under the laws of the State of Delaware, as we are, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than a derivative action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made in respect of any claim, issue or matter as to which such person will have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or any other court in which such action was brought determines such person is fairly and reasonably entitled to indemnity for such expenses.

Our certificate of incorporation and bylaws provide that we will indemnify our directors, officers, employees and agents to the extent and in the manner permitted by the provisions of the General Corporation Law of the State of Delaware, as amended from time to time, subject to any permissible expansion or limitation of such indemnification, as may be set forth in any stockholders’ or directors’ resolution or by contract. Any repeal or modification of these provisions approved by our stockholders will be prospective only and will not adversely affect any limitation on the liability of any of our directors or officers existing as of the time of such repeal or modification.

We are also permitted to apply for insurance on behalf of any director, officer, employee or other agent for liability arising out of his actions, whether or not the General Corporation Law of the State of Delaware would permit indemnification.

Part II-1

Item 15. Recent Sales of Unregistered Securities.

The share and per share amounts set forth below reflect the one-for-four reverse stock split of our common stock that occurred on December 21, 2012.

On March 31, 2011, pursuant to a share exchange agreement, we issued 11,617,976 shares of common stock to certain shareholders of InspireMD Ltd. in exchange for 91.7% of the issued and outstanding capital stock of InspireMD Ltd. Separately, we issued 1,048,689 shares of common stock to the remaining shareholders of InspireMD Ltd. in exchange for the remaining 8.3% of the issued and outstanding capital stock of InspireMD Ltd. In addition, in connection with the share exchange agreement, we (i) assumed three year warrants to purchase up to 125,000 ordinary shares of InspireMD Ltd. at an exercise price of $10 per share that were converted into newly issued warrants to purchase up to 253,625 shares of our common stock at an exercise price of $4.92 per share and (ii) options to purchase up to 937,256 ordinary shares of InspireMD Ltd. with a weighted average exercise price of $4.35 that were converted into options to purchase up to 1,901,692 shares of our common stock with a weighted average exercise price of $2.16 per share. The securities issued in the above described transactions were not registered under the Securities Act of 1933, as amended, or the securities laws of any state, and were offered and sold pursuant to the exemption from registration under the Securities Act of 1933, as amended, provided by either Regulation S under the Securities Act of 1933, as amended, or Section 4(2) and Regulation D (Rule 506) under the Securities Act of 1933, as amended. Each of the shareholders of InspireMD Ltd. who received shares of our common stock in the above described share exchange transactions were either accredited investors (as defined by Rule 501 under the Securities Act of 1933, as amended) or not a “U.S. person” (as that term is defined in Rule 902 of Regulation S) at the time of the share exchange transactions.

On March 31, 2011, we entered into a securities purchase agreement with 30 accredited investors (as defined by Rule 501 under the Securities Act of 1933, as amended), pursuant to which we issued 1,613,501 shares of common stock and five-year warrants to purchase up to 806,750 shares of common stock at an exercise price of $7.20 per share for aggregate cash proceeds of $9,013,404 and the cancellation of $667,596 of indebtedness held by investors. The securities sold in this offering were not registered under the Securities Act of 1933, as amended, or the securities laws of any state, and were offered and sold in reliance on the exemption from registration under the Securities Act of 1933, as amended, provided by Section 4(2) and Regulation D (Rule 506) under the Securities Act of 1933, as amended. On January 9, 2013, as a penalty for failure to effect the listing of our common stock on a national securities exchange by December 31, 2012, we issued, for no additional consideration, an aggregate of 178,029 additional shares of our common stock to such investors.

On March 31, 2011, upon the consummation of the above described private placement, we issued a five-year warrant to purchase up to 93,435 shares of common stock at an exercise price of $7.20 per share, to Palladium Capital Advisors, LLC, our placement agent in the private placement. The warrant was not registered under the Securities Act of 1933, as amended, or the securities laws of any state, and was offered and sold in reliance on the exemption from registration afforded by Section 4(2) and Regulation D (Rule 506) under the Securities Act of 1933, as amended, and corresponding provisions of state securities laws, which exempt transactions by an issuer not involving a public offering. Palladium Capital Advisors, LLC was an accredited investor (as defined by Rule 501 under the Securities Act of 1933, as amended) at the time of the private placement.

On March 31, 2011, for work performed in connection with the share exchange transactions and as bonus compensation, we issued Craig Shore, our chief financial officer, secretary and treasurer, a five-year warrant to purchase up to 750 shares of common stock at an exercise price of $7.20 per share. The warrant was not registered under the Securities Act of 1933, as amended, or the securities laws of any state, and was offered and sold in reliance on the exemption from registration afforded by Section 4(2) and Regulation D (Rule 506) under the Securities Act of 1933, as amended, and corresponding provisions of state securities laws, which exempt transactions by an issuer not involving a public offering. Craig Shore was an accredited investor (as defined by Rule 501 under the Securities Act of 1933, as amended) at the time of the issuance of the warrant.

On March 31, 2011, upon the consummation of the private placement, we issued a five-year warrant to purchase up to 1,667 shares of common stock at an exercise price of $7.20 per share, to Hermitage Capital

Part II-2

Management, a consultant. The warrant was not registered under the Securities Act of 1933, as amended, or the securities laws of any state, and was offered and sold in reliance on the exemption from registration afforded by Section 4(2) under the Securities Act of 1933, as amended, and corresponding provisions of state securities laws, which exempt transactions by an issuer not involving a public offering.

In consideration for financial consulting services, we issued to The Benchmark Company, LLC, a consultant, a five-year warrant to purchase up to 12,500 shares of common stock at an exercise price of $6.00 per share. The warrant was not registered under the Securities Act of 1933, as amended, or the securities laws of any state, and was offered and sold in reliance on the exemption from registration afforded by Section 4(2) and Regulation D (Rule 506) under the Securities Act of 1933, as amended, and corresponding provisions of state securities laws, which exempt transactions by an issuer not involving a public offering.

On March 31, 2011, we issued five-year warrants to purchase up to an aggregate of 625,000 shares of common stock at an exercise price of $6.00 per share, to Endicott Management Partners, LLC, The Corbran LLC and David Stefansky, in consideration for consulting services. Pursuant to an agreement with us, of the total number of warrants issued, warrants to purchase 208,125 shares of common stock were placed in escrow, with the release of such warrants subject to the fulfillment or waiver of certain conditions. On November 16, 2011, our board of directors approved the release of all of the warrants held in escrow. The warrants were not registered under the Securities Act of 1933, as amended, or the securities laws of any state, and were offered and sold in reliance on the exemption from registration afforded by Section 4(2) and Regulation D (Rule 506) under the Securities Act of 1933, as amended, and corresponding provisions of state securities laws, which exempt transactions by an issuer not involving a public offering. Each of Endicott Management Partners, LLC, The Corbran LLC and David Stefansky was an accredited investor (as defined by Rule 501 under the Securities Act of 1933, as amended) at the time of the issuance of the warrant.

On April 18, 2011, we consummated a private placement with an investor pursuant to which we sold 166,667 shares of our common stock and a five-year warrant to purchase up to 83,333 shares of common stock at an exercise price of $7.20 per share for aggregate cash proceeds of $1,000,000. The securities sold in this offering were not registered under the Securities Act of 1933, as amended, or the securities laws of any state, and were offered and sold in reliance on the exemption from registration under the Securities Act of 1933, as amended, provided by Section 4(2) and Regulation D (Rule 506) under the Securities Act of 1933, as amended. This investor was an accredited investor (as defined by Rule 501 under the Securities Act of 1933, as amended) at the time of the private placement.

On April 18, 2011, we consummated a private placement with 2 accredited investors (as defined by Rule 501 under the Securities Act of 1933, as amended), pursuant to which we sold 70,833 shares of our common stock and a five-year warrant to purchase 35,417 shares of our common stock at an exercise price of $7.20 per share, for aggregate cash proceeds of $425,000. The securities sold in this offering were not registered under the Securities Act of 1933, as amended, or the securities laws of any state, and were offered and sold in reliance on the exemption from registration under the Securities Act of 1933, as amended, provided by Section 4(2) and Regulation D (Rule 506) under the Securities Act of 1933, as amended.

On April 18, 2011, upon the consummation of the above described April 18, 2011 private placements, we issued a five-year warrant to purchase up to 14,250 shares of common stock at an exercise price of $7.20 per share to Palladium Capital Advisors, LLC, our placement agent in the April 18, 2011 private placements. The warrant was not registered under the Securities Act of 1933, as amended, or the securities laws of any state, and was offered and sold in reliance on the exemption from registration afforded by Section 4(2) and Regulation D (Rule 506) under the Securities Act of 1933, as amended, and corresponding provisions of state securities laws, which exempt transactions by an issuer not involving a public offering. Palladium Capital Advisors, LLC was an accredited investor (as defined by Rule 501 under the Securities Act of 1933, as amended) at the time of the private placement.

On April 21, 2011, we consummated a private placement with Mr. Reinder Hogeboom pursuant to which we sold 8,333 shares of our common stock and a five-year warrant to purchase 4,167 shares of our common stock at an exercise price of $7.20 per share, for aggregate cash proceeds of $50,000. The securities sold in this offering were not registered under the Securities Act of 1933, as amended, or the securities laws of any state, and were offered and sold in reliance on the exemption from registration under the Securities Act of

Part II-3

1933, as amended, provided by Regulation S under the Securities Act of 1933, as amended. Reinder Hogeboom was not a “U.S. person” (as that term is defined in Rule 902 of Regulation S) at the time of the private placement.

On January 4, 2011, we entered into a convertible loan agreement with our distributer in Israel, in the amount of $100,000. On June 1, 2011, we issued 20,290 shares of common stock to the lender upon conversion of the note. These securities were not registered under the Securities Act of 1933, as amended, or the securities laws of any state, and were offered and sold in reliance on the exemption from registration under the Securities Act of 1933, as amended, provided by Regulation S under the Securities Act of 1933, as amended. The lender was not a “U.S. person” (as that term is defined in Rule 902 of Regulation S) at the time of the issuance.

On April 5, 2012, we issued senior secured convertible debentures in the original aggregate principal amount of $11,702,128 and five-year warrants to purchase an aggregate of 835,866 shares of our common stock at an exercise price of $7.20 per share to certain accredited investors in a private placement transaction. The securities sold in this offering were not registered under the Securities Act of 1933, as amended, or the securities laws of any state, and were offered and sold in reliance on the exemption from registration under the Securities Act of 1933, as amended, provided by Section 4(2) and Regulation D (Rule 506) under the Securities Act of 1933, as amended.

As consideration for serving as our placement agents in connection with certain private placements, on April 5, 2012 we issued Palladium Capital Advisors, LLC a five-year warrant to purchase up to 39,894 shares of common stock at an exercise price of $7.20 per share, Oppenheimer & Co. Inc. a five-year warrant to purchase up to 28,268 shares of common stock at an exercise price of $7.20 per share and JMP Securities LLC a five-year warrant to purchase up to 9,917 shares of common stock at an exercise price of $7.20 per share. These warrants were not registered under the Securities Act of 1933, as amended, or the securities laws of any state, and were offered and sold in reliance on the exemption from registration afforded by Section 4(2) and Regulation D (Rule 506) under the Securities Act of 1933, as amended, and corresponding provisions of state securities laws, which exempt transactions by an issuer not involving a public offering. Each of Palladium Capital Advisors, LLC, Oppenheimer & Co. Inc. and JMP Securities LLC was an accredited investor (as defined by Rule 501 under the Securities Act of 1933, as amended) at the time of the private placement.

On August 1, 2012, we issued options to purchase 50,000 shares of our common stock to Redington, Inc., as consideration for investor relations services. The securities issued to Redington, Inc. were not registered under the Securities Act of 1933, as amended, or the securities laws of any state, and were offered and sold in reliance on the exemption from registration under the Securities Act of 1933, as amended, provided by Section 4(2) and Regulation D (Rule 506) under the Securities Act of 1933, as amended.

On September 14, 2012, PI Financial Corp. exercised warrants to purchase 36,375 shares of our common stock for aggregate consideration of $178,965. On September 17, 2012, PI Financial Corp. exercised warrants to purchase 6,125 shares of our common stock for aggregate consideration of $30,135. On September 20, 2012, PI Financial Corp. exercised warrants to purchase 15,000 shares of our common stock for aggregate consideration of $73,800. On September 24, 2012, PI Financial Corp. exercised warrants to purchase 15,000 shares of our common stock for aggregate consideration of $79,950.00. On October 1, 2012, PI Financial Corp. exercised warrants to purchase 10,175 shares of our common stock for aggregate consideration of $50,061.00. On October 5, 2012, PI Financial Corp. exercised warrants to purchase 32,500 shares of our common stock for aggregate consideration of $159,900.00. On October 10, 2012, PI Financial Corp. exercised warrants to purchase 48,821 shares of our common stock for aggregate consideration of $240,196.86. On October 19, 2012, PI Financial Corp. exercised warrants to purchase 19,000 shares of our common stock for aggregate consideration of $93,480. On October 25, 2012, PI Financial Corp. exercised warrants to purchase 2,107 shares of our common stock for aggregate consideration of $10,364. These shares of common stock were not registered under the Securities Act of 1933, as amended, or the securities laws of any state, and were offered and sold in reliance on the exemption from registration under the Securities Act of 1933, as amended, provided by Section 4(2) and Regulation D (Rule 506) under the Securities Act of 1933, as amended.

Part II-4

On October 22, 2012, we, InspireMD Ltd. and Svelte Medical Systems Inc. entered into the First Amendment to License Agreement, which amended that certain License Agreement between InspireMD Ltd. and Svelte dated March 19, 2010, as supplemented by that certain letter dated March 15, 2011, pursuant to which, amongst other things, Svelte Medical Systems Inc. agreed to reduce the royalty owed to Svelte Medical Systems Inc. for sales of our MGuard Prime, which uses Svelte Medical Systems Inc.’s Svelte helical stent from 7% of net sales of MGuard Prime outside of the United States and 7% of the first $10,000,000 of net sales in the United States and 10% of net sales in the United States above $10,000,000 to 2.9% of all net sales both inside and outside the United States in exchange for (i) InspireMD Ltd. waiving $85,000 in regulatory fees for the CE Mark that are owed by Svelte Medical Systems Inc. to InspireMD Ltd., (ii) InspireMD Ltd. making full payment of all presently owed royalties in the amount of $205,587 due to Svelte Medical Systems Inc. as of September 30, 2012 and (iii) $1,763,000, payable in 215,000 shares of our common stock, that were valued at the closing price of our common stock on October 19, 2012, or $8.20 per share. The shares issued to Svelte Medical Systems Inc. under this First Amendment of License Agreement were not registered under the Securities Act of 1933, as amended, or the securities laws of any state, and were offered and sold in reliance on the exemption from registration afforded by Section 4(2) and Regulation D (Rule 506) under the Securities Act of 1933, as amended, and corresponding provisions of state securities laws, which exempt transactions by an issuer not involving a public offering. Svelte Medical Systems Inc. was an accredited investor (as defined by Rule 501 under the Securities Act of 1933, as amended) at the time the shares were offered and issued to Svelte Medical Systems Inc.

On January 3, 2013, in accordance with his employment agreement, we granted Mr. Milinazzo a nonqualified stock option to purchase 525,927 shares of common stock, an incentive stock option to purchase 74,073 shares of common stock and 400,000 shares of restricted stock. The securities issued to Mr. Milinazzo were not registered under the Securities Act of 1933, as amended, or the securities laws of any state, and were offered and sold in reliance on the exemption from registration under the Securities Act of 1933, as amended, provided by Section 4(2) and Regulation D (Rule 506) under the Securities Act of 1933, as amended.

Part II-5

Item 16. Exhibits and Financial Statement Schedules.

Exhibit No.	Description
1.1+	Form of Underwriting Agreement
2.1	Share Exchange Agreement, dated as of December 29, 2010, by and among InspireMD Ltd., Saguaro Resources, Inc., and the Shareholders of InspireMD Ltd. that are signatory thereto (incorporated by reference to Exhibit 10.1 to Saguaro Resources, Inc. Current Report on Form 8-K filed with the Securities and Exchange Commission on January 5, 2011)
2.2	Amendment to Share Exchange Agreement, dated February 24, 2011 (incorporated by reference to Exhibit 2.2 to Current Report on Form 8-K filed with the Securities and Exchange Commission on April 6, 2011)
2.3	Second Amendment to Share Exchange Agreement, dated March 25, 2011 (incorporated by reference to Exhibit 2.3 to Current Report on Form 8-K filed with the Securities and Exchange Commission on April 6, 2011)
3.1	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to Current Report on Form 8-K filed with the Securities and Exchange Commission on April 1, 2011)
3.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to Current Report on Form 8-K filed with the Securities and Exchange Commission on April 1, 2011)
3.3	Certificate of Amendment to Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to Current Report on Form 8-K filed with the Securities and Exchange Commission on December 21, 2012)
4.1*	Form of Common Stock Certificate.
5.1*	Opinion of Haynes and Boone, LLP.
10.1	Amended and Restated 2011 Umbrella Option Plan (incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed with the Securities and Exchange Commission on November 4, 2011)
10.2	Form of Stock Option Award Agreement (incorporated by reference to Exhibit 10.2 to Current Report on Form 8-K filed with the Securities and Exchange Commission on April 6, 2011)
10.3	Agreement of Conveyance, Transfer and Assignment of Assets and Assumption of Obligations, dated as of March 31, 2011 (incorporated by reference to Exhibit 10.3 to Current Report on Form 8-K filed with the Securities and Exchange Commission on April 6, 2011)
10.4	Stock Purchase Agreement, by and between InspireMD, Inc. and Lynn Briggs, dated as of March 31, 2011 (incorporated by reference to Exhibit 10.4 to Current Report on Form 8-K filed with the Securities and Exchange Commission on April 6, 2011)
10.5	Securities Purchase Agreement, dated as of March 31, 2011, by and among InspireMD, Inc. and certain purchasers set forth therein (incorporated by reference to Exhibit 10.5 to Amendment No. 1 to Registration Statement on Form S-1 filed with the Securities and Exchange Commission on August 26, 2011)
10.6	Form of $7.20 Warrant (incorporated by reference to Exhibit 10.6 to Current Report on Form 8-K filed with the Securities and Exchange Commission on April 6, 2011)
10.7	Form of $4.92 Warrant (incorporated by reference to Exhibit 10.7 to Current Report on Form 8-K filed with the Securities and Exchange Commission on April 6, 2011)
10.8	$1,250,000 Convertible Debenture, dated July 20, 2010, by and between InspireMD Ltd. and Genesis Asset Opportunity Fund, L.P. (incorporated by reference to Exhibit 10.8 to Current Report on Form 8-K filed with the Securities and Exchange Commission on April 6, 2011)

Part II-6

Exhibit No.	Description
10.9	Unprotected Leasing Agreement, dated February 22, 2007, by and between Block 7093 Parcel 162 Company Ltd. Private Company 510583156 and InspireMD Ltd. (incorporated by reference to Exhibit 10.9 to Current Report on Form 8-K filed with the Securities and Exchange Commission on April 6, 2011)
10.10	Securities Purchase Agreement, dated as of July 22, 2010, by and among InspireMD Ltd. and certain purchasers set forth therein (incorporated by reference to Exhibit 10.10 to Amendment No. 1 to Registration Statement on Form S-1 filed with the Securities and Exchange Commission on August 26, 2011)
10.11	Manufacturing Agreement, by and between InspireMD Ltd. and QualiMed Innovative Medizinprodukte GmbH, dated as of September 11, 2007 (incorporated by reference to Exhibit 10.11 to Amendment No. 1 to Registration Statement on Form S-1 filed with the Securities and Exchange Commission on August 26, 2011)
10.12	Development Agreement, by and between InspireMD Ltd. and QualiMed Innovative Medizinprodukte GmbH, dated as of January 15, 2007 (incorporated by reference to Exhibit 10.12 to Amendment No. 1 to Registration Statement on Form S-1 filed with the Securities and Exchange Commission on August 26, 2011)
10.13	License Agreement, by and between Svelte Medical Systems, Inc. and InspireMD Ltd., dated as of March 19, 2010 (incorporated by reference to Exhibit 10.5 to Amendment No. 1 to Registration Statement on Form S-1 filed with the Securities and Exchange Commission on August 26, 2011)
10.14	Agreement, by and between InspireMD Ltd. and Ofir Paz, dated as of April 1, 2005 (incorporated by reference to Exhibit 10.14 to Current Report on Form 8-K filed with the Securities and Exchange Commission on April 6, 2011)
10.15	Amendment to the Employment Agreement, by and between InspireMD Ltd. and Ofir Paz, dated as of October 1, 2008 (incorporated by reference to Exhibit 10.15 to Current Report on Form 8-K filed with the Securities and Exchange Commission on April 6, 2011)
10.16	Second Amendment to the Employment Agreement, by and between InspireMD Ltd. and Ofir Paz, dated as of March 28, 2011 (incorporated by reference to Exhibit 10.16 to Current Report on Form 8-K filed with the Securities and Exchange Commission on April 6, 2011)
10.17	Personal Employment Agreement, by and between InspireMD Ltd. and Asher Holzer, Ph.D., dated as of April 1, 2005 (incorporated by reference to Exhibit 10.17 to Current Report on Form 8-K filed with the Securities and Exchange Commission on April 6, 2011)
10.18	Amendment to the Employment Agreement, by and between InspireMD Ltd. and Asher Holzer, Ph.D., dated as of March 28, 2011 (incorporated by reference to Exhibit 10.18 to Current Report on Form 8-K filed with the Securities and Exchange Commission on April 6, 2011)
10.19	Personal Employment Agreement, by and between InspireMD Ltd. and Eli Bar, dated as of June 26, 2005 (incorporated by reference to Exhibit 10.19 to Current Report on Form 8-K filed with the Securities and Exchange Commission on April 6, 2011)
10.20	Employment Agreement, by and between InspireMD Ltd. and Bary Oren, dated as of August 25, 2009 (incorporated by reference to Exhibit 10.20 to Current Report on Form 8-K filed with the Securities and Exchange Commission on April 6, 2011)
10.21	Employment Agreement, by and between InspireMD Ltd. and Craig Shore, dated as of November 28, 2010 (incorporated by reference to Exhibit 10.21 to Current Report on Form 8-K filed with the Securities and Exchange Commission on April 6, 2011)
10.22	Form of Indemnity Agreement between InspireMD, Inc. and each of the directors and executive officers thereof (incorporated by reference to Exhibit 10.22 to Amendment No. 1 to Registration Statement on Form S-1 filed with the Securities and Exchange Commission on August 26, 2011)

Part II-7

Exhibit No.	Description
10.23	Agreement with Bank Mizrahi Tefahot LTD. for a loan to InspireMD Ltd. in the original principal amount of $750,000, dated January 27, 2009 (incorporated by reference to Exhibit 10.23 to Current Report on Form 8-K filed with the Securities and Exchange Commission on April 6, 2011)
10.24	Securities Purchase Agreement, dated as of April 18, 2011, by and among InspireMD, Inc. and certain purchasers set forth therein (incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed with the Securities and Exchange Commission on April 22, 2011)
10.25	Form of Warrant (incorporated by reference to Exhibit 10.2 to Current Report on Form 8-K filed with the Securities and Exchange Commission on April 22, 2011)
10.26	Agreement by and between InspireMD Ltd. and MeKo Laser Material Processing, dated as of April 15, 2010 (incorporated by reference to Exhibit 10.26 to Amendment No. 1 to Registration Statement on Form S-1 filed with the Securities and Exchange Commission on August 26, 2011)
10.27	Agreement by and between InspireMD Ltd. and Natec Medical Ltd, dated as of September 23, 2009 (incorporated by reference to Exhibit 10.27 to Amendment No. 1 to Registration Statement on Form S-1 filed with the Securities and Exchange Commission on August 26, 2011)
10.28	Exclusive Distribution Agreement by and between InspireMD Ltd. and Hand-Prod Sp. Z o.o, dated as of December 10, 2007 (incorporated by reference to Exhibit 10.28 to Amendment No. 3 to Registration Statement on Form S-1 filed with the Securities and Exchange Commission on October 12, 2011)
10.29	Factoring Agreement by and between InspireMD Ltd. and Bank Mizrahi Tefahot Ltd., dated as of February 22, 2011 (incorporated by reference to Exhibit 10.29 to Amendment No. 1 to Registration Statement on Form S-1 filed with the Securities and Exchange Commission on August 26, 2011)
10.30	$6.00 Nonqualified Stock Option Agreement, dated as of July 11, 2011, by and between InspireMD, Inc. and Sol J. Barer, Ph.D. (Incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed with the Securities and Exchange Commission on July 15, 2011)
10.31	Consultancy Agreement, dated as of April 1, 2011, by and between InspireMD Ltd. and Ofir Paz (incorporated by reference to Exhibit 10.34 to Amendment No. 2 to Registration Statement on Form S-1 filed with the Securities and Exchange Commission on September 21, 2011)
10.32	Consultancy Agreement, dated as of April 29, 2011, by and between InspireMD Ltd. and Asher Holzer, Ph.D. (incorporated by reference to Exhibit 10.35 to Amendment No. 2 to Registration Statement on Form S-1 filed with the Securities and Exchange Commission on September 21, 2011)
10.33	Exclusive Distribution Agreement by and between InspireMD GmbH. and IZASA Distribuciones Tecnicas SA, dated as of May 20, 2009 (incorporated by reference to Exhibit 10.36 to Amendment No. 3 to Registration Statement on Form S-1 filed with the Securities and Exchange Commission on October 12, 2011)
10.34	Amendment to the Distribution Agreement by and between InspireMD GmbH. and IZASA Distribuciones Tecnicas SA, dated as of February 2011 (incorporated by reference to Exhibit 10.37 to Amendment No. 3 to Registration Statement on Form S-1 filed with the Securities and Exchange Commission on October 12, 2011)
10.35	Exclusive Distribution Agreement by and between InspireMD Ltd. and Tzamal-Jacobsohn Ltd., dated as of December 24, 2008 (incorporated by reference to Exhibit 10.38 to Amendment No. 3 to Registration Statement on Form S-1 filed with the Securities and Exchange Commission on October 12, 2011)

Part II-8

Exhibit No.	Description
10.36	Exclusive Distribution Agreement by and between InspireMD Ltd. and Kirloskar Technologies (P) Ltd., dated as of May 13, 2010 (incorporated by reference to Exhibit 10.39 to Amendment No. 3 to Registration Statement on Form S-1 filed with the Securities and Exchange Commission on October 12, 2011)
10.37	Consultancy Agreement by and between InspireMD Ltd. and Sara Paz, dated as of May 6, 2008 (incorporated by reference to Exhibit 10.40 to Amendment No. 3 to Registration Statement on Form S-1 filed with the Securities and Exchange Commission on October 12, 2011)
10.38	Consultancy Agreement by and between InspireMD Ltd. and Sara Paz Management and Marketing Ltd., dated as of September 1, 2011 (incorporated by reference to Exhibit 10.41 to Amendment No. 3 to Registration Statement on Form S-1 filed with the Securities and Exchange Commission on October 12, 2011)
10.39	Clinical Trial Services Agreement, dated as of October 4, 2011, by and between InspireMD Ltd. and Harvard Clinical Research Institute, Inc. (Incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed with the Securities and Exchange Commission on October 11, 2011)
10.40	Letter Agreement by and between InspireMD Ltd. and Tzamal-Jacobsohn Ltd., dated as of May 9, 2011 (incorporated by reference to Exhibit 10.43 to Amendment No. 4 to Registration Statement on Form S-1 filed with the Securities and Exchange Commission on December 1, 2011)
10.41	Stock Award Agreement, dated as of November 16, 2011, by and between InspireMD, Inc. and Sol J. Barer, Ph.D. (Incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed with the Securities and Exchange Commission on November 18, 2011)
10.42	Nonqualified Stock Option Agreement, dated as of November 16, 2011, by and between InspireMD, Inc. and Sol J. Barer, Ph.D. (Incorporated by reference to Exhibit 10.2 to Current Report on Form 8-K filed with the Securities and Exchange Commission on November 18, 2011)
10.43	Amendment No. 1 to Securities Purchase Agreement, dated as of June 21, 2011, by and among InspireMD, Inc. and the purchasers that are signatory thereto (incorporated by reference to Exhibit 10.43 to Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 13, 2012)
10.44	Amendment No. 2 to Securities Purchase Agreement, dated as of November 14, 2011, by and among InspireMD, Inc. and the purchasers that are signatory thereto (incorporated by reference to Exhibit 10.44 to Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 13, 2012)
10.45	Consultancy Agreement, dated March 27, 2012, by and between InspireMD Ltd. and Robert Ratini (incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed with the Securities and Exchange Commission on April 2, 2012)
10.46	Securities Purchase Agreement, dated April 5, 2012, by and between InspireMD, Inc. and certain purchasers set forth therein (incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed with the Securities and Exchange Commission on April 6, 2012)
10.47	Form of Senior Secured Convertible Note issued April 5, 2012 (incorporated by reference to Exhibit 10.2 to Current Report on Form 8-K filed with the Securities and Exchange Commission on April 6, 2012)
10.48	Form of April 2012 $1.80 Warrant (incorporated by reference to Exhibit 10.3 to Current Report on Form 8-K filed with the Securities and Exchange Commission on April 6, 2012)
10.49	Registration Rights Agreement, dated April 5, 2012, by and between InspireMD, Inc. and the purchasers set forth therein (incorporated by reference to Exhibit 10.4 to Current Report on Form 8-K filed with the Securities and Exchange Commission on April 6, 2012)

Part II-9

Exhibit No.	Description
10.50	Security Agreement, dated April 5, 2012, by and between InspireMD, Inc., InspireMD Ltd., Inspire MD GmbH and certain purchasers set forth therein (incorporated by reference to Exhibit 10.5 to Current Report on Form 8-K filed with the Securities and Exchange Commission on April 6, 2012)
10.51	Intellectual Property Security Agreement, dated April 5, 2012, by and between InspireMD, Inc., InspireMD Ltd., Inspire MD GmbH and certain purchasers set forth therein (incorporated by reference to Exhibit 10.6 to Current Report on Form 8-K filed with the Securities and Exchange Commission on April 6, 2012)
10.52	Deposit Account Control Agreement, dated April 5, 2012, among InspireMD, Inc., Bank Leumi USA and certain purchasers set forth therein (incorporated by reference to Exhibit 10.7 to Current Report on Form 8-K filed with the Securities and Exchange Commission on April 6, 2012)
10.53	Subsidiary Guarantee, dated April 5, 2012, by InspireMD Ltd. and Inspire MD GmbH, in favor of certain purchasers set forth therein (incorporated by reference to Exhibit 10.8 to Current Report on Form 8-K filed with the Securities and Exchange Commission on April 6, 2012)
10.54	Fixed and Floating Charge Debenture, dated April 5, 2012, by and between InspireMD Ltd. and certain purchasers set forth therein (incorporated by reference to Exhibit 10.9 to Current Report on Form 8-K filed with the Securities and Exchange Commission on April 6, 2012)
10.55	Form of Lock-Up Agreement (incorporated by reference to Exhibit 10.10 to Current Report on Form 8-K filed with the Securities and Exchange Commission on April 6, 2012)
10.56	Consulting Agreement, dated as of June 1, 2012, by and between InspireMD, Inc. and Asher Holzer, Ph.D. (incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed with the Securities and Exchange Commission on June 5, 2012)
10.57	Separation Agreement and Release, made as of June 1, 2012, by and between InspireMD Ltd., OSH-IL, the Israeli Society of Occupational Health and Safety Ltd., Company No. 513308247 and Asher Holzer, Ph.D. (incorporated by reference to Exhibit 10.2 to Current Report on Form 8-K filed with the Securities and Exchange Commission on June 5, 2012)
10.58	Mutual Waiver and Release, dated as of July 22, 2012, by and between InspireMD Ltd. and Hand-Prod Sp. Z o.o. (incorporated by reference to Exhibit 10.58 to Transition Report on Form 10-K/T filed with the Securities and Exchange Commission on September 11, 2012)
10.59	Exclusive Distribution Agreement, dated as of August 1, 2007, by and between InspireMD Ltd. and Kardia Srl. (incorporated by reference to Exhibit 10.59 to Transition Report on Form 10-K/T filed with the Securities and Exchange Commission on September 11, 2012)
10.60	Addendum to the Distribution Agreement, dated as of January 18, 2011, by and between InspireMD Ltd. and Kardia Srl. (incorporated by reference to Exhibit 10.60 to Transition Report on Form 10-K/T filed with the Securities and Exchange Commission on September 11, 2012)
10.61	Exclusive Distribution Agreement, dated as of May 13, 2010, by and between InspireMD Ltd. and Euromed Deutschland GmbH (incorporated by reference to Exhibit 10.61 to Transition Report on Form 10-K/T filed with the Securities and Exchange Commission on September 11, 2012)
10.62	Exclusive Distribution Agreement, dated as of May 26, 2011, by and between InspireMD Ltd. and Bosti Trading Ltd. (incorporated by reference to Exhibit 10.62 to Transition Report on Form 10-K/T filed with the Securities and Exchange Commission on September 11, 2012)
10.63	Addendum to the Distribution Agreement, dated as of August 29, 2011, by and between InspireMD Ltd. and Bosti Trading Ltd. (incorporated by reference to Exhibit 10.63 to Transition Report on Form 10-K/T filed with the Securities and Exchange Commission on September 11, 2012)

Part II-10

Exhibit No.	Description
10.64	Omnibus Debenture Amendment, dated May 31, 2012, by and between InspireMD, Inc. and the debenture holders set forth therein (incorporated by reference to Exhibit 10.64 to Transition Report on Form 10-K/T filed with the Securities and Exchange Commission on September 11, 2012)
10.65	Amendment No. 1 to Registration Rights Agreement, dated May 31, 2012, by and between InspireMD, Inc. and the purchasers set forth therein (incorporated by reference to Exhibit 10.65 to Transition Report on Form 10-K/T filed with the Securities and Exchange Commission on September 11, 2012)
10.66	Consultancy Agreement, dated March 27, 2012, by and between InspireMD Ltd. and Robert Ratini (incorporated by reference to Exhibit 10.66 to Registration Statement on Form S-1 filed with the Securities and Exchange Commission on September 24, 2012)
10.67	First Amendment to License Agreement, dated October 20, 2012, by and among Svelte Medical Systems, Inc., InspireMD, Inc. and InspireMD Ltd. (incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed with the Securities and Exchange Commission on October 23, 2012)
10.68	Exclusive Distribution Agreement, dated June 7, 2010, by and between InspireMD Ltd. and Tau Medical Supplies (incorporated by reference to Exhibit 10.68 to Amendment No. 2 to Registration Statement on Form S-1 filed with the Securities and Exchange Commission on November 9, 2012)
10.69	Second Amendment to the InspireMD, Inc. Amended and Restated 2011 UMBRELLA Option Plan (incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed with the Securities and Exchange Commission on December 26, 2012)
10.70	Employment Agreement, dated January 3, 2013, by and between InspireMD, Inc. and Alan Milinazzo (incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed with the Securities and Exchange Commission on January 9, 2013)
10.71	Nonqualified Stock Option Agreement, dated January 3, 2013, by and between InspireMD, Inc. and Alan Milinazzo (incorporated by reference to Exhibit 10.3 to Current Report on Form 8-K filed with the Securities and Exchange Commission on January 9, 2013)
10.72	Incentive Stock Option Agreement, dated January 3, 2013, by and between InspireMD, Inc. and Alan Milinazzo (incorporated by reference to Exhibit 10.4 to Current Report on Form 8-K filed with the Securities and Exchange Commission on January 9, 2013)
10.73	Restricted Stock Award Agreement, dated January 3, 2013, by and between InspireMD, Inc. and Alan Milinazzo (incorporated by reference to Exhibit 10.5 to Current Report on Form 8-K filed with the Securities and Exchange Commission on January 9, 2013)
10.74	Separation Agreement and Release, dated January 3, 2013, by and between InspireMD Ltd. and A.S. Paz Management and Investment Ltd., Company No. 514480433 (incorporated by reference to Exhibit 10.6 to Current Report on Form 8-K filed with the Securities and Exchange Commission on January 9, 2013)
21.1	List of Subsidiaries (incorporated by reference to Exhibit 21.1 to Current Report on Form 8-K filed with the Securities and Exchange Commission on April 6, 2011)
23.1*	Consent of Kesselman & Kesselman, Certified Public Accountants
23.2*	Consent of Haynes and Boone, LLP (included in Exhibit 5.1)
101.NS**	XBRL Instance Document
101.SCH**	XBRL Taxonomy Extension Schema Document
101.CAL**	XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF**	XBRL Taxonomy Extension Definition Linkbase Document
101.LAB**	XBRL Taxonomy Extension Label Linkbase Document

Part II-11

Exhibit No.	Description
101.PRE**	XBRL Taxonomy Extension Presentation Linkbase Document

*	Filed herewith.
**	Pursuant to Rule 406T of Regulation S-T, the Interactive Data Files on Exhibit 101 hereto are deemed furnished and not filed or part of a registration statement or prospectus for purposes of Sections 11 or 12 of the Securities Act of 1933, are deemed furnished and not filed for purposes of Section 18 of the Securities Exchange Act of 1934, and otherwise are not subject to liability under these sections.
+	To be filed by amendment.

Item 17. Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Part II-12

The undersigned registrant hereby undertakes that:

(1)  For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)  For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered, and the offering of these securities at that time shall be deemed to be the initial bona fide offering.

Part II-13

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tel Aviv, State of Israel on March 5, 2013.

InspireMD, Inc.

By:	/s/ Alan Milinazzo Name: Alan Milinazzo Title: President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that the undersigned officers and directors of InspireMD, Inc., a Delaware corporation that is filing a registration statement on Form S-1 with the Securities and Exchange Commission under the provisions of the Securities Act of 1933, as amended, hereby constitute and appoint Alan Milinazzo and Craig Shore their true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to the registration statement, including a post-effective amendment, and all other additional registration statements pursuant to Section 462(b) of the Securities Act of 1933, as amended, in connection therewith, with all exhibits thereto, to be filed with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all interests and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Alan Milinazzo Alan Milinazzo	President, Chief Executive Officer and Director (principal executive officer)	March 5, 2013
/s/ Craig Shore Craig Shore	Chief Financial Officer, Secretary and Treasurer (principal financial and accounting officer)	March 5, 2013
/s/ Sol J. Barer Sol J. Barer	Chairman of the Board of Directors	March 5, 2013
/s/ James Barry James Barry	Director	March 5, 2013
/s/ Michael Berman Michael Berman	Director	March 5, 2013
/s/ Asher Holzer Asher Holzer	Director	March 5, 2013
/s/ James J. Loughlin James J. Loughlin	Director	March 5, 2013
/s/ Ofir Paz Ofir Paz	Director	March 5, 2013
/s/ Paul Stuka Paul Stuka	Director	March 5, 2013
/s/ Eyal Weinstein Eyal Weinstein	Director	March 5, 2013

Part II-14